  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998.

                                                REGISTRATION NO. 333-61057
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        ZENITH ELECTRONICS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3651                   36-1996520
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF        CLASSIFICATION NUMBER)     IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                               ----------------

                             1000 MILWAUKEE AVENUE
                         GLENVIEW, ILLINOIS 60025-2493
                           TELEPHONE: (847) 391-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               EDWARD J. MCNULTY
                             1000 MILWAUKEE AVENUE
                         GLENVIEW, ILLINOIS 60025-2493
                           TELEPHONE: (847) 391-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           RICHARD F. VITKUS                    JAMES H.M. SPRAYREGEN
    ZENITH ELECTRONICS CORPORATION                KIRKLAND & ELLIS
         1000 MILWAUKEE AVENUE                 200 EAST RANDOLPH DRIVE
     GLENVIEW, ILLINOIS 60025-2493             CHICAGO, ILLINOIS 60601
            (847) 391-7000                         (312) 861-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1998

                            DISCLOSURE STATEMENT AND
                PROXY STATEMENT-PROSPECTUS FOR THE SOLICITATION
             OF VOTES FOR THE PREPACKAGED PLAN OF REORGANIZATION OF

                         ZENITH ELECTRONICS CORPORATION

  Zenith Electronics Corporation ("Zenith" or the "Company"), upon the terms and subject to the conditions set forth in this Disclosure Statement and Proxy Statement-Prospectus (the "Disclosure Statement") and the accompanying forms of Ballot or Master Ballot (each as defined herein), hereby solicits from each holder of Impaired Claims (as defined herein) as of the close of business on
            , 1998 (the "Voting Record Date") acceptance of a prepackaged plan of reorganization (the "Prepackaged Plan") under chapter 11 of Title 11 of the United States Code, as amended (the "Bankruptcy Code").

  The Prepackaged Plan provides, among other things, that as of the date the Prepackaged Plan becomes effective (the "Effective Date"), holders of the Company's 6 1/4% Convertible Subordinated Debentures due 2011 having an aggregate principal amount outstanding of $103.5 million (the "Old Subordinated Debentures"), issued under the Indenture dated as of April 1, 1986 between the Company and State Street Bank & Trust Company, as trustee (the "Old Subordinated Debenture Indenture"), shall receive a pro rata distribution of $40 million of new 6 1/4% Subordinated Debentures due 2010 (the "New Subordinated Debentures"). IN THE EVENT THAT HOLDERS OF THE OLD SUBORDINATED DEBENTURES DO NOT APPROVE THE PREPACKAGED PLAN, HOWEVER, THE PREPACKAGED PLAN PROVIDES FOR A "CRAM DOWN" MECHANISM WITH RESPECT TO THE CLASS (AS DEFINED HEREIN) COMPOSED OF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURES. IF SUCH A "CRAM DOWN" IS APPROVED BY THE BANKRUPTCY COURT, HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS WOULD RECEIVE NO DISTRIBUTION AND RETAIN NO PROPERTY. Confirmation of the Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code ("Confirmation") is subject to judicial approval of this solicitation and the terms of the Prepackaged Plan including, as necessary, under the "cram down" provisions of the Bankruptcy Code.

  In connection with the financial restructuring contemplated by the Prepackaged Plan (the "Financial Restructuring"), the Company expects to implement an operational restructuring plan (the "Operational Restructuring," and together with the Financial Restructuring, the "Restructuring") which is designed to leverage the Company's brand, distribution and technology strengths, and which includes reducing costs, outsourcing substantially all components and products, selling certain assets and capitalizing on the Company's patented digital television technologies, all as more fully described in this Disclosure Statement.

  The Company believes that confirmation of the Prepackaged Plan is necessary for successful implementation of the Operational Restructuring. There can be no assurance, however, that the Company will be able to consummate the Financial Restructuring or the Operational Restructuring. If the Prepackaged Plan is not confirmed, holders of claims (as defined in section 101(5) of the Bankruptcy
Code) ("Claims") against the Company would likely receive less than they would receive pursuant to the Prepackaged Plan and in the case of the holders of the Old Subordinated Debentures, would likely receive no distribution and retain no property. The holders of Equity Interests (as defined herein) would receive no distribution and retain no property under any circumstances. See "RISK
FACTORS."
                                                        (continued on next page)

                                  -----------

  THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 PM., NEW
YORK CITY TIME, ON                   , 1998, UNLESS EXTENDED.

                           THE SOLICITATION AGENT IS:

                         GEORGESON & COMPANY INC.

          THE DATE OF THIS DISCLOSURE STATEMENT IS            , 1998.

(cover page continued)

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH A VOTE ON THE PREPACKAGED PLAN, SEE "RISK FACTORS" BEGINNING ON PAGE 24. FOR AN INDEX TO THE CAPITALIZED TERMS DEFINED IN THIS PROXY STATEMENT-PROSPECTUS, SEE "INDEX TO DEFINED TERMS" BEGINNING ON PAGE 154.

  DURING THE PENDENCY OF THE BANKRUPTCY CASE THAT WILL BE FILED IN CONNECTION WITH THE RESTRUCTURING, THE COMPANY INTENDS TO OPERATE ITS BUSINESS IN THE ORDINARY COURSE AND TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF ITS GENERAL UNSECURED CREDITORS, INCLUDING ALL TRADE CREDITORS, CUSTOMERS, LESSORS AND EMPLOYEES FOR ALL AMOUNTS DUE PRIOR TO AND DURING THE BANKRUPTCY CASE.

  Pursuant to the Prepackaged Plan and the Restructuring Agreement, dated as of August 7, 1998 (as amended, the "Restructuring Agreement"), between the Company and LG Electronics Inc., a corporation organized under the laws of the Republic of Korea ("LGE"), LGE has agreed to restructure substantially all of its Claims against and all of its Equity Interests in the Company. The following chart summarizes the Claims projected to be held by LGE as of December 31, 1998.

                                                      CLASSIFICATION
                          PROJECTED AS OF                 UNDER
TYPE OF SUPPORT          DECEMBER 31, 1998              LGE CLAIMS
---------------          ----------------- ------------------------------------
LGE Demand Loan Claims:
 Direct secured loan to    $45.0 million   LGE Tranche B Claims (as defined
 Zenith (the "LGE Demand                   herein) to the extent (if any) that
 Loan Claims")                             the sum of (i) the first $50 million
                                           of LGE Reimbursement Claims, (ii)
                                           the first $140 million of LGE
                                           Extended Payables Claims and (iii)
                                           LGE Guarantee Fee Claims is less
                                           than $200 million. The balance will
                                           be classified as LGE Tranche A
                                           Claims (as defined herein).
LGE Reimbursement
Claims:
 Guarantees of Zenith's    $72.0 million   The first $50 million will be LGE
 obligations under                         Tranche B Claims with all excess
 unsecured demand note                     over $50 million classified as LGE
 financing transactions                    Tranche A Claims.
 with Bank of America,
 First National Bank of
 Chicago--NBD, Societe
 Generale, Seoul Branch
 and Credit Agricole
 Indosuez, Seoul Branch
 (the "Unsecured Bank
 Loans"). As of
 September 26, 1998, LGE
 had made payments under
 demands against
 guarantees on $72
 million of the
 Unsecured Bank Loans.
 Under the Reimbursement
 Agreement (as defined
 herein), the Company is
 obligated to LGE for
 these payments plus
 interest at a rate per
 annum equal to Bank of
 America National Trust
 and Savings
 Association's announced
 reference rate plus two
 percent (the "LGE
 Reimbursement Claims").
 As of September 26,
 1998 $1.28 million of
 such interest was
 accrued and unpaid.
 Under the Restructuring
 Agreement interest
 accrued through
 November is required to
 be paid on November 30,
 1998, and thereafter,
 interest is required to
 be paid monthly in
 arrears.

                                                      CLASSIFICATION
                          PROJECTED AS OF                 UNDER
TYPE OF SUPPORT          DECEMBER 31, 1998              LGE CLAIMS
---------------          ----------------- ------------------------------------
LGE Leveraged Lease
Claims:
 Guarantees of Zenith's   $ 90.1 million   LGE Tranche A Claims
 obligations under or
 related to leveraged
 leases with respect to
 equipment at its
 Melrose Park, Illinois
 plant (the "Leveraged
 Lease (Melrose Park)")
 and at its Reynosa,
 Mexico and Juarez,
 Mexico facilities (the
 "Leveraged Lease
 (Mexico)") and together
 with the Leveraged
 Lease (Melrose Park),
 the "Leveraged
 Leases"). On July 22,
 1998, LGE made payment
 under the guarantees of
 the Leveraged Leases in
 the amount of
 approximately $90.1
 million as the result
 of a demand made under
 the guarantees by the
 lessor. Under the
 Restructuring
 Agreement,
 approximately $8.0
 million of these Claims
 will be satisfied by
 LGE retaining title to
 certain equipment
 (collectively, the "LGE
 Leveraged Lease
 Claims"). Interest
 accrues on these claims
 at a rate per annum
 equal to LIBOR plus six
 and one-half percent.
 As of September 26,
 1998 $1.74 million of
 interest was accrued
 and unpaid with respect
 to these Claims. Under
 the Restructuring
 Agreement interest
 accrued through
 November is required to
 be paid on November 30,
 1998, and thereafter,
 interest is required to
 be paid monthly in
 arrears. A maximum of
 $2.6 million of such
 interest is required to
 be paid in cash, and
 any interest in excess
 of that amount will
 accrue and will be
 treated as additional
 LGE Tranche A Claims.
LGE Extended Payables
Claims:
 Vendor credit line for   $140.0 million   The first $140 million will be LGE
 Zenith's purchase of                      Tranche B Claims, with the excess,
 products from LGE (the                    if any, over $140 million classified
 "LGE Extended Payables                    as General Unsecured Claims
 Claims"). As of
 September 26, 1998, the
 outstanding balance on
 the vendor credit line
 was approximately $134
 million.
LGE Technical Services
Claims:
 Fees owed for certain    $ 10.5 million   LGE Tranche A Claims
 technical and other
 services (the "LGE
 Technical Services
 Claims")
LGE Guarantee Fee
Claims:
 Fees for the guarantees  $  1.6 million   LGE Tranche B Claims
 of the Unsecured Bank
 Loans (the "LGE
 Guarantee Fee Claims")

  Pursuant to the Restructuring Agreement, under the Prepackaged Plan, LGE will receive a promissory note issued by the Company (the "LGE New Restructured Senior Note"), the principal amount of which is projected to be approximately $118.8 million assuming an Effective Date of December 31, 1998, and certain property, plant and equipment owned by Zenith's subsidiaries located in Reynosa, Tamaulipas, Mexico (the "Reynosa Assets") having an appraised value of approximately $32.4 million in satisfaction of the following Claims against the Company held by LGE: (i) the LGE Leveraged Lease Claims, (ii) the LGE Technical Services Claims and (iii) that portion of the LGE Reimbursement Claims and the LGE Demand Loan Claims not classified as LGE Tranche B Claims (collectively, the "LGE Tranche A Claims"). The appraisals relating to the value of the Reynosa Assets should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report. If for any reason the Reynosa Assets are not transferred to LGE, LGE and Zenith expect to enter into a management or lease agreement on mutually satisfactory terms pursuant to which LGE will operate the Reynosa facility on behalf of, or lease the Reynosa facility from, the Company and the principal amount of the LGE New Restructured Senior Note would be increased by approximately $32.4 million (the amount of Claims that would have been exchanged for the Reynosa Assets).

  In addition, pursuant to the Restructuring Agreement and under the Prepackaged Plan, LGE will receive 1,000 shares of common stock, par value $0.01 per share (the "New Common Stock") of the reorganized corporation ("New Zenith"), representing 100% of the New Common Stock outstanding following the Effective Date, in satisfaction of $200 million of Claims held by LGE against the Company. The Claims held by LGE that will be converted into 100% of the New Common Stock are comprised of the following Claims, which will not exceed $200 million in the aggregate: (i) the LGE Extended Payables Claims, not to exceed $140 million; (ii) the LGE Reimbursement Claims, not to exceed $50 million; (iii) the LGE Guarantee Fee Claims; and (iv) the LGE Demand Loan Claims in an amount (if any) sufficient when aggregated with the amounts described in clauses (i) through (iii) to equal $200 million (collectively, the "LGE Tranche B Claims"). LGE Tranche A Claims and LGE Tranche B Claims are collectively referred to herein as the "LGE Claims."

  For a description of LGE's additional financial support and relationships with the Company, see "SPECIAL FACTORS--Events Leading to the Restructuring" and "CERTAIN TRANSACTIONS."

  Under the terms of the Prepackaged Plan, on the Effective Date, all of the shares of common stock, par value $1.00 per share, of the Company (the "Old Common Stock"), including the 38,155,000 shares of Old Common Stock (which represents approximately 56.5% of the Old Common Stock including vested but unexercised options) held by LGE and LG Semicon Co., Ltd. ("LG Semicon"), together with all outstanding options, warrants or rights to acquire shares of common stock (together with the Old Common Stock, "Equity Interests") will be cancelled and the holders thereof will receive no distribution and retain no property on account of such Equity Interests upon the occurrence of the Effective Date ("Consummation") of the Prepackaged Plan.

  The Company will not hold a creditors' or shareholders' meeting to vote on the Prepackaged Plan. Rather, the Company is soliciting acceptances of the Prepackaged Plan by means of Ballots and Master Ballots (the "Solicitation"). Any entity that is the beneficial owner of a Claim and is entitled to vote with respect to the Prepackaged Plan should complete, sign and return the applicable Ballot or Master Ballot in accordance with the instructions set forth in this Disclosure Statement. See "SOLICITATION; VOTING PROCEDURES."

  Under the Prepackaged Plan, all Claims and Equity Interests have been placed in various classes, based on the nature and priority of the Claim or Equity Interest. Each Class (as defined herein) is either impaired or unimpaired under the Prepackaged Plan. See "SUMMARY--The Prepackaged Plan" and "THE PREPACKAGED PLAN." Each Class of Unimpaired Claims is conclusively presumed to have accepted the Prepackaged Plan under the Bankruptcy Code. Accordingly, acceptances of the Prepackaged Plan are being solicited only from holders of Impaired Claims. A Class of Impaired Claims will have accepted the Prepackaged Plan if the Prepackaged Plan is accepted by creditors that hold at least two-thirds in dollar amount and a majority in number of the Claims of holders in that Class who cast Ballots or Master Ballots. Only those holders who vote to accept or reject the Prepackaged Plan will be counted for purposes of determining acceptance or rejection of the Prepackaged Plan. Therefore, the Prepackaged Plan could be accepted by any Class of Impaired Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of Claims in a Class. The Prepackaged Plan also provides that all of the Equity Interests of the Company, including the Old Common Stock (including those held by LGE and LG Semicon) will be cancelled. The holders of Equity Interests, including holders of Old Common Stock, will receive no distributions and retain no property pursuant to the Prepackaged Plan, and are therefore deemed to have rejected the Prepackaged Plan. The Bankruptcy Court may nevertheless confirm the Prepackaged Plan at the Company's request if at least one Class of Impaired Claims has accepted the Prepackaged Plan (with such acceptance determined without including the acceptance of any "insider" in such Class).

  IN DECIDING WHETHER TO VOTE IN FAVOR OF THE PREPACKAGED PLAN, HOLDERS OF CLAIMS SHOULD CAREFULLY CONSIDER THE TYPE, AMOUNT AND TERMS OF THE SECURITIES AND OTHER TREATMENT BEING OFFERED, AS WELL AS CERTAIN RISK FACTORS. SEE "SPECIAL FACTORS--PURPOSES AND EFFECTS OF THE FINANCIAL RESTRUCTURING" AND "RISK FACTORS."

  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "SPECIAL COMMITTEE"), WHICH IS COMPOSED OF DIRECTORS OF THE COMPANY WHO ARE NOT OFFICERS OR DIRECTORS OF LGE OR CURRENT OFFICERS OF THE COMPANY, HAS UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), AND THE BOARD HAS UNANIMOUSLY APPROVED, THE RESTRUCTURING AGREEMENT AND THE PREPACKAGED PLAN. THE BOARD RECOMMENDS THAT ALL HOLDERS OF IMPAIRED CLAIMS VOTE TO ACCEPT THE PREPACKAGED PLAN.

  Pursuant to the Restructuring Agreement, LGE has agreed to vote for the Prepackaged Plan. LGE's obligation to consummate the transactions contemplated by the Restructuring Agreement is subject to numerous conditions. See "SPECIAL FACTORS--The Restructuring Agreement."

  AT ALL TIMES, THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION NOT TO FILE THE PREPACKAGED PLAN, OR, IF IT FILES THE PREPACKAGED PLAN, TO WITHDRAW THE PREPACKAGED PLAN AT ANY TIME PRIOR TO CONFIRMATION, IN WHICH CASE THE PREPACKAGED PLAN WILL BE DEEMED TO BE NULL AND VOID.

  THE NEW SUBORDINATED DEBENTURES WILL NOT BE LISTED ON ANY EXCHANGE. THERE CAN BE NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP. THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH THE NEW SUBORDINATED DEBENTURES WILL TRADE.

                               ----------------

  NEITHER THIS TRANSACTION NOR THESE SECURITIES NOR THE PREPACKAGED PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  SINCE NO BANKRUPTCY CASE HAS BEEN FILED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT. HOWEVER, IF THE PREPACKAGED CHAPTER 11 CASE IS COMMENCED, THE COMPANY INTENDS TO PROMPTLY SEEK AN ORDER FROM THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES FOR THE PREPACKAGED PLAN BY MEANS OF THIS DISCLOSURE STATEMENT WAS IN COMPLIANCE WITH THE BANKRUPTCY CODE.

                               ----------------

  THIS DISCLOSURE STATEMENT IS FIRST BEING MAILED TO HOLDERS OF CLAIMS AND
EQUITY INTERESTS ON                , 1998.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Financial Restructuring. As permitted by the rules and regulations of the Commission, this Disclosure Statement omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, and the financial schedules and exhibits filed as a part thereof and the exhibits thereto. Statements contained in this Disclosure Statement as to the terms of any contract or other documents are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Historically, the Old Common Stock was listed on the New York, Chicago, Basel, Geneva and Zurich, Switzerland Stock Exchanges and the Old Subordinated Debentures were listed on the New York Stock Exchange. On May 22, 1998, the New York Stock Exchange suspended trading of both the Old Common Stock and the Old Subordinated Debentures. The Company believes that the Old Common Stock continues to be traded in the over-the-counter market. Reports, proxy statements and other information with respect to the Company are available for inspection at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

  No person has been authorized to give any information or make any representation not contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Disclosure Statement nor the distribution of any securities hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or in the information contained herein since the date hereof.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Certain statements in this Disclosure Statement are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Forward-looking statements include, among others, statements regarding the ability of the Company to successfully implement the Operational Restructuring and achieve the Business Plan Projections (as defined herein) and the projected or assumed future operations and financial results of the Company. Factors that may cause actual results of the Company to differ from future results expressed or implied by forward-looking statements include, among others, the following: general economic and business conditions, both in the United States and other countries in which the Company sells its products and from which the Company obtains supplies; the effect of competition in the markets served by the Company; the risks described under the caption "RISK FACTORS"; the ability of the Company to obtain confirmation of the Prepackaged Plan; and the ability of the Company to successfully implement the Restructuring and achieve the Business Plan Projections. Given these uncertainties, holders of Impaired Claims are cautioned not to place undue reliance on any forward-looking statements in determining whether to vote to accept or reject the Prepackaged Plan. The Company claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  vi
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................ vii
SUMMARY...................................................................   1
  The Company.............................................................   1
  The Prepackaged Plan....................................................   1
  Special Factors.........................................................   6
  The Prepackaged Proceeding; Classification and Impairment of Creditors..  10
  Historical and Pro Forma Capitalization.................................  13
  Business Plan Projections...............................................  14
  Comparison of the Old Subordinated Debentures to the New Subordinated
   Debentures.............................................................  18
  Voting Procedures.......................................................  19
  U.S. Federal Income Tax Matters.........................................  22
  Risk Factors............................................................  23
RISK FACTORS..............................................................  24
  Recent Operating Results, Independent Auditor's Report and High
   Leverage...............................................................  24
  Certain Risks Relating to the Business Plan Projections.................  24
  Risks Associated with Proposed Operational Restructuring................  27
  Legal Proceedings.......................................................  35
  Financing Agreement Restrictions........................................  35
  Possible Defaults; Risk of Acceleration or Termination..................  36
  Control by LGE..........................................................  36
  Certain Bankruptcy Considerations.......................................  36
  Readiness for the Year 2000.............................................  39
  Dependence on Patents and Proprietary Technology........................  40
SPECIAL FACTORS...........................................................  42
  Events Leading to the Restructuring.....................................  42
  Purposes and Effects of the Financial Restructuring.....................  52
  LGE Agreements Related to Common Stock..................................  53
  Alternatives to Confirmation and Consummation of the Prepackaged Plan...  53
  Going Private Transaction...............................................  54
  Recommendation of the Board.............................................  54
  LGE's Position Regarding the Financial Restructuring....................  57
  Liquidation and Going Concern Analyses..................................  57
  The Restructuring Agreement.............................................  60
  Amendments to Certificate of Incorporation and By-Laws..................  65
  Interests of Certain Persons in the Financial Restructuring; Conflicts
   of Interest............................................................  65
  Liquidity Pending Consummation of the Restructuring.....................  67
  Dissenters' Rights......................................................  67
THE PREPACKAGED PLAN......................................................  68
  General.................................................................  68
  Classification of Claims and Equity Interests under the Prepackaged
   Plan...................................................................  69
  Summary of Treatment Under the Prepackaged Plan.........................  71
  Summary of Other Provisions of the Prepackaged Plan.....................  74
  Conditions to Confirmation/Consummation.................................  81
  Effect of Consummation of the Prepackaged Plan..........................  81

                                                                           PAGE
                                                                           ----
  Modification of the Prepackaged Plan....................................  82
  Intended Actions During the Prepackaged Chapter 11 Case.................  83
  Confirmation Standards..................................................  84
  Confirmation of the Prepackaged Plan Without Acceptance by All Classes
   of Impaired Claims.....................................................  85
  Certain Consequences of Non-Acceptance of the Prepackaged Plan..........  86
MARKET PRICES OF THE COMMON STOCK.........................................  87
MARKET PRICES OF THE OLD SUBORDINATED DEBENTURES..........................  88
HISTORICAL AND PRO FORMA CAPITALIZATION...................................  89
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................  90
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..............................  91
BUSINESS PLAN PROJECTIONS.................................................  96
  Assumptions Underlying all Business Plan Projections.................... 104
THE OPERATIONAL RESTRUCTURING............................................. 108
ACCOUNTING TREATMENT...................................................... 109
LIQUIDATION ANALYSIS...................................................... 109
DESCRIPTION OF DEBT AND CREDIT ARRANGEMENTS............................... 114
  Short-Term Debt......................................................... 114
  Long-Term Debt.......................................................... 115
DESCRIPTION OF NEW SUBORDINATED DEBENTURES................................ 116
SUMMARY OF LGE NEW RESTRUCTURED SENIOR NOTE............................... 120
SUMMARY OF LGE NEW CREDIT FACILITY........................................ 121
SOLICITATION; VOTING PROCEDURES........................................... 123
  General................................................................. 123
  Voting Record Date...................................................... 124
  Expiration Date; Extensions; Amendments................................. 124
  Voting Procedures and Other Requirements................................ 124
  Agreements Upon Furnishing Ballots...................................... 128
  Method of Delivery of Ballots........................................... 128
  Withdrawal of Ballots; Revocation....................................... 128
  Solicitation Agent...................................................... 129
  Notice Agent............................................................ 129
  Waivers of Defects, Irregularities, Etc................................. 129
MANAGEMENT................................................................ 130
  Current Directors of the Company........................................ 130
  Board and Committee Meetings and Directors' Compensation................ 132
  Current Executive Officers of the Company............................... 134
SECURITY OWNERSHIP........................................................ 137
  Security Ownership of Certain Beneficial Owners......................... 137
DESCRIPTION OF CAPITAL STOCK.............................................. 138
  Old Common Stock and Old Preferred Stock................................ 138
  New Common Stock........................................................ 138
  Delaware Anti-Takeover Law.............................................. 138
CERTAIN TRANSACTIONS...................................................... 139

                                                                           PAGE
                                                                           ----
APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO RESALES OF NEW
 SECURITIES...............................................................  143
  Transfers of New Subordinated Debentures................................  143
  Certain Transactions by Stockbrokers....................................  143
  Issuance of New Common Stock............................................  144
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................  144
  Consequences to Holders of the Old Subordinated Debentures..............  144
  Consequences to Holders of Other Claims.................................  148
  Consequences to Holders of Equity Interests in the Company..............  148
  Consequences to LGE.....................................................  148
  Consequences to the Company.............................................  149
ESTIMATED FEES AND EXPENSES...............................................  152
  Advisors................................................................  152
LEGAL MATTERS.............................................................  153
EXPERTS...................................................................  153
INDEX OF CERTAIN DEFINED TERMS............................................  154
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1
ANNEX A--THE PREPACKAGED PLAN.............................................  A-1
ANNEX B--CERTAIN HISTORICAL INFORMATION REGARDING ZENITH..................  B-1
  Results of Operations: Third Quarter of 1998 Compared to Third Quarter
   of 1997................................................................  B-1
  Nine Months of 1998 Compared to Nine Months of 1997.....................  B-2
  Liquidity and Capital Resources.........................................  B-3
  Results of Operations for 1995-1997.....................................  B-4
  Cash Flows..............................................................  B-7
  Financial Condition.....................................................  B-9
  Readiness for the Year 2000............................................. B-11
BUSINESS.................................................................. B-12
  General................................................................. B-12
  Raw Materials........................................................... B-12
  Patents................................................................. B-12
  Seasonal Variations in Business......................................... B-13
  Major Customers......................................................... B-13
  Competitive Conditions.................................................. B-13
  Research and Development................................................ B-13
  Environmental Matters................................................... B-13
  Employees............................................................... B-13
  Financial Information about Foreign and Domestic Operations and Export
   Sales.................................................................. B-14
  Properties of the Company............................................... B-15
  Subsidiaries............................................................ B-16
  Legal Proceedings....................................................... B-16
  Executive Compensation and Other Information............................ B-19
  Employment Agreements................................................... B-20
OPTION/SAR GRANTS IN 1997................................................. B-21
  Aggregated Option/SAR Exercises in 1997 and Year-End Option/SAR Values.. B-21
ANNEX C--REPORTS OF PETER J. SOLOMON COMPANY LIMITED......................  C-1

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Disclosure Statement. Unless the context otherwise requires, references in this Disclosure Statement to "Subsidiaries" shall mean the Company's subsidiaries.

                                  THE COMPANY

  Zenith was founded in 1918. The Company's operations include the design, development, manufacturing and marketing of video products (including color television sets and other consumer products) along with parts and accessories for such products. These products, along with purchased VCRs and accessories, are sold principally to retail dealers in the United States and to retail dealers and wholesale distributors in other countries. The Company also sells directly to buying groups, private label customers and customers in the lodging, health care and rent-to-own industries. The Company also produces video products, such as color picture tubes, for other manufacturers, and network systems products, such as digital and analog set-top boxes and cable modems, interactive television and data communication products for cable television operators, telecommunications companies and other commercial users of these products in the United States and abroad.

  The Company has incurred losses in all but one of the years since 1985, and is currently experiencing severe financial difficulties. The Company projects that fiscal 1998 cash flows will be insufficient to meet all of the Company's working capital requirements, scheduled cash debt service obligations and anticipated capital expenditures. As a result, during the first quarter of fiscal 1998, management developed and began implementing the Operational Restructuring to enhance the long-term viability of the Company by reducing production costs and concentrating on areas in which the Company believes it can operate profitably. Pursuant to the Operational Restructuring, the Company intends to become a sales, distribution and technology company by discontinuing substantially all of its manufacturing operations, outsourcing substantially all components and products, selling certain assets and focusing on the development of its technologies, patent rights, parts and service operations and accessory business.

  The Company has concluded that it cannot implement the Operational Restructuring with its present capital structure. Therefore, during the first quarter of fiscal 1998 the Company commenced efforts to restructure its debt and equity capitalization in order to enable it to implement the Operational Restructuring. The Prepackaged Plan and the Financial Restructuring contemplated thereby are the products of these efforts.

  The principal offices of the Company are located at 1000 Milwaukee Avenue, Glenview, Illinois 60025-2495. The Company's telephone number is (847) 391-7000.

  For additional information concerning the Company and its business, financial position and operations, see "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA," "INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA," "ANNEX B--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "ANNEX B--BUSINESS."

                              THE PREPACKAGED PLAN

  Upon the terms and subject to the conditions set forth in this Disclosure Statement and the accompanying forms of Ballot and Master Ballot, the Company hereby solicits acceptances of the Prepackaged Plan under the Bankruptcy Code from holders of the Old Subordinated Debentures, the LGE Claims and the Unsecured Bank

Loans (collectively, the "Impaired Claims") as of the close of business on the Voting Record Date. The following table summarizes the classification and treatment of the various Classes of Claims against, and Equity Interests in, Zenith under the Prepackaged Plan. See "--THE PREPACKAGED PROCEEDING; CLASSIFICATION AND IMPAIRMENT OF CREDITORS" and "THE PREPACKAGED PLAN." The following description is qualified in its entirety by reference to the detailed provisions of the Prepackaged Plan set forth in Annex A to this Disclosure Statement.

 CLASS/TYPE OF
CLAIM/ESTIMATED
    AMOUNT
AS OF DECEMBER
   31, 1998      DESCRIPTION AND TREATMENT OF CLAIMS
---------------  -----------------------------------
ADMINISTRATIVE CLAIMS       These Claims consist of the Claims for costs and
                            expenses of administration under section 503(b),
(The Company is not         507(b) or 1114(e)(2) of the Bankruptcy Code,
currently able to           including: (a) the actual and necessary costs and
estimate the number of      expenses incurred after the Petition Date (as
holders or amount of        defined herein) of preserving the estate of the
claims in this Class)       Company and operating the business of the Company
                            (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code;
                            and (c) all fees and charges assessed against the estate under Chapter 123 of Title 28 United States
                            Code, 28 U.S.C. (S)(S) 1911-1930 ("Administrative
                            Claims"). Subject to the provisions of sections
                            330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative
                            Claim in cash on the Effective Date, or upon such other terms as may be agreed upon by such holder and the Company or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed
                            Administrative Claims representing obligations incurred in the ordinary course of business by the Company pursuant to the Prepackaged Plan will be paid or performed by New Zenith when due in accordance with the terms and conditions of the particular agreements governing such obligations.

PRIORITY TAX CLAIMS         These Claims consist of all Claims of a
                            governmental unit of the kind specified in section
(The Company is not         507(a)(8) of the Bankruptcy Code ("Priority Tax
currently able to           Claims"). On the Effective Date, each holder of a
estimate the number of      Priority Tax Claim due and payable on or prior to
holders or amount of        the Effective Date shall be paid cash in an amount
claims in this Class)       equal to the amount of such Allowed Claim, or shall
                            be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such holder and the Company.

CLASS 1--OTHER PRIORITY     This Class of Claims consists of all Claims
CLAIMS                      accorded priority in right of payment under section
                            507(a) of the Bankruptcy Code, other than Priority
(Unimpaired, not entitled   Tax Claims or Administrative Claims ("Other
to vote)                    Priority Claims"). Unless the holder of such Claim
                            and the Company agree to a different treatment,
(The Company is not         each holder of an Allowed Other Priority Claim
currently able to           shall receive one of the following alternative
estimate the number of      treatments, at the election of the Company: (a) to
holders or amount of        the extent then due and owing on the Effective
claims in this Class)       Date, such Claim will be paid in full in cash by
                            New Zenith; (b) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in cash by New Zenith, or (B) will be paid in full in cash by New Zenith when and as such Claim becomes due and owing

 CLASS/TYPE OF
CLAIM/ESTIMATED
    AMOUNT
AS OF DECEMBER
   31, 1998      DESCRIPTION AND TREATMENT OF CLAIMS
---------------  -----------------------------------
                            in the ordinary course of business; or (c) such
                            Claim will be otherwise treated in any other manner
                            so that such Claims shall otherwise be rendered
                            unimpaired pursuant to section 1124 of the
                            Bankruptcy Code.

CLASS 2--CITIBANK SECURED   This Class of Claims (the "Citibank Secured
CLAIMS                      Claims") consists of all Claims arising from or
                            relating to the Company's $125 million senior
(Unimpaired, not entitled   secured credit facility (the "Amended Citibank
to vote)                    Credit Facility"). On the Effective Date, unless
                            the holders of such Claims and the Company agree to
(This Class has 9 holders   a different treatment, the holders of such Claims
and $44.4 million of        (i) will be paid in full in cash by New Zenith or
Claims)                     (ii) will be otherwise treated in any manner so
                            that such Claims shall otherwise be unimpaired
                            pursuant to section 1124 of the Bankruptcy Code.

CLASS 3--OTHER SECURED      This Class of Claims consists of all secured Claims
CLAIMS                      against the Company, other than secured Claims
                            classified in a different Class (the "Other Secured
(Unimpaired, not entitled   Claims"). The legal, equitable and contractual
to vote)                    rights of the holders of Other Secured Claims are
                            unaltered by the Prepackaged Plan. Unless the
(The Company is not         holder of such Claim and the Company agree to a
currently able to           different treatment, each holder of an allowed
estimate the number of      Other Secured Claim shall receive one of the
holders or amount of        following alternative treatments, at the election
claims in this Class)       of the Company: (a) the legal, equitable and
                            contractual rights to which such Claim entitled the
                            holder thereof shall be unaltered by the
                            Prepackaged Plan; (b) the Company shall surrender
                            all collateral securing such Claim to the holder
                            thereof, without representation or warranty by or
                            recourse against the Company or New Zenith; or (c)
                            such Claim will be otherwise treated in any other
                            manner so that such Claims shall otherwise be
                            rendered unimpaired pursuant to section 1124 of the
                            Bankruptcy Code.

CLASS 4--BANK LENDER
CLAIMS                      This Class of Claims consists of all Claims arising
                            from or relating to the Unsecured Bank Loan (the
(Impaired, entitled to      "Bank Lender Claims"). On the Effective Date, the
vote)                       holder of the Bank Lender Claims shall receive a
                            new unsecured term note that shall mature one year
(This Class has 1 holder    from the Effective Date in full satisfaction of its
and $30 million of          Claims (the "New Bank Lender Note").
Claims)

CLASS 5--GENERAL            This Class of Claims consists of all unsecured
UNSECURED CLAIMS            Claims against the Company that are not Bank Lender
(Unimpaired, not entitled   Claims, Old Subordinated Debenture Claims or LGE
to vote)                    Tranche A Claims or LGE Tranche B Claims (the
                            "General Unsecured Claims"). Unless the holder of
(The Company estimates      such Claim and the Company agree to a different
this Class has              treatment, each holder of an Allowed General
approximately 900 trade     Unsecured Claim shall receive one of the following
creditors, 60 carrier       alternative treatments, at the election of the
claimants, 70,000 service   Company: (a) to the extent then due and owing on
contract creditors, 200     the Effective Date, such Claim will be paid in full
holders of unknown claims   in cash by New Zenith; (b) to the extent not due
and an undetermined         and owing on the Effective Date, such Claim (X)
number of warranty and      will be paid in full in cash by New Zenith, or (Y)
other claimants,            will be paid in full in cash by New Zenith when and
aggregating approximately   as such Claim becomes due and owing in the ordinary
$184.3 million of Claims)   course of business; or (c) such Claim will be
                            otherwise treated in any other manner so that such
                            Claims shall otherwise be rendered unimpaired
                            pursuant to section 1124 of the Bankruptcy Code.

 CLASS/TYPE OF
CLAIM/ESTIMATED
    AMOUNT
AS OF DECEMBER
   31, 1998      DESCRIPTION AND TREATMENT OF CLAIMS
---------------  -----------------------------------
CLASS 6--OLD SUBORDINATED
DEBENTURE CLAIMS            This Class of Claims consists of all Claims arising
(Impaired, entitled to      from or relating to the Old Subordinated Debentures
vote)                       (the "Old Subordinated Debenture Claims"). If the
                            holders of the Old Subordinated Debenture Claims
(This Class has             accept the Prepackaged Plan, they will receive a
approximately 270 holders   pro rata distribution of the New Subordinated
of record and $105.1        Debentures. IF THE HOLDERS OF THESE CLAIMS DO NOT
million of Claims           ACCEPT THE PREPACKAGED PLAN, THE COMPANY INTENDS TO
including principal and     INITIATE A "CRAM DOWN" PROCEDURE WITH RESPECT TO
interest)                   THE CLASS COMPOSED OF THE HOLDERS OF THE OLD
                            SUBORDINATED DEBENTURES. IF SUCH A "CRAM DOWN" IS
                            APPROVED BY THE BANKRUPTCY COURT, HOLDERS OF THE
                            OLD SUBORDINATED DEBENTURE CLAIMS SHALL RECEIVE NO
                            DISTRIBUTION AND RETAIN NO PROPERTY UNDER THE
                            PREPACKAGED PLAN. IF APPROVED, THE "CRAM DOWN"
                            WOULD NOT RESULT IN ANY OTHER CHANGE TO THE TERMS
                            OF THE PREPACKAGED PLAN. HOWEVER, NEW ZENITH'S
                            INDEBTEDNESS WOULD BE REDUCED BY $40 MILLION AS A
                            RESULT.

CLASS 7--LGE CLAIMS
(Impaired, entitled to      The LGE Tranche A Claims consist of the following
vote)                       Claims held by LGE (i) the LGE Leveraged Lease
 LGE TRANCHE A CLAIMS:      Claims, (ii) the LGE Technical Services Claims and
                            (iii) that portion of the LGE Reimbursement Claims
 (This Class has 1          and the LGE Demand Loan Claims not classified as
 holder and                 LGE Tranche B Claims. On the Effective Date, LGE
 approximately $159.2       will receive the LGE New Restructured Senior Note
 million of Claims)         and the Reynosa Assets in full satisfaction of the
                            LGE Tranche A Claims. If for any reason the Reynosa
                            Assets are not transferred to LGE, LGE and Zenith expect to enter into a management or lease agreement on mutually satisfactory terms pursuant to which LGE will operate the Reynosa facility on behalf of, or lease the Reynosa facility from, the Company and the principal amount of the LGE New
                            Restructured Senior Note would be increased by approximately $32.4 million (the amount of Claims that would have been exchanged for the Reynosa
                            Assets).

 LGE TRANCHE B CLAIMS:
                            The LGE Tranche B Claims consist of $200 million of
 (This Class has 1          the following Claims held by LGE (i) the LGE
 holder and $200 million    Extended Payables Claims, not to exceed $140
 of Claims)                 million; (ii) the LGE Reimbursement Claims, not to
                            exceed $50 million; (iii) the LGE Guarantee Fee
                            Claims; and (iv) the LGE Demand Loan Claims in an amount (if any) sufficient when aggregated with the amounts described in clauses (i) through (iii) to equal $200 million. On the Effective Date, LGE will receive the New Common Stock in full satisfaction of the LGE Tranche B Claims.

CLASS 8--EQUITY INTERESTS   This Class consists of holders of Equity Interests.
(Impaired, deemed to        Holders of Equity Interests in the Company shall
reject, not entitled to     receive no distribution and retain no property
vote)                       under the Prepackaged Plan. All Old Common Stock
                            will be cancelled.
(The Company estimates
this Class has 11,470
holders of record of
67,525,447 shares of Old
Common Stock)

  For a complete description of each Class and the treatment of such Classes under the Prepackaged Plan, see "THE PREPACKAGED PLAN--Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan."

 Releases

  In consideration of the contributions of certain parties to the chapter 11 case commenced by the Company ("Prepackaged Chapter 11 Case"), including, but not limited to, (i) the commitment and obligation of LGE to provide the financial support necessary for Consummation of the Prepackaged Plan, and (ii) the service of certain designated individuals to facilitate the expeditious reorganization of the Company and the implementation of the Restructuring, the Prepackaged Plan provides for certain waivers, exculpation, releases and injunctions. The Prepackaged Plan provides an injunction barring the commencement or continuation of any Claims released pursuant to its terms.

  Specifically, the Prepackaged Plan provides that the Company and its Subsidiaries will release, upon the Effective Date, (i) all officers, directors, employees, attorneys, financial advisors, agents and representatives of the Company and its Subsidiaries who served in such capacity on or after January 1, 1998, in each case in their capacity as such (collectively, "D&O Releasees"), and (ii) LGE, LG Semicon, and each of their current and former parents, subsidiaries and affiliates and their respective officers, directors, employees, attorneys, financial advisors, agents and representatives (collectively, "Investor Releasees"), from any and all Claims and causes of action, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, that the Company or its Subsidiaries would have been legally entitled to assert in their own right or on behalf of the holder of any Claim or Equity Interest or other person or entity against any of them relating to any event occurring on or before the Effective Date of the Prepackaged Plan, including avoidance actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. The release of the D&O Releasees by the Company and its Subsidiaries does not affect certain loans or contracts such parties have entered into in the ordinary course of business.

  In addition, the Prepackaged Plan provides that each holder of any Claim that has accepted the Prepackaged Plan, whose Claim is part of a Class of Claims as defined in the Prepackaged Plan (a "Class") that has accepted (or is deemed to accept) the Prepackaged Plan, or that is entitled to receive a distribution of property under the Prepackaged Plan, is deemed to release, upon the Effective Date, any and all Claims and causes of action, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, that it would have been legally entitled to assert against the D&O Releasees and the Investor Releasees relating to the Company or its Subsidiaries, the Prepackaged Chapter 11 Case, or the negotiation, formulation and preparation of the Prepackaged Plan and related documents.

  The Prepackaged Plan also provides that the Company, each of its Subsidiaries, the D&O Releasees, and the Investor Releasees shall be exculpated from any liability to any person or entity (as defined in the Bankruptcy Code) for any act or omission in connection with or related to the negotiation, formulation, preparation and Confirmation of the Prepackaged Plan, the Consummation and administration of the Prepackaged Plan, the Prepackaged Chapter 11 Case, or the property distributed under the Prepackaged Plan, except by virtue of any willful misconduct or gross negligence, as determined by a court of competent jurisdiction.

  In the course of the Special Committee's work and review of the proposed release of LGE, the Special Committee sought to determine whether impaired classes would be likely to receive a greater recovery in a hypothetical restructuring occurring without the Investor Releases and without LGE's participation. In that regard, the Special Committee and its counsel reviewed and investigated significant transactions between LGE and the Company. Based on that investigation, the Special Committee concluded that any value that might be attributed to these releases was less than the overall value created by the Restructuring, and that absent LGE's agreement to participate in a restructuring (which was conditioned on, among other things, obtaining the releases) there was no value available for distribution to holders of either the Old Common Stock or the Old Subordinated Debentures.

  The Company believes that these provisions of the Prepackaged Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provision of the Prepackaged Plan in the Bankruptcy Court.

  It is a condition to LGE's obligations under the Restructuring Agreement that the Investor Releasees receive the releases, waivers and injunctions as set forth in the Prepackaged Plan. See "SPECIAL FACTORS--Interests of Certain Persons in the Financial Restructuring; Conflicts of Interest" and "--The Restructuring Agreement."

 General Unsecured Creditors

  During the pendency of the Prepackaged Chapter 11 Case, the Company intends to operate its business in the ordinary course and to make payment in full on a timely basis to all of its general unsecured creditors. The Company also will seek approval of the United States Bankruptcy Court (the "Bankruptcy Court") immediately upon the filing of the petition to pay in full in the ordinary course of business the pre-petition claim of each holder of a General Unsecured Claim. Management expects that the Company will have sufficient funds from operations and a debtor in possession credit facility to continue to pay its general unsecured creditors in the ordinary course of business through the conclusion of the Prepackaged Chapter 11 Case, and to have sufficient liquidity under its lending facilities and from operations to make such payments thereafter. Under the Prepackaged Plan, holders of General Unsecured Claims will not be required to file proofs of claim with the Bankruptcy Court, and it is not expected that they will be required to take any other action to receive payment on their Claims.

  The Subsidiaries of Zenith are not parties to the Prepackaged Plan and will not file for chapter 11 bankruptcy protection as part of the Prepackaged Plan. Accordingly, those Subsidiaries intend to continue to operate their businesses in the ordinary course of business and pay their trade and other creditors in full and on time.

                                SPECIAL FACTORS

 Events Leading to the Restructuring

  For a description of events leading to the Restructuring, see "SPECIAL FACTORS--Events Leading to the Restructuring."

 Purposes and Effects of the Financial Restructuring

  The purpose of the Financial Restructuring is to reduce the Company's debt service obligations, to facilitate future borrowing to fund liquidity needs and to permit it to implement the Operational Restructuring. The Prepackaged Plan will benefit the Company and reduce its overall debt and other obligations by approximately $300 million by exchanging (i) $200 million of debt and other liabilities owed to LGE for the New Common Stock; (ii) the Old Subordinated Debentures in an aggregate principal amount of $103.5 million plus accrued interest thereon for New Subordinated Debentures in an aggregate principal amount of $40 million; and (iii) approximately $32.4 million of indebtedness to LGE for the Reynosa Assets, which have an appraised value equal to such amount. Such appraisals should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report. In addition, assuming Consummation of the Prepackaged Plan, on a projected basis as of December 31, 1998, the Company's annual interest obligations are expected to be reduced to approximately $23.2 million in 1999 (compared to projected interest charges of approximately $37.3 million for 1999 assuming the Restructuring does not occur).

  As a result of the Financial Restructuring, the Company will also have significantly more liquidity. For example, the Company's cash interest obligations will be reduced because the LGE New Restructured Senior

Note will have a "payment in kind" ("PIK") interest feature pursuant to which interest will be payable during the two years following consummation of the Prepackaged Plan by the issuance of additional LGE New Restructured Notes unless the Company's ratio of operating income (loss) including royalties before interest expense, income taxes, depreciation, amortization and restructuring expenses ("EBITDA") to cash interest expense for the immediately preceding four fiscal quarters exceeds 1.5. See "SUMMARY OF LGE NEW RESTRUCTURED NOTE--Payment of Principal and Interest; Maturity." In addition, pursuant to the Restructuring Agreement, LGE has agreed to provide additional credit support of up to $60 million that, if needed by the Company, may take the form of direct loans or credit support, such as a guarantee provided to a third-party lender, in form and in an amount to be set on the Effective Date based on the financing necessary to enable the Company to implement the Operational Restructuring (the "LGE New Credit Support"). Finally, the Company is in discussions with potential lenders regarding credit facilities following Consummation of the Prepackaged Plan. It is a condition to Consummation pursuant to the Restructuring Agreement that the Company have such a credit facility in an amount not less than $100 million. The combination of the PIK feature of the LGE New Restructured Senior Note, the LGE New Credit Support and the financing to be provided by a third-party lender is expected to enhance the liquidity of the Company following the Consummation of the Prepackaged Plan.

  Finally, as a consequence of the Financial Restructuring, the Old Common Stock will be cancelled and the holders of the Old Common Stock (including LGE and LG Semicon) will receive no distributions and retain no property in respect of their holdings of Old Common Stock under the Prepackaged Plan. See "SPECIAL FACTORS--Purposes and Effects of the Financial Restructuring."

  Upon consummation of the Prepackaged Plan, New Zenith will be a wholly owned subsidiary of LGE. Material existing transactions between LGE and Zenith have been approved by at least a majority of the disinterested members of Zenith's Board. LGE has advised Zenith that no general policy has been established for intercompany transactions after New Zenith becomes a wholly owned subsidiary of LGE. Following the Restructuring, Zenith expects to continue purchasing some finished products from LGE, including VCRs. Additionally, Zenith expects to purchase mid-size televisions produced by LGE in its operation of the Reynosa Assets. Because the Company intends to outsource substantially all of its product lines following the Restructuring, the Company expects that tit will continue to purchase some finished products, components and other technical services from LGE.

 Alternatives to Confirmation and Consummation of the Prepackaged Plan

  If the Company commences the Prepackaged Chapter 11 Case and the Prepackaged Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Company under chapter 7 or chapter 11 of the Bankruptcy Code and (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code. The Company believes the Prepackaged Plan is significantly more attractive than these alternatives because it could, among other things, maximize the value of the Company's net operating loss tax attributes ("NOLs"), minimize disputes during such proceeding concerning the reorganization of the Company, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to the Company's business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code. The Company's ability to implement the Operational Restructuring is dependent upon the Confirmation and Consummation of the Prepackaged Plan, among other things, because its ability to obtain or retain contracts for outsourcing of products would be substantially more difficult if the Company were in a traditional chapter 11 bankruptcy proceeding. See "SPECIAL FACTORS--Alternatives to Confirmation and Consummation of the Prepackaged Plan."

  Pursuant to the Restructuring Agreement, in the event that the Company pursues an alternative reorganization, restructuring, liquidation or similar transaction during the period ending 12 months after termination of the Restructuring Agreement, the Company may be required to reimburse LGE for certain fees and expenses incurred in connection with the proposed Restructuring and LGE may be entitled to a transaction fee of $8 million. SEE "SPECIAL FACTORS--The Restructuring Agreement--Transaction Expenses and Transaction Fee upon Termination under Certain Circumstances."

 Recommendation of the Board

  The Special Committee has unanimously recommended to the Board, and the Board has unanimously approved, the Restructuring Agreement and the Prepackaged Plan. The Board recommends that all holders of Impaired Claims vote to accept the Prepackaged Plan. For a description of the material factors considered by the Special Committee and the Board in reaching their respective conclusions, see "SPECIAL FACTORS--Recommendation of the Board."

 Liquidation and Going Concern Analyses

  The Board has reviewed and considered liquidation and going concern analyses with respect to the Company, each developed by Peter J. Solomon Company Limited ("PJSC"), the Company's investment banker and financial advisor. See "SPECIAL FACTORS--Liquidation and Going Concern Analyses" for a description of the review undertaken and assumptions made by PJSC in developing its analyses. Based upon the enterprise value of the Company under the liquidation and going concern analyses, and based upon the assumptions utilized therein, these analyses concluded that there was no value available to holders of Equity Interests, and demonstrated that under the Financial Restructuring, the value to be received by holders of Impaired Claims was equal to or greater than the amount that would be received by such holders in the hypothetical absolute priority distribution of the Company's assets, under both the going concern valuation and the liquidation valuation. These analyses also concluded that under the treatment offered in the Prepackaged Plan, LGE would receive less with respect to its general unsecured Claims than holders of the Old Subordinated Debentures (as a percentage of their respective Claims). See "SPECIAL FACTORS--Recommendation of the Board," "--Liquidation and Going Concern Analyses" and "LIQUIDATION ANALYSIS."

 Interests of Certain Persons in the Financial Restructuring; Conflicts of Interest

  In considering the recommendation of the Board with respect to the Restructuring, the holders of Claims should be aware that the Board and members of management have certain interests which give rise to actual and potential conflicts of interest with respect to the Restructuring. Six of the eleven members of the Board are officers of and/or affiliated with LGE and/or its affiliates. LGE and its affiliates are currently the Company's largest shareholder and creditor, and a supplier to and a customer of the Company. LGE subsidiaries serve as the Company's distributors in Canada and Mexico, and the Company has leased space from LGE subsidiaries in Hunstville, Alabama, Ontario, California and San Jose, California. In addition, the Company and LGE are operating under several technology agreements and licenses, LGE has donated certain employee services to the Company and a U.S. affiliate of LGE has guaranteed the Company's obligations under the employment and indemnity agreement with the Company's President and Chief Executive Officer. The Prepackaged Plan provides for certain releases in favor of the D&O Releasees and the Investor Releasees and the preservation of indemnification rights held by directors and officers of the Company. See "SPECIAL FACTORS--Events Leading to the Restructuring" and "--Interests of Certain Persons in the Financial Restructuring; Conflicts of Interest," "MANAGEMENT" and "CERTAIN TRANSACTIONS."

  Although the Board recognizes the existence of the conflicts of interest described herein, the Board does not believe that such conflicts of interest had the effect of causing the terms of the Financial Restructuring to be different in any material respect than such terms would have been in the absence of such conflicts of interests.

Moreover, the Board established the Special Committee specifically to address and mitigate against any potential conflicts of interest. See "SPECIAL FACTORS--Events Leading to the Restructuring."

 Liquidity Pending Consummation of the Restructuring

  Until the Prepackaged Plan is implemented on the Effective Date, the Company will be required to rely on its cash resources to operate its business, service certain of its debt and pay other costs. Currently, the Company has access to funds under the Amended Citibank Credit Facility with Citibank, N.A. ("Citibank") and a consortium of other financial institutions and the LGE Demand Loan Facility (as defined herein) to supplement cash flow from operations. The Amended Citibank Credit Facility expires on the earlier of the Company's filing for bankruptcy or December 31, 1998. The Company is in negotiations to extend or replace the Amended Citibank Credit Facility. In addition, the Company is in negotiations with potential lenders regarding financing during the Prepackaged Chapter 11 Case. See "RISK FACTORS--Recent Operating Results, Independent Auditor's Report and High Leverage" and "-- Possible Defaults; Risk of Acceleration or Termination" and "SPECIAL FACTORS-- Liquidity Pending Consummation of Restructuring."

 Dissenters' Rights

  There are no dissenters' rights available under applicable law with respect to the Restructuring. If the Prepackaged Plan is confirmed by the Bankruptcy Court and the Restructuring is consummated in accordance therewith, holders of the Old Subordinated Debentures that do not vote in favor of the Prepackaged Plan will nevertheless be bound by all the terms and conditions thereof.

 Retention and Incentive Programs

  In connection with the Restructuring, in early 1998 the Company developed a retention program for 14 key executives and senior managers, not including the Chief Executive Officer. Under this executive retention program, the Company may be obligated to pay participants up to an aggregate of $1.2 million in retention bonuses. Additionally, in July 1998, the Company established short-term and long-term incentive programs for two tiers of 15 key executives and senior managers, not including the Chief Executive Officer. Those incentive programs are based on achieving certain performance goals in connection with the Restructuring. The Company may be obligated to make payments to the two tiers of 15 key executives and senior managers aggregating up to $2.1 million under the short-term incentive program and $6.5 million under the long-term incentive program, including up to $1.2 million and $1.1 million payable under the retention, short-term and long-term incentive programs to the Company's Senior Vice President and General Counsel and the Company's Senior Vice President and Chief Financial Officer, respectively. The following chart summarizes the retention bonuses and incentives the Company may be obligated to pay.

                                               MAXIMUM    MAXIMUM
                                              SHORT-TERM LONG-TERM
                                   RETENTION  INCENTIVE  INCENTIVE
EXECUTIVE GROUP                      BONUS     PAYMENT    PAYMENT     TOTAL
---------------                    ---------- ---------- ---------- ----------
Tier One Executives and Senior
 Managers......................... $  670,332 $1,615,680 $4,847,040 $7,133,052
Tier Two Executives and Senior
 Managers.........................    553,280    461,572  1,659,840  2,674,692
                                   ---------- ---------- ---------- ----------
  Total........................... $1,223,612 $2,077,252 $6,506,880 $9,807,744
                                   ========== ========== ========== ==========

  The Company's Chief Executive Officer's incentive programs and bonuses are established under his employment contract. Some payments under that contract are tied to certain performance goals in connection with the Restructuring, including (a) an annual target bonus, $400,000 of which is guaranteed and which may be increased to $600,000 for achieving certain specific target performance objectives, and (b) long-term incentive plan cash payments equal to $6 million if target performance is achieved or up to $12 million if maximum stated performance values are achieved.

  The Company has also established retention and stay bonus programs covering approximately 175 other key managers and employees. Certain employees in areas of ongoing operation will also be provided with limited short-term incentive programs. See "MANAGEMENT--Executive Retention Programs" and "--Current Executive Officers of the Company." The Company intends to seek court authority to honor its obligations under the retention programs after the filing of the Prepackaged Chapter 11 Case. See "THE PREPACKAGED PLAN--Intended Actions During the Prepackaged Chapter 11 Case--Provisions for Employees; Retention Programs; Employment Contracts."

  THE PREPACKAGED PROCEEDING; CLASSIFICATION AND IMPAIRMENT OF CREDITORS

 The Prepackaged Proceeding

  The Prepackaged Plan provides specified treatment to the various Classes of Claims against and Equity Interests in the Company. The Company believes the Prepackaged Plan provides treatment for all Classes of Claims and Equity Interests that reflects an appropriate resolution of the Claims and Equity Interests taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Equity Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Prepackaged Plan. See "THE PREPACKAGED PLAN-- Confirmation Standards."

  The Company intends to seek relief from the Bankruptcy Court as to various matters, including, for example, approvals to honor outstanding payroll checks, to make scheduled payments under employment, consulting and retirement agreements, to permit employees to utilize their accrued paid vacation time, to continue paying medical benefits under health plans, to maintain their cash management systems, to retain certain attorneys, financial advisors and other professionals (the "Professionals") to represent or assist the Company in the Prepackaged Chapter 11 Case, and to maintain and continue their insurance programs, including workers' compensation, as such programs are presently administered. There can be no assurance, however, that any such approvals will be granted.

  In accordance with Section 1102 of the Bankruptcy Code, as soon as practicable after the filing of the petition for relief in this case, the U.S. trustee may appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of Equity Interest holders as the U.S. trustee deems appropriate. Any such committee may, among other things: consult with the trustee or Company concerning the administration of the case; investigate the acts, conduct, assets, liabilities, and financial condition of the Company, the operation of the Company's business, and any other matter relevant to the case or to the formulation of a plan; and perform such other services as are in the interest of those represented.

  Under Section 1109(b) of the Bankruptcy Code a party in interest, including the Company, the trustee, a creditor's committee, an Equity Interest holders' committee, a creditor, an Equity Interest holder, or any indenture trustee, may appear and be heard on any issue in this case.

 Classification of Creditors

  Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify Claims against, and Equity Interests in, the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Prepackaged Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Company believes that all Claims and Equity Interests have been appropriately classified in the Prepackaged Plan. The Company has elected to separately classify General Unsecured Claims because this Class is comprised largely of trade creditors. Many of these creditors are key suppliers of products and services used by the Company. Accordingly, any impairment of these Claims could be detrimental to the ability of the Company to obtain essential trade credit and could substantially impair the ability of the Company to do business with trade creditors whose goods and services are essential to the Company. Bank Lender Claims have been separately classified because the Company believes that LGE's guaranty of these Claims renders their legal and financial position substantially unlike other unsecured Claims. LGE Claims have been separately classified because the holder of these Claims has voluntarily agreed to convert a substantial portion of its Claims to equity and because LGE is an insider. LGE has consented to the separate classification of its Claims as provided in the Prepackaged Plan. Finally, because the Old Subordinated Debenture Indenture contains subordination provisions, the Old Subordinated Debentures are not held by insiders, and the Old Subordinated Debenture Claims are not guaranteed by LGE, the Company contends that the Old Subordinated Debenture Claims are significantly different from the other unsecured debt and therefore may be classified separately. The LGE Demand Loan Claims, the LGE Reimbursement Claim and the LGE Guarantee Fee Claims, as secured claims, are senior in priority to the Old Subordinated Debentures to the extent provided in
Section 502 of the Bankruptcy Code. In addition, the LGE Extended Payables Claims, the LGE Demand Loan Claims and the LGE Reimbursement Claims are senior in right of payment to the Old Subordinated Debentures pursuant to the subordination provision of the Old Subordinated Debenture Indenture. The LGE Technical Services Claims and the LGE Leveraged Lease Claims are pari passu with the Old Subordinated Debentures. For a more detailed description of the classification and treatment of Claims, see "THE PREPACKAGED PLAN-- Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan."

 Impairment of Creditors

  Only Classes that are impaired under the Prepackaged Plan are entitled to vote to accept or reject the Prepackaged Plan, unless the Class is to receive no distribution under the Prepackaged Plan and is, consequently, deemed to have rejected the Prepackaged Plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is impaired unless, with respect to each claim or interest of such class, the plan:

    (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof; or

    (ii) with certain exception, cures any default which occurred before or after the commencement of the chapter 11 case, reinstates the original maturity of the claim or interest and compensates the holder for any damages resulting from any reasonable reliance by the holder on a contractual provision or applicable law that permits acceleration of the debt.

  The Prepackaged Plan has four Impaired Classes: (1) Class 4 which consists of the Bank Lender Claims; (2) Class 6 which consists of the Old Subordinated Debenture Claims; (3) Class 7 which consists of the LGE Claims; and (4) Class 8 which consists of Equity Interests.

  The Prepackaged Plan provides that the holder of Bank Lender Claims shall receive the New Bank Lender Note in full satisfaction of its Claims. The New Bank Lender Note shall have the same principal but will not be payable upon demand to Zenith.

  The Prepackaged Plan provides that the holders of the Old Subordinated Debenture Claims shall receive a pro rata distribution of the New Subordinated Debentures. See "DESCRIPTION OF NEW SUBORDINATED DEBENTURES--Comparison of the Old Subordinated Debentures and the New Subordinated Debentures."

  The Prepackaged Plan provides that LGE shall receive 100% of the New Common Stock in exchange for the LGE Tranche B Claims and the LGE New Restructured Senior Note and the Reynosa Assets in exchange for the LGE Tranche A Claims, unless the Reynosa Asset transfer does not occur, in which case the principal amount of the New Restructured Senior Note shall be increased by $32.4 million (the value of the Reynosa Assets).

  The Prepackaged Plan provides that holders of Equity Interests shall receive no distribution and retain no property on account of their interests. On November 13, 1998 the last trading price for the Old Common Stock was $0.4531 per share.

 Notice to Creditors and Holders of Equity Interests

  The Company intends to deliver a notice, as soon after the commencement of the Prepackaged chapter 11 case as the Company is authorized by the Bankruptcy Court, advising parties in interest of the commencement of the case, the date set for the hearing on confirmation of the Prepackaged Plan, and such other matters as the Bankruptcy Court may direct. Such notice will instruct parties in interest on the procedure for objecting to confirmation of the Prepackaged Plan. Due to large number of creditors and holders of Equity Interests and the volume of documents involved in this case, the Company will not send all documents and pleadings to all parties in interest. Should a party in interest who was not designated by the Bankruptcy Court wish to receive copies of documents related to this case, it may seek to do so by filing an appropriate motion with the Bankruptcy Court.

  In accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018(b), the Bankruptcy Court must determine whether all impaired creditors and holders of Equity Interests were provided with sufficient information and time in order to consider the Prepackaged Plan. If insufficient information or inadequate time was provided, the ballots received from those creditors and holders of Equity Interests regarding the Prepackaged Plan may be voided, in whole or in part, by the Bankruptcy Court.

 Conditions to Confirmation/Consummation

  It is a condition to Confirmation of the Prepackaged Plan that all provisions, terms and conditions of the Prepackaged Plan have been approved in the Confirmation Order.

  It is a condition to Consummation of the Prepackaged Plan that the following conditions have been satisfied or waived pursuant to the Prepackaged Plan:

    1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Prepackaged Chapter 11 Case by the Clerk of the Bankruptcy Court, in form and substance acceptable to the Company;

    2. the Confirmation Order shall be an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought ("Final Order");

    3. a revolving credit facility and letter of credit subfacility shall be available to the Company in an amount not less than $100 million and on such terms and conditions as set forth in the Restructuring Agreement; and

    4. all conditions precedent to the "Closing," as defined in the Restructuring Agreement, shall have been satisfied or waived pursuant to the terms thereof.

  Other than as set forth in the Prepackaged Plan, the Company, in its sole discretion, may waive any of the conditions to Confirmation of the Prepackaged Plan and/or to Consummation of the Prepackaged Plan set forth in the Prepackaged Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Prepackaged Plan. In the event the Company waives such a condition, the Company does not intend to resolicit approval of the Prepackaged Plan. Pursuant to the Restructuring Agreement, however, LGE's consent is required for any such waiver. See "SPECIAL FACTORS--The Restructuring Agreement" and "THE PREPACKAGED PLAN--Conditions to Confirmation/Consummation--Waiver of Conditions."

                    HISTORICAL AND PRO FORMA CAPITALIZATION

  The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company at (i) September 26, 1998 on an historical basis and on a pro forma basis giving effect to the Financial Restructuring as if it had occurred on September 26, 1998 and (ii) December 31, 1998 on a projected basis as if the Financial Restructuring had not occurred and on a pro forma basis giving effect to the Financial Restructuring as if it had occurred on December 31, 1998. During 1998, the Company expects to incur certain charges associated with its Operational Restructuring that are not included herein. The table should be read in conjunction with "ANNEX B--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's consolidated financial statements, including the notes thereto, located elsewhere in this Disclosure Statement. See "SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

                                       AS OF
                                   SEPTEMBER 26,          PROJECTED AS OF
                                        1998             DECEMBER 31, 1998
                                   ---------------  ---------------------------
                                                       WITHOUT        WITH
                                             PRO      FINANCIAL     FINANCIAL
                                   ACTUAL   FORMA   RESTRUCTURING RESTRUCTURING
                                   -------  ------  ------------- -------------
                                             (DOLLARS IN MILLIONS)
Cash.............................. $   --   $ 15.0     $   --        $  --
                                   =======  ======     =======       ======
LGE Extended Payables Claims...... $ 134.0  $  --      $ 140.0       $  --
                                   =======  ======     =======       ======
Debt:
  Bank Lender Claims(1)........... $  30.0  $ 30.0     $  30.0       $ 30.0
  Amended Citibank Credit
   Facility.......................    77.9     --         13.1          --
  Post-Restructuring bank credit
   facility.......................     --     77.9         --          13.1
  LGE Leveraged Lease Claims......    90.1     --         90.1          --
  LGE Reimbursement Claims........    72.0     --         72.0          --
  LGE Demand Loan Claims..........    30.0     --         45.0          --
  Old Subordinated Debentures (at
   face value)....................   103.5     --        103.5          --
  New Subordinated Debentures (at
   face value)....................     --     40.0         --          40.0
  LGE New Restructured Senior
   Note...........................     --    111.7         --         118.8
                                   -------  ------     -------       ------
    Total debt.................... $ 403.5  $259.6     $ 353.7       $201.9
                                   =======  ======     =======       ======
Stockholders' equity:
  Old Common Stock, $1.00 par
   value, 150,000,000 shares
   authorized, 67,525,447 shares
   issued and outstanding(2)...... $  67.6  $  --      $  67.6       $  --
  New Common Stock, $0.01 par
   value, 1,000 shares authorized,
   1,000 shares issued and
   outstanding(3).................     --      --          --           --
  Additional paid-in capital,
   old............................   506.8   572.7       506.8        572.7
  Additional paid-in capital,
   new............................     --    200.0         --         200.0
  Retained earnings (deficit).....  (849.5) (805.6)     (858.9)      (814.7)
  Treasury stock..................    (1.7)    --         (1.7)         --
                                   -------  ------     -------       ------
    Total stockholders' equity.... $(276.8) $(32.9)    $(286.2)      $(42.0)
                                   =======  ======     =======       ======

--------

(1) Represents the Company's credit facility with Credit Agricole Indosuez.

(2) Excludes 5,644,400 shares of Old Common Stock issuable upon exercise of outstanding stock options as of September 26, 1998, of which 3,965,000 shares are issuable to LGE and 1,679,400 shares are issuable to employees. There will be no such options outstanding on a pro forma basis.

(3) New Common Stock does not show a value due to rounding in millions.

                           BUSINESS PLAN PROJECTIONS

  In connection with the planning and development of the Prepackaged Plan, certain financial projections were prepared by the Company to present the anticipated impact of the Prepackaged Plan and the Operational Restructuring (the "Business Plan Projections"). Such projections assume that the Prepackaged Plan will be implemented in accordance with its terms. Since the projections are based on forecasts of key economic variables, including without limitation estimated domestic market television sales, the introduction of digital television products, the Company's ability to exit manufacturing in an efficient manner, and the availability of externally sourced product at acceptable prices, the estimates and assumptions underlying the projections are inherently uncertain, and are subject to significant business, economic and competitive uncertainties. Accordingly, such projections, estimates and assumptions are not necessarily indicative of current values or future performance of the Company, which may be significantly less favorable or more favorable than as set forth. Holders of Claims are cautioned not to place undue reliance on the following projections. See "BUSINESS PLAN PROJECTIONS"; "RISK FACTORS--Certain Risks Relating to the Business Plan Projections" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."

  For presentation purposes, it is assumed that the Company files and emerges from chapter 11 in the fourth quarter of 1998 (the "Reorganization Period") thus completing the Financial Restructuring of the Company. All costs presented in the Restructuring columns of the Business Plan Projections are assumed to take place during the Reorganization Period. However, not all costs presented in the column relate directly to the Financial Restructuring; some costs relate to the Operational Restructuring which coincides with the timing of the Financial Restructuring.

                         ZENITH ELECTRONICS CORPORATION

                       PROJECTED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                                     PROJECTED FOR THE YEAR ENDED
                                                  1998                                       DECEMBER 31,
                          ------------------------------------------------------ ------------------------------------------
                           ACTUAL
                           FIRST
                          THROUGH   PROJECTED              PROJECTED
                           THIRD     FOURTH   PROJECTED  RESTRUCTURING PROJECTED
                          QUARTERS   QUARTER  UNADJUSTED  ADJUSTMENTS  ADJUSTED   1999      2000    2001    2002     2003
                          --------  --------- ---------- ------------- --------- ------    ------  ------  ------  --------
Sales...................  $ 675.1    $290.5    $ 965.6      $  0.0      $ 965.6  $876.1    $889.3  $935.1  $987.6  $1,018.3
Cost of products sold...    621.6     267.3      888.9         4.5(a)     893.4   802.1     807.6   837.7   880.7     903.0
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Gross Margin............     53.5      23.2       76.7        (4.5)        72.2    74.0      81.7    97.4   106.9     115.3
Gross Margin............      7.9%      8.0%       7.9%                     7.5%    8.4%      9.2%   10.4%   10.8%     11.3%
Selling, general and
 administrative.........     89.8      35.3      125.1         4.3(h)     129.4   110.4(h)  100.4    99.9    99.4      98.9
Engineering and
 research...............     31.9      14.0       45.9         --          45.9    14.5      12.0    11.4    10.8      10.3
Restructuring
 expense (b)............     75.5       --        75.5         --          75.5     --        --      --      --        --
Other operating expense
 (income), net (c)......    (16.9)    (15.2)     (32.1)        --         (32.1)  (34.2)    (34.8)  (43.6)  (56.5)    (55.2)
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Operating income
 (loss).................   (126.8)    (10.9)    (137.7)       (8.8)      (146.5)  (16.7)      4.1    29.7    53.2      61.3
Gain (loss) on asset
 sales..................     (0.2)     15.9       15.7         --          15.7     6.8       --      --      --        --
Finance guarantee fee
 charge (d).............    (32.3)      --       (32.3)       (1.8)       (34.1)    --        --      --      --        --
Interest expense, net...    (28.5)    (14.5)     (43.0)        --         (43.0)  (23.2)    (25.7)  (27.1)  (27.4)    (24.2)
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Income (loss) before
 reorganization items...   (187.8)     (9.5)    (197.3)      (10.6)      (207.9)  (33.1)    (21.6)    2.6    25.8      37.1
Reorganization
 items (e)..............      --        --         --        139.1        139.1     --        --      --      --        --
Taxes on income/ (income
 tax benefit)...........      --        --         --          --           --      --        --      --      --        --
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Net earnings (loss)
 before extraordinary
 items..................   (187.8)     (9.5)    (197.3)     (149.7)      (347.0)  (33.1)    (21.6)    2.6    25.8      37.1
Extraordinary gain on
 debt retirement (f) ...      --        --         --         63.6         63.6     --        --      --      --        --
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Net earnings (loss).....  $(187.8)   $ (9.5)   $(197.3)     $(86.1)     $(283.4) $(33.1)   $(21.6) $  2.6  $ 25.8  $   37.1
                          =======    ======    =======      ======      =======  ======    ======  ======  ======  ========
Memo:
 Operating income
  (loss)................  $(126.8)   $(10.9)   $(137.7)     $ (8.8)     $(146.5) $(16.7)   $  4.1  $ 29.7  $ 53.2  $   61.3
 Restructuring
  expense (b)...........     75.5       --        75.5         --          75.5     --        --      --      --        --
 Depreciation and
  Amortization..........     23.8       7.5       31.3         4.5         35.8     6.1       3.2     3.6     3.9       4.2
                          -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
EBITDA (g)..............  $ (27.5)   $ (3.4)   $ (30.9)     $ (4.3)     $ (35.2) $(10.6)   $  7.3  $ 33.3  $ 57.1  $   65.5
                          =======    ======    =======      ======      =======  ======    ======  ======  ======  ========

--------

(a) Cost of products sold increase represents the estimated provision required to write-down inventories of raw materials and work-in-process to net realizable value upon shutdown of the manufacturing facilities.
(b) Restructuring expenses are as follows:

     (i)   Professional Fees............................................  $10.8
     (ii)  Melrose Park shift reduction.................................    1.4
           Exit from Analog Set-Top Boxes...............................    3.6
     (iii) Loss on Leveraged Lease termination..........................   68.8
           Deferred gain from 1997 sale of Leveraged Lease assets.......   (9.1)
           Total........................................................  $75.5

    --------

    (i) Professional fees for advisors and consultants to assist in formulating and implementing the Prepackaged Plan.

    (ii) Various costs incurred to implement the Operational Restructuring including staff reductions, facility closures, and product line eliminations.

    (iii) The loss on the termination of the leveraged Leases is measured as the difference between the liability to LGE, of $90.1, based upon its payment in performance of its gaurantee of the Leveraged Leases, and the Other Receivable. The Other Receivable is stated at the appraised value of the assets to be received by the Company during the Reorganization Period. Simultaneous with the recognition of the loss, a lease related gain of $9.1 is recognized. This amount is the acceleration of the balance of a deferred gain on the 1997 sale of fixed assets into the Leveraged Leases. Historically, the gain was being amortized to income over the life of the lease.
  These costs are classified as Restructuring expenses because they are not incurred during the Reorganization Period as defined above.

(c) Other operating expense (income) includes royalty income from domestic VSB, tuner patent/other sources and other miscellaneous items in amounts per year as follows:

                                                             ROYALTY
                                                             INCOME      OTHER
                                                           -----------  INCOME/
                                                            VSB  OTHER (EXPENSE)
                                                           ----- ----- ---------
     1998................................................. $--   $28.6   $ 3.5
     1999.................................................   2.2  29.7     2.3
     2000.................................................   6.1  30.2    (1.5)
     2001.................................................  14.3  30.8    (1.5)
     2002.................................................  26.6  31.4    (1.5)
     2003.................................................  35.5  21.2    (1.5)

  Royalty income amounts represent estimated gross revenues. Accordingly, the foregoing does not include any adjustments for costs or reductions relating to development, marketing and legal costs, which costs are included elsewhere in components of the Statement of Operations.
(d) Finance guarantee fees represent the accelerated write-off of unamortized deferred charges (bank, attorney, and LGE guarantee fees) associated with financing agreements terminated in the third quarter of 1998 and during the Reorganization Period. These are non-cash amortization expenses.

(e) Reorganization items of $139.1 are as follows:

     Reorganization expenses (i):
      Severance.........................................................  $ 48.6
      Legal for plant closures..........................................     2.4
      Outplacement......................................................     1.1
      Headquarters relocation expenses..................................     1.7
      Plant closure/exit costs..........................................    17.7
      Purchase contracts................................................     1.1
      Professional fees.................................................     9.4
      Exit from analog set-top boxes....................................     2.9
                                                                          ------
     Total Reorganization expenses......................................    84.9
     Asset impairment (ii)..............................................    54.2
                                                                          ------
     Total..............................................................  $139.1
                                                                          ======

    --------
    (i) estimated Reorganization expenses related to executing the Prepackaged Plan and Business Plan Projections. The timing and amount of these charges could vary significantly from the estimates presented depending on the actual implementation of the Business Plan Projections and the timing of the bankruptcy proceedings.

    (ii) the estimated impairment, of $54.2, on property, plant and equipment that occurs at the confirmation of the Prepackaged Plan. It is measured as the difference between the book value of assets and the estimated (by appraisal) fair value in an orderly liquidation, including estimated environmental obligations.

(f)Extraordinary Gain represents the gain realized on the retirement of the Old Subordinated Debentures at a discount from face value:

      Old Subordinated Debentures before restructuring (Current
       portion).......................................................  $  5.8
      Old Subordinated Debentures before restructuring (Long Term
       portion).......................................................    97.8
      less: New Subordinated Debentures (at face value)...............   (40.0)
                                                                        ------
       Gain...........................................................  $ 63.6
                                                                        ======

(g) EBITDA represents operating income (loss) including royalties before interest expense, income taxes, depreciation and amortization, and restructuring expenses. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.

(h) Selling, general and administrative expenses in 1998 include retention plan payments of $4.3 for corporate and manufacturing employees. Selling, general and administrative expenses in 1999 include $1.8 in retention plan expenses.

     COMPARISON OF THE OLD SUBORDINATED DEBENTURES TO THE NEW SUBORDINATED
                                   DEBENTURES

  The following is a brief comparison of certain provisions of the Old Subordinated Debentures with the New Subordinated Debentures. For a more detailed description of the provisions of the New Subordinated Debentures, see "DESCRIPTION OF NEW SUBORDINATED DEBENTURES."

                         OLD SUBORDINATED DEBENTURES   NEW SUBORDINATED DEBENTURES
                         ----------------------------  ----------------------------
Aggregate Principal
Amount Outstanding...... $103.5 million                $40 million
Maturity Date........... April 1, 2011                 April 1, 2010
Interest................ 6 1/4% per annum, payable in  6 1/4% per annum, payable in
                         cash on April 1 and October   cash on April 1 and October
                         1 of each year                1 of each year
Redemption.............. The Old Subordinated          The New Subordinated
                         Debentures may be redeemed    Debentures may be redeemed
                         at the option of the          at the option of the
                         Company, in whole or in       Company, in whole or in
                         part, at a premium which      part, at par.
                         declined to par on April 1,
                         1996.
Conversion.............. The Old Subordinated          The New Subordinated
                         Debentures are convertible    Debentures are not
                         into shares of the Company's  convertible.
                         common stock at any time
                         prior to maturity at a
                         conversion price of $31.25
                         per share (subject to
                         adjustment).
Ranking; Security....... The Old Subordinated          Same
                         Debentures are subordinated
                         to the prior payment when
                         due of all Senior
                         Indebtedness (as defined in
                         the Old Subordinated
                         Debenture Indenture,
                         including the Citibank
                         Secured Claims, the Other
                         Secured Claims, the Bank
                         Lender Claims, and certain
                         LGE Claims) and are not
                         secured.
Sinking Fund............ The Company is required to    None
                         provide through the
                         operation of a sinking fund
                         for the retirement on April
                         1 in each of the years 1997
                         to and including 2010 of 5%
                         of the principal amount of
                         the Old Subordinated
                         Debentures at par. The
                         Company may increase any
                         sinking fund payment to
                         retire up to an additional
                         5% of the principal amount
                         of the Old Subordinated
                         Debentures originally issued
                         at par.

                         OLD SUBORDINATED DEBENTURES   NEW SUBORDINATED DEBENTURES
                         ----------------------------  ----------------------------
Events of Default....... Events of Default with        Same
                         respect to the Old
                         Subordinated Debentures
                         include, among other things,
                         default in payment of
                         principal or premium,
                         default for 30 days in
                         payment of interest, default
                         in the performance of other
                         covenants for 90 days after
                         notice, the acceleration of
                         any indebtedness for
                         borrowed money of the
                         Company or any Subsidiary
                         aggregating at least $5
                         million and not rescinded
                         within 10 days after written
                         notice, and certain events
                         of bankruptcy, insolvency or
                         reorganization.
Remedies................ If an Event of Default        Same
                         occurs, the Trustee or the
                         holders of at least 25% in
                         principal amount of all Old
                         Subordinated Debentures then
                         outstanding may declare the
                         principal of all the Old
                         Subordinated Debentures due
                         and payable.
Covenants............... The Old Subordinated          Same
                         Debenture Indenture does not
                         contain restrictive
                         covenants. The only
                         covenants of the Company are
                         those regarding (i) payment,
                         (ii) provision of periodic
                         reporting, (iii)
                         substitution of successors,
                         and (iv) administrative
                         matters, such as maintenance
                         of a register of debenture
                         holders, offices for notice
                         and payment, filling
                         vacancies in the trustee's
                         office and the provision of
                         a paying agent.

                               VOTING PROCEDURES

  The Bankruptcy Code provides that acceptances obtained prior to the filing of a petition will be effective in a chapter 11 case if the pre-petition solicitation of the acceptances complies with applicable non-bankruptcy law governing the adequacy of disclosure or, if there is no such applicable non-bankruptcy law, "adequate information" as defined under the Bankruptcy Code is furnished in connection with the Solicitation. The Company intends to use the ballots ("Ballots") and master ballots ("Master Ballots") received pursuant to this Solicitation to confirm the Prepackaged Plan once it has filed its Prepackaged Chapter 11 Case. The Company believes that this Solicitation complies with such applicable non-bankruptcy law and otherwise contains "adequate information" and will seek appropriate findings from the Bankruptcy Court in this regard.

 Acceptance of the Prepackaged Plan

  The Company will not hold a creditors' or shareholders' meeting to vote on the Prepackaged Plan. Rather, the Company is soliciting acceptances of the Prepackaged Plan by means of Ballots and Master Ballots. Any holder of Impaired Claims who wishes to vote with respect to the Prepackaged Plan should complete, sign and return the applicable Ballot or Master Ballot in accordance with the instructions set forth in this Disclosure Statement.

  All holders of Unimpaired Claims (as defined herein) are conclusively presumed under the Bankruptcy Code to have accepted the Prepackaged Plan. Consequently, the Company is not soliciting acceptance of the Prepackaged Plan from holders of Unimpaired Claims.

  Any Class not receiving or retaining any consideration under the Prepackaged Plan is deemed to have rejected the Prepackaged Plan. Consequently, holders of Equity Interests are presumed under the Bankruptcy Code to have rejected the Prepackaged Plan, and the Company is not soliciting acceptance of the Prepackaged Plan from holders of Equity Interests.

  The following Classes of Claims are impaired under the Prepackaged Plan, and all holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject the Prepackaged Plan: (i) Class 4--Bank Lender Claims; (ii) Class 6--Old Subordinated Debenture Claims; and (iii) Class 7--LGE Claims. A Class of Claims will have accepted the Prepackaged Plan if votes to accept are cast by the holders of at least two-thirds in amount and more than one-half in number of Claims of such Class that vote on the Prepackaged Plan. See "RISK FACTORS--Certain Bankruptcy Considerations--Nonacceptance of the Prepackaged Plan--Confirmation by Cram Down." Any holder of Claims in more than one Class is required to vote separately with respect to each Class in which such holder has Claims. Please use a separate Ballot of the appropriate form to vote each such Class of Claims.

  Pursuant to the terms and conditions of the Restructuring Agreement, LGE has agreed to vote all of its Claims in favor of the Prepackaged Plan. Because LGE is an "insider" within the meaning of Section 101(31) of the Bankruptcy Code, the Class containing its claims cannot be an impaired accepting class for purposes of the "cram down" provisions of the Bankruptcy Code, however. No other creditor has any agreement with the Company with respect to its voting for or against the Prepackaged Plan.

  In the event any impaired Class of Claims does not accept the Prepackaged Plan, the Bankruptcy Court may nevertheless confirm the Prepackaged Plan at the Company's request pursuant to the "cram down" provisions of the Bankruptcy Code if at least one impaired Class has accepted the Prepackaged Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each impaired Class which has not accepted the Prepackaged Plan, the Bankruptcy Court determines, among other things, that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Class of impaired Claims. See "THE PREPACKAGED PLAN-- Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims." Because the holders of Equity Interests will receive no distribution and retain no property under the Prepackaged Plan, that Class is presumed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, that Class will be subject to "cram down" as part of the Confirmation of the Prepackaged Plan. IN ADDITION, IF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS DO NOT ACCEPT THE PREPACKAGED PLAN, THE COMPANY INTENDS TO INITIATE A "CRAM DOWN" PROCEDURE WITH RESPECT TO THE CLASS COMPOSED OF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURES. IF SUCH A "CRAM DOWN" IS APPROVED BY THE BANKRUPTCY COURT, HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS WOULD RECEIVE NO DISTRIBUTION AND RETAIN NO PROPERTY.

  This Disclosure Statement, together with the accompanying forms of Ballot and Master Ballot, pre-addressed postage-paid envelope and other materials (the "Solicitation Materials"), are being furnished to holders of the Old Subordinated Debentures (i.e., holders whose respective names (or the names of whose nominees) appear as of the Voting Record Date on the securityholder lists maintained by State Street Bank & Trust Company, indenture trustee under the Old Subordinated Debenture Indenture or, if applicable, who are listed as participants in a clearing agency's security position listing). If such persons or entities do not hold for their own account, they should provide copies of this Disclosure Statement and the appropriate Solicitation Materials to the beneficial owners of the Old Subordinated Debentures for whose account they hold.

  THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON
              . TO BE COUNTED, BALLOTS AND, WHEN APPROPRIATE, MASTER BALLOTS,
MUST BE RECEIVED BY 5:00 PM., NEW YORK CITY TIME, ON               (THE
"EXPIRATION DATE"), UNLESS THE COMPANY, IN ITS SOLE DISCRETION, EXTENDS OR WAIVES THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED BY THE COMPANY, IN WHICH CASE THE TERM "EXPIRATION DATE" FOR SUCH SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH SOLICITATION IS EXTENDED.

  Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots or Master Ballots received after the Expiration Date will not be accepted or counted in connection with the request for Confirmation of the Prepackaged Plan.

  The Company expressly reserves the right, at any time or from time to time, to extend the period during which the Solicitation is open. During any extension of the Solicitation, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Solicitation, including the revocation rights specified herein. To extend the Expiration Date, the Company will notify the Solicitation Agent of any extension by oral or written notice and will make a public announcement thereof, each at any time prior to 10:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the means by which the Company may choose to make any public announcement, the Company will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Company will exercise its right to extend the Solicitation.

  Ballots or Master Ballots previously delivered may be withdrawn or revoked at any time prior to the Expiration Date by the beneficial owner on the Voting Record Date who completed the original Ballot or by the nominee who completed the Master Ballot on such beneficial owner's behalf, as the case may be. The Company does not intend to commence a case under chapter 11 of the Bankruptcy Code prior to the Expiration Date, although it reserves the right to do so in its sole discretion. After commencement of a case under the Bankruptcy Code, withdrawal or revocation of any Ballot or Master Ballot may be effected only with the approval of the Bankruptcy Court.

  The Company expressly reserves the right to amend, at any time and from time to time, the terms of the Solicitation and the Prepackaged Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules") and any applicable non-bankruptcy laws and, pursuant to the Restructuring Agreement, the approval of LGE).

  Beneficial owners of Claims as of the Voting Record Date electing to vote on the Prepackaged Plan should complete and sign the applicable Ballot and, when applicable, Master Ballot, and check the box entitled "Accepts the Prepackaged Plan" or "Rejects the Prepackaged Plan," as appropriate. Except as provided on the applicable Ballot or Master Ballot, the applicable duly completed Ballot or Master Ballot must be mailed or delivered to the Solicitation Agent at the address listed on the back cover of this Disclosure Statement. It is incumbent upon each holder of an Impaired Claim to select a delivery method for the submission of its Ballot or Master Ballot that will ensure timely receipt thereof in accordance with the instructions for voting set forth herein. Any beneficial owner whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee ("Nominee") who wishes to vote on the Prepackaged Plan, but who does not have a Ballot, should contact such Nominee and request a Ballot from such Nominee and return a completed Ballot to such Nominee.

  Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received by an impaired Class of Claims, only beneficial owners who vote will be counted. Failure of a beneficial owner to send to its Nominee or to the Solicitation Agent a properly executed Ballot or Master Ballot will be deemed to constitute an abstention by such beneficial owner with respect to a vote regarding the Prepackaged Plan. Abstentions, as a result of not submitting a properly executed Ballot or Master Ballot, will not be counted as votes for or against the Prepackaged Plan.

  Issues or disputes relating to the classification of holders of Claims or Equity Interests could result in a delay in the Confirmation and Consummation of the Prepackaged Plan, and could increase the risk that the Prepackaged Plan will not be consummated. See "RISK FACTORS--Certain Bankruptcy Considerations."

 Solicitation Agent

  Georgeson & Company Inc. will act as the solicitation and voting agent (the "Solicitation Agent") in connection with the Solicitation. Its telephone number is (800) 223-2064. All inquiries relating to the Solicitation, including any inquiries concerning the voting, should be directed to the Solicitation Agent at such telephone number. All deliveries to the Solicitation Agent relating to the Solicitation should be directed to the address set forth on the back cover page of this Disclosure Statement. Requests for information or additional copies of this Disclosure Statement or Ballots should be directed to the Solicitation Agent. See "SOLICITATION; VOTING PROCEDURES--Withdrawal of Ballots; Revocation."

 Notice Agent

  The Company intends to seek approval of the Bankruptcy Court to hire Poorman Douglas Corporation as the notice agent in connection with the Prepackaged Chapter 11 Case (the "Notice Agent"). The Notice Agent will process and deliver notices as required during the Prepackaged Chapter 11 Case. It may also assist the Company with other tasks.

                        U.S. FEDERAL INCOME TAX MATTERS

  Upon consummation of the transactions contemplated by the Prepackaged Plan, the Company anticipates realizing approximately $63.5 million of cancellation of debt income attributable to the exchange of New Subordinated Debentures for the Old Subordinated Debentures and possibly an additional amount of cancellation of debt income attributable to the satisfaction of certain other Claims. The Company had an estimated $835.6 million NOL carryover as of December 31, 1997, which may be decreased by the amount of cancellation of debt income realized as a result of the Restructuring.

  In addition, the Company anticipates that it will undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended ("Tax Code") as a result of the Restructuring. Generally, if a corporation undergoes an ownership change, its annual use of its NOL carryover to offset taxable income in taxable years after the ownership change will be limited by Section 382 of the Tax Code (the "Section 382 Limitation"). The
Section 382 Limitation is generally equal to the product of the net equity value of all of the corporation's stock immediately before the ownership change and the long-term tax-exempt rate for the month in which the ownership change occurs. (The long-term tax exempt rate for November 1998 is 5.02%).

  Section 382(l)(5) provides an exception to the application of the Section 382 Limitation for ownership changes which occur as a result of a bankruptcy reorganization. The Section 382(l)(5) exception will apply if the corporation's pre-bankruptcy shareholders and holders of "qualifying debt" own at least 50% of the corporation's stock after the reorganization. The Company believes that the exchanges contemplated by the Prepackaged Plan will qualify for the Section 382(l)(5) exception so that the Company's use of its NOL carryover after consummation of the Prepackaged Plan will generally continue unimpaired. However, under Section 382(l)(5), such NOL carryover will not survive a subsequent ownership change if such ownership change occurs during the 2-year period immediately following Consummation of the Prepackaged Plan.

  If the Company does not qualify for Section 382(l)(5) or elects not to apply
Section 382(l)(5), Section 382(l)(6) will apply, in which case the Section 382 Limitation will be calculated by reference to the net equity value of the Company's stock immediately after the ownership change (as opposed to immediately before the ownership change, as is the case for non-bankruptcy ownership changes). In such case, since it is unclear what the net equity value of the Company immediately after consummation of the Prepackaged Plan will be, the Company's use of its NOL carryover may be substantially limited after the ownership change.

  The rules regarding ownership changes are very complicated, and although the Company believes there will be an ownership change upon consummation of the Prepackaged Plan, it is possible that such change will not constitute an ownership change. In such case, any change after the Effective Date that affects the percentage stock ownership of a 5% shareholder may trigger an ownership change upon such event. If the Company is not in bankruptcy at such time, neither the Section 382(l)(5) nor Section 382(l)(6) exception will be available, and the Company's use of its NOL carryover will be subject to the general Section 382 Limitation as described above.

                                  RISK FACTORS

  Acceptance of the Prepackaged Plan and ownership of the Company's securities involves a high degree of risk. Prior to deciding whether and how to vote on the Prepackaged Plan, each holder of Impaired Claims should consider carefully all of the information contained in this Disclosure Statement, especially the factors described in "RISK FACTORS."

                                 RISK FACTORS

  Holders of Impaired Claims should read and carefully consider the factors set forth below, as well as the other information set forth or otherwise referenced in this Disclosure Statement, prior to voting to accept or reject the Prepackaged Plan. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."

RECENT OPERATING RESULTS, INDEPENDENT AUDITOR'S REPORT AND HIGH LEVERAGE

  The Company faces liquidity problems caused by its significant debt burden and its historical net losses. The Company incurred net losses of $178.0 million and $299.4 million for the years ended December 31, 1996 and 1997, respectively. The Company had a net loss of $187.8 million (including $107.8 million of restructuring charges) for the nine months ended September 26, 1998. The Company's cash flows in 1996 and 1997 were, and its projected cash flows in the current and future years are projected to be, insufficient to meet its operating expenses, including its current interest and principal repayment obligations. The Company's independent public accountants included in their report on the Company's consolidated financial statements for the fiscal year ended December 31, 1997 an explanatory paragraph that describes the significant uncertainty about the Company's ability to continue as a going concern due to recurring losses and a negative working capital position, and that the Company's financial statements do not reflect any adjustment that might result from the outcome of this uncertainty. See "INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" and "ANNEX B--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

  As of September 26, 1998 the Company had $672.4 million in total current liabilities (including a $134.0 million vendor credit line payable to LGE) and a deficit in stockholders' equity of $276.8 million. As of September 26, 1998, the Company's current liabilities included $30 million in demand loans guaranteed by LGE, and $72 million of LGE Reimbursement Claims resulting from LGE payments of $72 million under guarantees of other demand loans. Although the Financial Restructuring will reduce the Company's debt obligations by approximately $300 million upon the Confirmation of the Prepackaged Plan, the Company projects it will still have $233.2 million of indebtedness and will therefore remain highly leveraged after the Financial Restructuring. The Company's high leverage poses substantial risks to holders of the Company's debt and equity securities.

  The Amended Citibank Credit Facility currently expires on the earlier of a bankruptcy filing by the Company or December 31, 1998. The Company is in negotiations to extend or replace the Amended Citibank Credit Facility, but there can be no assurance that the Company will be able to do so or of the terms on which it would be able to do so. See "--Possible Defaults; Risk of Acceleration or Termination." In addition, the Company is in discussions with potential lenders regarding financing during the Prepackaged Chapter 11 Case and following Consummation of the Prepackaged Plan. The Company believes that if it obtains satisfactory financing, following Consummation of the Prepackaged Plan, the Company's cash generated by operations and the estimated levels of liquidity available to the Company will be sufficient to permit the Company to satisfy its debt service requirements and other capital requirements. However, such belief is based on various assumptions, including those regarding the terms of new financing and those underlying the Business Plan Projections. Accordingly, there can be no assurance that the Company's financial resources will be sufficient for the Company to satisfy its debt service obligations and other capital requirements.

CERTAIN RISKS RELATING TO THE BUSINESS PLAN PROJECTIONS

  The Company has developed its 1999-2003 business plan based on certain assumptions concerning its business, its ability to implement the Operational Restructuring, the general domestic market for consumer electronics products, its ability to sell assets, and timelines relating to its restructuring activities. See "BUSINESS PLAN PROJECTIONS." In the event that the actual performance of the Company is below that projected, the domestic market or demand for consumer electronics products is less than projected or the time required to achieve certain milestones in the Operational Restructuring is greater than expected, the Company may not be able to generate sufficient cash flow to meet its debt service requirements or operating cash needs.

  The Company prepared the Business Plan Projections in connection with the planning and development of the Operational Restructuring and the Prepackaged Plan. The Business Plan Projections assume that all aspects of the Prepackaged Plan and the Operational Restructuring will be successfully implemented on the terms outlined in this Disclosure Statement. Because such projections are based on forecasts of key economic variables, the estimates and assumptions underlying the Business Plan Projections are inherently uncertain and, though considered reasonable by the Company, are subject to significant business, economic and competitive uncertainties. The current economic crisis in Asia, where many major consumer electronics companies are headquartered and where a significant percentage of consumer electronics products are manufactured, may have a material impact on the Company's ability to realize the Business Plan Projections. The Company could face increased competition and price pressure for its products if Asian manufacturers shift sales to the U.S. domestic markets as a result of decreased consumer demand in other markets. Many of the Company's competitors are larger, more vertically integrated, currently manufacture in and sell to a number of international markets and may have greater access to capital during prolonged economic difficulties. There can be no assurance that the Business Plan Projections will be realized, and actual results may vary materially and adversely from those shown. The Business Plan Projections were developed in connection with the development of the Prepackaged Plan and should not be relied on for any other purpose. See "BUSINESS PLAN PROJECTIONS."

 Operating Entities, Facilities and Business Assumptions

  The Business Plan Projections include projected income, expenses and cash requirements of the Company's consumer electronics core businesses for all periods covered by the Business Plan Projections. The Business Plan Projections do not include income, expenses or cash requirements of the Company's Network Systems Division ("NWS") after 1998, as the Business Plan Projections assume that all or a portion of those business lines will be sold during 1998. The Business Plan Projections incorporate the proceeds of the sale of manufacturing facilities and also include certain expenses associated with such sales, including environmental clean-up costs, employee severance and relocation expenses and brokerage fees associated with the sale of assets or operating businesses. The Business Plan Projections contemplate that the Company will outsource all or substantially all products and exit manufacturing by the end of the first quarter of 1999, and that all manufacturing facilities will be transferred or sold to third parties by the third quarter of 1999. The Company has taken significant charges in 1998 related to termination of the Leveraged Leases.

  The Business Plan Projections assume that products required for the Company's offered lines in 1999 and later years will be available and obtainable from third parties, including LGE, at the prices or margins set forth in the Business Plan Projections. No allowances have been made or contingencies budgeted for in the event there are shortages in raw materials, component parts or finished product within the requirements of the Company's projected product lines. No allowances have been made for increased costs or for extraordinary costs associated with procuring or shipping necessary component parts or finished product in the event of unforseen economic or political difficulties in the locations from which the Company currently expects to obtain such goods. If the Company is unable to obtain outsourced product on expected terms or due to shortages or political or economic uncertainties or hostilities in any location from which it currently expects to obtain products, the Company may not be able to meet the timetable or budget for outsourced products.

  The Business Plan Projections also include and assume certain costs and expenses associated with the transformation from manufacturing to a sales, distribution and technology strategy. Such costs and expenses include severance and vacation relating to layoffs in the manufacturing segments of the Company's business, legal costs for contract terminations, environmental charges associated with the disposition of facilities, outplacement expenses for personnel, retention program costs for key personnel and consultant fees for professionals. The Company's estimates and assumptions with respect to all such fees include estimates of the time required to complete project phases. If the outsourcing initiatives take more time than assumed in the

Business Plan Projections, or if unexpected additional expenses are incurred, the Company may not be able to achieve its timetable and budget for the outsourcing initiatives.

  The Business Plan Projections also include certain assumptions concerning accounts receivables and inventory turns, as well as for capital budget requirements and depreciation expense. Those assumptions are based on current performance and the expectation of improved performance during the Company's restructuring and conversion to outsourcing. Such improvements in performance, particularly with respect to inventory and accounts receivable turns, depend in part on factors outside of the control of the Company, such as the market for consumer electronics and the general economy. Lack of demand for consumer goods and a general downturn in the economy would have a detrimental effect on the Company's planned performance in these areas. The Company anticipates that additional costs will be incurred, including increased interest and carrying costs, if it is unable to achieve the performance levels and timing for performance as contemplated in the Operational Restructuring. If the Company is unable to meet improved performance goals, the Company may not be able to meet the budget established under the Business Plan Projections.

 Assumptions Concerning Credit Facilities

  The Company executed the Amended Citibank Credit Facility as of June 29, 1998. The Amended Citibank Credit Facility expires on the earlier of a bankruptcy filing by the Company or December 31, 1998. The Company is in negotiations to extend or replace the Amended Citibank Credit Facility. See "--Possible Defaults; Risk of Acceleration or Termination." The Company also is in discussions with lenders regarding debtor-in-possession financing to cover the period during the pendency of the bankruptcy proceeding and a new credit facility to cover the period following Consummation of the Prepackaged Plan. In addition, pursuant to the Restructuring Agreement, LGE has agreed to provide the LGE New Credit Support and has provided a letter of intent covering such facility. LGE's obligation to provide such financing is subject to the conditions set forth in the Restructuring Agreement. The Business Plan incorporates certain assumptions about the terms, conditions and available borrowings under both the debtor-in-possession ("DIP") and post-restructuring financing arrangements. In particular, the Company assumes that it would be able to obtain a DIP facility of not less than $125 million in total availability, secured by the Company's assets, including inventory, receivables, fixed assets and intellectual property, at interest rates comparable to market rates and margins for similar facilities offered to other debtors. The Company assumes that it will be able to obtain post-restructuring financing in an amount of not less than $100 million on terms satisfactory to the Company, and at market rates and margins offered to similarly situated borrowers. Failure of the Company to obtain credit facilities meeting the availability levels or on less favorable terms than those included in the Business Plan Projections may adversely affect the Company's ability to implement the Operational Restructuring.

 Assumptions Concerning VSB

  The Company has developed the vestigial sideband ("VSB") digital transmission system adopted by the Federal Communications Commission as part of the Advanced Television Systems Committee ("ATSC") digital television broadcast standard for terrestrial broadcasting. Any consumer product that receives an ATSC digital television signal will require the use of the Company's technology. However, the rate of absorption of the technology into the U.S. consumer electronics industry cannot be determined with certainty at this time.

  Initial digital broadcasts began in the U.S. in selected markets in November 1998. All digital signals originating at or directly from broadcasters' terrestrial transmission antennas are mandated to use the ATSC digital signal standard. The ATSC mandate will not, however, apply to non-terrestrial digital signals such as cable or satellite system signals under current regulations. Cable or satellite system operators may elect to use or carry some form of ATSC digital signal, but will not be required to do so. In the United States, the cable television industry, which provides television transmissions to approximately 70% of U.S. households, has not currently indicated that it will carry transmissions in VSB-compatible formats.

  The Business Plan Projections assume certain timing and absorption of digital products by consumer markets, and that the current federally mandated timing of HDTV and digital broadcasts would be met. While initial digital broadcasts began in November 1998, the amount of programming is expected to be limited for some time. In addition, television manufacturers, including the Company, are experiencing delays in getting digital products to market at mass-market price points. The Business Plan Projections contemplate that domestic VSB royalties, excluding development costs, received by the Company in cash will account for a significant portion of the Company's cash flow by 2003. See "BUSINESS PLAN PROJECTIONS." These royalties would be received from the integration of the VSB technology into televisions, VCRs, DVDs, converter boxes, personal computers, satellite boxes, cable boxes and add-in cards for personal computers.

  The Business Plan Projections also include certain assumptions concerning the royalty rates that the Company will be able to negotiate from other consumer electronics companies and other potential users of VSB technology. There can be no assurance that the Company will be able to obtain the royalty rates included in its projections. Additionally, the Company's cash flow income from VSB royalties may be adversely impacted by royalty free cross-licensing agreements involving VSB which are required in order to give the Company access to technologies which it believes are necessary for its own product lines.

  The absorption rate of VSB technology into other non-television consumer electronics, such as personal computers, is uncertain at this time. There can be no assurance that VSB technologies will be incorporated into non-television consumer electronics within the time periods and at the absorption rates contemplated by the Business Plan Projections.

  There can be no assurance that the ATSC digital television standard will be adopted in other countries. Canada, Taiwan, the Republic of Korea and Argentina have adopted the ATSC digital television standard that would incorporate VSB technologies but Western Europe and Australia have already adopted a non-VSB digital broadcast standard and Japan appears likely to adopt a non-VSB standard. The Business Plan Projections do not include non-domestic (i.e., non-United States) revenues from licensing activity and royalties relating to VSB technologies because the Company believes such revenues to be highly speculative and unreliable for business planning purposes. Potential non-domestic VSB revenues are subject to certain risks and variables that are far more extensive and material than the risks and variables presented by the Company's domestic VSB revenue projections. These risks and variables include: international economic conditions, both market-by-market and global; standards adoption processes and the interaction between de facto and government decreed standards (for countries that have yet to adopt a standard); influence of infrastructural elements; lack of historical information for the potential market; market drivers and consumer adoption; political and economic influences as among potential market countries; source of transmission content; lack of patent protection in some countries; technical considerations; broadcaster plans; and consumer electronics equipment manufacturer plans. See "BUSINESS PLAN PROJECTIONS--Assumptions Concerning VSB."

  Additionally, the ATSC digital television standard is one of several technologies currently competing for dominance in digital broadcasting internationally. In addition to the alternative broadcast standard adopted in Western Europe and Australia, cable television and satellite providers each employ a different competing standard that allows for digital broadcasts over those systems. Japan has also developed an alternative digital broadcasting standard. In all cases, the companies associated with competing digital broadcast standards are currently involved in efforts to seek adoption of those competing standards in other countries that have not yet established national standards. In many cases, those companies have greater resources available to promote the competing standards than those resources available to the Company for similar efforts. There can be no assurance that the ATSC standard, and therefore VSB technology, will achieve a significant market share globally, or that, in the face of technological innovation, will remain the standard in markets where it is currently adopted.

RISKS ASSOCIATED WITH PROPOSED OPERATIONAL RESTRUCTURING

  The Company has formulated the Operational Restructuring, which contemplates that the Company will substantially restructure the way in which it does business. The Company plans to transform its primary business operations from those of a vertically integrated television manufacturer, with research and development design, manufacturing, marketing, sales, distribution, parts and service functions, to a sales, distribution, and technology company with all or substantially all product lines produced on an outsourced basis. There are potential disadvantages, adverse consequences and risks associated with the Operational Restructuring.

 Exiting Manufacturing

  Zenith currently operates six major manufacturing centers in the United States and Mexico for the production and assembly of televisions and television components and accessories, and for cable and satellite set-top boxes. The Operational Restructuring includes initiatives to sell or close its Melrose Park, Illinois operations by the end of the fourth quarter of 1998. The Operational Restructuring contemplates that the other manufacturing facilities will close by the end of the first quarter of 1999 and be sold by the end of the third quarter of 1999. Until a sale or closure of any facility has been finalized, the Company would continue to bear some costs associated with basic maintenance relating to plant and equipment. With respect to the closing or sale of the Company's Mexican operations, under Mexican law, certain tax, administrative, severance and other employee benefit claims enjoy priority treatment and will be paid first from potential proceeds of the sale or transfer of such assets. The Company currently estimates the aggregate of such payments to be approximately $44.2 million. Additionally, the Company expects that it will incur additional expenses related to expatriate U.S. workers assigned to Mexican facilities, including relocation costs.

  The Company may not be able to accomplish the sale of each of its facilities within the time frame contemplated by the Operational Restructuring or may be unable to obtain offers at the price levels contemplated in the Business Plan Projections. Failure to finalize any sale within the schedule of the Operational Restructuring will result in additional costs and expenses to the Company. Failure to achieve the sale price contemplated by the Business Plan Projections may result in a shortfall in cash required to accomplish the Operational Restructuring. Such additional costs and expenses or cash shortfalls could have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures. Additionally, the disposition schedule contemplated by the Operational Restructuring and the nature of the market for the facilities may adversely affect the selling price for the facilities. The Company's plants vary in layout, age, features and condition, and may not be suitable for alternative uses.

  In October 1998, the Company announced plans to close its Melrose Park color picture tube plant in December 1998 and notified its labor unions and employees concerning the possible plant closure. In November 1998, the Company entered into an agreement with a major international consumer electronics company for the purchase of some of the equipment located at the Company's Melrose Park facility, including some of the equipment previously leased by the Company under the Leveraged Lease (Melrose Park). A portion of the sale price of such equipment will be in credits against future purchases of color picture tubes from that company. The sale of such equipment will preclude additional picture tube manufacturing at the Melrose Park facility after the plant closure. There can be no assurance that the Company will be successful in its attempts to locate a buyer or achieve the selling prices within the schedule or budget set forth in the Operational Restructuring for the property, plant and the remaining equipment located in Melrose Park.

  On October 7, 1998, the Company sold its Glenview, Illinois headquarters building to BRE/Glenview I Inc. The terms of the sale included a lease agreement under which the Company will continue to be a tenant in the building through December 1999. The proceeds of the sale were used, as required under the Amended Citibank Credit Facility, to repay certain debt under that facility, which permanently reduced that portion of the facility secured by the Company's real estate assets.

  The sale of the Mexican manufacturing facilities is dependent in part on the condition of the real estate market in Mexico in general and in the "maquiladora" designated regions in particular. International trade considerations, including customs, duties, North American Free Trade Agreement ("NAFTA") requirements and the currency markets with respect to the Mexican Peso and currencies of other competing off-shore manufacturing areas influence the decision of other companies to select Mexico as a manufacturing location. There are substantial risks associated with changes in international economies, particularly those in Asia, that may influence the Company's ability to sell its Mexican operations within the schedule and budget set forth in the Operational Restructuring.

  The Company will depend on third-party suppliers to provide the Company with substantially all of the Company's 1999 consumer electronics product line. If the Company is unable to enter into necessary outsourcing contracts for its 1999 model year by January 1, 1999, as contemplated by the Operational Restructuring, the Company may be unable to sell or close some plants and equipment and/or reduce inventories as contemplated by the Operational Restructuring. Failure to sell these assets as contemplated by the Operational Restructuring would result in a shortfall in cash required to implement the Operational Restructuring and could have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

  The Financial Restructuring currently anticipates that the Company will transfer the Reynosa Assets to LGE in exchange for the forgiveness of debt owed by the Company to LGE, and the Operational Restructuring currently provides that the Company will outsource certain products from the LGE-owned Reynosa Assets after the Restructuring. The Company and LGE have not yet entered into any agreement or contract concerning the products to be outsourced from the Reynosa Assets after the transfer to LGE, nor has pricing for those products been established; however, the parties are engaged in negotiations while the structure of the Reynosa Assets transfer under the Financial Restructuring is being finalized. The Company believes that it would be beneficial to its outsourcing efforts to have the Reynosa Assets (while owned by LGE) provide certain products due to the general unavailability of certain screen-sized televisions and uniquely designed commercial products models through other manufacturers. The Company currently anticipates purchasing approximately $469 million in finished products and components from the Reynosa facility for its 1999 model year. Because no contract concerning transfer of the Reynosa Assets or outsourcing from the Reynosa Assets following the transfer to LGE currently exists, there can be no assurance that the Company will be able to procure products from this source at prices or in volumes anticipated by the Operational Restructuring.

  The Company currently manufactures certain components and sub-assemblies at the Reynosa facility that may be required by suppliers to the Company following its exit from manufacturing. The Company and LGE have not yet reached agreement on whether LGE will continue the manufacture of those components and sub-assemblies following the transfer of the Reynosa Assets. If those components and sub-assemblies are not manufactured at Reynosa following the transfer, the Company may need to seek alternative sources, pre-build parts and inventories of finished goods, or delay some of its intended product lines until suitable component and sub-assembly manufacturers can be located and contracts secured for the Company's products. If the Company is unable to reach agreement with LGE concerning outsourcing and component supply, the Company may not be able to implement the Operational Restructuring. See "-- Outsourcing Initiatives."

  Environmental issues associated with each property may also affect the value from the sale of the manufacturing facilities realized by the Company. The manufacture of televisions and television components involves the use of hazardous chemicals and substances including metals, caustics, acids, volatile and semivolatile organic chemicals, plastics and resins. Potential purchasers of any one of the manufacturing facilities offered for sale by the Company may require escrows, indemnities or other financial considerations from the Company. See "RISK FACTORS--Legal Proceedings."

 Outsourcing Initiatives

  The Operational Restructuring calls for the Company to outsource all or substantially all of its product lines beginning in 1999. While the Company currently outsources some small screen televisions, all of its VCRs, and many television components and accessories, there are substantial risks associated with the Company's plan to outsource all or substantially all of its product lines within the time frame provided for in the Operational

Restructuring, including without limitation: (i) limited manufacturing capacity within the television and consumer electronics industries; (ii) many sources of manufacturing capacity for the Company's outsourcing requirements are the Company's competitors within the United States domestic television market and may be unwilling to supply products with features and at prices assumed in the Business Plan Projections; (iii) trade restrictions and customs duties related to products produced outside of the territories covered by NAFTA may significantly affect the Company's ability to import goods or components, particularly high end or high featured televisions, at competitive prices; (iv) the Company may not be able to meet financial requirements, including payment and security terms, imposed by outsourcing manufacturers and component suppliers; and (v) long lead-times required for the design and sourcing of televisions and consumer electronics (generally in the six- to twelve-month range) may delay implementation or continued performance of the Operational Restructuring.

  In October and November 1998, Zenith signed definitive supply agreements with vendors relating to significant portions of its 1999 model year requirements. These contracts cover console televisions, some small and medium screen direct view sets, TV/VCR combination sets, and large screen projection television sets. These contracts are with a number of international consumer electronics companies and a major specialty consumer electronics assembler. No minimum purchase volume is established under any of the contracts. Each agreement provides for price adjustments for changes in Zenith's product specifications and is subject to finalizing product specifications. In some cases, the Company has not yet tendered its design or feature specifications to the manufacturer. Other provisions pertaining to scheduling and unique parts procurement may also not be finalized in some agreements. Additionally, some of the agreements have specific financial requirements concerning payment terms and conditions that may be subject to credit availability under the Company's DIP or post-restructuring credit facilities during the 1999 model year.

  The Company has also entered into supply agreements with two international consumer electronics companies relating to color picture tube requirements for the 1999 model year. Each of the supply agreements requires that the seller supply a specific percentage of the Company's medium screen color picture tube requirements. One of the agreements includes provisions relating to the purchase of some of the equipment located at the Company's Melrose Park facility, including some of the equipment previously leased by the Company under the Leveraged Lease (Melrose Park).

  While the Company has identified parties that it believes have the capacity and interest to provide all or substantially all of the products in its 1999 model year line, the Company has not yet entered into definitive agreements concerning its 1999 model year requirements for HDTV products, front-projection televisions, VCRs or the medium screen and large screen direct view televisions that the Company expects to purchase from an affiliate of LGE after the transfer of the Reynosa Assets or for some accessories and components.

  The ability of the Company to achieve its Operational Restructuring requires that all outsourcing contract negotiations be finalized within sufficient lead time to allow product sources to order components and schedule production and delivery to meet the Company's forecasts. Such lead time schedules vary from supplier to supplier. Failure of the Company to finalize all product specifications, allowing suppliers' scheduling of component parts, manufacturing or delivery could result in delays in delivery of products, which could, in turn, have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures. Failure of the Company to obtain credit facilities with sufficient capacity to meet the requirements of those contracts could result in delays of product delivery and materially impact the Company's ability to implement the Restructuring.

  Pursuant to the Prepackaged Plan, the Company may transfer to LGE the Reynosa Assets in return for the forgiveness of debt. The Company is currently negotiating terms with LGE under which the Company will procure certain products from Reynosa following that transfer but no contract relating to that outsourcing relationship has been completed at this time. In some cases such contract may be at prices or under terms less favorable to the Company than those included in assumptions used in formulation of the Operational Restructuring. The Company expects, however, that initial pricing terms for outsourcing from Reynosa to fall within the assumptions underlying the Business Plan Projections. The Company currently anticipates purchasing approximately $469 million in finished products and components from the Reynosa facility for its 1999 model year, a portion of which is expected to be purchased following the transfer of the Reynosa Assets to LGE in connection with the Restructuring. See "BUSINESS PLAN PROJECTIONS--Cost of Goods Assumptions."

  Due to continuing industry production under-capacity for new technology products, particularly in high end, high feature television sets, the Company may not be able to offer expanded product lines incorporating such new technologies at attractive prices. Such products include HDTV sets and plasma screen monitors. Many of these products typically have higher margins than older technology, smaller screen products or products with fewer features. Additionally, manufacturers with over-capacity in these product lines may be unwilling or unable to manufacture sets to Company specifications or to unique Company designs due to tooling requirements. Successful brand definition through unique designs and features is critical to the ability of the Company's outsourcing efforts. The Company believes it must be able to provide products which are easily differentiated from those of its competitors, including competitors providing outsourced products to the Company, in order for a marketing plan to be successful.

  There can be no assurance that the Company will be successful in procuring all outsourced products at the prices and covering the product lines contemplated by the Operational Restructuring for the 1999 model year or for any model year thereafter. With the exception of the picture tube agreement described above, the Company has not yet entered into any agreements with suppliers for model years after 1999. Failure of the Company to provide its planned product line at the designated price points could adversely impact the ability of the Company to place products in targeted retail outlets or maintain targeted market share and could have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures. Continued delays in the implementation of all aspects of the Operational Restructuring or in the confirmation of the Prepackaged Plan may also adversely influence consumer attitudes toward the Company's products.

 Assumptions Concerning Other Royalty Revenue

  The majority of the Company's current royalty income relates to several core patents used in tuner applications on consumer electronics. Those tuner patents are scheduled to expire by 2003. The Business Plan Projections assume that the royalty revenue from licenses associated with the tuner patents, excluding development and management costs, will be more than $25 million for each of the years 1998-2002 and $14 million in 2003. In June 1998, Funai Electric Co., Ltd., a licensee of the Company's tuner patents, filed suit against the Company seeking a declaratory judgment that the Company's tuner patents were invalid and unenforceable, or that the plaintiff's use of certain technologies in its current products did not infringe on the Company's tuner patents. The complaint seeks the return of previously paid royalties. The plaintiff is also seeking a preliminary injunction precluding the Company from terminating its licensing agreement and allowing it to pay future royalties into an escrow. See "RISK FACTORS--Legal Proceedings" and "BUSINESS--Legal Proceedings." If a challenge to the tuner patents were successful prior to 2003, or if an alternative technology was developed which alleviated the requirement that televisions or VCRs include the Company's patented processes, income received from such patents could be significantly reduced during the term of the Operational Restructuring. The loss of all or a substantial portion of such tuner patent royalties would have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

 Timing

  The Business Plan Projections include a number of assumptions concerning the time within which the Company will achieve certain milestones in its conversion from a manufacturing to a sales, distribution and technology company. The Company believes that it will be able to achieve the timetable established in the

Operational Restructuring. However, most, if not all, steps in the Operational Restructuring require actions by parties (such as lenders, suppliers, customers and purchasers of assets to be sold) or the occurrence of events (such as asset sales and agreement on outsourcing arrangements) that are outside of the control of the Company for completion. Any delay in achieving any portion of the Operational Restructuring could result in additional costs or expenses to the Company, for which the Company will incur additional cash needs. Such additional cash needs may not be covered by or available under the capital and funding structure available to the Company and upon which the Business Plan Projections are based. For example, elements of the Operational Restructuring, such as the sale or divestiture of certain assets, the ability to enter into contracts for outsourced products at the prices and on the schedules included in the Business Plan Projections, the ability of the Company to reduce its inventories through sales or the ability of the Company to draw under certain credit facilities, are all time sensitive within the Operational Restructuring and are not yet certain. There can be no assurance that the Company will meet the milestones required under the Operational Restructuring in accordance and within the time frame assumed in the Business Plan Projections.

  On November 16, 1998, the Company and LGE entered into Amendment No. 1 and Waiver to the Restructuring Agreement to extend the delivery date of the Implementation Program (as defined) from August 31, 1998 to November 30, 1998 and to waive until November 30, 1998 the Company's obligation to pay interest to LGE on certain amounts owed by the Company to LGE.

  The Company anticipates that additional modifications to the Restructuring Agreement will be necessary before the Restructuring can be consummated. For instance, the Company has revised its Business Plan Projections. Pursuant to the Restructuring Agreement, material changes to the Business Plan Projections must be satisfactory to LGE. In addition, LGE may terminate the Restructuring Agreement if the Prepackaged Plan is not consummated prior to December 15, 1998. The Company does not believe that the Prepackaged Plan will be consummated prior to such date. The Company and LGE are in discussions concerning the revisions to the Business Plan Projections, the extension of the December 15 deadline and related matters, but there can be no assurance that an agreement can be reached with respect to these issues. If an agreement is not reached with respect to these issues, the Company will be in default of the Restructuring Agreement, the conditions to LGE's participation in the Restructuring will not be met, and the Company will not likely be able to complete the Restructuring.

 Ability to Maximize Value for Network Systems Division

  Pursuant to the Operational Restructuring, the Company intends to seek an investor for, or sell all or a portion of, NWS during 1999. NWS has designed, manufactured and distributed set top boxes for the cable and satellite television industries for the past 15 years. The majority of NWS' current business is derived from two strategic contractual relationships with Americast and with affiliates of News Corporation for the production of digital set top boxes. Americast is a consortium of four Regional Bell Operating Companies which compete with cable and satellite providers in the delivery of video entertainment services to subscribers. Zenith sells digital satellite receivers to News Corporation-affiliated satellite network providers. NWS' main domestic competitors have substantially greater market share and have strong relationships with large, traditional, domestic cable television service providers. The Company's current financial situation has to some extent affected NWS' ability to attract additional business. NWS' main contracts with Americast and affiliates of News Corporation are assignable under certain circumstances. Both major NWS customers currently have alternative sources for some or all set top box models they offer in their businesses. NWS and its advisors have informed Americast, the consortium members, and News Corporation of its intention to locate an investor for the business and elicited their support. The Americast agreement has been amended to adjust volume, pricing and products covered and to permit the sale of NWS to a list of certain preapproved parties. The value obtainable for NWS may also be affected by further contract negotiations involving changes in prices or volumes. There can be no assurance that the Company will be able to locate an investor in or to sell NWS within the time period or for the price contemplated in the Operational Restructuring or that Americast or News Corporation or their successors will consent to any such transaction. Additionally, there can be no assurance that the Company will continue as a major supplier to Americast or News Corporation or their affiliates, or that the current contracts will remain in force for the term of the Business Plan Projections. The Company has received preliminary bids or indications of interest relating to the purchase of NWS, all of which are subject to due diligence reviews. No definitive agreement or letter of intent has been entered into with any of the prospective buyers. Failure to locate an investor in or to sell NWS on the terms and timing contemplated by the Business Plan Projections or to continue to be a major supplier to Americast or News Corporation could result in increased costs, expenses and cash shortfalls, and could have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

 Sales, Distribution and Technology Company

  The Company's Operational Restructuring contemplates that the Company will exit manufacturing and will become a sales, distribution and technology company, capable of designing and specifying features for its products on a year-by-year basis and largely outsourcing the manufacture of those goods. The Operational Restructuring assumes that the Company will be able to adopt a "best of the breed" design philosophy, incorporating the newest and highest demand features and capacities into its models each year, without regard to the restrictions of manufacturing capabilities within any supplier's facilities. The Operational Restructuring also contemplates that the Company will maintain or build its current warranty, parts and service and accessory businesses. Failure to implement such design philosophy (or to maintain or build warranty, accessory, parts and service businesses, including increasing margins in some of those areas) could have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

  The Business Plan Projections also assume that the Company's market share will remain consistent with the Company's historical market share, except that the Operational Restructuring contemplates that the Company will focus its efforts in larger screen sizes and in digital products. The Business Plan Projections assume that the Company will be able to achieve at least a 4% to 7% share of the digital product market in the later years of the Operational Restructuring. There can be no assurance, however, that the Company will be able to achieve such market share. The Business Plan Projections assume certain timing and absorption of digital products by consumer markets, and that the current federally mandated timing of HDTV and digital broadcasts would be met. While initial digital television broadcasts began in November 1998, the amount of programming is expected to be limited for some time. In addition, television manufacturers, including the Company, are experiencing delays in getting digital products to market at mass-market price points. The Company has delayed the consumer release of its rear-projection HDTV due to manufacturing issues and cost considerations.

  The television and consumer electronics industries have seen substantial price erosion since the late 1980s. Since 1994, consumer prices have declined, on average, from 2% to 5% per year. While high end, large screen sizes have historically exhibited price erosion at lesser rates or levels than smaller screen sizes, the price erosion has accelerated in higher end products. The Business Plan Projections forecast similar price erosion will occur in future years, with accelerated price erosion in digital products as those products are more widely produced and available. The Company cannot predict or control further price erosion. Most television and consumer electronics companies are vertically integrated, allowing absorption of price erosion across a broad band of related functions. The highest profit margins within an integrated business generally are obtainable in the research and development areas (royalty and licensing payments) and in the sale of after market applications such as gaming software or accessories. The next highest margins are generally available in the components and parts and service segments of the industry. The lowest profit margins generally exist in the assembly and sales segments of the industry. The Operational Restructuring contemplates that the Company will retain one segment--sales--with traditionally the lowest margins, one segment in the mid-range (parts and service), and limited functions in one high range segment (research and development). Continued price erosion in consumer electronics beyond that forecast by the Business Plan Projections would severely impact the Company's ability to maintain profit margins contemplated in the Operational Restructuring and would have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures. The Business Plan Projections also assume that the Company will be able to reposition its brand, which repositioning will allow the Company to increase its prices while maintaining projected volume. There can be no assurance that the Company will be able to reposition its brand while maintaining projected volumes with increased prices within the time frames contemplated by the Business Plan Projections.

 Manufacturing Alliances to Leverage Technology Applications

  The Company currently owns certain patent rights in VSB technology and other technologies that may be employed in high definition television. While the Company's VSB technology has been approved by the Federal Communications Commission as part of the ATSC terrestrial broadcast standard in the U.S., the Company has very limited resources with which to either develop the technology or to extend the applications of the technology as the standard in other markets internationally.

  The Operational Restructuring requires that the Company exploit its technologies, including VSB. Because of the Company's limited resources, such activities are likely to be undertaken through joint ventures or technical alliances with third parties. Such joint ventures or alliances would likely be with other companies currently in the consumer electronics industry that have manufacturing or marketing synergies with the Company. The Operational Restructuring contemplates that the Company will locate and enter into agreements with partners for continued development of projection television, high definition television and digital set top boxes. LGE does have manufacturing, technology and marketing capabilities which may be beneficial to the Company in its efforts to advance the ATSC broadcast standard in certain key markets and the Company has had discussions with LGE concerning its interest and the resources available to assist in expanding the application of the ATSC broadcast standard in other markets, particularly in Asia and South America. No definitive agreement has been reached concerning joint efforts between the Company and LGE in those areas. The achievement of the results contemplated by the Operational Restructuring does not require that LGE will be one of the parties with whom the Company seeks joint venture or technological partnerships.

  There can be no assurance that the Company will be successful in locating joint venture partners or technology alliance partners in order to achieve market or financial returns on its technologies. Many of the Company's competitors in the consumer electronics industry may have similar technologies or strategies and the financial resources to proceed without the requirement of a joint venture or technology alliance. If the competitors are successful in advocating alternative strategies and technologies that do not include the Company's patents, the Company will be unable to achieve significant licensing income from its applications. Failure to locate joint venture partners or technology alliance partners to achieve acceptable returns on its technology would have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

 Employee Retention

  The Company's ability to consummate the Operational Restructuring is dependent in part on its ability to retain and motivate its officers and key employees. The Company's current financial difficulties have had a detrimental effect on its ability to attract or retain key officers and employees. The Company has experienced over the last two years, and continues to experience, high turnover in the ranks of its executives, professionals, sales and marketing personnel and technical and engineering staff. In particular, several key digital technology and software engineers have recently left the Company. There can be no assurance that the Company will be able to retain or employ technical and engineering personnel necessary to meet the research and development goals of the Operational Restructuring. The Company is implementing a retention program which includes base salary adjustments, short- and long-term incentive bonuses and retention and stay bonuses for key senior management personnel and approximately 175 other key managers and employees. See "MANAGEMENT--Executive Officers of the Company." There can be no assurance, however, that such programs will be successful, and the Company's inability to retain key individuals could have a material adverse effect on the Company's business, financial condition, results of operations, its ability to implement the Operational Restructuring and ability to meet its financial obligations, including those under the New Subordinated Debentures.

LEGAL PROCEEDINGS

  In June 1998, Funai Electric Co., Ltd., a licensee of the Company's tuner patents, filed suit against the Company seeking a declaratory judgment that the Company's tuner patents were invalid and unenforceable, or that the plaintiff's use of certain technologies in its current products did not infringe on the Company's tuner patents. The complaint seeks the return of previously paid royalties. The plaintiff is also seeking a preliminary injunction precluding the Company from terminating its licensing agreement and allowing it to pay future royalties into an escrow. The court has denied the plaintiff's request for a temporary restraining order against the Company. See "--Risks Associated with Proposed Operational Restructuring--Assumptions Concerning Other Royalty Revenue."

  In June 1998, the Company's president and chief executive officer, its directors, and an affiliate of LGE were named as defendants in a suit filed by a shareholder in a state court in New Jersey entitled Vengrove v. Gannon, et al. The suit alleges breach of fiduciary duties by the directors, the officer and the LGE affiliate arising out of the Company and the Board's actions related to the Financial Restructuring and Prepackaged Plan. The plaintiff seeks to be certified as a class representative and the suit designated as a class action. The suit seeks to enjoin the defendants from proceeding with the cancellation of the Old Common Stock held by minority shareholders or to provide compensation to the minority holders for such cancellation. The Company does not anticipate that the Vengrove litigation will have an adverse effect on the Company's ability to effectuate the Restructuring. However, if the court in which the Vengrove litigation is pending were to grant some or all of the relief sought by the plaintiff, such a ruling could result in a delay of the commencement of the Prepackaged Chapter 11 Case or of the consummation of Restructuring.

  The Company is also involved in various other legal actions, environmental matters, and other proceedings relating to a wide range of matters that are incidental to the conduct of its business. See "BUSINESS--Legal Proceedings."

FINANCING AGREEMENT RESTRICTIONS

  The Company is currently engaged in discussions of the terms of both DIP and post-restructuring facilities with potential lenders. No binding commitment has been issued by any lender and no facility has been entered into by the Company covering the DIP or post-restructuring periods. The Business Plan Projections incorporates assumptions about the terms, conditions and available borrowings under both the DIP and post-restructuring financing arrangements. See "BUSINESS PLAN ASSUMPTIONS--Financing Assumptions." Such assumptions were based on preliminary proposals received from prospective lenders. In particular, the Company assumes that it would be able to obtain a DIP facility of not less than $125 million in total availability, secured by the Company's assets, including inventory, receivables, fixed assets and intellectual property, at interest rates comparable to market rates and margins for similar facilities offered to other debtors. The Company assumes that it will be able to obtain post-restructuring financing in an amount of not less than $100 million on terms satisfactory to the Company, and at market rates and margins offered to similarly situated borrowers. There can be no assurance that the Company will obtain either DIP or post-restructuring financing, or that the terms or conditions of or availability of borrowings under such facilities, if obtained, will be consistent with the assumptions underlying the Business Plan Projections. If the Company is unable to obtain financing in an amount and under terms sufficient to meet the requirements of the Business Plan Projections, the Company may be unable to complete its Operational Restructuring. See "DESCRIPTION OF DEBT AND CREDIT ARRANGEMENTS--Short-Term Debt."

POSSIBLE DEFAULTS; RISK OF ACCELERATION OR TERMINATION

  The Company is a party to a number of financing arrangements. Default by the Company of its obligations under any such arrangement could result in the acceleration of the Company's obligations under such arrangements. In the event such an acceleration were to occur, the full amount of principal and interest due with respect to the accelerated debt would be immediately due and payable. In addition, substantially all of the Company's outstanding indebtedness contains cross-acceleration provisions which could allow the requisite holder(s) of such indebtedness to accelerate all of its indebtedness in the event of an acceleration of any portion. The Amended Citibank Credit Facility expires on the earlier of a bankruptcy filing by the Company or December 31, 1998. The Company is in negotiations to extend or replace the Amended Citibank Credit Facility, but there can be no assurance that the Company will be able to do so, or of the terms upon which if would be able to do so. If a material amount of the Company's indebtedness were to be accelerated (which could occur at any time and whether or not there are delays in obtaining requisite acceptances of the Prepackaged Plan and the filing of the Prepackaged Chapter 11 Case) or to become due without a replacement facility, the Company likely would be unable to repay such indebtedness. Under such circumstances, the Company might have no choice but to seek immediate relief under the Bankruptcy Code. In the event the Company were required to commence a chapter 11 case without a pre-approved plan of reorganization, the Company believes that there is a risk that little, if any, value would be available for distribution to unsecured creditors. Furthermore, there can be no assurance that the Company would be able to emerge from such a proceeding under the Bankruptcy Code, in which case the Company might be forced into a liquidation proceeding under chapter 7 or chapter 11 of the Bankruptcy Code. If the Company is sold, the Company believes that the ability of holders of Claims to recover on their investments would be impaired to an even greater degree.

CONTROL BY LGE

  LGE and LG Semicon presently beneficially own 56.5% of the Old Common Stock (including vested but unexercised options) and control a majority of the Board. Following consummation of the Financial Restructuring, LGE will own 100% of the New Common Stock. Accordingly, LGE will continue to have the ability to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and divestitures and other agreements and the election of the Board. See "SECURITY OWNERSHIP."

  LGE may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their investment in the Company even though such transactions might involve increased risk to the holders of the New Subordinated Debentures. In addition to their investment in the Company, LGE is a global consumer electronics company and along with its affiliates, has, and may develop, additional relationships with businesses that are or may be competitive with the Company. The Company has engaged in, and expects to continue to engage in, a number of other transactions with LGE. For example, if the Prepackaged Plan is consummated and the Reynosa Assets are transferred to LGE, LGE will sell televisions produced at the Reynosa facility to the Company for resale by the Company in the United States. The Company would expect to purchase approximately $469 million of product in 1999 from LGE under such arrangement. If the Reynosa Asset transfer does not occur, the Company expects to enter into a management or lease agreement with LGE pursuant to which LGE would operate such facility. The Company and LGE are in discussions concerning the joint development of HDTV products, which may eventually be manufactured by LGE for the Company for resale by the Company in the United States. See "SPECIAL FACTORS--Events Leading to the Restructuring" and "CERTAIN TRANSACTIONS."

CERTAIN BANKRUPTCY CONSIDERATIONS

 Method of Solicitation

  Section 1126(b) of the Bankruptcy Code provides that the holder of a Claim against, or Equity Interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of "adequate information," as defined under the Bankruptcy Code. This Disclosure Statement is being presented to all holders of Impaired Claims in order to satisfy the requirements of section 1126(b) of the Bankruptcy Code.

  The Company believes that the use of the Disclosure Statement and of Ballots and Master Ballots for the purpose of obtaining acceptances of the Prepackaged Plan and the Solicitation is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in such event, Confirmation of the Prepackaged Plan could be delayed and possibly jeopardized.

 Classification and Treatment of Claims and Equity Interests

  Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify Claims against, and Equity Interests in, the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Prepackaged Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Company believes that all Claims and Equity Interests have been appropriately classified in the Prepackaged Plan. The Company has elected to separately classify General Unsecured Claims because this Class is comprised largely of trade creditors. Many of these creditors are key suppliers of products and services used by the Company. Accordingly, any impairment of these Claims could be detrimental to the ability of the Company to obtain essential trade credit and could substantially impair the ability of the Company to do business with trade creditors whose goods and services are essential for the Company. Bank Lender Claims have been separately classified because the Company believes that LGE's guaranty of these Claims renders their legal and financial position substantially unlike other unsecured Claims. LGE Claims have been separately classified because the holder of these Claims has voluntarily agreed to convert their debt to equity and because LGE is an insider. LGE has consented to the separate classification of its Claims as provided in the Prepackaged Plan. Finally, because the Old Subordinated Debenture Indenture contains subordination provisions, the Old Subordinated Debentures are not held by insiders, and the Old Subordinated Debenture Claims are not guaranteed by LGE, the Company believes that the Old Subordinated Debenture Claims are significantly different from the other unsecured debt and therefore must be classified separately.

  To the extent that the Bankruptcy Court finds that a different classification is required for the Prepackaged Plan to be confirmed, the Company presently anticipates that it would seek (i) to modify the Prepackaged Plan to provide for whatever reasonable classification might be required for Confirmation and (ii) to use the acceptances received from any creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Prepackaged Plan, by changing the composition of such Class and the vote required for approval of the Prepackaged Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Prepackaged Plan based upon such reclassification. Except to the extent that modification of classification in the Prepackaged Plan requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Prepackaged Plan by any holder of Claims pursuant to this solicitation will constitute a consent to the Prepackaged Plan's treatment of such holder regardless of the Class as to which such holder is ultimately deemed to be a member. The Company believes that under the Federal Rules of Bankruptcy Procedure the Company would be required to resolicit votes for or against the Prepackaged Plan only when a modification adversely affects the treatment of the claim of any creditor or equity securityholder. See "THE PREPACKAGED PLAN--Modification of the Prepackaged Plan."

  The Bankruptcy Code also requires that the Prepackaged Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Company believes it has complied with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Prepackaged Plan does not satisfy such requirements, the Bankruptcy Court could deny Confirmation of the Prepackaged Plan.

  Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and Consummation of the Prepackaged Plan and could increase the risk that the Prepackaged Plan will not be consummated.

 Nonacceptance of the Prepackaged Plan--Confirmation by "Cram Down"

  In the event any impaired Class of Claims does not accept the Prepackaged Plan, the Bankruptcy Court may nevertheless confirm the Prepackaged Plan at the Company's request pursuant to the "cram down" provisions of the Bankruptcy Code if at least one impaired Class has accepted the Prepackaged Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each impaired Class which has not accepted the Prepackaged Plan, the Bankruptcy Court determines that the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Impaired Class. See "THE PREPACKAGED PLAN--Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims." In the event that the Class of holders of the Old Subordinated Debentures fails to accept the Prepackaged Plan, the Company intends (and the Prepackaged Plan so provides) to seek Confirmation of the Prepackaged Plan without the acceptance of such Class and reserves the right to request Confirmation in the event that any other Class of Impaired Claims fails to accept the Prepackaged Plan. IF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS DO NOT ACCEPT THE PREPACKAGED PLAN, THE COMPANY INTENDS TO INITIATE A "CRAM DOWN" PROCEDURE WITH RESPECT TO THE CLASS COMPOSED OF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURES. IF SUCH A "CRAM DOWN" IS APPROVED BY THE BANKRUPTCY COURT, HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS WOULD RECEIVE NO DISTRIBUTION AND RETAIN NO PROPERTY. If the Prepackaged Plan is not consummated, the Company may be required to sell its assets, and the Company believes that in the event of a liquidation, holders of the Old Subordinated Debentures would receive no distribution and retain no property. Because the holders of Equity Interests receive no distribution and retain no property under the Prepackaged Plan, that Class is presumed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, that Class will be subject to "cram down" as part of the Confirmation of the Prepackaged Plan.

  The Company also reserves the right to modify the terms of the Prepackaged Plan as necessary for the Confirmation of the Prepackaged Plan without the acceptance of other Classes of Impaired Claims. Such modification could result in a less favorable treatment to any non-accepting Class or Classes, as well as any Classes junior to such non-accepting Classes, than the treatment currently provided in the Prepackaged Plan. Such less favorable treatment could include a distribution to the affected Class of property of less value than that currently provided in the Prepackaged Plan or, in certain cases, no distribution of property under the Prepackaged Plan, as modified. Any such modification may require resolicitation of one or more Classes of Impaired Claims and could result in a delay in the Confirmation and Consummation of the Prepackaged Plan and could increase the risk that the Prepackaged Plan will not be consummated. See "THE PREPACKAGED PLAN--Modification of the Prepackaged Plan." However, except as described above, the Company may choose not to seek Confirmation of the Prepackaged Plan in the event one or more Classes of Claims do not accept the Prepackaged Plan, but may choose instead to pursue an alternative means to restructure the Company.

 Certain Risks of Non-Confirmation

  Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Prepackaged Plan. A non-accepting creditor of the Company might challenge the adequacy of the disclosure or the solicitation procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Prepackaged Plan if it were to find that any statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Prepackaged Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Classes of Impaired Claims and Equity Interests will not be less than the value of distributions such Classes of Impaired Claims and Equity Interests would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. See "THE PREPACKAGED PLAN--Confirmation Standards." While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Prepackaged Plan will not be followed by a liquidation or the need for further financial reorganization and that non-accepting holders of Impaired Claims and Equity Interests will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code. The Company believes that holders of Old Common Stock would receive no distribution under either a liquidation pursuant to chapter 7 or a liquidation or reorganization pursuant to chapter 11. See "THE PREPACKAGED PLAN--Confirmation Standards."

  The Confirmation and Consummation of the Prepackaged Plan are also subject to certain conditions. See "THE PREPACKAGED PLAN--Summary of Other Provisions of the Prepackaged Plan." No assurance can be given that these conditions will be satisfied or if not satisfied that the Company would waive such conditions.

  If the Prepackaged Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed in a timely manner, it is unclear whether the Restructuring could be implemented and what holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to in a timely manner, it is possible that the Company would have to liquidate its assets, in which case it is likely that holders of Claims and Equity Interests would receive less than they would have received pursuant to the Prepackaged Plan. See "SPECIAL FACTORS--Alternatives to Confirmation and Consummation of the Prepackaged Plan--Liquidation Under Chapter 7."

 Risk of Subsequent Insolvency Proceeding

  There may be significant consequences to holders of the New Subordinated Debenture in the event of a subsequent bankruptcy. A holder of New Subordinated Debentures will have a smaller claim with respect to New Subordinated Debentures in a subsequent bankruptcy than it currently has with respect to the Old Subordinated Debentures and may therefore receive a smaller distribution in a subsequent bankruptcy. Similarly, there may be significant consequences to LGE in the event of a subsequent bankruptcy. LGE will have a smaller claim, and will hold equity interests in the Company, in a subsequent bankruptcy (as opposed to holding the LGE Claims), and may therefore receive a smaller distribution in a subsequent bankruptcy.

READINESS FOR THE YEAR 2000

  The Company is employing a combination of internal resources and outside consultants to coordinate and implement its Year 2000 Readiness initiatives. The Company has established a Company-wide Year 2000 Task Force, led by the Company's technology group, with representation from its major business segments, to evaluate and address Year 2000 issues. The Year 2000 Task Force's responsibilities include, without limitation, (i) conducting an evaluation of the Company's computer-based systems, facilities and products (and those of dealers, vendors and other third parties with which the Company does business) to determine their Year 2000 Readiness, (ii) coordinating the replacement and/or upgrade of non-compliant systems, as necessary, (iii) promoting the Company-wide awareness of Year 2000 issues through education and training, and
(iv) developing, and overseeing the implementation of all of the Company's other Year 2000 Readiness initiatives.

  The Company has completed its evaluation of its computer-based systems, facilities and products to determine whether they are "Year 2000 Ready." The Company has identified certain information and computer systems that are not Year 2000 Ready and is in the process of purchasing software and hardware upgrades and replacements for these systems. The Company anticipates that each of these upgrades and replacements will be implemented prior to the Year 2000. Additionally, the Company believes that its material non-information technology systems will be Year 2000 Ready prior to the Year 2000. The Company believes that most of its currently manufactured products are Year 2000 Ready. The Company has sent Year 2000 Readiness Questionnaires to its existing key vendors and suppliers to assess the Year 2000 Readiness of their systems and products. The responses to these Questionnaires have indicated that the Company's vendors or suppliers are addressing their Year 2000 issues and expect to be Year 2000 Ready by the Year 2000. While the Company is working to achieve Year 2000 Readiness, there can be no assurance that it will successfully achieve all of its goals. At this time, and based on the Company's current implementation plan, the Company does not believe that its Year 2000 related issues will have a material adverse effect on the Company's business. As a result, no contingency plan has been deemed to be necessary.

  In connection with the Operational Restructuring, the Company plans to discontinue substantially all of its manufacturing operations and to outsource substantially all components and products. The Company believes its principal exposure to Year 2000 risks are related to the ability of its vendors to provide the Company with Year 2000 Ready components and products and to assure that such vendors otherwise are Year 2000 Ready so that they are able to provide the Company with components and products in a timely manner. The Company has not yet determined all of those vendors on which it will rely following completion of the Operational Restructuring. The Company is aware, however, that Year 2000 issues may exist with respect to vendors with which they have or will have a material relationship, and Year 2000 Readiness will be a material consideration in the Company's selection of, and contract negotiations with, such third-party vendors.

  Prior to 1998, the Company spent in the aggregate approximately $1.8 million on software and hardware upgrades and replacements and approximately $200,000 in other costs (i.e., labor, consulting fees and other expenses) in connection with Year 2000 Readiness. The Company has budgeted a total of $2 million for 1998 (approximately $400,000 for software and hardware upgrades and approximately $1.6 million for other costs) and $2.1 million for 1999 (approximately $1 million for software and hardware upgrades and approximately $1.1 million for other expenses) with respect to Year 2000 Readiness. Most of the costs incurred by the Company in addressing Year 2000 Readiness are expected to be expensed as incurred, in compliance with generally accepted accounting principles. The Company continues to evaluate the estimated costs associated with its Year 2000 Readiness efforts. While the Year 2000 transition efforts may involve costs in addition to those currently budgeted or anticipated to be budgeted, at this time, the Company has not yet determined the full costs of the modifications that may be necessary to address all Year 2000 issues.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  In connection with the Operational Restructuring, the Company intends to become a sales, distribution and technology development company. As a result, the Company will continue to be dependent on its ability to protect and utilize its proprietary technologies. The Company currently holds many patents relating to VSB technologies, HDTV and digital television related inventions. The Company's ability to commercialize many of the products it has under development will depend, in part, on its ability, both in the United States and in other countries, to obtain and maintain patents, enforce those patents, preserve trade secrets, operate without infringing on the proprietary rights of third parties and obtain licenses to use patents held by third parties when necessary.

  There can be no assurance that the patents currently owned or licensed by the Company, or any future patents owned or licensed by the Company, will prevent other companies from developing similar or technologically equivalent products, or that other companies will not be issued patents that may prevent the sale of the Company's products or require licensing and the payment of significant fees or royalties by the Company. There can be no assurance that pending or future patent applications licensed to or owned by the Company will result in issued patents, patent protection will be secured for any particular technology, any patent rights that have been or may be issued to the Company or its licensors will be valid or enforceable, any patent rights that have been or may be issued to the Company or its licensors will not infringe upon the patents of third parties or that the Company's patents will provide meaningful protection to the Company. The Company may be unable to avoid infringement of third-party patents and may have to obtain licenses, defend infringement actions or challenge the validity of those patents in court. There can be no assurance that a license will be available to the Company on terms and conditions acceptable to the Company, if at all, or that the Company will prevail in any patent dispute. Patent litigation is costly and time consuming, and there can be no assurance the Company will have, or will devote, resources sufficient to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant monetary damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or technologies protected by such patents.

  The Company relies on trade secrets and other unpatented proprietary information in connection with its product development activities. To the extent that the Company relies on confidential information to maintain its competitive position, there can be no assurance that other parties may not independently develop the same or similar information. The Company seeks to protect trade secrets and proprietary knowledge, in part, through confidentiality agreements with its employees, consultants, advisors and collaborators. These agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or technologies independently that may be applicable to the Company's products under development, disputes may arise about ownership of proprietary rights to those inventions and technologies. Such inventions and technologies will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. There can be no assurance that the Company will have, or will devote, sufficient resources to pursue such litigation. The Company's failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial position and results of operations.

                                SPECIAL FACTORS

EVENTS LEADING TO THE RESTRUCTURING

  The Company has for many years experienced and continues to experience, severe financial difficulties, resulting in the immediate need to restructure both its business operations and its capital structure. The Company has incurred losses in all but one of the years since 1985. These results generally reflect, among other things: significant and persistent declines in the Company's gross margins, largely resulting from reductions in color television prices driven by competitive factors, and high operating costs and performance difficulties associated with product development programs and new automated production processes.

  In light of the Company's net losses, the competitive environment and inflationary cost pressures over the past several years, and in an effort to increase gross margins and lower costs, the Company has undertaken various cost reduction programs, profit improvement initiatives, design, manufacturing, logistics and distribution improvements and various business consolidations. While the Company has been able to achieve some operating improvements through these measures, it has been unable to generate sufficient revenues to support its continued business operations in the absence of a significant operational and financial restructuring.

 LGE Acquisition of Controlling Interest

  Beginning in 1994 and as part of its strategy to return to profitability, the Company developed plans to expand and modernize its production facilities in the United States and Mexico. Those plans, which in 1994 had projected costs of $150 million, necessitated that the Company initiate discussions with possible joint venture partners because the Company did not have sufficient financial resources to undertake the planned projects without additional capital. In January 1995, the Company retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to assist in the exploration of possible strategic alternatives, focusing on alternatives for raising equity and locating potential investors or strategic partners. In early 1995, the Company had discussions with potential investors, none of which resulted in a transaction. At this time, the Company also approached and had numerous discussions with LGE, with which the Company had a long-term supply relationship and which had already purchased 4.97% of the Company's Old Common Stock in 1991 for $15 million, concerning its willingness to make an investment in the Company to provide capital necessary for the Company's expansion and modernization plans. Discussions between the Company and LGE resulted in an agreement (the "LGE Stock Purchase Agreement"), which was approved by the stockholders of the Company. In November 1995, pursuant to the LGE Stock Purchase Agreement, LGE and LG Semicon purchased 18,619,000 shares of Old Common Stock at $10.00 per share from the Company's stockholders pursuant to a tender offer and 16,500,000 newly issued shares of Old Common Stock at $10.00 per share from the Company. After giving effect to such transactions, which resulted in a $186.2 million aggregate payment to the stockholders of the Company and a $165 million capital contribution to the Company, LGE and LG Semicon owned approximately 57.7% of the Old Common Stock. Pursuant to the Prepackaged Plan, the $366.2 million equity investment of LGE and LG Semicon will be cancelled.

 Financing Transactions

  In 1996 the Company continued to experience price competition in the color television markets and delays in production of new high-margin products. The Company's losses accelerated in 1996 and 1997 as it attempted to modernize and automate its manufacturing facilities. The Company invested heavily in upgrading portions of its color picture tube operations in Melrose Park and in setting up a new automated manufacturing line for computer display terminals ("CDTs"). The Company's CDT line was set up to produce low definition, small screen size displays. By the time the CDT line was operational, the market for such displays was limited, having been replaced in demand by higher definition, larger screen sizes capable of handling the requirements of advanced gaming and software developments. In order to make the CDT line economically feasible, the Company would have to invest substantial additional funding. Such funding will not be available under the

Business Plan Projections. Additionally, reconfiguring the production line would take substantial time and expense relating to the process of bringing the production line up to capacity.

  After an initial investment of $9.8 million, the Company abandoned its plans to build a fully automated plant in Woodridge, Illinois to provide larger screen size picture tubes when the projected cost of the facility significantly exceeded its budget and available funding.

  Despite initiatives to reduce costs, including restructuring some of its business lines and reducing its workforce, the Company experienced deteriorating working capital levels. In response, LGE began to provide additional funding to the Company through extended payment terms on interest bearing acceptances for products, such as VCRs, manufactured by LGE for the Company. LGE also extended payment terms to the Company on other payables owed by the Company to LGE.

  In 1997, facing decreasing liquidity due to losses of $178 million in 1996 and expenditures in excess of $100 million on the revised expansion and modernization plan for its Melrose Park facility, the Company sought to refinance its existing credit facility. During March and April 1997, the Company entered into financing arrangements with two consortia of financial institutions led by Citibank. The Company obtained a three year $110 million secured credit facility (the "Citibank Credit Facility") and a three year trade receivables securitization facility (the "Citibank Receivables Facility"). In 1997, the Company also consummated $87 million in sale-leaseback transactions in which the Company sold and leased back new and existing manufacturing equipment in its Melrose Park, Illinois plant and the Reynosa, Mexico and Juarez, Mexico facilities pursuant to the Leveraged Leases. The term of the Leveraged Leases was 12 1/2 years and annual payments under the Leveraged Leases averaged approximately $10 million in the aggregate. The Company's payment obligations, along with certain other obligations under the Leveraged Leases, were fully guaranteed by LGE.

  LGE's credit support in respect of such new financings included a performance undertaking and letter of credit in connection with the Citibank Receivables Facility and guarantees in respect of the Leveraged Leases.

  In addition, in April 1997, the Company and LGE entered into arrangements pursuant to which LGE extended a vendor credit line to the Company for a period of up to three years to finance the Company's purchase of product from LGE. Prior to April 1997, the Company's accounts payable arising in the ordinary course of business to LGE were extended for certain periods of time, but no formal agreement existed. As of December 31, 1996 and 1997, $106.8 million and $144.3 million, respectively, of accounts payable were extended pursuant to these arrangements. Such extended payables bear interest at market rates. Accounts receivable from LGE and LG Semicon during such periods were not material at such dates.

  In consideration of such support, the Audit Committee of the Board (the "Audit Committee"), which is comprised of independent directors of the Board, approved a guarantee fee equal to 2% per annum of the fair value of the amounts of such LGE commitments, payable in stock options to purchase 3.9 million shares of Old Common Stock at an exercise price of $0.01 per share. All such options will be cancelled pursuant to the Prepackaged Plan.

  In August 1997, due to losses of $74.5 million in the first two quarters, the Company required an additional infusion of cash to meet operating expenses. The Company received $30.0 million from an LGE subsidiary, representing payments in advance for 1997 sales of products from the Company to several LGE subsidiaries. As of March 28, 1998, this liability to LGE had been applied in full by the Company against amounts owed to the Company by LGE's Canadian affiliate.

  In September 1997, the Company required financing to develop further its HDTV receiver project, but such funding was not available under its existing credit arrangements. As a result, LGE agreed to provide $4.5 million in funding for the HDTV receiver project. LGE is to be repaid the $4.5 million advance, without interest, from the royalties generated from future VSB licensing.

  Due to losses of $143.7 million in the first three quarters of 1997, the Company was forced to obtain waivers of certain provisions and to amend in certain respects the Citibank Credit Facility on three separate occasions. The Company was again compelled to obtain waivers from Citibank in March of 1998.

  In October 1997, the Company realized that it would require additional financing to meet its operating expenses. LGE agreed to provide credit support for up to $160 million of third-party financing in consideration of a credit support fee of approximately 2% per annum on amounts outstanding under the facilities actually obtained by the Company and guaranteed by LGE (to be paid in cash or equity). This credit support fee was also approved by the Audit Committee, subject to receipt of an independent opinion letter. This fee will be converted into New Common Stock under the Prepackaged Plan. With the credit support of LGE, and following an amendment to the Citibank Credit Agreement and a covenant thereunder requiring the Company to have availability of $160 million from other lenders on an unsecured basis by December 31, 1997, between November 1997 and February 1998, the Company entered into a series of new unsecured financing transactions with each of Bank of America, First National Bank of Chicago-NBD, Societe Generale, Seoul Branch and Credit Agricole Indosuez, Seoul Branch, pursuant to which the Company borrowed $102 million. The Company was unable to obtain additional facilities up to the $160 million level required under the Citibank Credit Facility. When the Company was unable to obtain the full $160 million in available unsecured lines, the Citibank Credit Facility was amended twice to provide that the Company had until June 1998 to obtain the additional financing. The Company continued to be unable to obtain the additional financing, and in June 1998, the Citibank Credit Facility was amended and restated, and the requirement for the additional financing was eliminated. See "DESCRIPTION OF DEBT AND CREDIT ARRANGEMENTS-- Short Term Debt." In connection with the Unsecured Bank Loans, the Company and LGE entered into a reimbursement agreement (as amended, the "Reimbursement Agreement") pursuant to which the Company agreed to reimburse LGE for amounts paid pursuant to the guarantees and granted liens, junior to the lien securing the Citibank Credit Facility, in favor of LGE on the capital stock of the Company's domestic subsidiaries and the equipment, real property and intellectual property of the Company and its Subsidiaries (other than tuner and VSB patents, patent royalties and related license agreements) to secure these reimbursement obligations. In December 1997 and January 1998, in connection with and as a requirement to being able to obtain other unsecured financing, including the Unsecured Bank Loans, the Company redeemed the remaining $25 million of aggregate principal amount under its 8.5% Senior Subordinated Convertible Debentures due November 2000 and January 2001 at a redemption price of 104% of such principal amount, plus accrued interest through the redemption date. Without defeasing or calling such debentures, the Company would have been unable to obtain the additional financing necessary for continuing working capital and operating requirements of the Company.

  In March 1998, the Company entered into that certain Demand Note dated March 31, 1998 issued by the Company to LGE, which provides for borrowings of up to $45 million (the "LGE Demand Loan Facility"). The term of the facility is one year from the date of the first borrowing which was in May 1998, subject to LGE's right to demand repayment at any time after June 30, 1998. In June 1998, this facility was amended to provide that, in the absence of an event of default, demand for repayment may not occur prior to December 31, 1998. Repayment is due in full at the end of the term. The facility is secured by a second lien on the assets that secure the Company's obligations under the Reimbursement Agreement and a second lien on the Company's VSB patents.

  In June 1998, LGE paid $50 million of the Unsecured Bank Loans pursuant to its guarantees of those obligations. In September 1998, LGE paid an additional $22 million of the Unsecured Bank Loans pursuant to such guarantees. Pursuant to the Reimbursement Agreement, the Company is obligated to LGE for these payments plus interest.

  On July 22, 1998, LGE made a negotiated settlement payment of $90.1 million under the guarantees of the Leveraged Leases. The Company is obligated under documents related to the Leveraged Leases for the repayment of this settlement amount.

 Other Transactions with LGE

  In addition to the financing transactions described above, the Company has engaged in a number of transactions with LGE, including purchases of products and equipment, sales of products, technical agreements and service agreements. The Company believes that the transactions between the Company and LGE have been conducted on terms no less favorable to the Company than could have been obtained with unrelated third parties. See "CERTAIN TRANSACTIONS" for additional information about these transactions, including the amounts of such transactions.

  Product purchases: In the ordinary course of business, the Company purchases VCRs, television-VCR combinations and components from LGE and LG Semicon. In 1998, the Company and LGE entered into a direct shipment arrangement pursuant to which LGE sells and ships VCRs directly to the Company's two largest customers and pays the Company a license fee for the use of the Company's brand names on such products and the inclusion of the Company's patented tuner technology in such products. A similar arrangement was entered into in April 1997 in Canada where LGE's Canadian affiliate sells Zenith branded VCRs under a license from the Company. Following the Restructuring, it is expected that LGE will own and operate the Reynosa Assets, and the Company currently anticipates purchasing finished products and components produced at the Reynosa facility for its 1999 model year.

  Equipment purchases: During 1996 and 1997, the Company purchased from LGE production machinery and equipment for the manufacture of computer display tubes and the automation of existing production lines in the Company's Melrose Park picture tube plant.

  Product and other sales: The Company sells televisions, picture tubes, yokes and other manufactured subassemblies to LGE. In December 1996, the Company closed its wholly-owned Canadian distributor and sold the remaining inventory to LGE at book value. The Company entered into a distributor agreement with an LGE subsidiary whereby such subsidiary became the Canadian distributor for the Company. During 1997, the Company entered into a similar agreement with an LGE subsidiary in Mexico to sell the Company's product in Mexico. In 1997, an affiliate of LGE entered into an agreement with the Company concerning a license for the use of the Company's "Z-Tac" set-top box technology pursuant to which the Company received an up-front license fee as well as fees from the sale of set-top box kits.

  Technical agreements: The Company and LGE are currently operating under several technology agreements and licenses related to HDTV, flat tension mask products, and the Company's patents on television tuners. Under a technical cooperation agreement entered into by the Company and LGE in 1990, the Company agreed to pay LGE 33% of the royalties received by the Company from the use in Korea of certain HDTV technologies and 1% of the royalties received from such technologies from all other countries. Under a separate agreement, the Company has licensed its tuner patents to LGE. In September 1997, LGE agreed to provide the Company with $4.5 million in funding for the Company's HDTV receiver project. LGE is to be repaid the $4.5 million advance, without interest, from the royalties generated from future VSB licensing.

  In May 1997, the Company and LGE entered into a patent collaboration agreement which provides that (a) LGE will assist the Company in identifying infringements of the Company's patents and technologies, in return for 10% of all royalties collected as a result of such efforts, and defending against third party intellectual property claims, and (b) LGE has the option to acquire patent rights the Company intends to abandon for nominal amounts and to acquire any other patent rights for mutually agreed upon prices plus the payment by LGE to the Company of 10% of all future royalty income, if any, received from such other patent rights. Under a separate agreement, the Company has assigned to LGE's telecommunications affiliate a patent relating to cordless telephone technology. The Company retained a royalty-free, non-exclusive license and 50% of all royalties collected by the LGE affiliate related to such patent. An affiliate of LGE has also licensed certain technological information from Zenith relating to the manufacture of VSB modulation equipment under a 1998 agreement. That agreement allows the LGE affiliate to use technical information and design schematics as the basis for further development of commercial products.

  Service Assistance: In 1996 and 1997, employees of LGE provided certain technical support services to the Company for which LGE was not compensated by the Company. In addition, employees of LGE provided certain technical support services to the Company at cost in 1997 and 1998 that were covered under service agreements. In addition, a U.S. affiliate of LGE has provided a guarantee of the Company's obligations under the employment agreement and indemnity agreement with Jeffrey P. Gannon, the Company's President and Chief Executive Officer.

  In late December 1997, the Company entered into an agreement with LG Software India Ltd. pursuant to which LG Software India Ltd. provides certain software development, design and support services to the Company. Projects under the agreement include the Company's Year 2000 Readiness support.

  Other Items: The Company currently leases space from an LGE subsidiary in
(i) Huntsville, Alabama, for its Parts and Service group, (ii) Ontario, California, for a warehouse and (iii) San Jose, California, for NWS. The Company and LGE are in discussions concerning the joint development of HDTV products, which may eventually be manufactured by LGE for the Company for resale by the Company in the United States.

 The Development of the Restructuring

  In August 1997, as a result of the Company's worsening operational performance, the Company and LGE began evaluating the Company's business and operations to identify possible means by which the Company's operations could be improved. LGE also explored through the fall of 1997 the possibility of bringing in a partner, but advised the Company that such a strategy appeared untenable due to the Company's persistent losses and the absence of any concrete business plan or strategy to return to profitability. LGE advised the Company that it believed that the Company could not demonstrate to a potential investor the means by which an investment in the Company would generate an attractive return.

  In October 1997, the Company began to evaluate options for additional financing or capital in light of its continuing cash requirements and continuing losses from operations. Beginning in November 1997, LGE advised the Company that it faced increasing financial pressures due to the broad deterioration of the Korean economy and the effect of such developments on LGE. The uncertain economic and political situation made it less clear that LGE would be able or willing to continue to provide funding for the Company's operating losses, which losses in 1997 totaled $299.4 million. In November 1997, LGE engaged legal counsel to assist it in connection with a possible financial restructuring of the Company. In addition, LGE introduced the Company to PJSC, with which LGE had been in communication regarding PJSC's possible engagement by LGE to assist LGE in connection with a possible reorganization of the Company. LGE initially interviewed PJSC to act as LGE's financial advisor in connection with the Restructuring. At the request of the Company's independent directors, PJSC was retained to act as the Company's investment banker and financial advisor in evaluating the Company's strategic and financial alternatives. LGE has advised the Company that it and its affiliates (other than the Company) have not had, and do not presently contemplate having, any material relationship with PJSC. None of the fees or expenses of PJSC will be borne by LGE. The Company and the Board retained PJSC based on its experience in the restructuring of other public companies in similar types of transactions. The Company engaged PJSC pursuant to an engagement letter dated November 28, 1997, as amended. See "ESTIMATED FEES AND EXPENSES--Advisors."

  In December 1997, LGE informed the Company that it was considering, in general terms, possible courses of action, and determined to continue to provide funding to the Company on a limited basis while a new business plan was being developed. LGE also advised the Company, in response to a request for additional funding, that the Company needed to develop a detailed business plan and complete its search to engage a new chief executive officer to replace Mr. Willmott, who had announced in September 1997 his intention to resign.

  On January 12, 1998, the Board elected Jeffrey P. Gannon as President and Chief Executive Officer of the Company, and elected Robert N. Dangremond as Acting Chief Financial Officer of the Company. The Company also engaged Jay Alix & Associates ("Jay Alix") as restructuring advisors. Jay Alix was engaged by the

Company based on its prior experience in the restructuring of other public companies in similar types of transactions. Robert N. Dangremond, a principal with Jay Alix, served as the Company's Acting Chief Financial Officer from January 1998 to June 1998, and currently serves as the Company's Senior Vice President, Restructuring. Mr. Dangremond has served as chief executive officer and as a director of other companies which have undergone restructuring, including companies which have sought protection under the Bankruptcy Code. Other Jay Alix employees serve in financial positions at the Company. The Company has engaged Jay Alix pursuant to an engagement letter dated as of December 1997, as amended, under which Jay Alix agreed to assist the Company in business planning, cash management and forecasting, financial reporting, contingency and restructuring planning and such other matters as may be mutually agreed upon. See "ESTIMATED FEES AND EXPENSES--Advisors." LGE advised the Company that it and its affiliates (other than the Company) have not had, and do not presently contemplate having, any material relationship with Jay Alix. None of the fees or expenses of Jay Alix will be borne by LGE.

  Also in January 1998, the Company's independent auditors communicated to management of the Company and the Audit Committee that the Company's 1997 financial statements would likely contain an explanatory paragraph that describes the significant uncertainty about the Company's ability to continue as a going concern due to recurring losses and a negative working capital position, and that the Company's financial statements do not reflect any adjustment that might result from the outcome of this uncertainty.

  During January and February 1998, Mr. Gannon and his management team began developing a new business strategy, while at the same time implementing a number of changes designed to reduce costs and improve revenues. In February 1998, the Company's management presented a proposed strategy for the Company to the Board and outlined its key elements, including cessation of substantially all manufacturing operations, outsourcing of most product lines and focusing on sales, distribution and technology. Such strategy addressed the need for additional credit sources, the possibility of a strategic investment in the Company, the sale of certain of the Company's assets or businesses, recruiting and retention programs and work force restructuring, the search for partners to aid in market development, steps in the transition from manufacturing to outsourcing and the need to explore opportunities to improve the value of VSB rights.

  During January and February of 1998, LGE monitored the Company's performance and evaluated the business plan being developed by new management of the Company as it considered its strategy with the Company. LGE retained Lazard Freres & Co. LLC ("Lazard") as of February 1, 1998 to act as its investment banker to assist LGE's evaluation of restructuring alternatives.

  During February and March 1998 and under the direction of Mr. Gannon, members of management and PJSC began identifying potential investors, joint venture partners and other sources of capital and investigating industry or technological synergies that the Company might have with such parties. Beginning in this period (and continuing through June), the Company and PJSC, at the direction of the Company, contacted over 15 parties (including strategic investors in the consumer electronics industry and financial investors) concerning a transaction and discussed the Operational Restructuring and the Company's strong brand and distribution and technology capabilities. LGE supported management's effort to attract a new investor or joint venture partner and provided introductions to certain potential investors. While several parties indicated that they might have some interest in providing the Company with outsourced product under the Operational Restructuring, no party approached in this effort expressed an interest in an investment or other transaction with the Company sufficient to provide the funding to the Company to implement the Operational Restructuring.

  At a meeting on March 11, 1998, LGE reported to the Board that it was considering whether and on what terms it would be prepared to participate in a long-term restructuring of the Company. In addition, LGE anticipated that approval of several Korean government ministries would be required for any such participation and expressed concern that the economic and political situation in Korea at that time might adversely impact its participation in any such long-term restructuring of the Company. On March 12, 1998, LGE's advisors provided the Company with a timeline and conditions related to a possible long-term restructuring in the event that LGE determined it would provide financial support in connection with any such restructuring. The outline contemplated, subject to LGE's willingness and ability to proceed, that the restructuring would be accomplished pursuant to a prepackaged plan of reorganization, but did not make any specific proposal with respect to the treatment of any Class of Claims or Equity Interests, including the Claims and Equity Interests of LGE. The conditions included: (i) the continued service of Mr. Gannon as Chief Executive Officer of the Company; (ii) the formulation and implementation of detailed programs satisfactory to LGE for the Company to outsource production, the sale of certain nonessential assets and maximization of the value of VSB technology; (iii) the availability of at least $150 million of financing from sources other than LGE; (iv) business results consistent with the Company's business plan; (v) the absence of default under any LGE short-term financing; (vi) LGE's satisfaction with the terms of the restructuring, including the availability of releases in favor of LGE and Zenith's officers and directors; (vii) Korean governmental approvals; and
(viii) various other customary conditions. Notwithstanding the possibility of LGE support of a long-term restructuring, the Company continued to explore all possible restructuring and financing alternatives, including investments in the Company, the sale of all or certain of the Company's assets, possible partnerships or alliances and additional financing sources as alternatives to an LGE-sponsored restructuring.

  On March 26, 1998, the Board established the Special Committee, comprised of directors T. Kimball Brooker, Eugene B. Connolly, Andrew McNally IV and Peter
S. Willmott, and authorized the Special Committee to assess and negotiate along with management any proposal made by LGE with respect to providing long-term financial support necessary or appropriate to allow the Company to pursue its proposed business plan. None of the members of the Special Committee is an officer or director of LGE or an officer of the Company, although Mr. Connolly was one of the directors designated by LGE in 1995 pursuant to the LGE Stock Purchase Agreement and Mr. Willmott served as the Company's Chief Executive Officer from January 1997 to January 1998. At its first meeting on March 29, 1998, the Special Committee retained Sidley & Austin as its special counsel. Prior to this time, Sidley & Austin had regularly acted as one of the Company's outside counsel.

  At the end of March 1998, LGE made the $45 million LGE Demand Loan Facility available to the Company, which was secured by a second lien on the assets securing the Company's obligations under the Reimbursement Agreement and a second lien on the Company's VSB patents. The loan was intended to provide sufficient funds for operations of the Company through June 30, 1998 and to provide additional time for the Company to refine its business plan and for LGE to decide whether it would participate in a restructuring of the Company. The Special Committee recommended the terms of the LGE Demand Loan Facility to the Board which approved the LGE Demand Loan Facility.

  During March and early April of 1998, the Company, LGE and their advisors considered alternatives for the Company, including attracting a new investor for the Company, a cash-out merger, a traditional chapter 11 reorganization, a liquidation and a prepackaged plan of reorganization. LGE advised the Company that it favored the Prepackaged Plan, and rejected other alternatives, for the reasons stated in "--Alternatives to Confirmation and Consummation of the Prepackaged Plan" and "--LGE's Position Regarding the Financial Restructuring." On April 16, 1998, LGE presented its initial proposal, which contemplated that pursuant to a prepackaged plan of restructuring: (i) the Citibank Credit Facility and the Citibank Receivables Facility would be restructured or refinanced; (ii) the Company's general unsecured claims would be unimpaired; (iii) the holders of Old Subordinated Debentures would receive an aggregate of $26 million of new 10% subordinated debentures due 2011 (which debentures would not be convertible); (iv) LGE would receive all of the common stock of New Zenith, the Reynosa Assets and an aggregate of $152.7 million of new senior notes due 2008 in exchange for its extended payables, guarantee of the Company's demand loans and leveraged leases, direct loans, and servicing fees; and (v) Zenith's existing Common Stock would be canceled. The conditions to LGE's obligations in the initial proposal were substantially identical to those provided to the Company on March 12, although the requirement regarding available non-LGE financing was reduced to $100 million, and the provision regarding releases was modified to require releases from the Company, its creditors and interest holders. Discussions among the Company, the Special Committee and representatives of LGE concerning possible restructuring alternatives continued throughout April and May of 1998.

  The Special Committee, in person or by conference telephone, met seven times in April and May to consider various long-term financing alternatives for the Company, including the financial restructuring outlined by LGE. The Special Committee discussed and reviewed with PJSC and the Company certain preliminary going concern and liquidation scenarios as well as certain related hypothetical sensitivity analyses and discussed and reviewed with management and LGE the Company's business plan at the time and the various alternatives for the Company on a going-forward basis. In light of the expressed intention of LGE to include releases in favor of itself in a possible restructuring, the Special Committee discussed and reviewed with its special counsel the reasonableness and effects of any such releases. In that regard, the Special Committee's deliberations focused on whether the value, if any, attributable to the requested release of LGE would cause LGE to obtain a disproportionate recovery relative to other creditors and whether other creditors would receive more with LGE participating in the Company's proposed financial restructuring and receiving releases than if no such releases were provided and the proposed restructuring did not proceed. Throughout this period, the Special Committee, the Company's management and their advisors and representatives of LGE continued their discussions and negotiations concerning the terms of a financial restructuring. As a consequence of those negotiations, LGE made a subsequent proposal which provided for the same treatment of the Citibank Credit Facility and the Citibank Receivables Facility, the Company's general unsecured claims, LGE and holders of the Old Common Stock, but contemplated that the holders of Old Subordinated Debentures would receive an aggregate of $40 million of new 6 1/4% subordinated debentures due 2010 (which debentures would not be convertible). The conditions to LGE's obligations in the subsequent proposal were similar to those included in the initial proposal, but the conditions contained in the subsequent proposal also included: (i) the continued service of Mr. Gannon's direct reports or appointment of replacements satisfactory to the Board; (ii) implementation on or before June 30, 1998 of a comprehensive compensation plan for Zenith salaried employees, including retention bonuses, incentive compensation and employment agreements satisfactory to LGE; (iii) a July 31, 1998 deadline for formulation of detailed programs to outsource production, sell nonessential assets and maximize VSB technology and a requirement of execution of necessary contracts satisfactory to LGE of such programs; (iv) commitments of the sale or liquidation of nonessential assets at prices consistent with the Company's business plan; (v) caps on the deviation of results from the Company's business plan with respect to the projected cumulative funding requirement to December 15, 1998, actual cumulative funding requirement for any three-month period, projected cumulative EBITDA to December 31, 1998 and actual EBITDA;
(vi) review on or before June 30, 1998 by the Company's independent public auditors of the assets listed on the Company's June 30, 1998 balance sheet satisfactory to LGE; (vii) absence of material contingent liabilities other than specified liabilities; (viii) a cap on actual and projected cash restructuring expenses; and (ix) execution of definitive documentation satisfactory to LGE on or before the earlier of the filing of the Registration Statement or June 30, 1998, filing of the Registration Statement on or before June 30, 1998 and confirmation of the Prepackaged Plan on or before December 15, 1998. In addition, LGE withdrew its request for a release from interest holders.

  At a Special Committee meeting on May 21, 1998, PJSC presented to the Special Committee and to the Company's management and their advisors a report summarizing the history of the negotiations and PJSC's preliminary analyses of the terms of the proposed financial restructuring as negotiated with LGE. PJSC advised the Special Committee that, based upon the going concern and liquidation analyses and reasonable variations of the assumption contained therein, no value existed for the holders of Old Common Stock. PJSC further advised the Special Committee (and subsequently the Board) based upon the liquidation analysis, the holders of unsecured Claims, including the holders of the Old Subordinated Debentures, were likely to receive no distribution or a lower distribution than if the Company were restructured as a going concern pursuant to the terms of the proposed financial restructuring as negotiated with LGE. Mr. Gannon reported to the Special Committee on the status of contacts with potential acquirors and outside investors, concluding that no outside party contacted by PJSC or the Company was presently willing to provide the financing or other investment required to provide the funding to implement the Operational Restructuring. Based on the factors described herein, the Special Committee unanimously recommended to the Board that the Company accept in principle the terms of the proposed financial restructuring as negotiated with LGE. See "--Liquidation and Going Concern Analyses." This recommendation included a recommended acceptance of the release requested by LGE, which had been presented as a prerequisite to LGE's proceeding with its restructuring proposal. In that regard, the

Special Committee concluded that the Company's creditors, including in particular its unsecured holders of Old Subordinated Debentures, would receive far more with LGE participating in the Company's proposed financial restructuring and receiving releases than if no such release were provided and the proposed restructuring did not proceed, in which event there would likely be no value at all available for distribution to the unsecured holders of Old Subordinated Debentures.

  At the May 21, 1998 Board meeting, convened subsequent to the Special Committee meeting of the same date, the Board heard (i) a report from Mr. Gannon regarding the status of contacts with potential acquirors and outside strategic investors and (ii) a report from PJSC regarding (A) the status of its efforts in connection with potential investment in or sale of NWS, (B) the status of negotiations with prospective lenders and (C) its preliminary valuation analysis of the Company, both as a going-concern and in a liquidation scenario. The Board then received a detailed presentation of the terms of the proposed financial restructuring as negotiated with LGE. The Special Committee reported to the Board regarding the negotiation process, including the Special Committee's considerations with respect to the proposed release in favor of LGE, and concluded its report by recommending that the Board accept in principle the terms of the proposed financial restructuring as negotiated with LGE. Management of the Company also recommended that the Board accept such restructuring plan. After further deliberation, the Board unanimously voted to accept in principle, and subject to the negotiation and execution of definitive documentation and final approval thereof, the terms of the proposed financial restructuring as negotiated with LGE.

  Subsequent to the May 21, 1998 Board meeting, management and the Company's advisors began negotiating the Restructuring Agreement. On July 17, 1998, the Special Committee met to review the then-current draft of the Restructuring Agreement, to discuss the Restructuring with the Company's restructuring counsel and to receive an updated financial analysis from PJSC. Based on such information, the Special Committee confirmed its earlier decision to approve in principle the terms of the proposed financial restructuring as negotiated with LGE. The Special Committee also received an update from management and PJSC about contacts with possible acquirors or alternative investors, none of which had been successful.

  On July 20, 1998, the Special Committee met by conference telephone to receive a status report. It was advised that certain of the changes to the Restructuring Agreement which had been requested by it had been agreed to by LGE, including the elimination of a so-called "no shop" provision.

  On July 22, 1998, the Special Committee, based upon discussions with the Company's restructuring counsel and PJSC, the recommendation of management and upon various other factors, including the absence of any viable alternatives, unanimously determined to recommend the Restructuring Agreement to the Board for its approval.

  At a meeting of the Board on July 22, 1998, the Board received a further report from Mr. Gannon and PJSC regarding the status of contacts with potential acquirors and stating that no outside party contacted by PJSC or the Company appeared willing to provide the financing or investment required to provide the funding to implement the Operational Restructuring. PJSC presented to the Board its report on a liquidation analysis and a going concern analysis with respect to the Company. See "--Liquidation and Going Concern Analyses." PJSC also discussed with the Board the terms of the Company's business plan and the terms of the Restructuring Agreement. The Special Committee reported its recommendation to the Board that the Restructuring Agreement be approved. Management of the Company also recommended that the Board accept the Restructuring Agreement as negotiated. The Board unanimously voted to approve the terms of the Restructuring Agreement, subject only to management's completion of documentation. The Company and LGE entered into the Restructuring Agreement on August 7, 1998 and entered into Amendment No. 1 and Waiver to the Restructuring Agreement on November 16, 1998. See "--The Restructuring Agreement."

  On November 16, 1998, PJSC presented to the Special Committee a liquidation analysis and a going concern analysis based on the Company's November Business Plan Projections. See "--Liquidation and Going Concern Analyses" for a description of the review undertaken and assumptions made by PJSC in developing its analyses and "BUSINESS PLAN PROJECTIONS."

 Debenture Committee

  In June 1998, the Company was contacted by two significant holders of Old Subordinated Debentures, Loomis Sayles & Company and Mariner Investment Group, Inc./Caspian Capital Partners, L.L.P. (the "Debenture Committee"), to discuss the proposed Prepackaged Chapter 11 Case and Prepackaged Plan. The members of the Debenture Committee represented to the Company that they collectively held or controlled over 50% of outstanding principal amount of the Old Subordinated Debentures. The Debenture Committee retained Crossroads Capital Partners, LLC ("Crossroads") as its financial advisor and Hebb & Gitlin as its legal advisor.

  The Company entered into a letter agreement, dated June 30, 1998, with Crossroads pursuant to which, among other things, the Company agreed to pay to Crossroads certain fees in consideration of Crossroad's agreement to render financial advisory services on behalf of the Debenture Committee in connection with the Prepackaged Chapter 11 Case and the Prepackaged Plan. As compensation for its services, the Company agreed to pay to Crossroads $80,000 per month for the ninety day period from and after June 8, 1998. At the later to occur of (i) ninety days, (ii) the entry of an agreement in principle between the Company and the Debenture Committee with respect to the restructuring of the Old Subordinated Debentures, and (iii) a cessation of negotiations between the Company and the Debenture Committee, the fee payable to Crossroads will be reduced to $25,000 per month, plus an additional amount, if any, at Crossroad's hourly billing rates if Crossroads incurs greater than sixty hours service on behalf of the Debenture Committee in such month. The letter agreement is terminable by the Company upon five business days notice at any time after the initial ninety day period. Through September 26, 1998, the Company has paid $340,120 to Crossroads in respect of such arrangements.

  The Company entered into a letter agreement, dated June 30, 1998, with the law firm of Hebb & Gitlin pursuant to which the Company agreed to pay the reasonable legal fees and expenses of such law firm in connection with such law firm's representation of the Debenture Committee. As compensation for its services, the Company agreed to provide Hebb & Gitlin with an initial fee reserve of $100,000 to be applied against fees and expenses to be incurred in connection with such law firm's representation of the Debenture Committee. The letter agreement is terminable at will by either the Company or Hebb & Gitlin on five business days prior written notice provided to the other party. Through September 26, 1998, the Company has paid $233,164 to Hebb & Gitlin in respect of such arrangements.

  Commencing in June 1998, the Debenture Committee's advisors embarked upon a due diligence investigation of the Company and its legal and financial affairs. The Company and the Debenture Committee presently are engaged in discussions regarding the Prepackaged Plan.

 Equity Interest Holders

  In September 1998, the Company was contacted by the law firm of Katten Muchin & Zavis, purporting to represent certain institutional and individual holders of Equity Interests. The Company has not entered into any agreement with such Equity Interest holders or their legal representatives, nor has the Company engaged in any negotiations with such Equity Interest holders.

  In October 1998, the Katten Muchin & Zavis law firm, on behalf of its clients, requested that the Company agree to fund certain expenses of such Equity Interest holders in connection with the proposed restructuring, including the fees and expenses of their advisors. In addition, the Katten Muchin & Zavis law firm, on behalf of its clients, requested access to certain books and records of the Company. In November 1998, the Company agreed to cooperate by responding to any appropriate informational request that might be made by such Equity Interest holders, subject to the execution of appropriate confidentiality agreements. However, the Company concluded that it would be inconsistent with the Company's obligations to creditors for the Company to make any payment to Equity Interest holders or their advisors when the Company was unable to provide full payment to all creditors.

PURPOSES AND EFFECTS OF THE FINANCIAL RESTRUCTURING

  The purpose of the Financial Restructuring is to reduce the Company's debt service obligations, to facilitate future borrowing to fund liquidity needs and to permit it to implement the Operational Restructuring. The Prepackaged Plan will benefit the Company and reduce its overall debt and other obligations by approximately $300 million by exchanging (i) $200 million of debt and other liabilities owed to LGE for the New Common Stock; (ii) the Old Subordinated Debentures in an aggregate principal amount of $103.5 million plus accrued interest thereon for New Subordinated Debentures in an aggregate principal amount of $40 million; and (iii) approximately $32.4 million of indebtedness to LGE for the Reynosa Assets, which have an appraised value equal to such amount. Such appraisals should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report. In addition, assuming consummation of the Prepackaged Plan, on a projected basis as of December 31, 1998, the Company's annual interest obligations are expected to be reduced to approximately $23.2 million in 1999 (compared to projected interest charges of approximately $37.3 million for 1999 if the Restructuring does not occur).

  As a result of the Financial Restructuring, the Company will also have significantly more liquidity. For example, the Company's cash interest obligations will be reduced because the LGE New Restructured Senior Note will have a PIK interest feature pursuant to which interest will be payable during the two years following consummation of the Prepackaged Plan by the issuance of additional LGE New Restructured Notes unless the Company's ratio of EBITDA to cash interest expense for the immediately preceding four fiscal quarters exceeds 1.5. See "SUMMARY OF LGE NEW RESTRUCTURED NOTE--Payment of Principal and Interest; Maturity." In addition, pursuant to the Restructuring Agreement, LGE has agreed to provide additional credit support of up to $60 million pursuant to the LGE New Credit Support. Finally, the Company is in discussions with potential lenders regarding credit facilities following Consummation of the Prepackaged Plan. It is a condition to Consummation pursuant to the Restructuring Agreement that the Company have such a credit facility in an amount not less than $100 million. The combination of the PIK feature of the LGE New Restructured Senior Note, the LGE New Credit Support and the financing to be provided by a third-party lender is expected to enhance the liquidity of the Company following the Consummation of the Prepackaged Plan.

  Although the Financial Restructuring will have a detrimental effect on LGE and the holders of Old Subordinated Debentures in that they will receive less than face value with respect to their claims (with holders of Old Subordinated Debentures receiving an aggregate of $40 million in principal amount of New Subordinated Debentures in exchange for $103.5 million in principal amount of Old Subordinated Debentures, and LGE receiving the Reynosa Assets and securities having an aggregate principal amount of $118.8 million plus the New Common Stock in exchange for $359.2 million of claims), the Company believes that LGE and the holders of Old Subordinated Debentures would receive even less in any reasonably likely alternative transaction. The Financial Restructuring has a detrimental effect on holders of Old Common Stock (including LGE and LG Semicon), who receive no distribution and retain no property pursuant to the Prepackaged Plan. In addition, following the Effective Date LGE will own all of the Common Stock of New Zenith and will, therefore, have 100% of the interests in New Zenith's net book value and net earnings. Following the Restructuring, Zenith expects to continue purchasing some finished products from LGE, including VCRs. Additionally, Zenith expects to purchase medium and large screen direct view televisions produced by LGE in its operation of the Reynosa Assets. Because the Company intends to outsource substantially all of its product lines following the Restructuring, the Company expects that it will continue to purchase some finished products, components and technical services from LGE.

  The Company will not pay the fees and expenses of LGE or its professionals in connection with the Restructuring, except as provided in the Restructuring Agreement. See "SPECIAL FACTORS--The Restructuring Agreement."

LGE AGREEMENTS RELATED TO COMMON STOCK

  On March 25, 1997, LG Semicon granted LGE an irrevocable proxy to vote all shares of common stock owned by LG Semicon. By its terms, the proxy terminates after thirteen years. On March 3, 1998, LGE purchased 2,000,000 shares of Old Common Stock from LG Semicon.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN

  If the Company commences the Prepackaged Chapter 11 Case and the Prepackaged Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Company under chapter 7 or chapter 11 of the Bankruptcy Code and (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code. If the Prepackaged Plan is not confirmed, the Company will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Company, its creditors and other parties in interest.

 Liquidation Under Chapter 7 or Chapter 11

  If no plan of reorganization is confirmed (and in certain other circumstances), the Prepackaged Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Company for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth under "LIQUIDATION ANALYSIS." In a liquidation, the assets of the Company would be sold in exchange for cash, securities or other property, which would then be distributed to creditors. In contrast to the Prepackaged Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code) in which creditors would receive debt or equity securities of the Company and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks. See "RISK FACTORS." However, the Company believes that liquidation under chapter 7 would result in smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Prepackaged Plan because of, among other things, (i) failure to realize the greater going concern value of the Company's assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the "forced sale" atmosphere that would prevail, (ii) additional administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations of the Company. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. In the event of a chapter 7 liquidation, the Company believes that there would not be sufficient assets to make any distribution to any unsecured creditors.

  In a liquidation under chapter 11, the Company's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, the Company believes that a liquidation under chapter 11 would still not realize the full going concern value of the Company's assets or the value of the accumulated NOLs. First, the going concern value is predicated upon the Company continuing in operation. In contrast, liquidation value assumes that the Company would be unable to continue functioning as a going concern and its assets would be sold separately. Second, due to certain provisions of the Tax Code, it is unlikely that any purchaser of the Company other than LGE could take advantage of the Company's accumulated NOLs. See "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS--Consequences to the Company--Section 382 Limitation." Consequently, the Company believes that a liquidation under chapter 11 is a less attractive alternative to creditors than the Prepackaged Plan because of the likelihood of a greater recovery provided for by the Prepackaged Plan. See "THE PREPACKAGED PLAN" and "LIQUIDATION ANALYSIS."

 Alternative Plans of Reorganization

  If the Prepackaged Plan is not confirmed, the Company (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Company's business or an orderly liquidation of its assets.

  The Company believes that the Prepackaged Plan is a significantly more attractive alternative than these alternatives, because it could, among other things, maximize the value of the Company's NOLs, minimize disputes during such proceeding concerning the reorganization of the Company, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption of the Company's business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code. The Company's ability to implement the Operational Restructuring is dependent upon the confirmation and consummation of the Prepackaged Plan.

GOING PRIVATE TRANSACTION

  As of September 26, 1998, there were issued and outstanding 67,525,447 shares of Old Common Stock and approximately 11,470 holders of record of Old Common Stock. As a consequence of the Financial Restructuring, the Old Common Stock will be cancelled (including that of LGE and LG Semicon) and the holders of the Old Common Stock (including LGE and LG Semicon) will receive no distributions and retain no property in respect of their holdings of the Old Common Stock. The Company believes that the Old Common Stock has no value, and after evaluating various factors, the Board believes that the Financial Restructuring provides the Company with best opportunity to enhance its long-term viability. See "--Recommendation of the Board."

  In satisfaction of the LGE Tranche B Claims of $200 million, LGE will receive all of the issued and outstanding New Common Stock of New Zenith. After consummation of the Financial Restructuring, all of the outstanding New Common Stock of New Zenith will be held by LGE and thus, with respect to such New Common Stock, New Zenith will no longer be subject to the proxy rules under the Exchange Act.

  The New Subordinated Debentures will not be convertible. However, the New Subordinated Debentures will continue to be publicly held after the Financial Restructuring and New Zenith will remain subject to the reporting requirements under the Exchange Act. LGE has advised Zenith that it intends for New Zenith to file periodic reports with the Commission for such time as the New Subordinated Debentures remain outstanding.

RECOMMENDATION OF THE BOARD

  The Special Committee of the Board has unanimously recommended to the Board, and the Board has unanimously approved, the Restructuring Agreement and the Prepackaged Plan. Since the holders of the Old Common Stock will receive no distributions and retain no property under the Financial Restructuring, they are deemed to reject the Prepackaged Plan and are not entitled to vote. See "THE PREPACKAGED PLAN--Confirmation Standards." Thus, the following discussion of the Financial Restructuring as it affects the holders of Old Common Stock is for disclosure purposes only.

  The following is a summary of the material factors considered by the Special Committee in reaching its recommendation to the Board.

    (1) Going Concern Valuation and Liquidation Analyses. The Special Committee considered analyses prepared by PJSC of the value of the Company's assets based both on the continuation of the Company as a going concern and on the liquidation of the Company's assets. See "--Liquidation and Going Concern Analyses" for a description of the review undertaken and assumptions made by PJSC in developing its analyses. In the course of its discussions with representatives of LGE, the Special Committee reviewed a number of possible alternatives and scenarios for the analyses, including the risks associated therewith, and believed that the assumptions underlying the going concern valuation and the liquidation analysis were reasonable. The Special Committee believed that the optimal outcome for the Company was a restructuring in which LGE participates for a number of reasons, including the Company's ability to realize greater value due to its ability to utilize the Company's NOLs.

    The Special Committee noted that under both the going concern analysis and the liquidation analysis there was no value available to holders of Equity Interests, and that under the terms of the proposed financial restructuring as negotiated with LGE, even considering the release requested by LGE, the treatment offered to holders of Impaired Claims was equal to or greater than the amount that would be received by such holders in the hypothetical absolute priority distribution of the Company's assets which is a part of both the going concern valuation and the liquidation valuation prepared by PJSC. See "LIQUIDATION ANALYSIS."

    The Special Committee also noted that under the terms of the proposed financial restructuring as negotiated with LGE, the amount to be received by LGE with respect to its unsecured Claims is reasonable in comparison to the amount offered to holders of the Old Subordinated Debentures (as a percentage of such Claims). In this regard, the Special Committee noted that, under PJSC analyses, the percentage face value to be received by LGE with respect to its unsecured Claims is less than the percentage face value to be received by the holders of the Old Subordinated Debentures with respect to their claims (assuming the holders of the Old Subordinated Debentures approve the restructuring and thereby receive a distribution). The Special Committee further noted that absent LGE's agreement to participate in the proposed restructuring, there would be no value available for distribution to holders of the Old Subordinated Debentures. In addition, the Special Committee concluded that the more favorable treatment of other Classes of unsecured Claims was appropriate, because (a) such treatment is essentially being funded at the expense of LGE, and not the holders of the Old Subordinated Debentures, and (b) the Company's ability to announce favorable treatment of trade creditors would optimize value for the benefit of all Classes of Claims and the Company as a whole.

    Based on the foregoing, the Special Committee viewed the going concern and liquidation analyses as strongly supporting its recommendation to the Board that it approve the terms of the financial restructuring as negotiated with LGE.

    (2) The Lack of Available Alternatives. In the course of its negotiations with LGE, the Special Committee investigated and considered the availability of alternatives to the terms of the proposed financial restructuring as negotiated with LGE. Specifically, the Special Committee investigated whether the Company could obtain interim financing from LGE absent the proposed restructuring, obtain a significant investment by a strategic investor, a cash-out merger, or arrange for an "exchange" or "rights" offering pursuant to the Securities Act or the sale of all or a portion of the Company or its assets.

    The Special Committee concluded that each of these alternatives was unobtainable, unworkable or inappropriate. Specifically, the Special Committee determined that LGE was unwilling to provide continued interim financing absent the proposed financial restructuring and further concluded that even if such short-term interim financing were available, it would not resolve the Company's need to restructure its obligations on a long-term basis in order to reduce its debt service obligations. The Special Committee also concluded that no third-party interested in providing the required capital (such as strategic investors or buyers for the Company as a whole) exists, and noted that none had come forward or expressed interest despite the efforts of management and PJSC to identify such a third party. In reaching this conclusion, the Special Committee took into account the beliefs of management and PJSC, each of which expressed the view that no such third party likely exists. Finally, the Special Committee concluded that no "exchange" or "rights" offering was viable, both because of the Company's financial circumstances and that a sale of the Company's assets to one or more third parties would, even if possible, not be likely to produce as much value as would result under the LGE proposed financial restructuring and also would not result in an adequate, long-term reordering of the Company's debt obligations.

    (3) Procedural Considerations. In evaluating the aggregate consideration available for distribution under the terms of the proposed financial restructuring as negotiated with LGE, the Special Committee considered the fact that the terms of the proposed financial restructuring as negotiated with LGE resulted from an arm's length negotiation process which was designed to obtain the maximum amount of proceeds for the Company. These negotiations were held between representatives of and advisors to LGE, on the one hand, and the Special Committee, the Company and their respective advisors, on the other hand. Such arm's length negotiation process resulted in various changes and modifications to the terms of the financial restructuring as initially proposed by LGE which improved the status of certain Claims and resulted in an enhanced distribution of proceeds. It was the belief of the Special Committee that no further improvements in the terms of the proposed financial restructuring as negotiated with LGE could be obtained by additional negotiation with LGE and that, taking into account the substantive and procedural requirements of the Bankruptcy Code, the proposed financial restructuring is fair to unaffiliated securityholders.

    With respect to the procedural fairness of a prepackaged bankruptcy proceeding to the holders of the Old Subordinated Debentures, the Special Committee noted that (i) confirmation of a prepackaged plan would require that the Bankruptcy Court find that the prepackaged plan is in the "best interests" of the holders of the Old Subordinated Debentures who do not vote to accept the prepackaged plan; and (ii) any holder of the Old Subordinated Debentures that objects to the confirmation of a prepackaged plan will be entitled, subject to compliance with the procedural, standing and other requirements of the Bankruptcy Code, to file an objection with the Bankruptcy Court and to have such objection considered at the Confirmation Hearing. The Bankruptcy Code requires, subject to certain exceptions, that the Prepackaged Plan be accepted by all Impaired Classes of Claims, with acceptance defined to be acceptance by holders of at least 66 2/3% in dollar amount and more than one-half of the number of Allowed Claims in a class, but counts only those claims that have been voted on the plan.See "--Events Leading to the Restructuring" and "THE PREPACKAGED PLAN--Confirmation Standards."

    A finding by the Bankruptcy Court that a prepackaged plan is in the "best interests" of the holders of the Old Subordinated Debentures who do not vote to accept such prepackaged plan generally means that the court has determined that they will receive property of a value that is not less than the value such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the prepackaged plan. Such a finding does not necessarily imply that the prepackaged plan is fair to the holders of Claims in all respects. However, it provides a significant procedural safeguard to the holders of Claims in that it requires that the Bankruptcy Court determine that the value of the consideration to be paid to the holders of such Claims in the prepackaged plan exceeds the value of the distributions they would receive in a hypothetical chapter 7 liquidation. See "--Alternatives to Confirmation and Consummation of the Prepackaged Plan" and "THE PREPACKAGED PLAN-- Confirmation Standards."

  The Board considered the following material factors, each of which, in the view of the Board, supported its determination to approve and recommend the terms of the proposed financial restructuring as negotiated with LGE to the holders of the Old Subordinated Debentures: (1) the conclusions and recommendations of the Special Committee; (2) the considerations referred to above as having been taken into account by the Special Committee, including the analyses of PJSC, which are attached hereto as Annex C, and (3) the fact that the terms of the proposed financial restructuring as negotiated with LGE were the result of arms-length negotiations between the Special Committee, management and LGE and their respective advisors. The Board did not, however, receive any fairness opinion with respect to the Restructuring.

  In evaluating the foregoing factors, the members of the Board, including the members of the Special Committee, evaluated the terms of the proposed financial restructuring as negotiated with LGE based upon their business judgment and in light of their knowledge of and familiarity with, and information provided by management with respect to, the Company's business, prospects, financial condition, results of operations and current business strategy, assets, liabilities and current industry, economic and market conditions.

  The foregoing discussion of the factors and information considered by the Special Committee and the Board is not intended to be exhaustive, but includes material factors considered by both the Special Committee and the

Board. In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the terms of the proposed financial restructuring as negotiated with LGE, the Special Committee and Board did not find it practicable to assign relative weights to the factors considered in reaching its determination to recommend the terms of the proposed financial restructuring as negotiated with LGE to the holders of the Old Subordinated Debentures.

  The Company believes that the Prepackaged Plan complies with all applicable requirements for confirmation under 11 U.S.C. (S)1129, including that the Prepackaged Plan is fair and equitable with respect to each Class of Claims and Equity Interests.

LGE'S POSITION REGARDING THE FINANCIAL RESTRUCTURING

  LGE advised the Company that, based on the liquidation and going concern analyses presented to the Board by PJSC and the expected cost of a prolonged liquidation or traditional bankruptcy proceeding as compared to the cost of the Restructuring, LGE is willing to proceed with the Restructuring pursuant to the Restructuring Agreement. LGE advised the Company that it did not find it practicable to, and did not, quantify or otherwise attach relative weights to such factors. LGE has made no recommendation in support of or in opposition to the Prepackaged Plan, but has agreed to vote its Claims in favor of the Prepackaged Plan.

  LGE engaged Lazard to act as its investment banker in connection with the Restructuring. Lazard was retained based on its prior experience in restructurings of other public companies in similar types of transactions. LGE advised the Company that Lazard has not provided investment banking services to LGE or its affiliates (including the Company) in the last two years. LGE advised the Company that it retained Lazard to assist it in reviewing the analyses prepared by PJSC and to advise LGE with respect to, and to assist in, the negotiation of a restructuring of the Company. The terms of the proposed financial restructuring were the result of arms-length negotiations among the Company, the Special Committee and their advisors, on the one hand, and LGE and its advisors, on the other. Lazard was not engaged to and did not render an opinion, valuation or appraisal, make any finding or make any recommendation with respect to the terms of the proposed financial restructuring as negotiated with the Company. With Lazard's advice, LGE formulated its proposed revised capital structure for the Company, including the amount of indebtedness that should be converted into LGE New Restructured Senior Note versus New Common Stock.

LIQUIDATION AND GOING CONCERN ANALYSES

  In November 1998, the Special Committee considered certain liquidation and going concern analyses developed by PJSC based on the Company's November 1998 Business Plan Projections. These analyses concluded that there was no value available to holders of the Company's Equity Interests, and that the value offered holders of Impaired Claims under the Prepackaged Plan was equal to or greater than the amount that would be received by such holders in the hypothetical absolute priority distribution of the Company's assets in bankruptcy, under both the going concern valuation and the liquidation valuation. These analyses also concluded that under Financial Restructuring, LGE is offered less with respect to its general unsecured Claims than are holders of the Old Subordinated Debentures (as a percentage of such Claims). See "--Recommendation of the Board."

  PJSC was instructed by the Company to prepare a going concern analysis of the Company, a hypothetical Chapter 7 liquidation analysis of the Company, and to compare the results of its final analyses with its immediately prior going concern and liquidation analyses prepared in July 1998. In preparing the liquidation and going concern analyses, PJSC: (i) reviewed information supplied by the Company's management, including the Business Plan Projections, dated November 12, 1998; (ii) reviewed the financial terms and provisions of the Financial Restructuring; (iii) reviewed certain historical, financial and other information for recent years and interim periods that was publicly available or furnished to PJSC by the Company, including information provided during discussions with representatives thereof; (iv) compared certain financial and securities data of the Company with various other companies deemed generally comparable to the operating business of the Company whose securities are traded in public markets; and (v) conducted such other financial studies, analyses and investigations as PJSC deemed appropriate for purposes of preparing its analyses. The following is a brief summary of the liquidation and going concern analyses. For purposes of this summary, "Company Peer Group" means Hitachi, Ltd., Matsushita Electric Industrial Co., Mitsubishi Electronic Corp., Philips Electronics N.V., Pioneer Electronic Corporation and Sony Corporation.

  Although PJSC conducted a review and analysis of the Company's business, operating assets and liabilities and business plans, PJSC assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company and publicly available information. With respect to the projected adoption rates for VSB-technology in consumer electronics products, PJSC relied on information obtained through discussions with Forrester Research, Inc. (for domestic markets) and a report prepared by Gartner Consulting/ Dataquest (for international markets). Such firms also reviewed PJSC's analyses in developing its cash flow models for VSB-based consumer electronics products. The firms were selected based on their familiarity with the developing market for VSB-based consumer electronics products. In addition, PJSC relied on the evaluations of the Reynosa Assets contained in certain third party appraisals. See note (j) of the Notes to the Business Plan Projections. PJSC did not independently verify management's projections in connection with its analyses and, other than with respect to certain fixed assets, no independent evaluations or appraisals of the Company's assets were sought or obtained. PJSC did not receive any other instructions or limitations with respect to the analyses.

 Liquidation Analysis

  The liquidation analysis presented to the Special Committee is substantially identical to the liquidation analysis set forth herein under the heading "LIQUIDATION ANALYSIS."

Going Concern Analysis

  The going concern analysis presented to the Special Committee utilized a discounted cash flow analysis procedure to separately value the cash flows generated by the Company's Business Plan Projections, net of the VSB royalties and tuner patent royalties. In the case of the Business Plan Projections, the going concern analysis applies a range of discount rates from 12% to 16%. The 12% rate is equal to the weighted average cost of capital of the Company Peer Group. A premium was applied to the weighted average cost of capital to reflect the international presence, profitable sales and more diversified product base of the Company Peer Group. To arrive at a terminal value, the going concern analysis utilizes a range of illustrative sales multiples derived from the lowest end of the Company Peer Group's latest twelve months sales multiples discounted by 50% to 66.6% (the "Sales Multiples Approach"). With respect to domestic VSB, the going concern analysis applies a 25% discount rate methodology to net projected VSB royalty income. The 25% discount rate represents an estimate of the discount rates applied by equity analysts and investors to analogous companies that have products in development that have been approved by appropriate regulators but that are not producing commercial cash flows. With respect to non-domestic VSB, the going concern analysis includes potential revenues from licensing activity and royalties in countries that (i) have adopted the ATSC digital television standard, or (ii) are deemed likely to adopt such standard for some level of national use by Gartner Consulting/Dataquest, the Company's technology professionals. Non-domestic VSB revenue estimates were derived from projected adoption and utilization rates in such countries. With respect to non-domestic VSB, the going concern analysis applies a 40% and a 55% discount rate methodology to net projected VSB revenue for countries that have adopted the ATSC digital television standard or are deemed likely to adopt such standard, respectively. The 40% and 55% discount rates reflect not only the same underlying assumptions as the discount rate applied for domestic VSB revenue, but are further adjusted to account for the significantly increased uncertainty and speculative nature of such revenues. See "BUSINESS PLAN PROJECTIONS--Assumptions Concerning VSB." The going concern analysis does not include revenues for countries that are deemed unlikely to adopt the ATSC digital television standard or that have already adopted an alternative standard. With respect to tuner patent cash flows, the going concern analysis applies discount rates ranging from 18% to 22% to net tuner patent cash flows. These rates reflect the potential risks associated with recent disputes and negotiations regarding the tuner patent that suggest uncertainty in the stability of these cash flows.

  In addition, the going concern analysis utilized the following material assumptions and/or methodologies: (i) with respect to VSB, that the Company will be able to utilize certain carry-forward tax attributes to offset future taxable royalty income, (ii) with respect to VSB, that the Company will realize royalty rates between $5.00/unit and $1.00/unit for different classes of consumer products, including televisions, video recorders, DVD players/recorders, converter boxes, satellite boxes, cable boxes, personal computers and computer add-in cards, (iii) with respect to VSB, that the technology will receive, over time, varying rates of adoption and absorption in the different classes of consumer products, (iv) with respect to VSB, that the discount rates reasonably reflect the timing issues and risks in the projected royalty fee cash flows through 2011, (v) with respect to enterprise value, that the Company's operational performance and timing of the disposition of material assets related to the integrated manufacturing base of Zenith prior to its operational restructuring and substantive reductions in inventory held for the manufacturing process, will be consistent with the assumptions set forth in the Business Plan Projections, and (vi) due to the unique character of the Company's VSB technology, which is not yet commercialized, that the enterprise value of the Company as a going concern and the value of the Company's VSB technology are separately valued, and then aggregated to determine going concern value.

  Under the going concern analysis presented by PJSC, the Company's enterprise value (which includes indebtedness) was estimated at $125.0 million and VSB technology value was estimated at $130.6 million, for a total going concern value of $255.6 million.

  The going concern and liquidation analyses referred to herein are based upon a number of significant assumptions. While presented with numerical specificity, these analyses are based upon a variety of assumptions (which the Company believes are reasonable) and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Company. Consequently, the inclusion of these analyses herein should not be regarded as a presentation by the Company (or
PJSC) that the values contained in the analyses would be realized, and actual values may vary materially and adversely from those presented herein. Such analyses are subject to significant uncertainty and are based upon certain assumptions which may or may not prove to be correct. Neither the Company nor PJSC intends to update or otherwise revise the going concern or liquidation analyses to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, except as required by applicable law.

 Other Board Review

  At a meeting of the Board on July 22, 1998, the Board considered certain liquidation and going concern analyses with respect to the Company developed by PJSC in connection with the Company's then existing business plan projections dated June 26, 1998. The principal differences between the July analyses and the November analyses are as follows: (i) the November going concern and liquidation analyses include discounted projected non-domestic VSB royalty and licensing revenue, which values were not capable of reasonable estimation at the time the July analyses were prepared; (ii) the July analyses were generated using financial projections from the business plan projections dated June 26, 1998, while the November analyses incorporated projections from the Business Plan Projections dated November 12, 1998; (iii) the November analyses utilize updated assumptions concerning the disposition of certain assets of the Company, reflecting both actual and projected changes from the assumptions used in the July analyses (e.g., the November analyses reflect the October 1998 sale of the Company's Glenview property, which under the July analyses was projected to have been sold in the first quarter 1999; the November analyses reflect the fourth quarter 1998 sale of the Company's Melrose Park equipment, which under the July analyses was projected to have been sold in the first quarter 1999); and (iv) the November analyses include updated assumptions concerning certain domestic VSB revenue projections for personal computers, principally relating to (x) a decrease in the assumed general adoption and utilization rates of the Company's VSB technology in personal computers based on the demonstrated market trend towards lower-cost units, which are less likely to have VSB capability, and (y) an increase in the assumed VSB royalty rate for personal computers ($5.00/unit in the November analyses, as compared to $2.50/unit in the July analyses) to reflect assumed greater royalty revenue potential in the higher-cost units, which are likely to have VSB capability. In addition, with respect to the going concern analyses, the November analyses utilized updated tax assumptions to reflect (A) the projection of the Company's accountants that the Company may be subject to alternative minimum tax, which were not included in the July analyses, and (B) the Company's assumed foreign tax liability with respect to non-domestic VSB revenues, which were not included in the July analyses. With respect to the liquidation analyses, (A) the November analyses allocate projected warranty expenses against both finished goods and trademark and distribution values, while the July analyses allocated such expenses solely to finished goods value, and (B) the November analyses apply a three year 10% discount rate to projected net liquidated proceeds to more accurately reflect the present value of liquidation distributions at the conclusion of the assumed 2 to 4 year hypothetical liquidation period of the Company.

  Prior to the July 22, 1998 meeting of the Board, the Board and the Special Committee reviewed certain preliminary liquidation and going concern analyses also prepared by PJSC, including at the May 21, 1998 meetings of the Board. The principal differences between the preliminary analyses previously reviewed by the Board and the Special Committee and the analyses presented on July 22, 1998 are as follows: (i) the preliminary analyses estimated values as of January 1, 1998, while the July analyses estimated values as of January 1, 1999, the assumed confirmation date of the Prepackaged Plan, (ii) the preliminary analyses were generated using financial projections from a preliminary draft of the business plan projections, while the July analyses incorporated projections from the Business Plan Projections dated June 26, 1998, (iii) with respect to VSB, the July valuation analyses utilize reduced royalty revenue projections to reflect projected royalty-free cross-licenses, which were included in the July analyses to reflect the Company's market experience, and (iv) the July valuation analyses substantially reduced the projected value of LGE's secured claim against the Company arising from the leveraged lease guaranty resulting from bifurcation of the claim to reflect that the leased property had a value less than the claim. In addition, with respect to the liquidation analyses, (A) the July analyses utilized updated asset realization percentages derived from a more detailed analysis of projected asset class recoveries by the Company's management, and (B) the July analyses assumed that projected liquidation recoveries from certain Mexican assets of the Company would be net of projected liquidation and severance costs associated with such assets. With respect to the going concern analyses,
(A) the enterprise value in the preliminary analyses was derived from a 14.0x earnings before income and taxes ("EBIT") multiple (the median enterprise value multiple of last twelve months EBIT derived from the Company Peer Group) and a 12% discount rate (the weighted average cost of capital of the Company Peer Group), while the enterprise value for the July analyses was derived from a Sales Multiples Approach, and (B) in the July analyses, the Company's tuner patent technology was separately valued, in part to better reflect the anticipated cessation of such royalties at the expiration of their term or otherwise. Specifically with respect to asset realization percentages, the preliminary analyses utilize a 15% recovery rate for raw materials, while the July analyses utilize a 20% recovery rate, resulting in a $2.1 million increase in projected available liquidation proceeds. In addition, certain categories of assets include in the preliminary analyses are omitted in the July analyses because such assets are projected to have already been liquidated as of the effective date of the final analyses, resulting in a $49.4 million decrease in projected available liquidation proceeds.

  In the preliminary analyses, the enterprise value of the Company was estimated at $127.0 million and domestic VSB technology value was estimated at $186.0 million, for a preliminary total going concern value of $313.0 million. In the July report, enterprise value was estimated at $125.0 million and domestic VSB technology value was estimated at $180.0 million for a total going concern value of $305.0 million. In the preliminary analyses, the liquidation analysis estimated a gross asset recovery from liquidation, net of liquidation expenses and administrative and priority claims, of $256.4 million. In the July analyses, the liquidation analysis estimated a gross asset recovery from liquidation, net of liquidation expenses and administrative and priority claims, of $162.7 million.

 THE RESTRUCTURING AGREEMENT

  Based upon the agreement in principle of the Board and LGE, in June of 1998, the Company and LGE began to negotiate the terms of a definitive agreement to effectuate the Financial Restructuring. On August 7, 1998, the Company and LGE executed the Restructuring Agreement.

  On November 16, 1998, the Company and LGE entered into Amendment No. 1 and Waiver to the Restructuring Agreement to extend the delivery date of the Implementation Program (as defined) from August 31, 1998 to November 30, 1998 and to waive until November 30, 1998 the Company's obligation to pay interest to LGE on certain amounts owed by the Company to LGE.

  The Company anticipates that additional modifications to the Restructuring Agreement will be necessary before the Restructuring can be consummated. For instance, the Company has revised its Business Plan Projections. Pursuant to the Restructuring Agreement, material changes to the Business Plan Projections must be approved by LGE. In addition, LGE may terminate the Restructuring Agreement if the Prepackaged Plan is not consummated prior to December 15, 1998. The Company does not believe that the Prepackaged Plan will be consummated prior to such date. The Company and LGE are in discussions concerning the revisions to the Business Plan Projections, the extension of the December 15 deadline and related matters, but there can be no assurance that an agreement can be reached with respect to these issues.

  The description of the Restructuring Agreement contained in this Disclosure Statement describes the material terms of the Restructuring Agreement but does not purport to be complete and is qualified in its entirety by reference to the Restructuring Agreement, a copy of which is included as an exhibit to the Registration Statement of which this Disclosure Statement forms a part and is incorporated herein by reference.

 The Transactions

  In addition to the transactions contemplated by the Financial Restructuring, the Restructuring Agreement provides that, upon the terms and subject to the conditions set forth in the Restructuring Agreement, LGE may, at the option of LGE and the Company, lend to the Company or provide indirect credit support to the Company, such as a guarantee of financing provided by a third-party lender, in an amount not to exceed $60 million, to the extent necessary to enable the Company to implement the Operational Restructuring.

 Agreements

  Pursuant to the Restructuring Agreement, the Company has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to, among other things, consummate the Financial Restructuring and the other transactions provided for in the Prepackaged Plan. The Company has also agreed, among other things, (i) not to consent to any amendment of the Prepackaged Plan or the Disclosure Statement without the prior written consent of LGE; (ii) to deliver to LGE prior to November 30, 1998 an implementation program (the "Implementation Program"), reasonably satisfactory to LGE, for the discontinuation of the manufacturing operations of the Company and its Subsidiaries, the outsourcing of the production of the Company's products and the maximization of the value of the VSB technology; (iii) to give LGE and its representatives full access to all properties and records relating to the Company and its Subsidiaries, keep LGE generally informed as to the Company's affairs and deliver to LGE certain financial statements; (iv) to promptly notify LGE if any information is requested from it or any negotiations or discussions are sought to be initiated with the Company concerning any merger, consolidation, business combination, liquidation, reorganization, sale of substantial assets, sale of shares of capital stock, purchase of claims or similar transactions involving the Company or any subsidiary or any division of any thereof (an "Alternative Proposal") and promptly communicate to LGE the terms of any proposal or inquiry which it may receive in respect of any Alternative Proposal; (v) to deliver to LGE after the end of each fiscal month a certificate of the Company restating certain representations and warranties relating to the Business Plan Projections contained in the Restructuring Agreement; and (vi) to pay LGE each month in arrears (x) all interest accruing on amounts owed but unpaid by the Company to LGE under the Reimbursement Agreement and (y) up to $2,635,468 of interest accruing on amounts owed but unpaid by the Company to LGE under the Financial Support Agreement. The Company has agreed to conduct business in the ordinary course and to use commercially reasonable efforts to retain key employees and business relationships. The Company has agreed not to, and to cause its subsidiaries not to, without the consent of LGE, (i) acquire or agree to acquire any business or any assets (other than inventory) that would be material to the Company; (ii) sell, lease, license or otherwise dispose of any of the assets or properties of the Company or its subsidiaries other than in the ordinary course of business or pursuant to the Business Plan Projections; (iii) amend its Certificate of Incorporation or By-laws; (iv) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto; (v) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness; (vi) permit or allow any of the assets or properties of the Company or any subsidiary to be subject to any lien, subject to certain customary exceptions; (vii) cancel any material indebtedness or waive any claims or rights of material value; (viii) make any change in any method of accounting or accounting practice or policy; (ix) modify, amend, terminate or permit the lapse of any material lease of real property; (x) enter into any material contract or arrangement; (xi) enter into any agreement or take any action in violation of the terms of the Restructuring Agreement or the Restructuring; (xii) settle any material tax audit or make or change any material tax election, (xiii) hire any new executive officers of the Company or any of its subsidiaries; (xiv) subject to certain exceptions, grant any employee of the Company or any of its subsidiaries an increase in compensation, severance or termination pay, enter into any employment, severance or termination agreement with any such employee or adopt any new benefit plan or arrangement or amend any such plan; (xv) enter any new line of business; or (xvi) agree, whether in writing or otherwise, to do any of the foregoing. The Company has also agreed to, and to cause its subsidiaries to, (i) use commercially reasonable efforts to take all actions to fulfill its obligations in respect of the Restructuring Agreement;
(ii) make all filings required under any applicable law or regulation and use all reasonable efforts to obtain all permits necessary to be obtained by the Company or any of its subsidiaries, (iii) cooperate with LGE in exchanging information and supplying assistance in connection with filings contemplated by the Restructuring Agreement; (iv) not issue any press release or make any other public statement regarding the Restructuring without the prior consent of LGE; and (v) perform all obligations under and comply with all terms and provisions of the Leveraged Leases other than obligations to pay "Basic Rent" under the Leveraged Leases. The Company has agreed to promptly notify LGE in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any conditions contained in the Restructuring Agreement to be satisfied.

  Pursuant to the Restructuring Agreement, LGE has agreed: (i) subject to compliance with applicable non-bankruptcy and bankruptcy laws, to vote all Claims against and Equity Interests in the Company in favor of the Prepackaged Plan; (ii) to use commercially reasonable efforts to take all actions in order for it to fulfill its obligations under the Restructuring Agreement, including making all filings required under any applicable law or regulation, obtaining all permits necessary to be obtained by LGE or any of its subsidiaries, making all necessary and desirable appearances before the Bankruptcy Court, and promptly notifying the Company of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any conditions contained in the Restructuring Agreement to be satisfied; and (iii) to cooperate with the Company in exchanging information and supplying assistance in connection with filings contemplated by the Restructuring Agreement and provide the Company with information regarding LGE's performance and ability to perform under the Restructuring Agreement.

 Conditions to the Consummation of the Restructuring

  Each party's obligation to consummate the transaction contemplated by the Restructuring Agreement is subject to the following conditions: (i) obtaining necessary regulatory approvals; (ii) the absence of pending or threatened litigation, injunctions or restraints in respect of the transactions contemplated by the Prepackaged Plan or seeking material damages; (iii) the confirmation by the Bankruptcy Court of the Prepackaged Plan and the existence of a Final Order with respect to such confirmation; (iv) the notification of the Company and LGE pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and expiration of the applicable waiting period; and (v) to LGE's and the Company's satisfaction, in their respective sole discretion, that the Prepackaged Plan contain releases from the Company and its creditors of any potential claims and liabilities against the individual members of the Board, the Company and LGE and their respective affiliates and representatives.

  The Company's obligation to consummate the transaction contemplated by the Restructuring Agreement is subject to the following additional conditions: (i) the accuracy of LGE's representations and warranties; and (ii) LGE's performance in all material respects of its obligations under the Restructuring Agreement.

  LGE's obligation to consummate the transaction contemplated by the Restructuring Agreement is subject to various additional conditions, which include, in addition to certain other customary closing conditions, the following: (i) the accuracy of the Company's representations and warranties;
(ii) the Company's performance in all material respects of its obligations;
(iii) the retention of Mr. Gannon and certain key employees, or replacements who are reasonably satisfactory to LGE; (iv) obtaining new senior financing by the Company of not less than $100 million on terms reasonably satisfactory to LGE; (v) LGE's satisfaction with all material changes to the Business Plan Projections and with the Company's actions under the Implementation Program;
(vi) the Company's operating results being consistent with the Business Plan Projections; (vii) the absence of any material, undisclosed, contingent liabilities on the part of the Company; (viii) LGE's satisfaction with the Arthur Andersen LLP report relating to the Company's June 27, 1998 balance sheet; (ix) LGE's reasonable satisfaction with, and the Company's filing with the Commission of, the Disclosure Statement; (x) LGE's satisfaction with the purchase or other agreement with respect to certain employee benefit plan arrangements and with the agreement relating to the purchase by LGE of the Reynosa Assets as contemplated under the Prepackaged Plan, and in the event that such purchase does not occur, the agreement relating to the operation by LGE of such Reynosa Assets; (xi) the absence of a material adverse effect on the business, properties, assets, results of operation, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or on the ability of the Company or its subsidiaries to consummate the transaction contemplated by the Restructuring Agreement or to perform their respective obligations under the definitive transaction agreements to be entered into in connection with the Restructuring Agreement subsequent to the date of the Restructuring Agreement; (xii) the absence of any increase or decrease of 20% or more in the United States/Republic of Korea currency exchange rate from the rate existing on the date of the Restructuring Agreement (or a suspension of, or limitation on, the markets therefor), a declaration of a banking moratorium in the United States or the Republic of Korea, any limitation by any regulatory authority or other event that materially adversely affects the ability of LGE to consummate the transactions contemplated by the Restructuring Agreement, or a commencement of a war or other national or international calamity involving the United States or the Republic of Korea; (xiii) LGE's satisfaction with any settlement arrangements with respect to licensing of technology entered into by the Company with the Sony Corporation or any of its affiliates; (xiv) LGE's determination, in its sole discretion, that the aggregate tuner patent royalties between the date of the consummation of the Prepackaged Plan and December 31, 2003 will not be less than 70% of the aggregate amount of such royalties projected under the Business Plan Projections; and (xv) the absence of any default or event of default under any of the Company's financing arrangements or any other agreement that is material to the Company to which the Company or any of its subsidiaries is a party or by which any of them is bound.

 Waiver of Conditions

  To the extent permitted by law, the Company and LGE may waive any of their respective conditions set forth in the Restructuring Agreement without notice to, or approval from, the Bankruptcy Court or any other party.

 Termination by Either Party

  The Restructuring Agreement may be terminated at any time prior to the consummation of the Prepackaged Plan by mutual written consent of the Company and LGE, or by either the Company or LGE if (i) the transactions contemplated by the Restructuring Agreement shall not have occurred prior to December 15, 1998; or (ii) any statute shall make consummating the transactions under the Restructuring Agreement illegal, or any court or other regulatory authority shall have issued a judgment, order, decree or ruling enjoining the consummation of the transactions contemplated by the Restructuring Agreement and such judgment, order, decree or ruling shall have become final and non-appealable.

 Termination by LGE

  The Restructuring Agreement may also be terminated by LGE if (i) the Company fails to perform in any material respect any obligation or breaches any representation or warranty, and the Company fails to perform such obligation or cure any such breach capable of being cured within 30 days' notice by LGE; (ii) the Board or the Special Committee withdraws or modifies, in a manner adverse to LGE (as determined by LGE in its reasonable judgment), its approval or recommendation of the Restructuring Agreement or the Restructuring; or (iii) any condition to LGE's obligations under the Restructuring Agreement becomes impossible to fulfill (other than as a result of any breach by LGE).

 Termination by the Company

  The Restructuring Agreement may be terminated by the Company if (i) LGE fails to perform in any material respect any obligation or breaches any representation or warranty, and LGE fails to perform such obligation or cure any such breach capable of being cured within 30 days' notice by the Company;
(ii) any condition to the Company's obligations under the Restructuring Agreement becomes impossible to fulfill (other than as a result of any breach by the Company); or (iii) there is an Alternative Proposal which the Board in good faith determines represents a superior transaction for the Company as compared to the Financial Restructuring, and the Board determines, after consultation with counsel, that failure to terminate the Restructuring Agreement would be inconsistent with the compliance by the Board with its fiduciary duties imposed by law; provided, however, that the Company may not terminate the Restructuring Agreement (i) if the Alternative Proposal is subject to a financing condition, unless the Board is of the opinion, after consultation with PJSC or another nationally recognized investment banking firm, that the Alternative Proposal is financeable, (ii) if, prior to or concurrently with any purported termination, (x) the Company or the person or entity that made the Alternative Proposal (the "New Investor") shall not have paid the Transaction Expenses (as defined below) contemplated by the Restructuring Agreement and (y) the Company and the New Investor shall not have entered into a legal, valid and binding agreement with LGE pursuant to which such New Investor agrees to pay LGE the Transaction Fee (as defined below) contemplated by the Restructuring Agreement upon the earlier of (A) the consummation of such Alternative Proposal and (B) the termination of such Alternative Proposal, or (iii) if the Company has not provided LGE with five business days' prior written notice of its intent to so terminate the Restructuring Agreement together with a summary of the material terms and conditions of such Alternative Proposal.

 Effect of Termination

  Termination by either the Company or LGE will void the Restructuring Agreement, without any liability or obligation on the part of LGE or the Company with respect to the transactions contemplated under the Restructuring Agreement, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Restructuring Agreement, and except under circumstances in which the Transaction Expenses and the Transaction Fee are due.

 Transaction Expenses and Transaction Fee upon Termination under Certain Circumstances

  In the event that (i) the Board or the Special Committee shall have withdrawn or modified, in a manner adverse to LGE, its approval of the Restructuring Agreement or the transactions contemplated by the Restructuring Agreement or by the Restructuring, and LGE terminates the Restructuring Agreement, (ii) the Bankruptcy Court approves, or enters an order authorizing, an offer, proposal or agreement to effect an Alternative Proposal, or (iii) during the period ending twelve months after the termination of the Restructuring Agreement, the Company consummates, becomes a party to or enters into an agreement relating to, or publicly announces, an Alternative Proposal, the Company shall promptly, but in no event later than three business days after the first of such events to occur, reimburse LGE and its affiliates for all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel, for structuring the transactions contemplated hereby and all reasonable fees of counsel, accountants, experts and consultants to LGE and its affiliates, and all printing and advertising expenses) incurred or accrued by it or on its behalf in connection with the negotiation, preparation, execution and performance of the Restructuring Agreement and the Restructuring (the "Transaction Expenses"); provided, however, that LGE shall not be entitled to such Transaction Expenses if the Company terminates the Restructuring Agreement due to a material breach by LGE of its obligations under the Restructuring Agreement.

  In the event that during the twelve months after the termination of the Restructuring Agreement the Company consummates, becomes a party to or enters into an agreement relating to, or publicly announces, an Alternative Proposal, the Company shall, or shall cause the New Investor to, pay LGE a transaction fee of $8 million (the "Transaction Fee") upon the earlier of (x) the consummation of such Alternative Proposal or (y) the termination of such Alternative Proposal.

 Withdrawal or Modification of Recommendations

  Either the Board or the Special Committee may at any time withdraw or modify its approval or recommendation of the Restructuring Agreement or the transactions contemplated thereby or by the Restructuring in the event that it determines, after consultation with counsel, that failure to so withdraw or modify its recommendation would not be consistent with compliance with its fiduciary duties imposed by law; provided, however, that such withdrawal or modification shall not in any manner release the Company from its obligations under the Restructuring Agreement unless LGE exercises its right to terminate the Restructuring Agreement, in which case the termination and expense provisions of the Restructuring Agreement shall govern.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Bankruptcy Code requires that upon the confirmation of a plan of reorganization a debtor's charter documents must contain certain provisions including a provision prohibiting the issuance of non-voting equity securities. To comply with such requirement, the Prepackaged Plan provides that the Company will file an amended Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "Amended Certificate of Incorporation"). The Amended Certificate of Incorporation will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Common Stock to 1,000, change the par value of the New Common Stock to $0.01 and eliminate the authorization of preferred stock. Following confirmation of the Prepackaged Plan, there is no legal requirement for New Zenith's certificate of incorporation to contain provisions prohibiting the issuance of nonvoting equity securities. After the Effective Date, New Zenith reserves the right to amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law. At present, the Company does not contemplate any such amendments.

INTERESTS OF CERTAIN PERSONS IN THE FINANCIAL RESTRUCTURING; CONFLICTS OF
INTEREST

  In considering the recommendation of the Board with respect to the Restructuring, holders of Impaired Claims should be aware that the Board and members of the Company's management have certain interests described below, which give rise to actual and potential conflicts of interest with respect to the Prepackaged Plan. The Board was aware of these conflicts in making its recommendation regarding the Restructuring to holders of the Old Subordinated Debentures. However, in recommending the Restructuring, the Board itself is acting upon the recommendation of the Special Committee, which is comprised solely of directors who are not officers or directors of LGE or current officers of the Company and which the Board had established specifically to mitigate some of the conflicts of interests described below. See "--Events Leading to the Restructuring."

 LGE Directors

  The current Board consists of eleven directors. LGE and LG Semicon beneficially own approximately 56.5% of the Old Common Stock (including vested but unexercised stock options) and, pursuant to the Company's Charter and Bylaws, LGE effectively has the power to elect all eleven members of the Board. In addition, pursuant to the LGE Stock Purchase Agreement, LGE has the contractual right to designate six members of the Board. Presently, six members of the Board are officers of and/or affiliated with LGE and/or its affiliates. Moreover, LGE itself is a creditor of the Company being the holder of the LGE Claims and a guarantor on behalf of the Company on various credit instruments. LGE also supplies products to and purchases products from the Company and has a number of other relationships with the Company. See "-- Events Leading to the Restructuring--Other Transactions with LGE." As a result of the foregoing, LGE has a conflict of interest.

 Releases, Indemnifications and Limitations of Liability

  In consideration of the contributions of certain parties to the Prepackaged Chapter 11 Case, including, but not limited to, (i) the commitment and obligation of LGE to provide the financial support necessary for Consummation of the Prepackaged Plan, and (ii) the service of certain designated individuals to facilitate the expeditious reorganization of the Company and the implementation of the Restructuring, the Prepackaged Plan provides for certain waivers, exculpation, releases and injunctions. The Prepackaged Plan provides an injunction barring the commencement or continuation of any Claims released pursuant to its terms.

  Specifically, the Prepackaged Plan provides that the Company and its Subsidiaries will release, upon the Effective Date, the D&O Releasees and the Investor Releasees from any and all Claims and causes of action, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, that the Company or its Subsidiaries would have been legally entitled to assert in their own right or on behalf of the holder of any Claim or Equity Interest or other person or entity against any of them relating to any event occurring on or before the Effective Date of the Prepackaged Plan, including avoidance actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. The release of the D&O Releasees by the Company and its Subsidiaries does not affect certain loans or contracts such parties have entered into in the ordinary course of business.

  In the course of the Special Committee's work and review of the proposed release of LGE, the Special Committee sought to determine whether impaired classes would be likely to receive a greater recovery in a hypothetical restructuring occurring without the Investor Releases and without LGE's participation. In that regard, the Special Committee and its counsel reviewed and investigated significant transactions between LGE and the Company. Based on that investigation, the Special Committee concluded that any value that might be attributed to these releases was less than the overall value created by the Restructuring, and that absent LGE's agreement to participate in a restructuring (which was conditioned on, among other things, obtaining the releases) there was no value available for distribution to holders of either the Old Common Stock or the Old Subordinated Debentures.

  In addition, the Prepackaged Plan provides that each holder of any Claim that has accepted the Prepackaged Plan, whose Claim is part of a Class that has accepted (or is deemed to accept) the Prepackaged Plan, or that is entitled to receive a distribution of property under the Prepackaged Plan, is deemed to release, upon the Effective Date, any and all Claims and causes of action, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, that it would have been legally entitled to assert against the D&O Releasees or the Investor Releasees relating to the Company or its Subsidiaries, the Prepackaged Chapter 11 Case, or the negotiation, formulation and preparation of the Prepackaged Plan and related documents.

  The Prepackaged Plan also provides that the Company, its Subsidiaries, the D&O Releasees, and the Investor Releasees shall be exculpated from any liability to any person or entity (as defined in the Bankruptcy Code) for any act or omission in connection with or related to the negotiation, formulation, preparation and Confirmation of the Prepackaged Plan, the Consummation and administration of the Prepackaged Plan, the Prepackaged Chapter 11 Case, or the property distributed under the Prepackaged Plan, except by virtue of any willful misconduct or gross negligence, as determined by a court of competent jurisdiction. The Company believes that these provisions of the Prepackaged Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provision in the Bankruptcy Court proceeding.

  The releases and indemnification provisions provided by the Prepackaged Plan create a conflict of interest for all of the Company's directors and officers in that such provisions may cause the directors and officers to support the Prepackaged Plan as opposed to any alternative that did not provide such releases or indemnification.

 Effect of Conflicts of Interest on the Board's Recommendation

  Although the Board recognizes the existence of the conflicts of interest described in the foregoing paragraphs, the Board does not believe that such conflicts of interest had the effect of causing the terms of the Financial Restructuring to be different in any material respect than such terms would have been in the absence of such conflicts of interests. Moreover, the Board established the Special Committee specifically to address and mitigate against any potential conflicts of interest of LGE or certain directors. See "--Events Leading to the Restructuring."

LIQUIDITY PENDING CONSUMMATION OF THE RESTRUCTURING

  Until the Prepackaged Plan is implemented on the Effective Date, the Company may be required to rely on its cash resources to operate the business of the Subsidiaries, service certain of its debt and pay other costs. Currently, the Company has access to funds under the Amended Citibank Credit Facility and the LGE Demand Loan Facility to supplement cash flow from operations. The Amended Citibank Credit Facility currently expires on the earlier of a bankruptcy filing by the Company or December 31, 1998. The Company is in negotiations to extend or replace the Amended Citibank Credit Facility. In addition, the Company is in discussions with potential lenders regarding DIP financing during the Prepackaged Chapter 11 Case. See "RISK FACTORS--Recent Operating Results, Independent Auditor's Report and High Leverage" and "--Possible Defaults; Risk of Acceleration or Termination."

DISSENTERS' RIGHTS

  There are no dissenters' rights available under applicable law with respect to the Restructuring. If the Prepackaged Plan is confirmed by the Bankruptcy Court and the Restructuring is consummated in accordance therewith, holders of the Old Subordinated Debentures that do not vote in favor of the Prepackaged Plan will nevertheless be bound by all the terms and conditions thereof.

                             THE PREPACKAGED PLAN

GENERAL

  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, chapter 11 seeks to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect Claims or enforce liens that arose prior to the commencement of the debtor's case under chapter 11.

  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying Claims against, and Equity Interests in, a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor, equity security holder or general partner in the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. If sufficient votes for acceptance of the Prepackaged Plan are received, the Company intends to file a chapter 11 reorganization case and promptly seek Confirmation by the Bankruptcy Court of the Prepackaged Plan.

  The Prepackaged Plan provides specified treatment to the various Classes of Claims against and Equity Interests in the Company. The Company believes the Prepackaged Plan provides treatment for all Classes of Claims and Equity holders that reflects an appropriate resolution of their Claims and Equity Interests taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Equity Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Prepackaged Plan. See "--Confirmation Standards." Many of these tests are designed to protect the interests of holders of Claims or Equity Interests that do not vote to accept the Prepackaged Plan but that will be bound by the provisions of the Prepackaged Plan if it is confirmed by the Bankruptcy Court.

  The Bankruptcy Code generally provides for the appointment of a committee of unsecured creditors in a Chapter 11 case. The appointment is made by either the bankruptcy judge (in non-U.S. Trustee districts) or the U.S. Trustee. Ordinarily, the committee will consist of the seven largest unsecured creditors that are willing to serve, however, the Bankruptcy Code does not place a limitation as to the size of any particular committee. Under certain circumstances, additional committees may be appointed as well, or no committees may be appointed. If appointed, a Chapter 11 creditors' committee possesses authority to promote and to protect the interests of its creditor constituency. In this regard, Section 1103(c) of the Bankruptcy Code provides, among other things, that a duly-appointed committee may: consult with the trustee or debtor in possession concerning the administration of the case; investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor's business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan; and perform such other services as are in the interest of those represented. To carry out these functions, a creditors' committee appointed pursuant to Section 1102 of the Bankruptcy Code may employ professionals, may raise and may appear and be heard on any issue in the case, and may transact such business as may be necessary and proper with the trustee or debtor in possession.

  THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PREPACKAGED PLAN, A COPY OF WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AS ANNEX A AND TO WHICH REFERENCE SHOULD BE MADE FOR A FULL STATEMENT OF ITS TERMS. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PREPACKAGED PLAN AND IS NOT A COMPLETE DESCRIPTION OF, OR A SUBSTITUTE

FOR, A FULL AND COMPLETE READING OF THE PREPACKAGED PLAN, WHICH ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO REVIEW CAREFULLY. THE PREPACKAGED PLAN, IF CONFIRMED, WILL BE BINDING UPON THE COMPANY AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PREPACKAGED PLAN.

  The Prepackaged Plan defines two significant dates, the Confirmation Date and the Effective Date. The "Confirmation Date" is the date on which the Bankruptcy Court enters an Order confirming the Prepackaged Plan in its docket, within the meaning of Bankruptcy Rules 5003 and 9021. The Effective Date is the date selected by the Company on or after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) the conditions specified in the Prepackaged Plan shall all have been satisfied or waived pursuant to the Prepackaged Plan.

  DURING THE PENDENCY OF THE BANKRUPTCY CASE THAT WILL BE FILED IN CONNECTION WITH THE RESTRUCTURING, THE COMPANY INTENDS TO OPERATE ITS BUSINESS IN THE ORDINARY COURSE OF BUSINESS AND TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF ITS GENERAL UNSECURED CREDITORS. THE COMPANY ALSO WILL SEEK APPROVAL IMMEDIATELY UPON THE FILING OF THE PETITION TO PAY IN FULL IN THE ORDINARY COURSE OF BUSINESS THE PRE-PETITION CLAIM OF EACH HOLDER OF A GENERAL UNSECURED CLAIM. MANAGEMENT EXPECTS THAT THE COMPANY WILL HAVE SUFFICIENT FUNDS FROM OPERATIONS AND A DEBTOR IN POSSESSION CREDIT FACILITY TO CONTINUE TO PAY ITS GENERAL UNSECURED CREDITORS IN THE ORDINARY COURSE OF BUSINESS THROUGH THE CONCLUSION OF THE PREPACKAGED CHAPTER 11 CASE, AND TO HAVE SUFFICIENT LIQUIDITY UNDER ITS LENDING FACILITIES AND FROM OPERATIONS TO MAKE SUCH PAYMENTS THEREAFTER. Under the Prepackaged Plan, holders of General Unsecured Claims will not be required to file proofs of claim with the Bankruptcy Court, and it is not expected that they will be required to take any other action to receive payment on their Claims.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS UNDER THE PREPACKAGED PLAN

  Section 1122 of the Bankruptcy Code requires that the Prepackaged Plan classify the Claims against, and Equity Interests in, the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Prepackaged Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Company believes that all Claims and Equity Interests have been appropriately classified in the Prepackaged Plan. The Company has elected to separately classify General Unsecured Claims because this Class is comprised largely of trade creditors. Many of these creditors are key suppliers of products and services used by the Company. Accordingly, any impairment of these Claims could be detrimental to the ability of the Company to obtain essential trade credit and could substantially impair the ability of the Company to do business with trade creditors whose goods and services are essential for the Company. Bank Lender Claims have been separately classified because the Company believes that LGE's guaranty of these Claims renders their legal and financial position substantially unlike other unsecured Claims. LGE Claims have been separately classified because LGE has voluntarily agreed to convert its debt to equity and because LGE is an insider. LGE has consented to the separate classification of its Claims as provided in the Prepackaged Plan. Finally, because the Old Subordinated Debenture Indenture contains subordination provisions, the Old Subordinated Debentures are not held by insiders, and the Old Subordinated Debenture Claims are not guaranteed by LGE, the Company contends that the Old Subordinated Debenture Claims are significantly different from the other unsecured debt and therefore must be classified separately.

  To the extent that the Bankruptcy Court finds that a different classification is required for the Prepackaged Plan to be confirmed, the Company would seek (i) to modify the Prepackaged Plan to provide for whatever reasonable classification might be required for Confirmation and (ii) to use the acceptances received from any holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder ultimately is deemed to be a member. Any such reclassification of holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such holder was initially a member, or any other Class under the Prepackaged Plan, by changing the composition of such Class and the vote required for approval of the Prepackaged Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Prepackaged Plan based upon such reclassification. Except to the extent that modification of classification in the Prepackaged Plan adversely affects the treatment of a holder of Claims and requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Prepackaged Plan by any holder of Claims pursuant to this solicitation will constitute a consent to the Prepackaged Plan's treatment of such holder regardless of the Class as to which such holder is ultimately deemed to be a member.

  The Bankruptcy Code also requires that the Prepackaged Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Company believes it has complied with the requirement of equal treatment.

  Only Classes that are impaired (as defined under section 1124 of the Bankruptcy Code) under the Prepackaged Plan are entitled to vote to accept or reject the Prepackaged Plan, unless the Class is deemed to have rejected the Prepackaged Plan. As a general matter, a Class of Claims or Equity Interests is considered to be "unimpaired" under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such Claims or Equity Interests. Under the Bankruptcy Code, holders of Unimpaired Claims are conclusively presumed to have accepted the Prepackaged Plan. Holders of Claims or Equity Interests which do not receive or retain anything under the Prepackaged Plan are deemed to have rejected the Prepackaged Plan.

  The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Prepackaged Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. A Claim or Equity Interest is "Allowed" if the Claim or Equity Interest is: (a) a Claim that has been scheduled by the Company in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Company or other party in interest has not filed an objection by the Effective Date; (b) a Claim that either is not subject to a timely objection in accordance with the Bankruptcy Code or disputed by the Company or has been allowed by a Final Order; (d) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Company of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Prepackaged Plan; (e) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not subject to a timely objection in accordance with the Bankruptcy Code or disputed by the Company or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been deemed timely filed under the Prepackaged Plan; or (f) a Claim that is allowed pursuant to the terms of the Prepackaged Plan.

  The classification of Claims and Equity Interests pursuant to the Prepackaged Plan is as follows:

                  CLASS                     STATUS            VOTING RIGHTS
                  -----                     ------            -------------
   Class 1--Other Priority Claims         Unimpaired     --not entitled to vote
   Class 2--Citibank Secured Claims       Unimpaired     --not entitled to vote
   Class 3--Other Secured Claims          Unimpaired     --not entitled to vote
   Class 4--Bank Lender Claims            Impaired       --entitled to vote
   Class 5--General Unsecured Claims      Unimpaired     --not entitled to vote
   Class 6--Old Subordinated Debenture    Impaired       --entitled to vote
         Claims
   Class 7--LGE Claims:                   Impaired       --entitled to vote
         LGE Tranche A Claims
         LGE Tranche B Claims
   Class 8--Equity Interests              Impaired       --not entitled to vote;
                                                          deemed to reject

  The Prepackaged Plan divides Claims against the Company into eight Classes and Equity Interests in the Company are in one Class. Distributions will be made to persons holding Claims and Equity Interests in various Classes as described below.

SUMMARY OF TREATMENT UNDER THE PREPACKAGED PLAN

  A. Administrative Claims

  Administrative Claims consist of the Claims for the costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses in preserving the estates of the Company following the commencement of the chapter 11 case and operating the business of the Company (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the estate under Chapter 123 of Title 28 United States Code, 28 U.S.C.(S)(S) 1911-1930. Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in cash on the Effective Date, or upon such other terms as may be agreed upon by such holder and the Company or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business by the Company pursuant to the Prepackaged Plan will be paid or performed by New Zenith when due in accordance with the terms and conditions of the particular agreements governing such obligations.

  B. Priority Tax Claims

  The Bankruptcy Code provides for priority payment of certain other Claims, subject to certain limitations, such as allowed unsecured Claims of governmental units for certain taxes of the kind specified in section 507(a)(8) of the Bankruptcy Code. On the Effective Date, each holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such holder and the Company. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Prepackaged Chapter 11 Case had not been commenced, (ii) survive the Effective Date and Consummation of the Prepackaged Plan as if the Prepackaged Chapter 11 Case had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Prepackaged Plan shall leave unaltered the legal, equitable, and contractual rights of each holder of a Priority Tax Claim.

 Class 1--Other Priority Claims

  Classification: Other Priority Claims consist of all Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or Administrative Claims.

  Treatment: The legal, equitable and contractual rights of the holders of Other Priority Claims are unaltered by the Prepackaged Plan. Unless the holder of such Claim and the Company agree to a different treatment, each holder of an Allowed Other Priority Claim shall receive one of the following alternative treatments, at the election of the Company:

    (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in cash by New Zenith;

    (b) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in cash by New Zenith, or (B) will be paid in full in cash by New Zenith when and as such Claim becomes due and owing in the ordinary course of business; or

    (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Other Priority Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

  Voting: Other Priority Claims are not impaired and the holders of Other Priority Claims are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Other Priority Claims are not entitled to vote to accept or reject the Prepackaged Plan.

 Class 2--Citibank Secured Claims

  Classification: Citibank Secured Claims consist of all Claims arising from or relating to the Amended Citibank Credit Facility.

  Treatment: The legal, equitable and contractual rights of the holders of Citibank Secured Claims are unaltered by the Prepackaged Plan. On the Effective Date, unless the holder of such Claims and the Company agree to a different treatment, at the election of the Company, the Allowed Citibank Secured Claims (i) will be paid in full in cash by New Zenith or (ii) will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Voting: Citibank Secured Claims are not impaired and the holders of Citibank Secured Claims are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Citibank Secured Claims are not entitled to vote to accept or reject the Prepackaged Plan.

 Class 3--Other Secured Claims

  Classification: Other Secured Claims consist of all Other Secured Claims against the Company, other than secured Claims classified in a different Class.

  Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Prepackaged Plan. Unless the holder of such Claim and the Company agree to a different treatment, each holder of an Allowed Secured Claim shall receive one of the following alternative treatments, at the election of the Company:

    (a) the legal, equitable and contractual rights to which such Claim entitled the holder thereof shall be unaltered by the Prepackaged Plan;

    (b) the Company shall surrender all collateral securing such Claim to the holder thereof, without representation or warranty by or recourse against the Company or New Zenith; or

    (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Secured Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

  Voting: Other Secured Claims are not impaired and the holders of Secured Claims are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Other Secured Claims are not entitled to vote to accept or reject the Prepackaged Plan.

 Class 4--Bank Lender Claims

  Classification: Bank Lender Claims consist of the Claims of the Bank Lender arising from or relating to the Unsecured Bank Loans.

  Treatment: The holder of Bank Lender Claims shall receive the New Bank Lender Note in full satisfaction of its Claims.

  Voting: Bank Lender Claims are impaired and the holder of Bank Lender Claims is entitled to vote to accept or reject the Prepackaged Plan.

 Class 5--General Unsecured Claims

  Classification: General Unsecured Claims consist of the unsecured Claims that are not Bank Lender Claims, Old Subordinated Debenture Claims, or LGE Tranche A Claims or LGE Tranche B Claims.

  Treatment: The legal, equitable and contractual rights of the holders of General Unsecured Claims are unaltered by the Prepackaged Plan. Unless the holder of such Claim and the Company agree to a different treatment, each holder of an Allowed General Unsecured Claim shall receive one of the following alternative treatments, at the election of the Company:

    (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in cash by New Zenith;

    (b) to the extent not due and owing on the Effective Date, such Claim (X) will be paid in full in cash by New Zenith, or (Y) will be paid in full in cash by New Zenith when and as such Claim becomes due and owing in the ordinary course of business; or

    (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any General Unsecured Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

  Voting: General Unsecured Claims are not impaired and the holders of General Unsecured Claims are conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of General Unsecured Claims are not entitled to vote to accept or reject the Prepackaged Plan.

 Class 6--Old Subordinated Debenture Claims

  Classification: Old Subordinated Debenture Claims consist of the Claims of holders of the Old Subordinated Debentures.

  Treatment: If Class 6 accepts the Prepackaged Plan, on or as soon as practicable after the Effective Date, each holder of an Allowed Old Subordinated Debenture Claim shall receive, in full and final satisfaction of such

Claim, a pro rata distribution of the New Subordinated Debentures. If Class 6 rejects the Prepackaged Plan, the holders of the Old Subordinated Debentures will not receive or retain any property on account of their Claims. The Company believes that this treatment is permissible under the Bankruptcy Code. The Company recognizes that arguments exist that certain case law would permit a contrary conclusion.

  Voting: Old Subordinated Debenture Claims are impaired and the holders of Allowed Old Subordinated Debenture Claims are entitled to vote to accept or reject the Prepackaged Plan.

 Class 7--LGE Claims

  Classification: The LGE Claims consist of the LGE Tranche A Claims and the LGE Tranche B Claims. The division of the LGE Claims into two groups is for distribution purposes only. The LGE Tranche A Claims consist of (i) the LGE Leveraged Lease Claims, (ii) the LGE Technical Services Claims and (iii) that portion of the LGE Reimbursement Claims and the LGE Demand Loan Claims not classified as LGE Tranche B Claims. The LGE Tranche B Claims consist of (i) the LGE Extended Payables Claims, not to exceed $140 million; (ii) the LGE Reimbursement Claims, not to exceed $50 million; (iii) the LGE Guarantee Fee Claims; and (iv) the LGE Demand Loan Claims in an amount (if any) sufficient when aggregated with the amounts described in clauses (i) through (iii) to equal $200 million.

  Treatment:

  LGE Tranche A Claims--On the Effective Date, or as soon thereafter as practicable, LGE shall receive (A) the LGE New Restructured Senior Note, and
(B) the Reynosa Assets, in full and complete satisfaction of the Allowed LGE Tranche A Claims.

  LGE Tranche B Claims--On the Effective Date, or as soon thereafter as practicable, LGE shall receive 100% of the New Common Stock, in full and complete satisfaction of the Allowed LGE Tranche B Claims.

  Voting: LGE Claims are impaired and the holder of the Allowed LGE Claims is entitled to vote to accept or reject the Prepackaged Plan.

Class 8--Equity Interests

  Classification: Class 8 consists of all Equity Interests of the Company, including the Old Common Stock.

  Treatment: On the Effective Date, the holders of Equity Interests shall receive no distributions and retain no property under the Prepackaged Plan.

  Voting: No distributions will be made to holders of Equity Interests nor will such holders retain any property, and consequently such holders are deemed to reject the Prepackaged Plan. Holders of Equity Interests are not entitled to vote to accept or reject the Prepackaged Plan.

SUMMARY OF OTHER PROVISIONS OF THE PREPACKAGED PLAN

 Releases

  In consideration of the contributions of certain parties to the Prepackaged Chapter 11 Case, including, but not limited to, (i) the commitment and obligation of LGE to provide the financial support necessary for Consummation of the Prepackaged Plan, and (ii) the service of certain designated individuals to facilitate the expeditious reorganization of the Company and the implementation of the Restructuring, the Prepackaged Plan provides for certain waivers, exculpation, releases and injunctions. The Prepackaged Plan provides an injunction barring the commencement or continuation of any Claims released pursuant to its terms.

  Specifically, the Prepackaged Plan provides that the Company and its Subsidiaries will release, upon the Effective Date, (i) the D&O Releasees, and
(ii) the Investor Releasees, from any and all Claims and causes of action, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, that the Company or its Subsidiaries would have been legally entitled to assert in their own right or on behalf of the holder of any Claim or Equity Interest or other person or entity against any of them relating to any event occurring on or before the Effective Date of the Prepackaged Plan, including avoidance actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. The release of the D&O Releasees by the Company and its Subsidiaries does not affect certain loans or contracts such parties have entered into in the ordinary course of business.

  In addition, the Prepackaged Plan provides that each holder of any Claim against the Company that has accepted the Prepackaged Plan, whose Claim is part of a Class that has accepted (or is deemed to accept) the Prepackaged Plan, or that is entitled to receive a distribution of property under the Prepackaged Plan, is deemed to release, upon the Effective Date, any and all Claims and causes of action, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, that it would have been legally entitled to assert against the D&O Releasees and the Investor Releasees relating to the Company or its Subsidiaries, the Prepackaged Chapter 11 Case, or the negotiation, formulation and preparation of the Prepackaged Plan and related documents.

  The Prepackaged Plan also provides that the Company, each of its Subsidiaries, the D&O Releasees, and the Investor Releasees shall be exculpated from any liability to any person or entity (as defined in the Bankruptcy Code) for any act or omission in connection with or related to the negotiation, formulation, preparation and Confirmation of the Prepackaged Plan, the Consummation and administration of the Prepackaged Plan, the Prepackaged Chapter 11 Case, or the property distributed under the Prepackaged Plan, except by virtue of any willful misconduct or gross negligence, as determined by a court of competent jurisdiction.

  In the course of the Special Committee's work and review of the proposed release of LGE, the Special Committee sought to determine whether impaired classes would be likely to receive a greater recovery in a hypothetical restructuring occurring without the Investor Releases and without LGE's participation. In that regard, the Special Committee and its counsel reviewed and investigated significant transactions between LGE and the Company. Based on that investigation, the Special Committee concluded that any value that might be attributed to these releases was less than the overall value created by the Restructuring, and that absent LGE's agreement to participate in a restructuring (which was conditioned on, among other things, obtaining the releases) there was no value available for distribution to holders of either the Old Common Stock or the Old Subordinated Debentures.

  It is a condition to LGE's obligations under the Restructuring Agreement that the Investor Releasees receive the releases, waivers and injunctions as set forth in the Prepackaged Plan. See "SPECIAL FACTORS--Interests of Certain Persons in the Financial Restructuring; Conflicts of Interest" and "--The Restructuring Agreement." The Company believes that these provisions of the Prepackaged Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provision in the Bankruptcy Court proceeding.

 Executory Contracts and Unexpired Leases

  Under the Bankruptcy Code, the Company may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" has been determined to be a contract under which material performance (other than solely the payment of money) remains to be made by each party. On the Effective Date, all executory contracts and unexpired leases of the Company will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (iv) are rejected pursuant to the terms of the Prepackaged Plan. All proofs of Claim with respect to Claims arising from rejection must be filed with the Bankruptcy Court within 60 days after the later of (i) the date of entry of an order of the Bankruptcy Court approving such rejection and (ii) the Confirmation Date. Any Claims not timely filed will be forever barred from assertion.

  Notwithstanding anything to the contrary contained herein, on the Effective Date, the Leveraged Leases shall be deemed rejected pursuant to section 365(a) of the Bankruptcy Code. Any Claim arising from or out of rejection, including, but not limited to those arising under section 502 of the Bankruptcy Code, shall be part of and included in the LGE Leveraged Lease Claims. Other than on account of the LGE Leveraged Lease Claims, LGE shall not receive any property or distribution arising from or related to such rejection. Except as otherwise provided in the Restructuring Agreement, on the Effective Date, all property that is the subject of the Leveraged Leases shall be vested in New Zenith free and clear of all liens, claims and encumbrances.

 Indemnification of Directors, Officers and Employees

  The Prepackaged Plan provides that the obligations of the Company to indemnify any person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such person's service in such capacity, to the extent provided in the Company's constituent documents or by written agreement or Delaware law, shall be deemed and treated as executory contracts that are assumed by the Company as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the filing of the Prepackaged Chapter 11 Case.

  The Company is not aware of any material actual or contingent indemnification obligations of the Company, except as might arise as a result of certain shareholder litigation discussed herein. See "RISK FACTORS--Legal Proceedings." In the event any such claims were asserted against the Company, such claims would likely constitute general unsecured claims of the Company, which would be paid in full under the terms of the Prepackaged Plan. Accordingly, the Company's proposed treatment of such indemnification obligations provides the holders of such claims with the same economic treatment that such persons would otherwise be entitled to receive under the Prepackaged Plan.

 Continued Corporate Existence and Vesting of Assets in New Zenith

  The Company shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Prepackaged Plan, the Restructuring Agreement, the LGE New Credit Facility, the LGE New Restructured Senior Note, the New Subordinated Debentures, or any agreement, instrument or indenture relating thereto, on and after the Effective Date, all property of the Company and any property acquired by the Company under the Prepackaged Plan shall vest in New Zenith, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, New Zenith may operate its business and may use, acquire or sell property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Prepackaged Plan and the order of the Bankruptcy Court confirming the Prepackaged Plan.

 Amendments to Certificate of Incorporation and By-Laws

  The Bankruptcy Code requires that upon the confirmation of a plan of reorganization a debtor's charter documents must contain certain provisions including a provision prohibiting the issuance of non-voting equity securities. To comply with this requirement, the Prepackaged Plan provides that the Company will file an Amended Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. The Amended Certificates of Incorporation will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Common Stock to 1,000, change the par value of the New Common Stock to $0.01 and eliminate the authorization of preferred stock. After the Effective Date, New Zenith reserves the right to amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law. At present, the Company does not contemplate any such amendments.

 Retention of Jurisdiction by the Bankruptcy Court

  Under the terms of the Prepackaged Plan, the Bankruptcy Court will retain jurisdiction in the following instances notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. The Bankruptcy Court will retain exclusive jurisdiction over the reorganization proceedings relating to the Company to: (i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims; (ii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Prepackaged Plan, for periods ending on or before the Effective Date; (iii) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Company is a party or with respect to which the Company may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to the Prepackaged Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected; (iv) ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Prepackaged Plan, including ruling on any motion filed pursuant to the Prepackaged Plan; (v) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Company that may be pending on the Effective Date; (vi) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Prepackaged Plan or the Disclosure Statement; (vii) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Prepackaged Plan or any obligations incurred in connection with the Prepackaged Plan; (viii) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference with Consummation or enforcement of the Prepackaged Plan; (ix) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in the Prepackaged Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions; (x) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated; (xi) determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement; and (xii) enter an order and/or final decree concluding the Prepackaged Chapter 11 Case.

 Cancellation of Securities and Agreements

  On the Effective Date, the Old Subordinated Debentures and all Equity Interests will be deemed cancelled. In addition, the Old Subordinated Debenture Indenture will be cancelled and will have no further force or effect.

 Issuance of New Securities and Execution of Certain Documents

  On the Effective Date, New Zenith shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Prepackaged Plan, including, without limitation, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Subordinated Debentures, and the New Common Stock, all of which shall be distributed as provided in the Prepackaged Plan. New Zenith shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Prepackaged Plan.

 Management

  The Prepackaged Plan provides for the executive officers of the Company immediately before confirmation of the Prepackaged Plan to continue to serve immediately after confirmation of the Prepackaged Plan in their respective capacities. Upon the Effective Date, the Board shall consist of members elected by LGE, the owner of 100% of the New Common Stock following Consummation of the Prepackaged Plan.

 Subordination

  The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Prepackaged Plan takes into account the relative priority of the Claims and Equity Interests in each Class in connection with any contractual, legal or equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Prepackaged Plan. Accordingly, without limitation, the Confirmation Order will permanently enjoin, effective as of the Effective Date, all persons and entities from enforcing or attempting to enforce any contractual, legal or equitable subordination rights satisfied, compromised and settled under the Prepackaged Plan.

 Resolution of Disputed Claims

  With respect to holders of Claims that are not Impaired Claims ("Unimpaired Claims"), their legal, equitable and contractual rights will be unaltered by the Prepackaged Plan. Consequently, it is anticipated that any disputes with respect to such Claims will be resolved outside of the Prepackaged Chapter 11 Case. As such, all General Unsecured Claims, including litigation against the Company, will be substantially unaffected by the Prepackaged Chapter 11 Case and will remain subject to all legal and equitable defenses of the Company. Nothing under the Prepackaged Plan will affect the Company's rights, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims, except as expressly provided in the Prepackaged Plan.

  After the Confirmation Date, only the Company will have the authority to file objections to Claims or settle, compromise, withdraw or litigate to judgment objections to Claims. As of the Confirmation Date, the Company can settle or compromise disputed Claims without Bankruptcy Court approval. The Company reserves the right to ask the Bankruptcy Court to estimate any contingent Claim regardless of whether there has been a previous objection to such Claim. The estimated amount will be either the allowed amount or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation, the Company can pursue a supplemental proceeding to object to the payment of such Claim.

  Under the Prepackaged Plan, holders of Claims (other than Claims arising from the rejection of executory contracts or unexpired leases) would not be required to file proofs of Claim with the Bankruptcy Court. In order to utilize the Claims disallowance procedures of the Bankruptcy Code against a holder of a Claim, the Company would be required to schedule as disputed, unsold or contingent any Claim to which it objects or to file a separate objection to such Claim and to obtain an order from a court sustaining such objection. Additionally, the Company would be permitted to object to or contest any Claim in the Bankruptcy Court or in any appropriate non-bankruptcy forum, and, if such Claim is discharged pursuant to the Prepackaged Plan, to assert as a defense that such Claim has been discharged.

 Distributions for Claims Allowed as of the Effective Date

  Except as otherwise provided in the Prepackaged Plan or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Prepackaged Plan shall be made on the Effective Date or as soon thereafter as is practical. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to the applicable provisions of the Prepackaged Plan described below.

  For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Subordinated Debentures, and the New Common Stock to be issued under the Prepackaged Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that New Zenith shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

 Distributions by the Company; Distributions with Respect to the Old Subordinated Debentures

  The Company shall make all distributions required under the Prepackaged Plan. Notwithstanding provisions in the Prepackaged Plan regarding the cancellation of the Old Subordinated Debenture Indenture, the Old Subordinated Debenture Indenture shall continue in effect to the extent necessary to allow the Company to receive and make distributions pursuant to the Prepackaged Plan on account of the Old Subordinated Debentures.

 Delivery and Distributions and Undeliverable or Unclaimed Distributions

  Distributions to holders of Allowed Claims shall be made at the address of the holder of such Claim as indicated on the records of the Company. Except as otherwise provided by the Prepackaged Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to holders of Citibank Secured Claims, Bank Lender Claims and Old Subordinated Debenture Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to holders of record as of the close of business on the business day immediately preceding the Effective Date (the "Distribution Record Date"). In an effort to ensure that all holders of valid claims receive their allocated distributions, the Company will file with the Bankruptcy Court, a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy case stays open. This process will provide unclaimed distribution information in a public forum and increase the possibility of notice of an unclaimed distribution to previously "lost" claimholders.

  If any distribution is returned to the Company as undeliverable, no further distributions shall be made to such holder unless and until the Company is notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Company until such time as a distribution becomes deliverable. Undeliverable distributions (including interest and maturities on the New Subordinated Debentures) shall not be entitled to any interest, dividends or other accruals of any kind.

  Within 20 days after the end of each calendar quarter following the Effective Date, the Company shall make all distributions that become deliverable during the preceding calendar quarter.

  Any holder of an Allowed Claim that does not assert a Claim pursuant to the Prepackaged Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against New Zenith or its respective property. As described in the Prepackaged Plan, in such cases: (i) any cash held for distribution on account of such Claims shall be property of New Zenith, free of any restrictions thereon; and (ii) any New Subordinated Debentures held for distribution on account of such Claims shall be cancelled and of no further force or effect. Nothing contained in the Prepackaged Plan requires the Company to attempt to locate any holder of an Allowed Claim.

  In connection with the Prepackaged Plan, to the extent applicable, the Company shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements.

 Distribution Record Date

  As of the close of business on the Distribution Record Date, the transfer register for the Old Subordinated Debentures as maintained by the Company, the trustee of the Old Subordinated Debenture Indenture, or their respective agents, shall be closed and the transfer of the Old Subordinated Debentures, or any interest therein, will be prohibited. Moreover, the Company shall have no obligation to recognize the transfer of any Old

Subordinated Debentures occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

 Minimum Distribution

  The New Subordinated Debentures will be issued in denominations of $1,000 and integral multiples thereof. No New Subordinated Debenture will be issued in a denomination of less than $1,000. In the event a holder of an Allowed Class 6 Claim is entitled to distribution of New Subordinated Debentures that is not an integral multiple of $1,000, such distribution shall be aggregated by the Company (or its agent), and as soon as practicable after the Effective Date, such interests shall be sold by the Company (or its agent) in a commercially reasonable manner and, upon the completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata to the holders of Allowed Class 6 Claims based upon the fraction of New Subordinated Debentures each such holder would have been entitled to receive or deemed to hold had the Company issued New Subordinated Debentures in integral multiples smaller than $1,000, such distribution being in lieu of any other distribution thereon. The Company believes that the sale of New Subordinated Debentures is exempted from registration under the federal securities laws pursuant to section 1145 of the Bankruptcy Code.

 Setoffs

  New Zenith may, pursuant to section 553 of the Bankruptcy Code or any other applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Prepackaged Plan on account of such Claim (before any distribution is made on account of such Claim), the Claims, rights and causes of action of any nature that the Company or New Zenith may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Company or New Zenith of any such Claims, rights and causes of action that the Company or New Zenith may possess against such holder.

 Surrender of Cancelled Instruments or Securities

  As a condition precedent to receiving any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation cancelled pursuant to the Prepackaged Plan, the holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Company. Any New Subordinated Debentures or New Common Stock to be distributed pursuant to the Prepackaged Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution.

 Notes and Debentures

  Each holder of an impaired Allowed Claim shall tender any notes or debentures relating to such Claim to the Company in accordance with written instructions to be provided to such holders by the Company as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such notes or debentures will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or debentures with a letter of transmittal in accordance with such instructions.

 Failure to Surrender Cancelled Instruments

  Any holder that fails to surrender or is deemed to have failed to surrender its Old Subordinated Debentures required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Prepackaged Plan on account of such Old Subordinated Debentures discharged and shall be forever barred from asserting any such Claim against New Zenith or its property.

 Lost, Stolen, Mutilated or Destroyed Debt Securities

  In addition to any requirements under the applicable note or debenture, or any related agreement, any holder of a Claim evidenced by a note or debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or debenture, deliver to the Company: (1) evidence satisfactory to the Company of the loss, theft, mutilation or destruction; and
(2) such security or indemnity as may be required by the Company to hold the Company harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim. Upon compliance with this provision by a holder of a Claim evidenced by a note or debenture, such holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such note or debenture.

CONDITIONS TO CONFIRMATION/CONSUMMATION

  It is a condition to Confirmation of the Prepackaged Plan that all provisions, terms and conditions of the Prepackaged Plan have been approved in the Confirmation Order.

  It is a condition to Consummation of the Prepackaged Plan that the following conditions have been satisfied or waived pursuant to the Prepackaged Plan:

    1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Prepackaged Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Company;

    2. the Confirmation Order shall be a Final Order;

    3. a revolving credit facility and letter of credit subfacility shall be available to the Company in the amounts and on such terms and conditions as set forth in the Restructuring Agreement; and

    4. all conditions precedent to the "Closing," as defined in the Restructuring Agreement, shall have been satisfied or waived pursuant to the terms thereof.

 Waiver of Conditions

  Other than as set forth in the Prepackaged Plan, the Company, in its sole discretion, may waive any of the conditions to Confirmation of the Prepackaged Plan and/or to Consummation of the Prepackaged Plan set forth in the Prepackaged Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Prepackaged Plan. Pursuant to the Restructuring Agreement, however, LGE's consent is required for any such waiver. See "SPECIAL FACTORS--The Restructuring Agreement."

 Effect of Non-occurrence of Conditions to Consummation

  If the Confirmation Order is vacated, the Prepackaged Plan shall be null and void in all respects and nothing contained in the Prepackaged Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Company; (2) prejudice in any manner the rights of the Company; or (3) constitute an admission, acknowledgment, offer or undertaking by the Company in any respects.

EFFECT OF CONSUMMATION OF THE PREPACKAGED PLAN

 Vesting of Rights

  Except as provided in the Prepackaged Plan and the Restructuring Agreement, on the Effective Date all assets of the Company's bankruptcy estate shall vest in New Zenith free and clear of all liens, claims and encumbrances.

 Discharge

  Except as provided in the Prepackaged Plan, the Restructuring Agreement or in the LGE New Restructured Senior Note, the New Bank Lender Note or the New Subordinated Debentures, (1) the rights afforded in the Prepackaged Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the date the Company files the Prepackaged Chapter 11 Case with the Bankruptcy Court ("Petition Date"), against the Company, or any of its assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Company shall be satisfied, discharged and released in full and (3) all persons and entities shall be precluded from asserting against New Zenith, its successors or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

 Binding Effect

  The provisions of the Prepackaged Plan, if confirmed, will bind all holders of Claims and Equity Interests regardless of whether they accept the Prepackaged Plan or are entitled to vote with respect to the Prepackaged Plan. The distributions provided for in the Prepackaged Plan, if any, will be in exchange for and in complete satisfaction, discharge and release of all Impaired Claims against and Equity Interests in the Company or any of its assets or properties, including any Impaired Claim or Equity Interest accruing after the Petition Date and prior to the Confirmation Date. All holders of Impaired Claims and Equity Interests will be precluded from asserting any Claim against the Company or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date.

MODIFICATION OF THE PREPACKAGED PLAN

  Except as otherwise provided in the Restructuring Agreement, amendments to the Prepackaged Plan may be made by the Company, subject to the limitations contained in the Prepackaged Plan and in the Restructuring Agreement, either before or after the Petition Date. Any amendments or modifications to the Prepackaged Plan made after the Petition Date and before or after the Confirmation Date shall be made in accordance with the provisions of section 1127 of the Bankruptcy Code and the Bankruptcy Rules. The Company reserves the right to use acceptances to confirm any amendments to the Prepackaged Plan to the extent permitted by law.

  In accordance with Bankruptcy Rule 3019, the Company will resolicit acceptances of the Prepackaged Plan only if a modification to the plan adversely changes the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification. Bankruptcy Rule 3019 provides: "If the court finds after hearing on notice to the trustee, any committee appointed under the Code and any other entity designated by the court that the proposed modification does not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan." As such, the Company believes that unless the Bankruptcy Court finds otherwise, a modification to the Prepackaged Plan that does not adversely change the treatment of claims does not require resolicitation.

  At all times the Company reserves the right in its sole discretion not to file the Prepackaged Plan, or, if it files the Prepackaged Plan, to withdraw the Prepackaged Plan at any time prior to confirmation, in which case the Prepackaged Plan will be deemed to be null and void. In such an event, nothing contained in the Prepackaged Plan or the Disclosure Statement will be deemed to constitute a waiver or release of any Claims by or against the Company or any other person, nor shall the Prepackaged Plan or the Disclosure Statement prejudice in any manner the rights of the Company or constitute an admission, acknowledgment, offer or undertaking by the Company in any respects.

INTENDED ACTIONS DURING THE PREPACKAGED CHAPTER 11 CASE

  In addition to seeking Confirmation of the Prepackaged Plan, during the pendency of the Prepackaged Chapter 11 Case, the Company intends to seek relief from the Bankruptcy Court as to various matters, certain of which are described below. While the Company believes each of the requests, if granted, would facilitate the Prepackaged Chapter 11 Case, there can be no assurance that the Bankruptcy Court will grant any such relief.

 Provisions for Employees; Retention Programs; Employment Contracts

  The Company believes that salaries or wages, as the case may be, accrued and unpaid vacation, health benefits, severance benefits and similar employee benefits should be unaffected by the filing of the Prepackaged Chapter 11 Case. The Company intends to seek the approval of the Bankruptcy Court, immediately upon commencement of the Prepackaged Chapter 11 Case, to honor payroll checks outstanding as of the Petition Date, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical and other employee benefits under the applicable health plans. The Company also intends to seek the authority (i) to honor its executive retention program and employee retention program and (ii) to assume employee contracts with Messrs. Gannon and Vitkus and other executives and key managers. There can be no assurance, however, that any necessary approval will be obtained. Employee Claims and benefits not paid or honored, as the case may be, prior to the Consummation of the Prepackaged Plan, will be paid or honored upon Consummation or as soon thereafter as such payment or other obligation becomes due or payable. Employee benefit Claims that accrue prior to the Petition Date will receive unimpaired treatment under the terms of the Prepackaged Plan.

 Cash Management

  The Company believes it would be disruptive to the operations of its Subsidiaries if it were forced to significantly change its cash management system upon the commencement of the Prepackaged Chapter 11 Case. The Company intends to seek relief from the Bankruptcy Court immediately upon commencement of the Prepackaged Chapter 11 Case (i) to be authorized to maintain its cash management system and (ii) to grant superpriority claims equal to the net cash upstreamed to the Company, if any, by such Subsidiaries through the consolidated cash management system during the Prepackaged Chapter 11 Case.

 Retention of Professionals

  The Company intends to seek authority to employ Jay Alix as its restructuring advisor, PJSC as its financial advisor and investment banker, Arthur Andersen LLP as its auditor and Kirkland & Ellis as its attorneys.

 Warranties and Customer Programs

  The Company intends to seek authority to honor pre-petition warranty obligations and pre-petition customer programs. The Company believes continuing these services is essential to maintaining customer loyalty.

 Customs Duties

  The Company intends to seek authority to pay pre-petition customs duties paid by its customs agents. The Company believes timely payment of these expenses is necessary to maintain an efficient international shipping mechanism.

 Insurance Programs

  The Company intends to seek the authority to maintain and continue its insurance programs, including workers' compensation, as such programs are presently administered.

 Trade Payables

  The Company intends to seek the authority to pay all pre-petition trade payables and to honor all obligations to its trade vendors.

 Utility Service

  The Company intends to seek an order restraining utilities from discontinuing, altering or refusing service.

CONFIRMATION STANDARDS

  Section 1129 of the Bankruptcy Code sets forth the requirements that must be satisfied to confirm a plan of reorganization. A number of the more significant Confirmation requirements are discussed below. The Company believes that it has complied or will comply with each of these requirements.

 Good Faith and Compliance with Law

  The Bankruptcy Code requires that a plan of reorganization be proposed in good faith and disclose certain relevant information regarding payments due and the nature of compensation to insiders. The Company believes it has satisfied these requirements and will seek a ruling to that effect from the Bankruptcy Court in connection with Confirmation of the Prepackaged Plan.

 Best Interests

  Section 1129(a)(7) of the Bankruptcy Code requires that, with respect to each Impaired Class, each member of such Class either (a) has accepted the Prepackaged Plan, or (b) will receive or retain under the Prepackaged Plan on account of its Claim or Equity Interest property of a value, as of the Effective Date, that is at least equal to the amount that such member of the Class would receive or retain if the Company was liquidated under chapter 7 of the Bankruptcy Code. The Company believes that the Prepackaged Plan meets this test and will seek appropriate findings from the Bankruptcy Court in connection with the Confirmation of the Prepackaged Plan. See "SPECIAL FACTORS--Alternatives to Confirmation and Consummation of the Prepackaged Plan--Liquidation Under Chapter 7" and "LIQUIDATION ANALYSIS."

 Feasibility

  The Bankruptcy Court must also determine that the Prepackaged Plan is feasible and is not likely to be followed by liquidation or further reorganization of the Company. To determine whether the Prepackaged Plan meets this requirement, the Company has analyzed their ability to meet their obligations under the Prepackaged Plan. This analysis includes a forecast of financial performance of the reorganized Company. Such forecast, together with the underlying assumptions, is set forth below under "BUSINESS PLAN PROJECTIONS." Based upon such forecast, the Company believes that it will have the financial capability to satisfy its obligations following the Effective Date. Accordingly, the Company will seek a ruling to that effect in connection with the Confirmation of the Prepackaged Plan.

 Prepackaged Plan Acceptance

  The Bankruptcy Code requires, subject to certain exceptions, that the Prepackaged Plan be accepted by all Impaired Classes of Claims and Equity Interests. Classes of claims that are not "impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least 66 2/3% in dollar amount and more than one-half in number of the Allowed Claims in that class, but for this purpose counts only those claims that have been voted on the plan. Holders of claims who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the Prepackaged Plan by any impaired class of claims. The Company may, however, request Confirmation of the Prepackaged Plan even though some impaired Classes have not accepted the Prepackaged Plan. See "--Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims."

  The Bankruptcy Code provides that acceptances obtained prior to the filing of a petition will be effective in a chapter 11 case only if the pre-petition solicitation of the acceptances complied with applicable non-bankruptcy law governing the adequacy of disclosure, such as federal securities laws and regulations. For example, under Section 5(c) of the Securities Act, no offer to buy or sell a security may be made except pursuant to an effective registration statement. If there is no such applicable non-bankruptcy law, "adequate information" as defined under the Bankruptcy Code is furnished in connection with the solicitation. The Company intends to use the Ballots or Master Ballots received pursuant to this Solicitation to confirm the Prepackaged Plan once it has filed its Prepackaged Chapter 11 Case. The Company believes that this Solicitation complies with such applicable non-bankruptcy law and otherwise contains "adequate information" and will seek appropriate findings from the Bankruptcy Court in this regard.

CONFIRMATION OF THE PREPACKAGED PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS

  The requirements for acceptance of the Prepackaged Plan by impaired Classes are described under""--Classification and Treatment of Claims and Equity Interests under the Prepackaged Plan." The Bankruptcy Code also provides a procedure by which the Prepackaged Plan may be confirmed despite the non-acceptance of one or more Impaired Classes. This procedure is known as a "cram down." If less than all of the impaired Classes accept the Prepackaged Plan, the Prepackaged Plan may nevertheless be confirmed by the Bankruptcy Court under section 1129(b) of the Bankruptcy Code, so long as at least one impaired Class has affirmatively voted to accept the Prepackaged Plan, ignoring for this purpose any acceptance by insiders of the Company as defined under the Bankruptcy Code. To obtain Confirmation pursuant to section 1129(b) of the Bankruptcy Code, the Company must demonstrate to the Bankruptcy Court that, as to each non-accepting Class, the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable." In general, a plan does not discriminate unfairly if, among other things, it accords a dissenting class treatment substantially equivalent to that accorded to other classes of equal rank, taking into account for this purpose the effect of applicable subordination rights. The Company believes that the Prepackaged Plan does not discriminate unfairly against any Class. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and interest holders as follows:

    1. Secured Creditors. A secured creditor in a dissenting class of secured claims must retain the lien(s) securing its claim and receive under the plan cash payments that total at least the allowed amount of the secured claim and have a present value at least equal to the value of the collateral securing such creditor's claim.

    2. Unsecured Creditors. An unsecured creditor in a dissenting class of unsecured claims must receive or retain under the plan property of a value at least equal to the amount of its allowed claim, or the holders of the claims or equity interests junior to the claims of the dissenting class of unsecured creditors must neither receive nor retain any property under the plan on account of such junior claim or interest.

    3. Equity Interest Holders. An equity interest holder must receive or retain under the plan property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest or the holder of any equity interest that is junior to the equity interests of such class must neither receive nor retain any property under the plan on account of such junior interest.

  The Company will seek Confirmation of the Prepackaged Plan under section 1129(b) of the Bankruptcy Code in view of the deemed rejection by the holders of Equity Interests. In the event that any impaired Class fails to accept the Prepackaged Plan (other than the Equity Interest holders) in accordance with section 1129(a)(8) of the Bankruptcy Code, the Company reserves the right (i) to request that the Bankruptcy Court confirm the Prepackaged Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (ii) to modify the Prepackaged Plan in accordance with the Prepackaged Plan. IN THE EVENT THAT HOLDERS OF THE OLD SUBORDINATED DEBENTURES DO NOT APPROVE THE PREPACKAGED PLAN, THE COMPANY INTENDS (AND THE PREPACKAGED PLAN SO PROVIDES) TO SEEK CONFIRMATION OF THE PREPACKAGED PLAN UNDER THE "CRAM DOWN" PROVISIONS WITH RESPECT TO THE CLASS COMPOSED OF THE HOLDERS OF THE OLD SUBORDINATED DEBENTURES. IF SUCH A "CRAM DOWN" IS APPROVED BY THE BANKRUPTCY COURT, HOLDERS OF THE OLD SUBORDINATED DEBENTURE CLAIMS WOULD RECEIVE NO DISTRIBUTION AND RETAIN NO PROPERTY. Any such Confirmation would be subject to judicial approval of this solicitation and the Prepackaged Plan, including as required under the "cram down" provisions of the Bankruptcy Code. See "RISK FACTORS-- Certain Bankruptcy Considerations--Nonacceptance of the Prepackaged Plan-- Confirmation by Cram Down."

CERTAIN CONSEQUENCES OF NON-ACCEPTANCE OF THE PREPACKAGED PLAN

  If the requisite acceptances are not received by the Expiration Date, the Company will be forced to evaluate options then available to it. Options available to the Company could include extending the Solicitation period, seeking non-consensual confirmation of the Prepackaged Plan on the basis described above or on some other basis, submission of a revised prepackaged plan of reorganization to its creditors and Equity Interest holders, filing for protection under the Bankruptcy Code without a preapproved plan of reorganization or pursuing a non-bankruptcy restructuring.

  In the event a bankruptcy proceeding is commenced without the prior acceptance of the Prepackaged Plan, there is a risk that the Prepackaged Plan may be found not to satisfy the "cram down" standards and would not be confirmed. In this scenario, there may be little, if any, value available for distribution to unsecured creditors of the Company, including holders of the Old Subordinated Debentures. Furthermore, there can be no assurance that the Company would be able to emerge from such a proceeding under the Bankruptcy Code, in which case the Company might be forced into a liquidation proceeding under chapter 7 of the Bankruptcy Code. See "RISK FACTORS--High Leverage and Recent Operating Results; Independent Auditor's Report; and High Leverage" and "--Certain Bankruptcy Considerations--Certain Risks of Nonconfirmation." If, on the other hand, the requisite acceptances are obtained and the Prepackaged Plan is confirmed, the treatment and settlement of Claims provided for in the Prepackaged Plan for each Class of the Company's debt and equity securities will be made to each holder of a Claim or Equity Interest, whether or not they have voted to accept the Prepackaged Plan.

  In addition, the Prepackaged Plan may be confirmed if certain conditions are met even if the Prepackaged Plan is not accepted by each Class of Claims entitled to vote. As described above, the Prepackaged Plan provides for certain alternative treatments in the event requisite approval of the Prepackaged Plan by holders of the Old Subordinated Debentures is not obtained. The Company also reserves the right to modify the terms of the Prepackaged Plan as necessary for the confirmation of the Prepackaged Plan without acceptance by other Impaired Classes. Such modification could result in a less favorable treatment to holders of the Old Subordinated Debentures than the treatment currently provided in the Prepackaged Plan or a distribution of no property. See "THE PREPACKAGED PLAN--Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims." However, except as described above with respect to a "cram-down" of the Old Subordinated Debentures, the Company may choose not to seek Confirmation of the Prepackaged Plan in the event one or more Classes of Claims do not accept the Prepackaged Plan, but may choose instead to seek an alternative means to restructure the Company, including the options described above.

                       MARKET PRICES OF THE COMMON STOCK

  The Old Common Stock was historically listed and traded on the NYSE. On May 21, 1998, the Company announced the terms of the Financial Restructuring. On May 22, 1998, the NYSE suspended trading of the Old Common Stock. The Old Common Stock has traded in the over-the-counter market since that time. The following table sets forth for the periods indicated the high and low trading prices per share of Old Common Stock on the NYSE through May 21, 1998 and in the over-the-counter market since May 22, 1998.

                                                                 HIGH     LOW
                                                                ------   ------
      1996
        First Quarter..........................................  7 1/2    5 7/8
        Second Quarter......................................... 25 3/4    6 1/8
        Third Quarter.......................................... 17 1/2    8 1/8
        Fourth Quarter......................................... 16 5/8   10 1/4
      1997
        First Quarter.......................................... 12 1/2      9
        Second Quarter......................................... 13 1/8    9 5/8
        Third Quarter.......................................... 12 15/16  9 3/4
        Fourth Quarter......................................... 10 1/4    5 1/8
      1998
        First Quarter..........................................  7 3/4    5 7/16
        Second Quarter (through May 21, 1998)..................  6 13/16    5/8
        Second Quarter (from May 22, 1998)..................... .71875   .25000
        Third Quarter.......................................... .75000   .26563
        Fourth Quarter (through November 13, 1998)............. .63000   .37500

               MARKET PRICES OF THE OLD SUBORDINATED DEBENTURES

  The Old Subordinated Debentures were historically listed and traded on the NYSE. On May 21, 1998, the Company announced the terms of the Financial Restructuring. On May 22, 1998, the NYSE suspended trading of the Old Subordinated Debentures. The following table sets forth, for the periods indicated, the high and low trading price for the Old Subordinated Debentures on the NYSE Composite Tape.

                                                                    HIGH   LOW
                                                                   ------ ------
      1996
        First Quarter............................................. 69 7/8 68
        Second Quarter............................................ 81     77 1/4
        Third Quarter............................................. 86     82
        Fourth Quarter............................................ 81     70 1/2
      1997
        First Quarter............................................. 79 3/4 72 1/2
        Second Quarter............................................ 84 1/4 81 1/2
        Third Quarter............................................. 85     76 1/4
        Fourth Quarter............................................ 74 1/2 49
      1998
        First Quarter............................................. 75     57
        Second Quarter (through May 21, 1998)..................... 71 1/4 20

  On May 21, 1998, the last trading day prior to the suspension of trading of the Old Subordinated Debentures, the closing sales price of the Old Subordinated Debentures on the New York Stock Exchange was 25 3/8. Although the Company believes that there has been trading in the Old Subordinated Debentures from time to time, the Company has not been able to obtain regular market prices for the Old Subordinated Debentures since May 21, 1998.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

  The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company at (i) September 26, 1998 on an historical basis and on a pro forma basis giving effect to the Financial Restructuring as if it had occurred on September 26, 1998 and (ii) December 31, 1998 on a projected basis as if the Financial Restructuring had not occurred and on a pro forma basis giving effect to the Financial Restructuring as if it had occurred on December 31, 1998. During 1998, the Company expects to incur certain charges associated with its Operational Restructuring that are not included herein. The table should be read in conjunction with "ANNEX B-- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's consolidated financial statements, including the notes thereto, located elsewhere in this Disclosure Statement.

                                  AS OF SEPTEMBER            PROJECTED
                                     26, 1998         AS OF DECEMBER 31, 1998
                                 ------------------ ---------------------------
                                                       WITHOUT        WITH
                                                      FINANCIAL     FINANCIAL
                                 ACTUAL   PRO FORMA RESTRUCTURING RESTRUCTURING
                                 -------  --------- ------------- -------------
                                             (DOLLARS IN MILLIONS)
Cash............................ $   --    $ 15.0      $   --        $  --
                                 =======   ======      =======       ======
LGE Extended Payables Claims.... $ 134.0   $  --       $ 140.0       $  --
                                 =======   ======      =======       ======
Debt:
  Bank Lender Claims(1)......... $  30.0   $ 30.0      $  30.0       $ 30.0
  Amended Citibank Credit
   Facility.....................    77.9      --          13.1          --
  Post-Restructuring bank credit
   facility.....................     --      77.9          --          13.1
  LGE Leveraged Lease Claims....    90.1      --          90.1          --
  LGE Reimbursement Claims......    72.0      --          72.0          --
  LGE Demand Loan Claims........    30.0      --          45.0          --
  Old Subordinated Debentures
   (at face value)..............   103.5      --         103.5          --
  New Subordinated Debentures
   (at face value)..............     --      40.0          --          40.0
  LGE New Restructured Senior
   Note.........................     --     111.7          --         118.8
                                 -------   ------      -------       ------
    Total debt.................. $ 403.5   $259.6      $ 353.7       $201.9
                                 =======   ======      =======       ======
Stockholders' equity:
  Old Common Stock, $1.00 par
   value, 150,000,000 shares
   authorized, 67,525,447 shares
   issued and outstanding (2)... $  67.6   $  --       $  67.6       $  --
  New Common Stock, $0.01 par
   value, 1,000 shares
   authorized, 1,000 shares
   issued and outstanding(3)....     --       --           --           --
  Additional paid-in capital,
   old..........................   506.8    572.7        506.8        572.7
  Additional paid-in capital,
   new..........................     --     200.0          --         200.0
  Retained earnings (deficit)...  (849.5)  (805.6)      (858.9)      (814.7)
  Treasury stock................    (1.7)     --          (1.7)         --
                                 -------   ------      -------       ------
    Total stockholders' equity.. $(276.8)  $(32.9)     $(286.2)      $(42.0)
                                 =======   ======      =======       ======

--------

(1) Represents the Company's credit facility with Credit Agricole Indosuez.

(2) Excludes 5,644,400 shares of Old Common Stock issuable upon exercise of outstanding stock options as of September 26, 1998, of which 3,965,000 shares are issuable to LGE and 1,679,400 shares are issuable to employees. There will be no such options outstanding on a pro forma basis.

(3) New Common Stock does not show a value due to rounding in millions.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected historical consolidated financial information of the Company for the five years ended December 31, 1997, and the nine-month periods ended September 26, 1998 and September 27, 1997. The selected annual historical consolidated financial information presented below has been derived from and should be read in conjunction with the Consolidated Financial Statements of the Company and its Subsidiaries which were audited by Arthur Andersen LLP, whose report with respect to certain of such financial statements appears elsewhere in this Disclosure Statement. The selected unaudited historical financial information for the nine-month periods ended September 26, 1998 and September 27, 1997 has been derived from unaudited consolidated financial statements prepared by the Company, which reflect all adjustment, consisting only of normal recurring adjustments, that, in the opinion of the Company, are necessary for a fair presentation. The following financial information should be read in conjunction with "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION," "ANNEX B--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's Consolidated Financial Statements and related notes thereto appearing elsewhere in this Disclosure Statement. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA."

                              NINE MONTHS ENDED                YEARS ENDED DECEMBER 31,
                         --------------------------- ------------------------------------------------
                                 (UNAUDITED)
                         SEPTEMBER 26, SEPTEMBER 27,
                             1998          1997        1997      1996    1995(1)   1994(1)   1993(1)
                         ------------- ------------- --------  --------  --------  --------  --------
                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Results of operations:
  Net sales.............   $  675.1       $ 825.4    $1,173.1  $1,287.9  $1,273.9  $1,469.0  $1,228.2
  Pre-tax income
   (loss)...............     (187.8)       (144.7)     (300.2)   (177.8)    (98.5)    (14.8)    (93.2)
  Net income (loss).....     (187.8)       (143.7)     (299.4)   (178.0)    (90.8)    (14.5)    (93.2)
Financial Position:
  Total assets..........   $  504.4       $ 707.3    $  527.7  $  765.3  $  700.7  $  662.4  $  568.5
  Long term debt........       97.8         161.6       132.8     152.7     168.8     182.0     170.0
  Stockholders' equity
   (deficit)............    (276.8)          64.6      (85.3)     162.0     317.5     237.1     161.5
Per share of common
 stock:
  Net income (loss).....   $ (2.78)       $(2.16)    $ (4.49)  $  (2.73) $  (1.85) $  (0.35) $  (2.89)
  Book value (deficit)..     (4.10)          0.96      (1.27)      2.44      5.00      5.19      4.50

--------
(1) Restated to reflect the Company's change in its inventory costing method for its picture tube inventories from LIFO to FIFO.

                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma condensed consolidated balance sheet as of September 26, 1998 set forth below has been prepared as if the Financial Restructuring had been completed as of September 26, 1998. The unaudited pro forma statements of consolidated operations for the year ended December 31, 1997 and the nine months ended September 26, 1998 set forth below have been prepared as if the Financial Restructuring had been completed as of January 1, 1997. Pro forma adjustments solely reflect the pro forma effects of the Financial Restructuring. During 1998, the Company expects to incur certain charges associated with its Operational Restructuring that are not included herein. The Business Plan Projections included in this Disclosure Statement include the projected financial statement impact of the Company's Financial and Operational Restructuring and should be read in conjunction with this pro forma financial information. Upon consummation of the Financial Restructuring, the Company's consolidated financial statements will continue to be accounted for on a historical basis. "Fresh start" reporting has not been applied in the pro forma statements, since upon consummation of the Financial Restructuring, no change in control will occur as defined by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The pro forma financial information should be read in conjunction with "ANNEX B-- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Company's Consolidated Financial Statements and related notes thereto appearing elsewhere in this Disclosure Statement. The pro forma financial data does not purport to represent the Company's actual financial condition or results of operations had the prepackaged Plan actually been completed on the date indicated, nor does it project the Company's financial position or results of operations for any future dates of periods.

  The purpose of the Financial Restructuring is to reduce the Company's debt service obligations, to facilitate future borrowing to fund liquidity needs and to permit it to implement the Operational Restructuring. The Prepackaged Plan will benefit the Company and reduce its overall debt and other obligations by approximately $300 million by exchanging (i) $200 million of debt and other liabilities owed to LGE for the New Common Stock; (ii) the Old Subordinated Debentures in an aggregate principal amount of $103.5 million plus accrued interest thereon for New Subordinated Debentures in an aggregate principal amount of $40 million; and (iii) approximately $32.4 million of indebtedness to LGE for the Reynosa Assets, which have an appraised value equal to such amount. Such appraisals should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report.

  As a consequence of the Financial Restructuring, the Old Common Stock will be cancelled and the holders of the Old Common Stock (including LGE and LG Semicon) will receive no distributions and retain no property in respect of their holdings of Old Common Stock under the Prepackaged Plan.

                         ZENITH ELECTRONICS CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                         SEPTEMBER 26, 1998
                             ---------------------------------------------------
                             HISTORICAL PRO FORMA ADJUSTMENTS          PRO FORMA
                             ---------- ---------------------          ---------
ASSETS
Current assets:
  Cash.....................   $   --           $  15.0 (a)              $  15.0
  Receivables, net.........     143.4              --                     143.4
  Inventories..............     164.8              --                     164.8
  Other....................      14.5             (1.1)(b)                 13.4
                              -------          -------                  -------
    Total current assets...     322.7             13.9                    336.6
  Property, plant and
   equipment, net..........     155.1            (36.4)(c)(d)             118.7
  Receivable from related
   party...................      21.3            (21.3)(d)(g)               --
  Other....................       5.3             (1.3)(b)                  4.0
                              -------          -------                  -------
    Total assets...........   $ 504.4          $ (45.1)                 $ 459.3
                              =======          =======                  =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt..........   $ 107.8          $   --                   $ 107.8
  Short-term debt with
   related party...........     192.1           (192.1)(a)(e)(f)(g)         --
  Current portion of long-
   term debt...............       5.8             (5.8)(h)                  --
  Accounts payable.........      87.8              --                      87.8
  Accounts payable to
   related party...........     134.9           (134.0)(i)                  0.9
  Income taxes payable.....       0.6              --                       0.6
  Other accrued expenses...     143.4              --                     143.4
                              -------          -------                  -------
    Total current
     liabilities...........     672.4           (331.9)                   340.5
Long-term debt.............      97.8            (57.8)(h)                 40.0
Long-term debt with related
 party.....................       --             111.7 (c)(e)(f)(g)(j)    111.7
Other long term
 liabilities...............      11.0            (11.0)(j)                  --
Stockholders' equity:
  Preferred stock..........       --               --                       --
  Old Common Stock.........      67.6            (67.6)(k)                  --
  New Common Stock.........       --               --  (e)(f)(i)(j)         --
  Old additional paid-in
   capital.................     506.8             65.9 (k)                572.7
  New additional paid-in
   capital.................       --             200.0 (e)(f)(i)(j)       200.0
  Retained earnings
   (deficit)...............    (849.5)            43.9 (b)(c)(h)         (805.6)
  Old treasury stock.......      (1.7)            1.7 (k)                   --
                              -------          -------                  -------
  Total stockholders'
   equity..................    (276.8)           243.9                    (32.9)
                              -------          -------                  -------
    Total liabilities and
     stockholders' equity..   $ 504.4          $ (45.1)                 $ 459.3
                              =======          =======                  =======

                     NOTES TO THE PRO FORMA BALANCE SHEET

(a) The Company receives $15.0 million of additional direct secured loans from LGE. The cash is required to fund operating losses through the remainder of the year.

   Dr. Cash........................................................  $15.0
   Cr.   Short-term debt with related party........................        $15.0

(b) Other current and non-current assets will be reduced as a result of writing off deferred charges (bank, attorney and guarantee fees) related to the Old Subordinated Debentures and the LGE Extended Payables Claims. These items will be written off as the corresponding agreements will no longer be in place.

                                                                NON-
                                                       CURRENT CURRENT  TOTAL
                                                       PORTION PORTION WRITEOFF
                                                       ------- ------- --------
   Old Subordinated Debentures deferred charges.......  $ 0.1   $0.8     $0.9
   LGE Extended Payables Claims deferred charges......    1.0    0.5      1.5
                                                        -----   ----     ----
                                                        $ 1.1   $1.3     $2.4
                                                        =====   ====     ====

   Dr. Restructuring expense.......................................  $ 2.4
   Cr.   Other current assets......................................        $ 1.1
   Cr.   Other non-current assets..................................          1.3

(c) The Reynosa Assets, having a book value of $49.7 million, will be written down to their appraised fair value of $32.4 million and transferred to LGE. Such appraisals should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report. This will reduce the amount of the LGE Claims that are converted into the LGE New Restructured Senior Note.

   Dr. Asset impairment charge.....................................  $17.3
   Dr. Long-term debt with related party...........................   32.4
   Cr.   Property, plant and equipment.............................        $49.7

(d) Upon cancellation of the Leveraged Leases, machinery and equipment with an appraised fair value of $13.3 million will be distributed to the Company.

   Dr. Property, plant and equipment...............................  $13.3
   Cr.   Receivable from related party.............................        $13.3

(e) The LGE Demand Loan Claims, which will total $45.0 million, will be settled partially through the issuance of New Common Stock ($14.7 million) and partially by the LGE New Restructured Senior Note ($30.3 million). The Financial Restructuring will result in the issuance of a total of 1,000 shares of New Common Stock, par value of $0.01 per share, which amount is not shown on the Pro Forma balance sheet because amounts are presented rounded to the nearest million.

   Dr. Short-term debt with related party..........................  $45.0
   Cr.   New Common Stock..........................................        $ --
   Cr.   New additional paid-in capital............................         14.7
   Cr.   Long-term debt with related party.........................         30.3

(f) The LGE Reimbursement Claims ($72.0 million) will be settled partially through the issuance of New Common Stock ($50.0 million) and partially by the LGE New Restructured Senior Note ($22.0 million).

   Dr. Short-term debt with related party...........................  $72.0
   Cr.   New common stock...........................................        $--
   Cr.   New additional paid-in capital.............................        50.0
   Cr.   Long-term debt with related party..........................        22.0

(g) The Leveraged Lease Claims ($90.1 million) will be settled partially by the LGE New Restructured Senior Note ($82.1 million) and partially by LGE retaining title to certain equipment related to the Leveraged Leases that has an appraised fair value of approximately $8.0 million.

   Dr. Short-term debt with related party........................  $ 90.1
   Cr.   Long-term debt with related party.......................         $ 82.1
   Cr.   Receivable from related party...........................            8.0

(h) The Old Subordinated Debentures will be retired and as a result, current portion of long-term debt ($5.8 million) and long-term debt ($97.8 million) will be reduced. The New Subordinated Debentures ($40.0 million) will be recorded at face value. The retirement of the Old Subordinated
    Debentures will give rise to an extraordinary gain of $63.6 million.

   Dr. Current portion of long-term debt.........................  $  5.8
   Dr. Long-term debt............................................    97.8
   Cr.   Long-term debt..........................................         $ 40.0
   Cr.   Extraordinary gain......................................           63.6

(i) The LGE Extended Payable Claims ($134.0 million) will be settled through the issuance of New Common Stock.

   Dr. Accounts payable to related party.........................  $134.0
   Cr.   New Common Stock........................................         $  --
   Cr.   New additional paid-in capital..........................          134.0

(j) The LGE Technical Services Claims ($9.7 million) and the LGE Guarantee Fee
    Claims ($1.3 million) will be settled partially through the issuance of New Common Stock ($1.3 million) and partially by the LGE New Restructured
    Senior Note ($9.7 million).

   Dr. Other long-term liabilities...............................  $ 11.0
   Cr.   New Common Stock........................................         $  --
   Cr.   New additional paid-in capital..........................            1.3
   Cr.   Long-term debt with related party.......................            9.7

(k) As part of the Financial Restructuring, the Old Common Stock ($67.6 million) and the old treasury stock ($1.7 million) will be cancelled and the net amount ($65.9 million) is transferred to old additional paid-in capital.

   Dr. Old Common Stock..........................................  $ 67.6
   Cr.   Old additional paid-in capital..........................         $ 65.9
   Cr.   Old treasury stock......................................            1.7

                        ZENITH ELECTRONICS CORPORATION

                PRO FORMA STATEMENTS OF CONSOLIDATED OPERATIONS
                                  (UNAUDITED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                NINE MONTHS ENDED
                               SEPTEMBER 26, 1998           YEAR ENDED DECEMBER 31, 1997
                          -------------------------------  --------------------------------
                                      PRO FORMA     PRO                PRO FORMA     PRO
                          HISTORICAL ADJUSTMENTS   FORMA   HISTORICAL ADJUSTMENTS   FORMA
                          ---------- -----------   ------  ---------- -----------  --------
Net sales...............   $ 675.1     $   --      $675.1   $1,173.1     $ --      $1,173.1
                           -------     -------     ------   --------     -----     --------
Cost, expenses and
 other:
  Cost of products
   sold.................     621.6        (5.4)(a)  616.2    1,180.5      (9.1)(a)  1,171.4
  Selling, general and
   administrative.......      93.4         --        93.4      178.3       --         178.3
  Engineering and
   research.............      32.0         --        32.0       42.9       --          42.9
  Other operating
   expense (income),
   net..................     (24.3)        --       (24.3)      42.4       --          42.4
  Restructuring
   charges..............     107.8      (107.8)(b)    --         --        --           --
                           -------     -------     ------   --------     -----     --------
Operating income
 (loss).................    (155.4)      113.2      (42.2)    (271.0)      9.1       (261.9)
Gain (loss) on asset
 sales, net.............       0.1         --         0.1       (4.6)      --          (4.6)
Interest expense........     (12.2)        4.3 (c)   (7.9)     (11.9)      4.4 (c)     (7.5)
Interest expense-related
 party..................     (21.0)       10.9 (c)  (10.1)     (13.6)      0.3 (c)    (13.3)
Interest income.........       0.7         --         0.7        0.9       --           0.9
                           -------     -------     ------   --------     -----     --------
Income (loss) before
 income taxes...........    (187.8)      128.4      (59.4)    (300.2)     13.8       (286.4)
Income tax (credit).....       --          --         --        (0.8)      --          (0.8)
                           -------     -------     ------   --------     -----     --------
Net income (loss).......   $(187.8)    $ 128.4     $(59.4)  $ (299.4)    $13.8     $ (285.6)
                           =======     =======     ======   ========     =====     ========
Net income (loss) per
 common share...........   $ (2.78)    $  1.90     $(0.88)  $  (4.49)    $0.21     $  (4.28)
                           =======     =======     ======   ========     =====     ========

--------

(a) Decrease in cost of products sold reflects the elimination of lease expense related to the cancelled Leveraged Leases.

(b) Decrease in restructuring charges reflects the elimination of costs incurred as a direct result of the Company's efforts to achieve a financial restructuring including costs related to (i) a $68.8 million loss on the termination of the Company's Leveraged Leases, (ii) $32.3 million of deferred charges (bank, attorney and guarantee fees) that were written off, (iii) accelerated amortization of the remaining deferred gain ($9.1 million) related to the 1997 sale of the assets into the Leveraged Leases, (iv) $11.6 million of professional fees (associated with work performed by outside consultants to support the development of the Operational and Financial Restructuring and the Prepackaged Plan) and financing charges (relative to amending the Citicorp credit agreement), and (v) $4.2 million of severance charges and other charges related primarily to the Company's exiting of its analog set-top box product line.

(c) Net reduction of interest expense as a result of the Financial Restructuring has been estimated as follows:

                                                        NINE MONTHS  YEAR ENDED
                                                       ENDED 9/26/98  12/31/97
                                                       ------------- ----------
   Interest expense on the new debt:
     LGE New Restructured Senior Note, at LIBOR
      (adjusted quarterly) + 6.5%, (estimated herein
      as 12%) (principal --$111.7 million)............    $ 10.1       $13.4
     New Subordinated Debentures (principal --$40.0
      million at face value)..........................       1.9         2.5
   Reversal of actual interest expense:
     Old Subordinated Debentures......................      (5.0)       (6.9)
     A portion ($30.0 million) of the Unsecured Bank
      Loans...........................................      (1.2)        --
     LGE Extended Payables............................     (12.3)       (9.6)
     Amortization of LGE Guarantee Fee Claims related
      to various financing activities.................      (4.7)       (4.1)
     LGE Leveraged Lease payable......................      (1.6)        --
     LGE Reimbursement Claims.........................      (1.2)        --
     LGE Demand Loan Claims...........................      (1.2)        --
                                                          ------       -----
   Net reduction in interest..........................    $(15.2)      $(4.7)
                                                          ======       =====

Note: The following items are non-recurring and as such are not presented in the Pro Forma Statements of Consolidated Operations. Footnote references relate to the Notes to the Pro Forma Balance Sheet.

      $(0.9)   Old Subordinated Debentures deferred charges written off. See footnote (b).
       (1.5)   LGE Extended Payables Claims deferred charges written off. See footnote (b).
       63.6    Extraordinary gain on retirement of the Old Subordinated Debentures. See footnote (h).
      (17.3)   Writedown of Reynosa Assets to fair market value. See footnote (c).
      ------
      $43.9
      ======

                           BUSINESS PLAN PROJECTIONS

  In connection with the planning and development of the Prepackaged Plan, the Business Plan Projections were prepared by the Company to present the anticipated impact of the Prepackaged Plan and the Operational Restructuring. The Business Plan Projections assume that the Prepackaged Plan will be implemented in accordance with its terms. Because the projections are based on forecasts of key economic variables, including without limitation estimated domestic market television sales, the introduction of digital television products, and the Company's ability to implement the Operational Restructuring as planned, the estimates and assumptions underlying the Business Plan Projections are inherently uncertain. Though considered reasonable by the Company as of the date hereof, the Business Plan Projections are subject to significant business, economic and competitive uncertainties. Accordingly, such projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth.

  The Business Plan Projections are only an estimate of future results of operations, and actual results may vary considerably from the Business Plan Projections. In addition, the uncertainties which are inherent in the Business Plan Projections increase for later years in the projection period, due to the increased difficulty associated with forecasting levels of economic activity and corporate performance at more distant points in the future. Consequently, the projected information included herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the projected results will be achieved. The projections were not prepared with a view towards public disclosure or compliance with Generally Accepted Accounting Principles, the published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections or forecasts. Arthur Andersen LLP, the Company's independent auditors, have neither examined nor compiled the Business Plan Projections, and consequently do not express an opinion or any other form of assurance with respect thereto.

  The Company does not intend to update or otherwise revise the Business Plan Projections to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, except as required by applicable law.

  The projections should be read together with the other information contained herein under the headings "The Restructuring," "Selected Financial Information," "Pro Forma Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes included elsewhere in the Disclosure Statement.

  Certain statements in this Disclosure Statement are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Forward-looking statements include, among others, statements regarding the ability of the Company to successfully implement the Restructuring and the Business Plan Projections and the projected or assumed future operations and financial results of the Company. Factors that may cause actual results of the Company to differ from future results expressed or implied by forward-looking statements include, among others, the following: general economic and business conditions, both in the United States and other countries in which the Company sells its products and from which the Company obtains supplies; the effect of competition in the markets served by the Company; the risks described under the caption "RISK FACTORS"; the ability of the Company to obtain confirmation of the Prepackaged Plan; and the ability of the Company to successfully implement the Restructuring and the Business Plan Projections. The Company claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  HOLDERS OF IMPAIRED CLAIMS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE BUSINESS PLAN PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN. PLEASE REVIEW THE SECTION TITLED "RISK FACTORS" IN ORDER TO GAIN MORE DETAIL ON THE POTENTIAL FACTORS WHICH COULD AFFECT THE COMPANY'S ABILITY TO ACHIEVE THE PERFORMANCE INDICATED IN THE PROJECTIONS.

                         ZENITH ELECTRONICS CORPORATION

                       PROJECTED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                                    PROJECTED FOR THE YEAR ENDED
                                                 1998                                       DECEMBER 31,
                         ------------------------------------------------------ ------------------------------------------
                          ACTUAL
                          FIRST
                         THROUGH   PROJECTED              PROJECTED
                          THIRD     FOURTH   PROJECTED  RESTRUCTURING PROJECTED
                         QUARTERS   QUARTER  UNADJUSTED  ADJUSTMENTS  ADJUSTED   1999      2000    2001    2002     2003
                         --------  --------- ---------- ------------- --------- ------    ------  ------  ------  --------
Sales..................  $ 675.1    $290.5    $ 965.6      $  0.0      $ 965.6  $876.1    $889.3  $935.1  $987.6  $1,018.3
Cost of products sold..    621.6     267.3      888.9         4.5(a)     893.4   802.1     807.6   837.7   880.7     903.0
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Gross Margin...........     53.5      23.2       76.7        (4.5)        72.2    74.0      81.7    97.4   106.9     115.3
Gross Margin %.........      7.9%      8.0%       7.9%                     7.5%    8.4%      9.2%   10.4%   10.8%     11.3%
Selling, general and
 administrative........     89.8      35.3      125.1         4.3(q)     129.4   110.3(q)  100.4    99.9    99.4      98.9
Engineering and
 research..............     31.9      14.0       45.9         --          45.9    14.5      12.0    11.4    10.8      10.3
Restructuring
 expense(b)............     75.5       --        75.5         --          75.5     --        --      --      --        --
Other operating expense
 (income), net(c)......    (16.9)    (15.2)     (32.1)        --         (32.1)  (34.2)    (34.8)  (43.6)  (56.5)    (55.2)
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Operating income
 (loss)................   (126.8)    (10.9)    (137.7)       (8.8)      (146.5)  (16.7)      4.1    29.7    53.2      61.3
Gain (loss) on asset
 sales.................     (0.2)     15.9       15.7         --          15.7     6.8       --      --      --        --
Finance guarantee fee
 charge(d).............    (32.3)      --       (32.3)       (1.8)       (34.1)    --        --      --      --        --
Interest expense, net..    (28.5)    (14.5)     (43.0)        --         (43.0)  (23.2)    (25.7)  (27.1)  (27.4)    (24.2)
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Income (loss) before
 reorganization items..   (187.8)     (9.5)    (197.3)      (10.6)      (207.9)  (33.1)    (21.6)    2.6    25.8      37.1
Reorganization
 items(e)..............      --        --         --        139.1        139.1     --        --      --      --        --
Taxes on income/
 (income tax benefit)..      --        --         --          --           --      --        --      --      --        --
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Net earnings (loss)
 before extraordinary
 items.................   (187.8)     (9.5)    (197.3)     (149.7)      (347.0)  (33.1)    (21.6)    2.6    25.8      37.1
Extraordinary gain on
 debt retirement(f)....      --        --         --         63.6         63.6     --        --      --      --        --
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
Net earnings (loss)....  $(187.8)   $ (9.5)   $(197.3)     $(86.1)     $(283.4) $(33.1)   $(21.6) $  2.6  $ 25.8  $   37.1
                         =======    ======    =======      ======      =======  ======    ======  ======  ======  ========
Memo:
 Operating income
  (loss)...............  $(126.8)   $(10.9)   $(137.7)     $ (8.8)     $(146.5) $(16.7)   $  4.1  $ 29.7  $ 53.2  $   61.3
 Restructuring
  expense(b)...........     75.5       --        75.5         --          75.5     --        --      --      --        --
 Depreciation and
  Amortization.........     23.8       7.5       31.3         4.5         35.8     6.1       3.2     3.6     3.9       4.2
                         -------    ------    -------      ------      -------  ------    ------  ------  ------  --------
 EBITDA(g).............  $ (27.5)   $ (3.4)   $ (30.9)     $ (4.3)     $ (35.2) $(10.6)   $  7.3  $ 33.3  $ 57.1  $   65.5
                         =======    ======    =======      ======      =======  ======    ======  ======  ======  ========

                         ZENITH ELECTRONICS CORPORATION

                            PROJECTED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                              1998                               PROJECTED AS OF DECEMBER 31,
                         -------------------------------------------------- -------------------------------------------
                                   PROJECTED
                          ACTUAL   UNADJUSTED      PROJECTED     PROJECTED
                         SEPTEMBER  DECEMBER     RESTRUCTURING   ADJUSTED
                            26         31         ADJUSTMENTS   DECEMBER 31  1999     2000     2001     2002     2003
                         --------- ----------    -------------  ----------- -------  -------  -------  -------  -------
ASSETS:
Cash....................  $   --    $   --          $   --        $   --    $   --   $   --   $   --   $   --   $   --
Accounts receivable.....    143.4     182.2             --          182.2     155.1    148.5    143.3    144.1    148.3
Inventory...............    164.8      82.6            (4.5)(h)      78.1      58.8     60.0     62.2     65.4     67.1
Other current assets....     14.5       9.0             --            9.0      16.9     11.2     11.5     11.5     11.5
                          -------   -------         -------       -------   -------  -------  -------  -------  -------
Total current assets....    322.7     273.8            (4.5)        269.3     230.8    219.7    217.0    221.0    226.9
Plant, property and
 equipment, net.........    155.1     101.9           (45.2)(j)      56.7      14.9     16.6     18.0     19.1     19.9
Plant, property and
 equipment,
 environmental reserve..      --        --            (23.9)(k)     (23.9)      --       --       --       --       --
Other assets............      5.3       6.8            (1.8)(l)       5.0       2.7      2.3      3.9      2.9      1.9
Other receivable........     21.3      21.3 (i)       (21.3)          --        --       --       --       --       --
                          -------   -------         -------       -------   -------  -------  -------  -------  -------
Total assets............  $ 504.4   $ 403.8         $ (96.7)      $ 307.1   $ 248.4  $ 238.6  $ 238.9  $ 243.0  $ 248.7
                          =======   =======         =======       =======   =======  =======  =======  =======  =======
LIABILITIES AND DEFICIT:
Short-term debt.........  $ 305.8   $ 256.0         $(181.6)      $  74.4   $ 157.8  $ 157.7  $ 159.5  $ 138.1  $ 107.5
Accounts payable........     88.7      48.1             --           48.1      57.0     74.1     76.9     80.8     82.9
Accrued liabilities.....    144.0     136.2             --          136.2      98.8     94.2     82.8     82.8     82.8
Restructuring...........      --        --             57.9 (m)      57.9       2.4      0.0      0.0      0.0      0.0
Long-term debt..........     97.8      97.8            61.0         158.8     111.5    120.4    130.5    130.5    130.5
Other liabilities.......     11.0      12.1            (7.9)(n)       4.2      26.5     19.4     13.8      9.6      6.8
LGE Extended Payables
 Claims.................    134.0     140.0          (140.0)          --        --       --       --       --       --
                          -------   -------         -------       -------   -------  -------  -------  -------  -------
Total liabilities.......    781.3     690.1          (210.6)        479.6     454.0    465.8    463.5    441.8    410.4
                          -------   -------         -------       -------   -------  -------  -------  -------  -------
Stockholders' Equity....   (276.9)   (286.4)          113.9 (o)    (172.5)   (205.6)  (227.2)  (224.6)  (198.8)  (161.7)
                          -------   -------         -------       -------   -------  -------  -------  -------  -------
Total liabilities and
 stockholders' equity...  $ 504.4   $ 403.8         $ (96.7)      $ 307.1   $ 248.4  $ 238.6  $ 238.9  $ 243.0  $ 248.7
                          =======   =======         =======       =======   =======  =======  =======  =======  =======

                         ZENITH ELECTRONICS CORPORATION

                       PROJECTED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                      1998                 PROJECTED AS OF DECEMBER 31,
                          ----------------------------- --------------------------------------
                           ACTUAL
                           FIRST
                          THROUGH   PROJECTED
                           THIRD     FOURTH   FULL YEAR
                          QUARTERS   QUARTER  PROJECTED  1999    2000    2001    2002    2003
                          --------  --------- --------- ------  ------  ------  ------  ------
EBITDA..................  $ (27.5)   $ (3.4)   $ (30.9) $(10.6) $  7.3  $ 33.3  $ 57.1  $ 65.5
                          =======    ======    =======  ======  ======  ======  ======  ======
WORKING CAPITAL CHANGES:
 Accounts receivable....    (11.0)    (38.8)     (49.8)   27.1     6.6     5.2    (0.8)   (4.2)
 Inventory..............      0.7      82.2       82.9    19.3    (1.2)   (2.2)   (3.2)   (1.7)
 Accounts payable.......     (4.2)    (40.6)     (44.8)    8.9    17.1     2.8     3.9     2.0
 Accrued liabilities....      1.6      (7.8)      (6.2)  (37.4)   (4.6)  (11.4)    --      --
 Others, net............      8.5       5.1       13.6    (7.2)   (0.9)   (7.5)   (3.2)   (1.8)
                          -------    ------    -------  ------  ------  ------  ------  ------
Cash flow from
 operations before
 restructuring charges..    (31.9)     (3.3)     (35.2)    0.1    24.3    20.2    53.8    59.8
Restructuring payments..    (10.5)    (28.2)     (38.7)  (55.5)   (2.4)    --      --      --
Loss of Leveraged
 Leases.................    (68.8)      --       (68.8)    --      --      --      --      --
Other receivable, asset
 interests..............    (21.3)      --       (21.3)    --      --      --      --      --
Capital expenditures....     (6.7)     (3.0)      (9.7)   (5.4)   (5.0)   (5.0)   (5.0)   (5.0)
Proceeds from asset
 sales, net.............      5.7      64.6       70.3    47.9     --      --      --      --
                          -------    ------    -------  ------  ------  ------  ------  ------
Free cash flow from
 operations.............   (133.5)     30.1     (103.4)  (12.9)   16.9    15.2    48.8    54.8
Long-term debt
 (service)/borrowing....    (35.0)      --       (35.0)  (59.7)    --      --      --      --
LGE Extended Payables
 Claims, net............    (10.3)      6.0       (4.3)    --      --      --      --      --
Interest................    (28.5)    (14.5)     (43.0)  (10.8)  (16.7)  (17.1)  (27.4)  (24.2)
Change in cash
 position...............      --        --         --      --      --      --      --      --
                          -------    ------    -------  ------  ------  ------  ------  ------
Short-term debt
 service/(borrowing)....  $(207.3)   $ 21.6    $(185.7) $(83.4) $  0.2  $ (1.9) $ 21.4  $ 30.6
                          =======    ======    =======  ======  ======  ======  ======  ======

                         ZENITH ELECTRONICS CORPORATION

                          PROJECTED DEBT STRUCTURE (P)
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                 1998                            PROJECTED AS OF DECEMBER 31,
                          --------------------------------------------------- ----------------------------------
                                        PROJECTED    PROJECTED     PROJECTED
                             ACTUAL    UNADJUSTED  REORGANIZATION  ADJUSTED
                          SEPTEMBER 26 DECEMBER 31  ADJUSTMENTS   DECEMBER 31  1999   2000   2001   2002   2003
                          ------------ ----------- -------------- ----------- ------ ------ ------ ------ ------
SHORT-TERM DEBT:
Secured Tranche A
 (working capital)......     $ 77.9      $ 13.1       $  31.3       $ 44.4    $ 90.9 $ 92.5 $ 77.9 $ 80.0 $ 77.5
Bank Lender Claims......       30.0        30.0           --          30.0      30.0   30.0   30.0   30.0   30.0
LGE Reimbursement
 Claims.................       72.0        72.0         (72.0)         --        --     --     --     --     --
LGE Leveraged Lease
 Claims.................       90.1        90.1         (90.1)         --        --     --     --     --     --
LGE Demand Loan Claims..       30.0        45.0         (45.0)         --        --     --     --     --     --
LGE New Credit Support..        --          --            0.0          0.0      36.9   35.2   51.6   28.1    --
                             ------      ------       -------       ------    ------ ------ ------ ------ ------
                              300.0       250.2        (175.8)        74.4     157.8  157.7  159.5  138.1  107.5
Current portion of
 long-term debt:
Old Subordinated
 Debentures.............        5.8         5.8          (5.8)         --        --     --     --     --     --
                             ------      ------       -------       ------    ------ ------ ------ ------ ------
Total Short-term debt...     $305.8      $255.9       $(181.6)      $ 74.4    $157.8 $157.7 $159.5 $138.1 $107.5
                             ======      ======       =======       ======    ====== ====== ====== ====== ======
LONG-TERM DEBT:
Old Subordinated
 Debentures.............       97.8        97.8         (97.8)         --        --     --     --     --     --
New Subordinated
 Debentures.............        --          --           40.0         40.0      40.0   40.0   40.0   40.0   40.0
LGE New Restructured
 Senior Note(r).........        --          --          118.8        118.8      71.5   80.4   90.5   90.5   90.5
                             ------      ------       -------       ------    ------ ------ ------ ------ ------
Total Long-term debt....       97.8        97.8          61.0        158.8     111.5  120.4  130.5  130.5  130.5
                             ======      ======       =======       ======    ====== ====== ====== ====== ======
Total debt..............     $403.6      $353.8       $(120.6)      $233.2    $269.3 $278.1 $290.0 $268.6 $238.0
                             ======      ======       =======       ======    ====== ====== ====== ====== ======
LGE Extended Payables
 Claims.................     $134.0      $140.0       $(140.0)      $  --     $  --  $  --  $  --  $  --  $  --

                         ZENITH ELECTRONICS CORPORATION

                NOTES TO THE PROJECTED FINANCIAL STATEMENTS

                           (DOLLARS IN MILLIONS)

  For presentation purposes, it is assumed that the Company files and emerges from chapter 11 in the fourth quarter of 1998, thus completing the Financial Restructuring of the Company. All costs presented in the restructuring columns of the statements are assumed to take place during the Reorganization Period (the fourth quarter of 1998). However not all of the costs presented in that column relate directly to the Financial Restructuring, rather some costs relate to the Operational Restructuring which coincides with the timing of the Financial Restructuring.

(a) Cost of products sold increase represents the estimated provision required to write-down inventories of raw materials and work-in-process to net realizable value upon shutdown of the manufacturing facilities.
(b) Restructuring expenses are as follows:

     Professional Fees(i)................................................ $10.8
     Melrose Park shift reduction(ii)....................................   1.4
     Exit from Analog Set-Top Boxes......................................   3.6
     Loss on Leveraged Lease termination(iii)............................  68.8
     Deferred gain from 1997 sale of Leveraged Lease assets..............  (9.1)
                                                                          -----
     Total............................................................... $75.5
                                                                          =====

    (i) Professional fees for advisors and consultants to assist in formulating and implementing the Prepackaged Plan.

    (ii) Various costs incurred to implement the Operational Restructuring including staff reductions, facility closures, and product line eliminations.

    (iii) The loss on the termination of the Leveraged Leases is measured as the difference between the liability to LGE, of $90.1, based upon its payment in performance of its guarantee of the Leveraged Leases, and the Other Receivable. The Other Receivable is stated at the appraised value of the assets to be received by the Company during the Reorganization Period. Simultaneous with the recognition of the loss, a lease related gain of $9.1 is recognized. This amount is the acceleration of the balance of a deferred gain on the 1997 sale of fixed assets into the Leveraged Leases. Historically, the gain was being amortized to income over the life of the lease.
  These costs are classified as Restructuring expenses because they are not incurred during the Reorganization Period as defined above.

(c) Other operating expense (income) includes royalty income from domestic VSB, tuner patent/other sources and other miscellaneous items in amounts per year as follows:

                                                             ROYALTY
                                                             INCOME      OTHER
                                                           -----------  INCOME/
                                                            VSB  OTHER (EXPENSE)
                                                           ----- ----- ---------
      1998................................................ $ --  $28.6   $ 3.5
      1999................................................   2.2  29.7     2.3
      2000................................................   6.1  30.2    (1.5)
      2001................................................  14.3  30.8    (1.5)
      2002................................................  26.6  31.4    (1.5)
      2003................................................  35.5  21.2    (1.5)

  Royalty amounts represent estimated gross revenues. Accordingly, the foregoing does not include any adjustments for costs or reductions relating to development, marketing and legal costs, which costs are included elsewhere in components of the Statement of Operations.
(d) Finance guarantee fees represent the accelerated write-off of unamortized deferred charges (bank, attorney, and LGE guarantee fees) associated with financing agreements terminated in the third quarter of 1998 and during the Reorganization Period. These are non-cash amortization expenses.

(e) Reorganization items of $139.1 are as follows:

     Reorganization expenses (i):
      Severance.........................................................  $ 48.6
      Legal for plant closures..........................................     2.4
      Outplacement......................................................     1.1
      Headquarters relocation expenses..................................     1.7
      Plant closure/exit costs..........................................    17.7
      Purchase contracts................................................     1.1
      Professional fees.................................................     9.4
      Exit from analog set-top boxes....................................     2.9
     Total Reorganization expenses......................................    84.9
     Asset impairment (ii)..............................................    54.2
                                                                          ------
     Total..............................................................  $139.1
                                                                          ======

    (i) estimated Reorganization expenses related to executing the Prepackaged Plan and Business Plan Projections. The timing and amount of these charges could vary significantly from the estimates presented depending on the actual implementation of the Business Plan Projections and the timing of the bankruptcy proceedings.

    (ii) the estimated impairment, of $54.2, on property, plant and equipment that occurs at the confirmation of the Prepackaged Plan. It is measured as the difference between the book value of assets and the estimated (by appraisal) fair value in an orderly liquidation, including estimated environmental obligations.
(f) Extraordinary Gain represents the gain realized on the retirement of the Old Subordinated Debentures at a discount from face value:

      Old Subordinated Debentures before restructuring (Current
       portion)........................................................ $ 5.8
      Old Subordinated Debentures before restructuring (Long Term portion)........................................................  97.8
      less: New Subordinated Debentures (at face value)................ (40.0)
                                                                        -----
        Gain........................................................... $63.6
                                                                        =====

(g) EBITDA represents operating income (loss) including royalties before interest expense, income taxes, depreciation and amortization, and restructuring expenses. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, operating income or operating cash flow as an indication of the Company's operating performance. EBITDA is included herein because management believes that certain investors find it a useful tool for measuring the Company's ability to service its debt.
(h) Inventory decrease represents the estimated provision required to write-down inventories of raw materials and work-in-process to net realizable value upon shutdown of the manufacturing facilities.
(i) Other Receivable, created at the third quarter termination of the Leveraged Lease, represents the Company's rights, under the Restructuring Agreements. The asset is stated at the appraised value (see also footnotes
    (b) and (j)).

(j) Property, Plant and Equipment decreases are due to transferring a portion of the Company's Reynosa Assets to LGE at an independently appraised value, receiving the Leveraged Lease assets from LGE, transferring a portion of the assets previously under the Leveraged Lease to LGE, and a charge for an impairment of the assets. The property, plant and equipment being transferred to LGE as the Reynosa Assets consist of the three main buildings housing manufacturing operations in the Company's Reynosa facility, the real property associated with those buildings, and a significant portion of the manufacturing and assembly equipment currently housed within those buildings. The real estate and buildings have an appraised value of $17.9 and the equipment has an appraised value of $14.4. Such appraisals should be read in their entirety and state an opinion of value as of the date of report and are subject to assumptions and limiting conditions stated in each report. The asset impairment charge occurs during the Reorganization Period because the timing and estimated valuations used to estimate the charge are contingent upon the implementation of the Prepackaged Plan.

      Certain Reynosa Assets transferred to LGE........................  $(32.4)
      Other Receivable, from LGE, acquired at termination of Leveraged
       Leases..........................................................    21.3
      Reynosa Leveraged Lease assets transferred to LGE................    (8.0)
      Asset Impairment per appraisal...................................   (26.1)
                                                                         ------
       Total...........................................................  $(45.2)
                                                                         ======

(k) Property, plant and equipment Environmental Reserves are from the additional asset impairment charge attributable to estimated environmental obligations associated with manufacturing facilities still held by the Company. After the disposal of the facilities, as the Company will retain the liability for remediation, the Reserve will be reclassified to Other Liabilities (see footnote (e)(ii) for further information).
(l) Other Assets decrease represents the write-off of the Long Term portion of unamortized LGE guarantee fees Claims on the LGE Extended Payables Claims. It is assumed that the unamortized LGE guarantee fees will be expensed at the time of the recapitalization of the Company and the termination of the financing arrangements to which these costs relate. These are non-cash amortization expenses.
(m) The Restructuring liability represents the accrued cash portion of estimated Reorganization expenses referred to above in Note (e)(i), less payments which were made in conjunction with executing the Prepackaged Plan.

      Estimated cash reorganization charges..........................   $ 84.9
      Estimated cash payments made coincident with the Prepackaged
       Plan..........................................................    (27.0)
                                                                        ------
       Total.........................................................   $(57.9)
                                                                        ======

(n) Other Liabilities changes reflect the following:

      LGE Technical Service Claims.....................................  $(10.5)
      LGE Guarantee Fee Claims.........................................    (1.6)
      Reclassification of Environmental Obligations (see footnote(k))..     4.2
                                                                         ------
       Total...........................................................  $ (7.9)
                                                                         ======

(o) The change in equity is due to the conversion of debt to equity, and the income statement related changes that arose out of executing the Prepackaged Plan.

      Conversion of debt to equity
       LGE Extended Payables Claims................................... $ 140.0
       LGE Demand Loan Claims.........................................     8.4
       LGE Guarantee Fee Claims.......................................     1.6
       LGE Reimbursement Claims.......................................    50.0
                                                                       -------
       Total debt converted........................................... $ 200.0
      Income statements effects (of Reorganization Adjustments)
      Write-off of excess obsolete inventory (see footnote (h))....... $  (4.5)
       Retention Plan expenses (see footnote (q)).....................    (4.3)
       Accelerated write-off of unamortized deferred charges (see
        footnote (d)).................................................    (1.8)
       Reorganization items (see footnote (e))........................  (139.1)
       Extraordinary gain on debt retirement (see footnote (f)).......    63.6
                                                                       -------
       Total of income statement effects.............................. $ (86.1)
                                                                       -------
         Total........................................................ $ 113.9
                                                                       =======

(p) Assumes that the Company is able to refinance their current Amended Citibank Credit Facility with new facilities titled Secured Tranche A (Working Capital). The projections of borrowing availability are based on a current proposed financing package offered by a potential lender.

(q) Selling, general and administrative expenses in 1998 include retention plan payments of $4.3 for corporate and manufacturing employees. Selling, general and administrative expenses in 1999 include $1.8 in retention plan expenses.

(r) The LGE New Restructured Senior Note of $118.8 represents the Company's obligations under the following LGE Claims:

      LGE Leveraged Lease Claims...................................... $ 90.1
      Less: Leveraged Lease equipment retained by LGE (at appraised
       value).........................................................   (8.0)
      Less: Reynosa Assets transferred by the Company to LGE (at appraised value--see note (j)).................................  (32.4)
      LGE Demand Loan Claims..........................................   36.6
      LGE Technical Services Claims...................................   10.5
      LGE Reimbursement Claims........................................   22.0
                                                                       ------
                                                                       $118.8
                                                                       ======

ASSUMPTIONS UNDERLYING ALL BUSINESS PLAN PROJECTIONS

  In 1998, the Company intends to operate as an integrated manufacturer and distributor of consumer electronics products. In 1999 and for all years beyond 1999, the Company intends to operate as a sales, distribution and technology company. The Business Plan Projections assume that in 1998 and for significant periods relating to the 1998 model year production requirements (which is a 12-month period beginning April 1, 1998), the Company will operate its own manufacturing facilities in the United States and Mexico for the production of significant portions of its product line. The Company has historically outsourced some of its product lines and, for the 1998 model year, that outsourcing includes VCRs, DVDs, small screen televisions and certain accessories. In 1999 and for the 1999 model year and going forward, the Company intends to outsource all or substantially all of its product lines. The Business Plan Projections assume that the Company will obtain the balance of most 1998 model year requirements and some portion of its future outsourcing requirements from the Reynosa Assets following Confirmation and the transfer of the Reynosa Assets to LGE.

  The Business Plan Projections also include certain assumptions concerning the outsourcing initiatives of the Company under the Operational Restructuring. The Business Plan Projections assume that the Company will be successful in locating sources for all or substantially all of its intended product lines at prices and with resulting margins to the Company as reflected in the Business Plan Projections.

  The Business Plan Projections include projected income, expenses and cash requirements of the Company's consumer electronics core businesses for all periods covered by the Business Plan Projections. The Business Plan Projections do not include income, expenses or cash requirements of NWS after 1998, as the plan assumes that all or a portion of those business lines will be sold at 1998 year end. The Business Plan Projections incorporate the proceeds of the sale of manufacturing facilities and also includes certain expenses associated with such sales, including environmental clean-up costs, employee severance and relocation expenses and brokerage fees associated with the sale of assets or operating businesses. The Business Plan Projections contemplate that the Company will outsource all or substantially all products and exit manufacturing during the first quarter of 1999, and that all manufacturing facilities will be transferred or sold to third parties by the third quarter of 1999. Equipment leases, including the Leveraged Leases, are expected to be terminated and certain charges associated with those terminations will be made against the Company's capital structure.

 Financing Assumptions

  The Business Plan incorporates certain assumptions about the terms, conditions and available borrowings under both the DIP and post-restructuring financing arrangements. The Company assumes that it would be able to obtain a DIP facility of not less than $125 million in total availability, secured by the Company's assets, including inventory, receivables, fixed assets and intellectual property, at interest rates comparable to market rates and margins for similar facilities offered to other debtors. The Company assumes that it will be able to obtain post-restructuring financing in an amount of not less than $100 million on terms satisfactory to the Company, and at market rates and margins offered to similarly situated borrowers. The Company assumes that each of these financings will provide sufficient letter of credit capacity to meet expected needs for an outsourced product line. The Business Plan Projections also assume that the terms, including interest rates and maturity dates, of the LGE New Credit Support, the LGE New Restructured Senior Note and the New Subordinated Debentures will be as described herein.

 Working Capital Assumptions

  The Business Plan Projections assume certain inventory, accounts payable and accounts receivable balances applicable to a typical sales and distribution company, which are different from the historical performance of the Company.

  The Business Plan Projections assume accounts receivable days outstanding will be reduced from approximately 50 to 40 from 1998 through 2003 (adjusted for seasonality); inventory turns will increase from approximately 5 to 12 per year from 1998 through 2003; and the accounts payable days outstanding will be approximately 33.5 for the period of the Business Plan Projections (adjusted for seasonality). The Company believes that such improvement in working capital measures will be required for the Company to be successful in achieving the Business Plan Projections. Increased inventory turns should be obtained as the Company only carries finished goods inventory for the 1999 model year and beyond.

 Property, Plant and Equipment Assumptions

  Because the Company will be exiting manufacturing and dispose of many capital assets, capital expenditures and depreciation are assumed to decrease after 1998. Capital expenditures are assumed to be approximately $9.7 million in 1998 and decrease to $5 million per year from 1999 through 2002 while depreciation decreases from $31.3 million in 1998 to approximately $4.2 million in 2002. The Company assumes that it will require significantly less capital expenditures than in prior years due to its planned exit from manufacturing. The reduced capital expenditure budget is expected to be enough to support a distribution organization.

 Revenue Assumptions

  The Business Plan Projections assume that the consumer electronics industry for the term covered by the Business Plan Projections will be relatively stable in terms of capacity and demand. The Business Plan Projections do not take into account any possible economic downturn or other economic factors that would significantly diminish total capacity or demand from current levels. Historically, consumer electronics prices have declined, on average, from 2% to 5% per year. Higher end, larger screen products have historically exhibited erosion at lower rates or levels than small screen sizes. Price erosion has accelerated in the higher end products in recent years. The Business Plan Projections also anticipate the Company will be able to upgrade its brand, so that the Company will experience price erosion at rates less than historical industry standards for analog televisions, with accelerated price erosion in digital products as those products become more widely produced and available.

  The Business Plan Projections for 1998 incorporate the product plan and expected sales and margins for the current model year. The Business Plan Projections for 1999 and 2000 reflect detailed product plans that have been developed by the Company for those years, taking into consideration certain product lines and product features of the 1998 model year and currently available products and features not included in the Company's 1998 product line which the Company intends to add to its lines in the future. For Business Plan Projections in the years of 2001 and following, the Company has relied on industry forecasts compiled by the Electronics Industry Association concerning demand for screen size, features and products, and for overall market demand during those periods. The Business Plan Projections for those years assume that the Company's market share will remain constant with the Company's historical market share, except that the Business Plan Projections contemplate that the Company will focus its efforts in larger screen sizes and in digital products. The Business Plan Projections assume that the Company will be able to achieve at least a 4% to 7% share of the digital product market in the later years of the projections. This digital market share would be lower than the Company's current or projected market share in non-digital products.

 Cost of Goods Assumptions

  The Business Plan Projections assume that the Company will be able to secure outsourced products in all or substantially all of its product lines and that those products will be purchased by the Company at certain price ranges which were derived from the Company's standard cost structure currently in use and certain industry differentials currently known to exist relating to picture tube prices. The Business Plan Projections also assume certain profit margins will be obtainable by the Company over its costs of goods. The Business Plan Projections assume that the Company will be able to obtain annual cost improvements from sourced products from materials and manufacturing savings that reflect historical cost improvements in the industry. The Company has assumed that, with the exception of its Melrose Park operations, its historical costs and cost improvements have been representative of overall industry trends. The Company believes that improvements in the business can be obtained through annual material cost savings and design-to-cost savings. As a result of applying the cost of goods assumptions listed above, the Company projects the following gross margins:

                                                1998 1999 2000 2001  2002  2003
                                                ---- ---- ---- ----- ----- -----
      Gross Margin............................. 7.5% 8.4% 9.2% 10.4% 10.8% 11.3%

 Other Cost Assumptions and General and Administrative Costs

  In general, costs relating to overhead, general and administrative expenses and other costs not directly related to the costs of goods have been developed in the Business Plan Projections based on "green field" methodology. That is, putting aside its current structure and operating methods, the Company has developed a structure which it believes reflects what an industry leader in consumer electronics would require in terms of head count, facilities, capital expenditures and tooling, assuming a distribution and technology operation without manufacturing. The Business Plan Projections reflect overhead, general and administrative and other costs in accordance with the model developed.

 Tax Assumptions

  It is assumed that New Zenith will be able to utilize NOLs thus shielding income from taxation for the projection period. As a result no income tax liability is presented. Additionally the Company may or may not have enough state tax NOLs available to shelter state income taxes.

 Assumptions Concerning VSB

  The assumptions relating to domestic (i.e., United States) VSB market absorption, royalty income levels and royalty rate suggestions incorporated into the Business Plan Projections were developed by the Company with the assistance of PJSC and Forrester Research, Inc., technology professionals retained by the Company. The Business Plan Projections reflect domestic cash flows expected from the incorporation of VSB technologies into televisions, VCRs, DVDs, converter boxes, personal computers, satellite boxes, cable boxes and add-in cards for personal computers.

  Aggregate potential non-domestic (i.e., non-United States) revenues from licensing activity and royalties relating to VSB technologies are not included in the Business Plan Projections. These revenues were excluded because the Company and Gartner Consulting/Dataquest, technology professionals retained by the Company, believe such revenues to be highly speculative. The unreliability of potential non-domestic VSB revenues is due to the substantial difficulty in assessing and quantifying the risks and variables identified by Gartner Consulting/Dataquest in analyzing potential non-domestic VSB revenues, which risks and variables are far more extensive and material than the risks and variables presented by the Company's domestic VSB revenue projections. These risks and variables include:

  . international economic conditions, both market-by-market and global;

  . standards adoption processes and the interaction between de facto and government decreed standards (for countries that have yet to adopt a standard);

  . influence of infrastructural elements;

  . lack of historical information for the potential market;

  . market drivers and consumer adoption;

  . political and economic influences as among potential market countries;

  . sources of transmission content;

  . lack of patent protection in some countries;

  . technical considerations;

  . broadcaster plans; and

  . consumer electronics equipment manufacturer plans.

ACCORDINGLY, THE COMPANY BELIEVES THAT NON-DOMESTIC MARKET ASSUMPTIONS AND REVENUE PROJECTIONS WITH RESPECT TO VSB TECHNOLOGY ARE UNRELIABLE FOR BUSINESS PLANNING PURPOSES.

  The Business Plan Projections also include certain assumptions relating to royalty-free cross licenses and other similar agreements with regard to the Company's intellectual property, particularly its patents.

 Assumptions Concerning Asset Disposition

  As part of its preparation for the Restructuring, the Company retained certain nationally recognized professionals who inspected the Company's plants, land, equipment and inventories and provided appraisals concerning the value of these assets under circumstances approximating those contemplated in the Operational Restructuring.

  The Company, and Jackson National Life Insurance Company, as a potential lender, engaged the Valuation and Advisory Service of Cushman & Wakefield of Illinois, Inc. and Cushman & Wakefield of Arizona, Inc. to prepare appraisals concerning the Company's real estate assets in the United States and Mexico. These Cushman & Wakefield Companies are part of a network of Cushman & Wakefield affiliates which are nationally recognized real estate advisors and providers of appraisal services and have recognized expertise in evaluating the current market for office, manufacturing and warehouse space. The appraisals prepared for the Company were performed in accordance with the Uniform Standards of Professional Appraisal Practices of the Appraisal Foundation and in accordance with instructions from the Company's potential lenders. In preparing its appraisals, the appraisers considered regional and neighborhood analysis for each property location, the current market for similar types of property, real estate taxes and assessments and zoning. The appraisers provided appraised values of each property or facility including both fair market value and "quick sale estimates." Such appraisals should be read in their entirety and state an opinion of value as of the date of the report and are subject to assumptions and limiting conditions stated in each report. As compensation for its services, the Cushman & Wakefield Companies received $80,000 for their initial appraisals of the Company's real estate assets, and $7,500 relating to additional work performed subsequent to the delivery of their initial appraisals.

  The Company engaged the services of Greenwich Industrial Services, a subsidiary of Greenwich Financial Group, to provide appraisals of the Company's machinery and equipment. Greenwich Industrial Services is a nationally recognized appraiser, a member of the American Society of Appraisers, and has experience in the area of evaluating assets in plant closings, liquidations, and insurance appraisals. Greenwich conducted on site inspections of the Company's facilities in the United States and Mexico, examined the Company's capital assets records and conducted offsite review, research and analysis of the assets, including review of comparable sales of similar pieces of equipment. In arriving at its conclusions as to the value of the Company's machinery and equipment, Greenwich Industrial Services considered workflow of the products produced, capability constraints, safety issues, quality controls, maintenance of the equipment, industry trends, location of the facilities, current technology and overall working conditions and environment. Greenwich Industrial Services provided a range of appraised values: fair market value in-place, fair market value, and forced liquidation value. As compensation for its services, Greenwich Industrial Services received fees totaling $102,800.

  Based on the appraisals described above, the Business Plan Projections include proceeds, net of selling costs, from the sale of assets equal to $70.3 million in 1998 and $47.9 million in 1999. The Business Plan Projections also assume that cash realized from the sale of assets will be used to repay credit facilities then outstanding, as required by the anticipated terms of those facilities.

  In its assumptions concerning environmental costs associated with the disposition of its manufacturing facilities and other real estate, the Company retained environmental professionals to evaluate historical site use and to estimate clean-up costs and reserves likely to be associated with such disposition.

 Assumptions Concerning Certain Other Areas of the Company's Business

  The Business Plan Projections assume that the Company's relative share of the total consumer electronics market will not vary significantly from its present market share during the term of the Business Plan Projections. As a result, the Business Plan Projections also assume that the Company's service business will not grow significantly during the terms of the Business Plan Projections. The Business Plan Projections do assume that the Company will be able to expand its current parts and accessories business significantly. Historically, this segment of the Company's business has been underutilized. The Business Plan Projections assume that the Company will continue to achieve above-average margins (when compared to its television lines) in its parts and accessories businesses.

                      THE OPERATIONAL RESTRUCTURING

  Under the Operational Restructuring, the Company intends to transform itself from an integrated manufacturer and distributor of consumer electronics products into a sales, distribution and technology company. The Operational Restructuring requires that the Company close and dispose of all, or substantially all, of its manufacturing facilities and outsource all, or substantially all, product lines beginning with the 1999 model year.

 Closing Manufacturing Operations and Disposition of Assets

  The Company has announced that it intends to close its Melrose Park manufacturing facility in December 1998, and has entered into a contract with one of the Company's picture tube suppliers to sell some of the manufacturing equipment located at the Company's Melrose Park facility, including some of the equipment previously leased by the Company under the Leveraged Lease (Melrose Park). The purchase price of the Melrose Park equipment will be paid in the form of credits against future picture tube purchases by the Company. The Company's Glenview, Illinois headquarters building was sold to a third party in October 1998 on terms consistent with the price and timing ranges contemplated by the Business Plan Projections.

  The Company is currently marketing portions of its operations, properties, equipment and inventories for sale as going concerns or as individual asset sales. The Company has received preliminary bids or indications of interest relating to the sale of its NWS division. To date, no definitive agreements have been entered into concerning the sale of any of these operations or assets.

 Outsourcing Contracts

  To date, the Company has entered into contracts covering significant portions of its 1999 model year requirements. These contracts cover console television sets, some small and medium screen sized direct view television sets, TV/VCR combo sets, and large screen projection television sets. These contracts are with a number of international consumer electronics companies and a major specialty consumer electronics assembler. The contracts do not require that Zenith purchase a minimum quantity of products. Some of the terms relating to such contracts have not yet been finalized, including, in some cases, delivery schedules and product specifications. The Company has entered into supply agreements with two international consumer electronics companies for color picture tube requirements for the 1999 model year. Each of the color picture tube supply agreements requires that the seller supply a specific percentage of the Company's medium screen color picture tube requirements. No definitive agreements concerning the Company's 1999 model year requirements for HDTV products, front-projection televisions, VCRs or for some accessories and components have been completed.

  The console television manufacturing agreement between the Company and an assembler for consumer electronics requires that the assembler manufacture and deliver Zenith-designed console televisions for delivery against firm purchase orders. The color picture tube manufacturing agreement with a major international consumer electronics company requires that company to supply the majority of the Company's picture tube requirements for the next three model years for 25 inch and 27 inch television set sizes, with additional requirements to provide 32 inch picture tubes in 2000 and 2001. The picture tube supply agreement includes provisions relating to the purchase of some of the equipment and assets located at the Company's Melrose Park facility, including Leveraged Lease (Melrose Park) assets. LGE or an affiliate of LGE has agreed to take assignment of Zenith's obligations under the picture tube supply agreement after transfer of the Reynosa Assets to LGE. The projection television agreement, with a second major international consumer electronics company, provides for the manufacture of Zenith-designed high-end, high featured large screen projection televisions.

                             ACCOUNTING TREATMENT

  The Restructuring will be accounted for in accordance with the requirements of AICPA Statement of Position 90-7 "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code." Based upon the provisions of the SOP, New Zenith will not qualify for "fresh start" reporting because a substantive and non-temporary change in control in the Company will not occur. Assets will be recorded at their historical cost prior to the Restructuring. Liabilities compromised by the Prepackaged Plan will be adjusted to the present values of amounts to be paid, determined at appropriate current interest rates. Forgiveness of debt by unrelated third parties will be reported as an extraordinary item in the Company's results of operations. Forgiveness of debt due to related parties will be accounted for as a capital contribution.

                             LIQUIDATION ANALYSIS

 General

  If the Prepackaged Plan is not confirmed, and the Prepackaged Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, a trustee would be elected to liquidate the Company's assets. The proceeds of the liquidation would be distributed to the respective holders of Allowed Claims against the Company in accordance with the priorities established by the Bankruptcy Code. The chapter 7 trustee would be entitled to a percentage fee for his/her services which is based upon the total amount of funds disbursed to parties in interest. Pursuant to section 326 of the Bankruptcy Code, the trustee would be entitled to up to a 25% fee of the first $5,000 disbursed, up to a 10% of the amounts disbursed between $5,000 and $50,000, up to a 5% of the amount between $50,000 and $1 million, and reasonable compensation not to exceed 3% of the amount disbursed in excess of $1 million. The trustee is also authorized to retain professionals, including accountants and attorneys, to liquidate the chapter 7 estate.

  Under chapter 7, a secured creditor whose Claim is fully secured would be entitled to full payment, including, without limitation, interest from the proceeds of the sale of its collateral. Unless its Claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its Claim in full would be entitled to assert an unsecured Claim for its deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to General Unsecured Creditors, including, without limitation, the chapter 7 trustee's fee and the amounts due to the professionals retained by the chapter 7 trustee. Funds, if any, remaining after payment of secured Claims and priority Claims would be distributed pro rata to General Unsecured Creditors. If subordination agreements were to be enforced, senior unsecured Claims would be paid in full before any distribution would be made to subordinated creditors.

  The Company believes that liquidation under chapter 7 would result in a substantial diminution of the value of the estate because of (i) additional administrative expenses involved in the appointment of trustees and attorneys, accountants and other professionals to assist such trustees; (ii) additional expenses and Claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Company's operations; (iii) failure to realize the greater going-concern value of the Company's assets; (iv) the erosion in value of the assets of the Company in the context of expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (v) the costs attributable to the time value of money resulting from what is likely to be a more protracted proceeding than if the Prepackaged Plan is confirmed (because of the time required to liquidate the assets of the Company, resolve claims and related litigation and prepare for distributions).

 The Liquidation Analysis

  PJSC, at the direction of management, prepared the following hypothetical chapter 7 liquidation analysis to assist holders of Impaired Claims to reach their determination as to whether to accept or reject the Prepackaged Plan. The liquidation analysis indicates the estimated values which may be obtained by Classes of Claims and of

Equity Interests if the Company's assets are liquidated, pursuant to chapter 7, as an alternative to the continued operation of the Company's businesses. The liquidation analysis set forth below is provided solely to disclose the effects of a hypothetical liquidation of the Company under chapter 7 of the Bankruptcy Code, subject to the assumption set forth below. The liquidation analysis will be available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of a Claim or Equity Interests or his representative who has been so designated in writing. See "SPECIAL FACTORS--Liquidation and Going Concern Analyses" for a description of the review undertaken and assumptions made by PJSC in developing its analyses.

  Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the Company, are inherently subject to economic and competitive uncertainties and contingencies that are beyond the Company's control. Accordingly, there can be no assurance that the values assumed in the liquidation analysis would be realized if the Company were in fact liquidated. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot currently be predicted. Accordingly, while the liquidation analysis is necessarily presented with numerical specificity, if the Company were in fact liquidated, the actual liquidation proceeds would likely vary from the amounts set forth below. Such actual liquidation proceeds could be materially lower, or higher, than the amounts set forth below and no representation or warranty can be or is being made with respect to the actual proceeds that could be received in a chapter 7 liquidation. The liquidation analysis has been prepared solely for purposes of estimating the proceeds available in a chapter 7 liquidation of the Company and does not represent values that may be appropriate for any other purpose. Nothing contained in the liquidation analysis is intended or may constitute a concession or admission of the Company for any other purpose.

  The liquidation proceeds realized by the Company are heavily dependent upon liquidation of inventories and sale of real properties, plants and equipment in a timely and efficient manner. Consequently, the liquidation analysis assumes that appropriate professionals would be employed to oversee the process of disposition of the Company's assets. During the liquidation, the Company believes there would be significant costs of the liquidation and employee turnover. See notes accompanying the liquidation analysis.

  The Company believes, based on the assumptions set forth herein, that the value of the distributions offered to the members of each Class of Impaired Claims under the Prepackaged Plan will be greater than the distribution such creditors would receive in a liquidation under chapter 7.

  Section 1129(a)(7)(A)(ii) of the Bankruptcy Code states that the Bankruptcy Court shall confirm a plan of reorganization only if certain requirements are met, including a requirement that each holder of an Impaired Claim or Equity Interest who does not consent to the plan receive or retain property that has a value at least equal to the distribution such holder would receive if the company were liquidated under chapter 7 of the Bankruptcy Code.

                 STATEMENT OF ASSETS AND LIQUIDATION PROCEEDS:
                                JANUARY 1, 1999
                             (DOLLARS IN MILLIONS)

                                                         ESTIMATED
                                                          RECOVERY
                                           ESTIMATED        AS A     ESTIMATED
                                        BOOK VALUE AS OF PERCENTAGE LIQUIDATION
                               NOTE     JANUARY 1, 1999   OF BOOK      VALUE
                            REFERENCE     (UNAUDITED)      VALUE    (UNAUDITED)
                           ------------ ---------------- ---------- -----------
Cash.....................                    $    0           0%      $     0
Accounts Receivable......      (p)            158.3          65         102.9
Inventories..............      (e)
  Finished Good..........                      43.1          75          32.3
    Less Warranty........                                                (0.4)
  Net Finished Goods.....                                                31.9
  Work in Process........                      10.5           5           0.5
  Raw Materials..........                      24.4          20           4.9
Fixed Assets.............     (f)(g)            n/a                      36.7
Brand and Technology
 Assets..................  (a)(b)(c)(d)         n/a                      92.3
                                                                      -------
Total Assets.............                                               269.3
Less Costs Associated
 with Liquidation:
  Professional Fees......      (h)                                      (24.0)
  Corporate Overhead.....      (e)                                      (24.8)
  Trustee Fees...........      (i)                                       (4.7)
  Brokerage Fees.........      (j)                                      (10.1)
  Wind Down Costs........      (k)                                       (5.6)
  WARN Act...............      (l)                                      (21.0)
  Environmental..........      (o)                                      (23.8)
                                                                      -------
Total Costs Associated
 with Liquidation........                                              (114.0)
Aggregate net proceeds...                                               155.3
Net Estimated Liquidation
 Proceeds Available for
 Distribution............      (q)                                      116.7

          CALCULATION OF NET PROCEEDS AVAILABLE TO HOLDERS OF CLAIMS
  UNDER PREPACKAGED PLAN AND IN A LIQUIDATION UNDER A HYPOTHETICAL CHAPTER 7
                             (DOLLARS IN MILLIONS)

                                                             HYPOTHETICAL
                                                         CHAPTER 7 LIQUIDATION
                                                         ---------------------
                                                  CLAIM                  %
                                                  AMOUNT DISTRIBUTION RECOVERY
                                                  ------ ------------ --------
Net Estimated Liquidation Proceeds Available for
 Distribution....................................           $116.7
Citibank Secured Claims (r)...................... $26.9       26.9     100.0%
LGE Secured Claims(m)............................ 160.6       89.8      55.9
Other Priority Claims............................   --        $0.0       0.0
General Unsecured Claims.........................   --        $0.0       0.0
LGE Unsecured Claims(n).......................... 228.6       $0.0       0.0
Old Subordinated Debenture Claims................ 103.5       $0.0       0.0
Equity Interests.................................   n/a       $0.0       0.0

  The accompanying notes are an integral part of this liquidation analysis. Unless otherwise stated, estimates were made by the Company's management. The aggregate amount of Claims in certain Classes projected to receive no recovery in the event of a chapter 7 liquidation are not expected due to the potentially material amount of contingent and unliquidated Claims in such Classes.

(a) VSB TECHNOLOGY (TAX-AFFECTED): VSB value discounted to January 1, 1999, assumes a sale to a third party and utilizes VSB royalty revenue, net of associated costs and expenses, with the following adjustments: 38.0% tax rate applied to net cash flows, 35.0% discount rate on domestic net cash flows, a 50% discount rate on non-domestic net cash flows for countries that have adopted the ATSC digital television standard, no non-domestic revenues for countries that have not adopted the ATSC digital television standard, and royalty rates lower than the Business Plan Projections of VSB by $0.50-$1.50 depending on the component (e.g., a $4.00 royalty fee for television versus a $5.00 royalty fee in the Business Plan Projections). The discount rates reflect a premium over the discount rates used in the going concern analysis based on the assumption that a forced sale would negatively affect royalty rates and buyer pricing strategy. Reflects reduction in income related to anticipated cross licenses based on the use of bulk cross licenses in the consumer electronics industry which results in a significant portion of the market paying significantly less than standard royalty fees. With respect to the projected adoption rates for VSB technology in consumer electronics products, PJSC relied on information obtained through discussions with Forrester Research, Inc. (for domestic markets) and a report prepared by Gartner Consulting/Dataquest (for international markets). Such firms also reviewed PJSC's analyses in developing its cash flow models for VSB-based consumer electronics products. The firms were selected based on their familiarity with the developing market for VSB-based consumer electronics products.

(b) TRADEMARK AND DISTRIBUTION NETWORK: Value of trademark and distribution network discounted to January 1, 1999. Assumes liquidation will occur through the sale of Zenith's trademark and distribution network to a strategic buyer who would absorb Zenith's market share at an assumed EBIT (earnings before interest and taxes) margin of 2.5%. Analysis assumes that a strategic buyer would have a weighted average cost of capital of 12% and would therefore discount projected cash flows from the distribution network at a weighted average cost of capital of 12.0% and utilize an incremental tax rate of 38.0%. Also assumes that a liquidation would lead to a 50.0% reduction in Zenith's domestic television market share to 5.0%, and a contraction in Zenith's overall market share of 2.0% per year. Scenario assumes a 25 million unit domestic television market and a $300 per television unit price. Assumed strategic buyer EBIT margin based on comparable company median EBIT margin adjusted to approximate a domestic television market EBIT margin. Value based on perpetuity growth rate calculation. Trademark and Distribution is net of assumed present and future warranty claims and administrative expenses estimated to be approximately $33.3 million, discounted over 8 quarters at 12.0%.

(c) TUNER PATENT: Tuner patent cash flows discounted to January 1, 1999 at a rate of 25.0%, assumes a sale to a third party and utilizes Business Plan Projections of tuner patent cash flow, net of associated cost and expenses. The 25% discount rate reflects a premium over the discount rate used in the going concern analysis based on the assumption that the tuner patent and related licenses would be subject to more frequent challenges if sold in a forced liquidation. Valuation assumes a 38.0% tax rate.

(d) FLAT TENSION MASK AND OTHER INTANGIBLES: Flat tension mask represents 50.0% of Zenith management's estimate of fair market value. Other intangibles relates primarily to touch screen technology.
(e) INVENTORIES: Value of total inventories estimated at January 1, 1999.

  .Net Finished Goods are net of assumed present and future warranty claims and administrative expenses estimated to be approximately $0.4 million.

  .Analysis assumes no finished CRT's in inventory at January 1, 1999.
(f) REAL ESTATE:
  .Domestic real estate at liquidation values provided by Insignia/ESG.

  .Mexican gross real estate value at liquidation values provided by Bermudez-Binswanger in a summary and value estimate of the Company's Mexican real estate that was prepared prior to

   Binswanger/Bermudez's engagement by Zenith as real estate broker concerning the Mexican properties. Such summary and estimate is not an appraisal, nor was it prepared in accordance with MAI standards.

  .Mexican real estate and Mexican furniture, fixtures and equipment are presented net of $38.8 million in Mexican severance, benefit and other priority claims. Assumes reduction in Mexican real estate first, which nets liquidation value of Mexican real estate to $0.0 million.
(g) FURNITURE, FIXTURE AND EQUIPMENT:
  .Domestic furniture, fixture and equipment at liquidation values provided by Greenwich Industrial Services.
  .Mexican furniture, fixture and equipment at liquidation values provided by Greenwich Industrial Services.

  .Gross value of Mexican furniture, fixture and equipment of $28.7 million has been reduced to $18.9 million by the balance of the Mexican severance, benefit and other priority claims that were not met by the value of the Mexican real estate.

  .Mexican furniture, fixture and equipment includes the liquidation value of certain leveraged lease equipment per Greenwich Industrial Services.
(h) PROFESSIONAL FEES: Assumes a 4-year liquidation. Assumes fees of $2.0 million each month the first 6 months, $1.5 million for each of the next six months, $1.2 million for the entire third year, and $0.6 million for the fourth and final year.
(i) TRUSTEE FEES: Assumed at 3.0% of net liquidation proceeds.

(j) BROKERAGE FEES: Assumes 6.0% of gross asset recovery, plus $38.8 million Mexican claim addback adjustment, but excludes Accounts Receivable and Inventory.

(k) WIND DOWN COSTS: Comprised of real estate taxes plus on site security and wind down teams at each location during an assumed 12 month disposition period.

(l) WARN ACT: Estimated by the Company based on headcount and assumed compensation levels.
(m) The LGE Secured Claims are as follows:

                                CLAIM                                AMOUNT
                                -----                            --------------
      LGE Reimbursement Claims.................................. $ 72.0 million
      LGE Demand Loan Claims.................................... $ 45.0 million
      LGE Payment of Bank Lender Claims......................... $ 30.0 million
      Secured portion of LGE Leveraged Lease Claims
       (representing the estimated liquidation value of the
       equipment under the Leveraged Leases) per Greenwich
       Industrial Services...................................... $ 13.6 million

(n) The LGE Unsecured Claims are as follows:

                                CLAIM                                AMOUNT
                                -----                            --------------
      LGE Extended Payables Claims.............................. $140.0 million
      Deficiency portion of LGE Leveraged Leases Claims......... $ 76.5 million
      LGE Guarantee Fee Claims.................................. $  1.6 million
      LGE Technical Services Claims............................. $ 10.5 million

(o) Environmental: Estimated by the Company.

(p) Accounts Receivable: The balance of Accounts Receivable at December 31, 1998 projected by the Company is adjusted to exclude receivables on account of the sale of certain equipment.

(q) A three year 10% discount rate is applied to the aggregate net liquidation proceeds to reflect the projected 2 to 4 year hypothetical liquidation period of the Company.

(r) The Citibank Secured Claim amount is comprised of the debt balance projected by the Company at December 31, 1998 prior to restructuring costs, plus assumed fourth quarter 1998 cash restructuring costs anticipated to be incurred in a liquidation scenario.

                  DESCRIPTION OF DEBT AND CREDIT ARRANGEMENTS

SHORT-TERM DEBT

 Citibank Credit Facility and Amended Citibank Credit Facility

  In April 1997, the Company obtained a three-year, $110 million revolving credit facility, composed of a $45 million term tranche and a $65 million revolving tranche, with a bank group syndicated by Citibank. This Citibank Credit Facility replaced the Company's previous credit agreement with a lending group which was syndicated by General Electric Capital Corporation ("GECC Credit Facility"). Under the revolving credit line, the maximum commitment of funds available for borrowing was limited by a defined borrowing base formula related to eligible inventory. Initially, the facility was secured by the Company's inventory, domestic fixed assets, stock of the Company's subsidiaries and tuner patent royalties, along with the related patents, licenses and other general intangibles. Interest on borrowings is based on market rates.

  The Citibank Credit Facility contained certain covenants that had to be met in order to remain in compliance with the facility, including financial covenants that had to be maintained as of the end of each fiscal quarter. During 1997, the Company amended the Citibank Credit Facility to relax certain financial covenants and to provide additional collateral. As amended, the financial covenants include a minimum EBITDA amount, a current ratio test, a funded debt/total capitalization ratio test, a tuning patent royalties test and an LGE payable test. As a result of waivers obtained from the bank group in December 1997 and March 1998, only the tuning patent royalties test and the LGE payable test were in effect as of December 31, 1997 and March 31, 1998, and the Company was in compliance with both of those covenants. In addition, there were restrictions regarding investments, acquisitions, guarantees, transactions with affiliates, sales of assets, mergers and additional borrowings, along with limitations on liens, along with dividend payments on the Company's common stock.

  On June 29, 1998 the Citibank Credit Facility was amended and restated and the Citibank Receivables Facility was terminated. The Amended Citibank Credit Facility provides for up to $125.0 million of revolving loans, subject to borrowing base restrictions, including up to $25.0 million in letters of credit and up to $11.0 million in swing line loans. The revolving loans must be repaid on or before the earlier of the Company's filing for bankruptcy or December 31, 1998. In addition, the Company is required to make repayments:
(i) to the extent of the excess of borrowings over the borrowing base and (ii) with the proceeds of any sale of capital stock (other than upon exercise of certain options) or assets (other than ordinary course sales of inventory and the sale of undeveloped real estate it owns in Woodridge, Illinois).

  At the Company's option, the interest rates applicable to the loans under the Amended Citibank Credit Facility will be floating rate of interest measured by reference to one or more of (i) the Base Rate (as defined in the Amended Citibank Credit Facility) plus 2.0% per annum or (ii) the relevant Eurodollar Rate (as defined in the Amended Citibank Credit Facility) plus 3.25%.

  The obligations of the Company under the Amended Citibank Credit Facility are secured by certain of the Company's assets, including its inventory accounts, accounts receivable, deposit accounts, trademark property, tuning patents, stock in subsidiaries and domestic properties, plant and equipment.

  The Amended Citibank Credit Facility requires the Company to meet financial tests regarding the amount of tuning patent royalties and the average outstanding payables to LGE for products purchased in the ordinary course. The Amended Citibank Credit Facility also contains covenants which, among other things, restrict the ability of the Company and its Subsidiaries to incur indebtedness, issue guarantees, incur liens, declare dividends or pay management or consulting fees to affiliates, make loans and investments, engage in transactions with affiliates, liquidate, sell assets or engage in mergers. The Amended Citibank Credit Facility also requires the Company to satisfy certain customary affirmative covenants.

  The Amended Citibank Credit Facility contains certain customary events of default, including payment defaults, breach of representations or warranties, covenant defaults, a change of control, certain bankruptcy events with respect to the Company or LGE, judgment defaults, violations under the Employee Retirement Income Security Act ("ERISA") and cross-defaults to certain other indebtedness.

 The LGE Demand Loan Facility

  In March 1998, the Company entered into the LGE Demand Loan Facility, which provides for borrowings of up to $45 million. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after June 30, 1998. In June 1998, this facility was amended to provide that demand for repayment may not occur prior to December 31, 1998. Repayment is due in full at the end of the term. The facility is secured by a second lien on the assets that secure the Company's obligations under the Reimbursement Agreement and a second lien on the Company's VSB patents. As of September 26, 1998, the Company had borrowed $30 million under the LGE Demand Loan Facility.

 Other Facilities

  Between November 1997 and February 1998 the Company entered into a series of new financing transactions designed to enhance the Company's liquidity and financial flexibility. The Company obtained a total of $110 million in unsecured and uncommitted credit facilities through four lines of credit with Bank of America ($30 million), the First National Bank of Chicago--NBD ($30 million), Societe Generale ($20 million) and Credit Agricole Indosuez ($30 million). As of June 27, 1998, a total of $102 million was outstanding under these credit lines. Amounts owed to First National Bank of Chicago--NBD, Societe Generale and Bank of America totaling $72 million have been paid by LGE pursuant to its guarantee as of September 26, 1998. Under the terms of the Reimbursement Agreement, the Company is obligated to pay back LGE the amount paid by LGE plus interest.

  The credit lines are guaranteed by LGE for which LGE has a Claim against the Company for a fee in an amount up to 2% per annum of the outstanding amount of the loan, in the form of cash or the Company's equity and subject to the approval of the Finance Committee of the Board and in the case of equity, the approval of the Company's stockholders. Under the Reimbursement Agreement, the Company granted certain second liens in favor of LGE to secure the Company's reimbursement obligations with respect of the guarantees of LGE for borrowings under these credit lines.

  Borrowings and interest rates on short-term debt were:

                                                            YEAR ENDED DECEMBER
                                                                     31
                                                            --------------------
                                                             1997   1996   1995
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
      Maximum month-end borrowings......................... $72.0  $72.6  $69.5
      Average daily borrowings.............................  26.4   18.3   37.2
      Weighted average interest rate.......................   9.1%   8.8%  10.5%

LONG-TERM DEBT

  The components of long-term debt were:

                                                              YEAR ENDED
                                                              DECEMBER 31
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
                                                         (DOLLARS IN MILLIONS)
      6 1/4% Convertible Subordinated Debentures due
       2011............................................. $    109.3 $    115.0
      8.5% Senior Subordinated Convertible Debentures
       due 2000.........................................        --        23.8
      8.5% Senior Subordinated Convertible Debentures
       due 2001.........................................        0.5        0.5
      Term Loans........................................       38.3       31.2
                                                         ---------- ----------
      Total.............................................      148.1      170.5
      Less current portion..............................       15.3       17.8
                                                         ---------- ----------
      Total long-term debt..............................     $132.8 $    152.7
                                                         ========== ==========

 Old Subordinated Debentures

  The Old Subordinated Debentures are unsecured general obligations, subordinate in right of payment to certain other debt obligations, and are convertible into common stock at $31.25 per share. Terms of the Old Subordinated Debenture Indenture include annual sinking-fund payments of $5.75 million beginning in April 1997 and provisions which could result in the acceleration of their payment in the event the Company is in default on provisions of other debt agreements. The debentures are redeemable at the option of the Company, in whole or in part, at specified redemption prices at par or above.

  The LGE Demand Loan Claims, the LGE Reimbursement Claim and the LGE Guarantee Fee Claims, as secured claims, are senior in priority to the Old Subordinated Debentures to the extent provided in Section 502 of the Bankruptcy Code. In addition, the LGE Extended Payables Claims, the LGE Demand Loan Claims and the LGE Reimbursement Claims are senior in right of payment to the Old Subordinated Debentures pursuant to the subordination provision of the Old Subordinated Debenture Indenture. The LGE Technical Services Claims and the LGE Leveraged Lease Claims are pari passu with the Old Subordinated Debentures. The Company has been advised by legal counsel to the Debenture Committee that the Debenture Committee may dispute the seniority of the LGE Extended Payables. In addition, the Company has been advised by legal counsel to the Debenture Committee that the Debenture Committee may assert that some or all of the LGE Claims are capable of being equitably subordinated to the Old Subordinated Debenture Claims and/or recharacterized as Equity Interests of the Company.

  In April 1997, the Company redeemed at par value $5.75 million of the Old Subordinated Debentures in accordance with the regular sinking fund procedures set forth in the Old Subordinated Debenture Indenture. In April 1998, the Company met its regular sinking fund requirements by purchasing $5.735 million face value Old Subordinated Debentures in the open market and delivering those securities for cancellation. The balance of the Company's 1998 required sinking fund payment was satisfied by certain holders' elections to convert their Old Subordinated Debentures to common stock.

 Payment on Senior Subordinated Debentures

  In December 1997 the Company redeemed the 8.5% Senior Subordinated Convertible Debentures due November 2000. There was $23.8 million principal amount of such debentures outstanding and the redemption price of such debentures was 104% of such principal amount plus accrued interest through the redemption date. The loss on extinguishment of this debt was not material.

  In January, 1998, the Company redeemed the 8.5% Senior Subordinated Convertible Debentures due January 2001. There was $0.5 million principal amount of such debentures outstanding and the redemption price of such debentures was 104% of such principal amount plus accrued interest through the redemption date. The loss on extinguishment of this debt was not material.

                  DESCRIPTION OF NEW SUBORDINATED DEBENTURES

  In satisfaction of all amounts owed with respect to the Old Subordinated Debentures, the Company intends to issue New Subordinated Debentures pursuant to an indenture (the "New Indenture") dated as of the Effective Date between
the Company and                      , as Trustee. The following description
makes use of terms described in the New Indenture and are qualified in their entirety by reference to the New Indenture, a copy of which is filed as an exhibit to the Registration Statement.

  The New Subordinated Debentures are to be issued under the New Indenture and will represent unsecured general obligations of the Company, subordinate in right of payment to certain other debt obligations of the Company. See "-- Subordination of New Subordinated Debentures." The New Subordinated Debentures
will bear interest from              , 1998, at the rate shown by their title,
payable on April 1 and October 1 in each year, commencing April 1, 1999, to holders of record at the close of business on the immediately preceding

March 15 and September 15. Interest will be paid by check mailed to such holders. The New Subordinated Debentures mature on April 1, 2010. The New Subordinated Debentures are not convertible.

  Principal of and premium, if any, on the New Subordinated Debentures are payable, and the New Subordinated Debentures may be presented for conversion,
transfer and exchange, at the office of the Trustee in             and at the
office of its agent in                . New Subordinated Debentures will be
issued in denominations of $1,000 and integral multiples of $1,000. The New Subordinated Debentures are not subject to a sinking fund.

 Redemption of New Subordinated Debentures

  The New Subordinated Debentures may be redeemed at the option of the Company at par, as a whole or from time to time in part, on not less than 20 nor more than 60 days' notice.

  If fewer than all the New Subordinated Debentures are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the New Subordinated Debentures or portions thereof to be redeemed.

 Subordination of New Subordinated Debentures

  The indebtedness evidenced by the New Subordinated Debentures is subordinate to the prior payment when due of the principal of and premium, if any, and interest on all Senior Indebtedness (as defined herein). During the continuance of any default with respect to Senior Indebtedness, or if any such default would be caused by any payment upon or in respect of the New Subordinated Debentures, no payment may be made by the Company upon or in respect of the New Subordinated Debentures. Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, payment of the principal of and premium, if any, and interest on the New Subordinated Debentures will be subordinated, to the extent and in the manner set forth in the New Indenture, to the prior payment in full of all Senior Indebtedness. As of the Effective Date, the New Subordinated Debentures will be subordinate to all of the Company's short-term and long-term debt (as defined in the New Indenture). By reason of such subordination, in the event of the Company's insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the New Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default (as defined in the attached New Indenture).

 Definition of Senior Indebtedness

  The term "Senior Indebtedness" is defined to mean the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the New Indenture or thereafter incurred or created: (a) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than the New Subordinated Debentures), notes, banker's acceptances or other corporate debt securities or similar instruments issued by the Company; (b) obligations with respect to letter of credit; (c) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (a) and (b); or (d) renewals, extensions or refunding of any of the indebtedness referred to in the preceding clauses (a), (b) and (c) unless, in the case of any particular indebtedness, renewal, extension or funding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the New Subordinated Debentures.

 Events of Default

  An "Event of Default" is defined in the New Indenture as being: default in payment of any principal of or premium on the New Subordinated Debentures; default for 30 days in payment of any interest on the New Subordinated Debentures; default for 90 days after notice in the observance or performance of any other covenant in the New Indenture; failure to pay at maturity, or the acceleration of, $5,000,000 or more in principal amount of any indebtedness for money borrowed by the Company or any Subsidiary under the terms of the instrument under which such indebtedness is outstanding if such acceleration is not annulled or such indebtedness is not paid, within 10 days after written notice; or certain events in bankruptcy, insolvency, or reorganization (each, individually, an "Indenture Event of Default").

  In case an Indenture Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the New Subordinated Debentures then outstanding may declare the principal of all the New Subordinated Debentures to be due and payable. The New Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, mail to the holders of the New Subordinated Debentures notice of all uncured defaults known to it (the term default to include the events specified above without grace); provided, that, except in the case of default in the payment of principal (or premium, if any) or interest on any of the New Subordinated Debentures or in the making of any sinking fund payment, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the New Subordinated Debentures.

  The New Indenture includes a covenant that the Company will file with the Trustee and the Commission, in accordance with the rules and regulations of the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants provided for the New Indenture as may be required by such rules and regulations.

  Subject to the provisions of the New Indenture relating to the duties of the Trustee in case an Indenture Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under the New Indenture at the request, order or direction of any of the New Subordinated Debenture holders, unless such New Subordinated Debenture holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provision for the indemnification of the Trustee and certain limitations contained in the Indenture, the holders of a majority in principal amount of the New Subordinated Debentures at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The New Indenture does not contain restrictive covenants. The only covenants of the Company are those regarding (i) payment of principal, premium and interest, (ii) provision of periodic reporting to the Trustee, (iii) substitution of successors, and (iv) administrative matters, such as maintenance of a register of debenture holders, offices for notice and payment, filling vacancies in the trustee's office and the provision of a paying agent.

 Modification of the New Indenture

  The New Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the New Subordinated Debentures at the time outstanding, to modify the New Indenture or any supplemental indenture or the rights of the holders of the New Subordinated Debentures, except that no such modification shall (i) extend the fixed maturity of any New Subordinated Debenture, reduce the rate or extent the time of payment of interest thereon, reduce the principal amount thereof or redemption premium thereon or change the currency in which the New Subordinated Debentures are payable, without the consent of the holder of each New Subordinated Debenture so affected, or (ii) reduce the aforesaid percentage of New Subordinated Debentures, the consent of the holders of which is required for any such modification, without the consent of the holders of all of the New Subordinated Debentures.

 Concerning the Trustee

           is the Trustee under the New Indenture (the "Trustee").

 Comparison of the Old Subordinated Debentures and the New Subordinated
Debentures

                         OLD SUBORDINATED DEBENTURES     NEW SUBORDINATED DEBENTURES
                         ---------------------------     ---------------------------
Aggregate Principal      $103.5 million                  $40 million
 Amount
 Outstanding
Maturity Date........... April 1, 2011                   April 1, 2010
Interest................ 6 1/4% per annum, payable in    6 1/4% per annum, payable in
                         cash on April 1 and October 1   cash on April 1 and October 1
                         of each year                    of each year
Redemption.............. The Old Subordinated Debentures The New Subordinated
                         may be redeemed at the option   Debentures may be redeemed at
                         of the Company, in whole or in  the option of the Company, in
                         part, at a premium which        whole or in part, at par.
                         declined to par on April 1,
                         1996.
Conversion.............. The Old Subordinated Debentures The New Subordinated
                         are convertible into shares of  Debentures are not
                         the Company's common stock at   convertible.
                         any time prior to maturity at a
                         conversion price of $31.25 per
                         share (subject to adjustment).
Ranking; Security....... The Old Subordinated Debentures Same
                         are subordinated to the prior
                         payment when due of all Senior
                         Indebtedness (as defined in the
                         Old Subordinated Debenture
                         Indenture, including the
                         Citibank Secured Claims, the
                         Other Secured Claims, the Bank
                         Lender Claims, and certain LGE
                         Claims) and are not secured.
Sinking Fund............ The Company is required to      None
                         provide through the operation
                         of a sinking fund for the
                         retirement on April 1 in each
                         of the years 1997 to and
                         including 2010 of 5% of the
                         principal amount of the Old
                         Subordinated Debentures at par.
                         The Company may increase any
                         sinking fund payment to retire
                         up to an additional 5% of the
                         principal amount of the Old
                         Subordinated Debentures
                         originally issued at par.
Events of Default....... Events of Default with respect  Same to the Old Subordinated
                         Debentures include, among other
                         things, default in payment of
                         payment of principal or
                         premium, default for 30 days in
                         payment of interest, default in
                         the

                    OLD SUBORDINATED DEBENTURES     NEW SUBORDINATED DEBENTURES
                    ------------------------------- ------------------------------
                    performance of other covenants
                    for 90 days after notice, the
                    acceleration of any
                    indebtedness for borrowed money
                    of the Company or any
                    Subsidiary aggregating at least
                    $5 million and not rescinded
                    within 10 days after written
                    notice, and certain events of
                    bankruptcy, insolvency or
                    reorganization.
Remedies........... If an Event of Default occurs,  Same
                    the Trustee or the holders of
                    at least 25% in principal
                    amount of all the Old
                    Subordinated Debentures then
                    outstanding may declare the
                    principal of all the Old
                    Subordinated Debentures due and
                    payable.
Covenants.......... The Old Subordinated Debenture  Same
                    Indenture does not contain
                    restrictive covenants. The only
                    covenants of the Company are
                    those regarding (i) payment,
                    (ii) provision of periodic
                    reporting, (iii) substitution
                    of successors, and (iv)
                    administrative matters, such as
                    maintenance of a register of
                    debenture holders, offices for
                    notice and payment, filling
                    vacancies in the trustee's
                    office and the provision of a
                    paying agent.

                  SUMMARY OF LGE NEW RESTRUCTURED SENIOR NOTE

  As partial payment for certain obligations to LGE, the Company will issue to LGE the LGE New Restructured Senior Note with the following terms:

 Payment of Principal and Interest; Maturity

  The LGE New Restructured Senior Note will be issued in an aggregate principal amount equal to the aggregate amount of the LGE Tranche A Claims less $32,379,300 if the Reynosa Assets are transferred to LGE and will mature on November 1, 2008. The LGE New Restructured Senior Note will bear interest from the Effective Date, at a rate per annum equal to LIBOR plus 6.5%, payable on February 1, May 1, August 1 and November 1 in each year, commencing February 1, 1999, to holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15. Interest will be paid in cash only to the extent that the Company's ratio of EBITDA to cash interest expense for the immediately preceding four fiscal quarters exceeds 1.5; if such test is not met, interest will be payable by the issuance of additional LGE New Restructured Senior Notes.

 Collateral and Guarantees

  Except as otherwise agreed to by LGE and the Company, the LGE New Restructured Senior Note will be secured by a second lien on all assets of the Company and its Subsidiaries other than receivables and inventory, junior only to the lien granted pursuant to the LGE New Credit Facility. The LGE New Restructured Senior Note will be guaranteed by each of the Company's Subsidiaries.

 Mandatory Prepayment

  To the extent permitted under the Company's senior bank credit agreement and subject to any restrictions set forth in other financing agreements executed by the Company, the Company will be required to make mandatory prepayments on the LGE New Restructured Senior Note, upon any sale of assets of the Company (other than inventory sold in the ordinary course of the Company's business) and to the extent the Company has excess cash (to be defined in a mutually satisfactory manner) following payments under its other indebtedness, including under the LGE New Credit Support.

 Ranking

  Except as otherwise agreed to by LGE and the Company, the indebtedness evidenced by the LGE New Restructured Senior Note is pari passu with all Senior Indebtedness of the Company existing at the Effective Date or incurred thereafter and will rank senior to all subordinated indebtedness of the Company, including the New Subordinated Debentures.

 Events of Default

  An "Event of Default" is defined in the LGE New Restructured Senior Note as being: default in payment of any principal of or premium on the LGE New Restructured Senior Note; default for 5 days in payment of any interest on the LGE New Restructured Senior Note; default for 30 days after notice in the observance or performance of any other covenant in the LGE New Restructured Senior Note; failure to pay at maturity, or any event of default relating to $5 million or more in principal amount of any indebtedness for money borrowed by the Company or any Subsidiary under the terms of the instrument under which such indebtedness is outstanding if such acceleration is not annulled or such indebtedness is not paid, within 10 days after written notice; or certain events in bankruptcy, insolvency, or reorganization (each, individually, an "LGE Restructured Notes Default").

  In case an LGE Restructured Notes Default shall occur and be continuing, the holders of not less than 25% in principal amount of the LGE New Restructured Senior Note then outstanding may declare the principal of all the LGE New Restructured Senior Note to be due and payable.

 Modification of the LGE New Restructured Senior Note

  The LGE New Restructured Senior Note may be modified only with the consent of the Company and the holders of not less than 66 2/3% in principal amount of the LGE New Restructured Senior Note at the time outstanding, except that no such modification shall (i) extend the fixed maturity of LGE New Restructured Senior Note, reduce the rate or extend the date of payment of interest thereon, reduce the principal amount thereof or redemption premium thereon or change the currency in which the LGE New Restructured Senior Note is payable, without the consent of all of the holders of LGE New Restructured Senior Note so affected, or (ii) reduce the aforesaid percentage of LGE New Restructured Senior Note, the consent of the holders of which is required for any such modification, without the consent of the holders of all of the LGE New Restructured Senior Note.

                      SUMMARY OF LGE NEW CREDIT FACILITY

  The LGE New Credit Support may, at the option of LGE and the Company, take the form of a direct loan or a credit support, such as a guarantee of new financing provided by a third-party lender. Any LGE New Credit Support (including any guarantee) will rank pari passu with all Senior Indebtedness of the Company existing at the Effective Date or incurred thereafter and will rank senior to all subordinated indebtedness of the Company (including the New Subordinated Debentures). If the New Credit Support is provided through an LGE guarantee, the Company's reimbursement obligation in respect of such LGE guarantee will be entitled to the same collateral and subsidiary guarantees described below. If the LGE New Credit Support takes the form of a direct loan, LGE and the Company will enter into a credit agreement (the "LGE New Credit Facility"). The terms of the LGE New Credit Facility will be as follows.

 Principal Amount

  The Company will be permitted to borrow under the LGE New Credit Facility up to a maximum amount to be set by LGE and the Company on the Effective Date based on the financing deemed necessary to enable the Company to execute the Operational Restructuring. Such amount may not exceed $60 million.

 Maturity

  November 1, 2001.

 Payment of Interest

  The obligations of the Company under the LGE New Credit Facility will bear interest from the Effective Date, at a rate per annum equal to LIBOR plus 6.5%, payable on February 1, May 1, August 1 and November 1 in each year,
commencing          , 1999. Interest will be paid in cash.

 Collateral and Guarantees

  Except as otherwise agreed to by LGE and the Company, the Company's obligations under the LGE New Credit Facility (including reimbursement obligations in respect of any guarantee) will be secured by a first lien on all assets of the Company and its Subsidiaries other than receivables and inventory. The LGE New Credit Facility (including reimbursement obligations in respect of any guarantee) will be guaranteed by each of the Company's Subsidiaries.

 Mandatory Prepayment

  The Company will be required to make mandatory prepayments on the LGE New Credit Facility and reduce LGE's lending commitment thereunder upon any sale of assets of the Company (other than inventory sold in the ordinary course of the Company's business) and to the extent the Company has excess cash (to be defined in a mutually satisfactory manner) following payments under its other indebtedness.

 Ranking

  The obligations of the Company under the LGE New Credit Facility (including any guarantee) will rank pari passu with all Senior Indebtedness of the Company existing at the Effective Date or incurred thereafter and will rank senior to all subordinated indebtedness of the Company (including the New Subordinated Debentures).

 Conditions to Issuance

  LGE's obligation to enter into the LGE New Credit Facility is conditioned upon the satisfaction or waiver of all of the conditions to LGE's obligations under the Restructuring Agreement, including the Company's release of the Investor Releasees from any and all Claims and liabilities.

 Events of Default

  An "Event of Default" is defined in the LGE New Credit Facility as being: default in payment of any principal of or premium on the LGE New Credit Facility; default for 5 days in payment of any interest on the LGE New Credit Facility; default for 30 days after notice in the observance or performance of any other covenant in the LGE New Credit Facility; failure to pay at maturity, or any event of default relating to, $5,000,000 or more in principal amount of any indebtedness for money borrowed by the Company or any Subsidiary under the terms of the instrument under which such indebtedness is outstanding if such acceleration is not annulled or such indebtedness is not paid, within 10 days after written notice; or certain events in bankruptcy, insolvency, or reorganization (each, individually, a "LGE New Credit Facility Event of Default").

  In case a LGE New Credit Facility Event of Default shall occur and be continuing, the holders of not less than 25% in principal amount of the indebtedness under the LGE New Credit Facility then outstanding may declare the principal of all such indebtedness to be due and payable.

 Modification of the LGE New Credit Facility

  The LGE New Credit Facility may be modified only with the consent of the Company and the holders of not less than 66 2/3% in principal amount of the indebtedness under the LGE New Credit Facility at the time outstanding, except that no such modification shall (i) extend the fixed maturity of LGE New Credit Facility, reduce the rate or extent the time of payment of interest thereon, reduce the principal amount thereof or redemption premium thereon or change the currency in which obligations under the LGE New Credit Facility are payable, or (ii) reduce the aforesaid percentage of indebtedness, the consent of the holders of which is required for any such modification, without the consent of the holders of all indebtedness outstanding under the LGE New Credit Facility.

                        SOLICITATION; VOTING PROCEDURES

GENERAL

  The Company, upon the terms and subject to the conditions set forth herein, is soliciting an acceptance of the Prepackaged Plan from each person or entity that is or was a beneficial interest holder, as of the Voting Record Date, of an Impaired Claim. With respect to the Old Subordinated Debentures, this Disclosure Statement, together with the accompanying forms of Ballot and Master Ballot, envelope and other materials, are being furnished to the holders of the Old Subordinated Debentures (i.e., holders whose respective names (or the names of whose nominees) appear as of the Voting Record Date on the securityholder lists maintained by the trustee (or its agent) under the Old Subordinated Debenture Indenture or, if applicable, that are listed as participants in a clearing agency's security position listing). If such persons or entities do not hold for their own account, they should provide copies of this Disclosure Statement and the appropriate Solicitation Materials to their customers and to beneficial interest holders for whose account they hold. A beneficial interest holder is a holder of a beneficial interest in a Claim that entitles such holder to rights or benefits of ownership even though such holder may not be the holder of record at the Voting Record Date. Securities owned beneficially would include not only securities held by such beneficial interest holder for its own benefit in its own name, but would also include securities held by others for such beneficial interest holder's benefit, such as securities held by banks or other custodians, brokers (whether in such beneficial interest holder's name, the nominee's name or "street name"), executors, administrators or trustees, guardians, attorneys-in-fact, officers of a corporation, general partners of a partnership or other persons acting in a fiduciary or representative capacity. WITH RESPECT TO THE OLD SUBORDINATED DEBENTURES, ANY BENEFICIAL INTEREST HOLDER THAT HAS NOT RECEIVED THIS DISCLOSURE STATEMENT AND A BALLOT SHOULD CONTACT HIS, HER OR ITS NOMINEE. The Company does not intend to file schedules in its bankruptcy case since general unsecured claims will be unimpaired. As such, no claims will be classified as contingent, unliquidated or disputed.

  In the event that the Company decided to object to any claim or seek designation of any vote, the Company would be required to file a motion seeking such relief with the Bankruptcy Court and would be required to serve a copy of that motion on the affected creditor, who as a party in interest would have the right to respond to the Company's motion.

  In addition, under the Bankruptcy Code and Bankruptcy Rules, the Bankruptcy Court has jurisdiction to determine the validity, timeliness and amount of any ballot and any creditor, as a party in interest, has an opportunity to appear and be heard regarding its voting rights with respect to its claim.

VOTING RECORD DATE

  Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the
Company has fixed 5:00 p.m., New York City Time, on                  as the
time and date for determining which holders of Claims are eligible to vote on the Prepackaged Plan pursuant to the procedures set forth herein.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON
              . TO BE COUNTED, BALLOTS AND, WHEN APPROPRIATE, MASTER BALLOTS
MUST BE RECEIVED BY 5:00 PM., NEW YORK CITY TIME, ON              , UNLESS THE
COMPANY, IN ITS SOLE DISCRETION, EXTENDS OR WAIVES THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED BY THE COMPANY, IN WHICH CASE THE TERM "EXPIRATION DATE" FOR SUCH SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH SOLICITATION IS EXTENDED.

  Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots and Master Ballots received after the Expiration Date will not be accepted or counted in connection with the request for Confirmation of the Prepackaged Plan.

  The Company expressly reserves the right, at any time or from time to time, to extend the period during which the Solicitation is open. During any extension of the Solicitation, all Ballots and Master Ballots previously given will remain subject to all the terms and conditions of the Solicitation, including the revocation rights specified herein. To extend the Expiration Date, the Company will notify the Solicitation Agent of any extension by oral or written notice and will make a public announcement thereof, each at any time prior to 10:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the means by which the Company may choose to make any public announcement, the Company will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise communicate any such public announcement other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Company will exercise its right to extend the Solicitation period for the receipt of Ballots and Master Ballots.

  The Company expressly reserves the right to amend, at any time and from time to time, the terms of the Solicitation or the Prepackaged Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the Bankruptcy Rules and any applicable non-bankruptcy laws and, pursuant to the Restructuring Agreement, with the approval of LGE). If the Company makes a material change in the terms of the Solicitation or the Prepackaged Plan, or if it waives a material condition, the Company will disseminate additional solicitation materials and will extend the Solicitation, in each case to the extent required by law.

VOTING PROCEDURES AND OTHER REQUIREMENTS

 Persons Entitled to Vote

  The following Classes of Claims are impaired under the Prepackaged Plan and all holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject the Prepackaged Plan upon the terms and subject to the conditions set forth herein and in the Prepackaged Plan:

    Class 4--Bank Lender Claims

    Class 6--Old Subordinated Debenture Claims

    Class 7--LGE Claims

  To be entitled to vote to accept or reject the Prepackaged Plan, a person must be the beneficial interest holder of a Claim in the impaired, voting Class on the Voting Record Date, regardless of whether such Claims are held of record on the Voting Record Date in such holder's name or in the name of such holder's broker, dealer, commercial bank, trust Company or other nominee. For purposes of determining whether the requisite number of acceptances is received to approve the Prepackaged Plan, only votes which are cast at the direction of beneficial interest holders in accordance with the procedures set forth herein may be counted. The Ballots are being distributed to holders of Claims in Class 4, Class 6 and Class 7. The Master Ballots are being distributed to holders of Claims in Class 6.

 Voting Procedures

  Holders of Impaired Claims are requested to complete an appropriate Ballot and, when appropriate, Master Ballot, in accordance with the instructions set forth thereon and the procedures set forth below and in the Prepackaged Plan.

 Beneficial Interest Holders

  Any beneficial interest holder of Claims can vote on the Prepackaged Plan through a nominee by following these instructions:

    1. Provide all the applicable information on the Ballot in accordance with the instructions set forth thereon, including the amount of the Claims held.

    2. Indicate acceptance or rejection of the Prepackaged Plan by checking either the box entitled "Accepts the Prepackaged Plan" or "Rejects the Prepackaged Plan" set forth on the Ballot.

    3. Sign and date the Ballot and provide your name and mailing address if different from the printed address which appears on the Ballot or if no preprinted address appears on the Ballot. If you are completing the Ballot on behalf of another entity, indicate the name of such entity, your relationship with such entity and/or the capacity in which you are signing.

    4. (a) If you hold Old Subordinated Debentures in "street name" through a brokerage firm, bank, trust company or other source, return the Ballot to the nominee as promptly as possible so that the nominee may complete and submit a Master Ballot prior to the Expiration Date. If no pre-addressed, postage-paid envelope was enclosed, contact the Solicitation Agent for instructions.

    (b) If you are both the beneficial interest holder and the record holder of Claims return the Ballot directly to the Solicitation Agent in the enclosed pre-addressed envelope so that it will be received prior to the Expiration Date.

 Brokerage Firms, Banks and Other Nominees

  A brokerage firm which is the registered or record holder of the Old Subordinated Debentures for a beneficial interest holder can vote on behalf of such beneficial interest holder by (i) distributing a copy of this Disclosure Statement, all appropriate Ballots and the other Solicitation Materials to such beneficial interest holder for execution; (ii) collecting all such completed and executed Ballots; (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected; and (iv) transmitting such Master Ballot to the Solicitation Agent on or before the Expiration Date. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial interest holder.

  Each brokerage firm, bank, or other nominee which submits a Master Ballot must retain all ballots submitted to it by beneficial interest holders for disclosure to the Bankruptcy Court, if so ordered.

  Any Ballot submitted to a brokerage firm, proxy intermediary or other nominee will not be counted until such nominee properly completes and delivers to the Solicitation Agent a corresponding Master Ballot that reflects such beneficial interest holder's vote. Any record holder which is also a beneficial interest holder of the Old Subordinated Debentures should either
(i) return a Ballot to the Solicitation Agent or (ii) prepare and retain a Ballot and include the information from such ballot on the Master Ballot submitted to the Solicitation Agent.

  Holders may receive multiple mailings containing Ballot(s), especially if holders own Old Subordinated Debentures, in street name through more than one broker, bank or other nominee. A beneficial interest holder that holds the Old Subordinated Debentures through more than one broker, bank or other nominee must so disclose on each ballot such holder completes and must cast the same vote on the Prepackaged Plan on each ballot such holder completes. A beneficial interest holder's vote either to accept or to reject the Prepackaged Plan will be counted only once for each Class of Claims held by the holder, regardless of the number of record holders through which such Claims are held. By executing a ballot, a holder certifies, among other things, that, to the extent applicable, such holder has disclosed any bifurcation of beneficial ownership of the Old Subordinated Debentures and that such holder has cast the same vote on any multiple ballots for holdings in a single Class of Claims. THE NAMES OF ALL BROKER-DEALERS OR OTHER INTERMEDIARIES OR PERSONS THAT HOLD THE OLD SUBORDINATED DEBENTURES FOR A BENEFICIAL INTEREST HOLDER SHOULD BE INDICATED ON THE BALLOTS. AUTHORIZED SIGNATORIES (OTHER THAN BROKERAGE FIRMS AND OTHER PARTICIPANTS) SHOULD SUBMIT SEPARATE BALLOTS FOR EACH BENEFICIAL INTEREST HOLDER FOR WHOM THEY ARE VOTING.

 Other

  If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing in accordance with the procedures set forth under "Certifications" below and, unless otherwise determined by the Company, must submit proper evidence satisfactory to the Company of authority to so act on behalf of a beneficial interest holder.

  The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. Except as provided below, unless the Ballot or Master Ballot being furnished is timely submitted to the Solicitation Agent on or prior to the Expiration Date together with any other documents required by such Ballot or Master Ballot, as the case may be, the Company may, in its sole discretion, reject such Ballot or Master Ballot as invalid and, therefore, decline to utilize it in connection with seeking Confirmation of the Prepackaged Plan by the Bankruptcy Court.

  In the event a Claim is disputed or designated under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Prepackaged Plan cast with respect to such Claim will not be counted for purposes of determining whether the Prepackaged Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

 Certifications

  For purposes of determining whether the requisite number of acceptances is received to approve the Prepackaged Plan, only votes which are cast by or at the direction of beneficial interest holders of Impaired Claims may be counted. By executing and returning a Ballot, a person or entity (i) will certify to the Bankruptcy Court and the Company that either (a) such person or entity is the beneficial interest holder of the Claims or securities being voted or (b) such person or entity is an authorized signatory for someone or some entity that or which is a beneficial interest holder of the Claims or securities being voted; (ii) will certify to the Bankruptcy Court and the Company that such person or entity (or in the case of an authorized signatory, the beneficial interest holder) has received a copy of this Disclosure Statement and Solicitation Materials and will acknowledge that the Solicitation is being made pursuant to the terms and conditions set forth therein; (iii) will certify to the record holder, the Bankruptcy Court and the Company that either (a) such person or entity has not submitted any other Ballots for such Class of Claims, as the case may be, held in other accounts or other registered names or (b) such person or entity has disclosed on each Ballot completed by such person or entity the existence of Claims in the same Class held in other accounts, or other registered names and the submission of other Ballots for such Claims; (iv) will certify to the record holder, the Bankruptcy Court and the Company that such person or entity has cast the same vote on every Ballot completed by such person or entity with respect to holdings in a single

Class of Claims; and (v) will request that such person or entity (or in the case of an authorized signatory, the beneficial interest holder) be treated as the record holder of such securities for purposes of voting on the Prepackaged Plan.

  A brokerage firm or other nominee which is a registered holder will prepare, execute and deliver a Master Ballot to the Solicitation Agent to reflect the votes of the beneficial interest holders it represents. By executing and returning a Master Ballot, such nominee (i) will certify to the Bankruptcy Court and the Company that (a) such nominee has received a copy of this Disclosure Statement, Ballot and other Solicitation Materials and has delivered the same to the beneficial interest holders listed thereon by such nominee, (b) such nominee has received a completed and signed Ballot from each such beneficial interest holder, (c) such nominee is the registered holder of the securities being voted, (d) such nominee has been authorized by each such beneficial interest holder to vote on the Prepackaged Plan, and (e) the beneficial interest holder has certified to such nominee that such beneficial interest holder has not submitted any other Ballots for such Class of Claims held in other accounts or other registered names, or, if held in other accounts or registered names, that the beneficial interest holder has certified to such nominee that such beneficial interest holder has cast the same vote for such Class of Claims, and such nominee will disclose such other accounts or registered holders and such other ballots; (ii) will request that such nominee be treated as the beneficial interest holder of the securities for purposes of voting on the Prepackaged Plan, unless otherwise authorized by the Bankruptcy Court; (iii) will disclose (a) the number of such beneficial interest holders, (b) the respective principal amounts and issues of the Old Subordinated Debentures owned, as the case may be, by each such beneficial interest holder, (c) each beneficial interest holder's respective vote concerning the Prepackaged Plan, (d) the customer account or other identification number for each such beneficial interest holder; and (iv) will agree to maintain Ballots returned by beneficial interest holders (whether properly completed or defective) for disclosure to the Bankruptcy Court if so ordered.

 Ballots

  A separate form of Ballot and, when applicable, Master Ballot, is to be used for each Class of Impaired Claims. Holders of Claims should take care to use the correct Ballot(s) in voting on the Prepackaged Plan. See "--Incomplete Ballots." If any Ballots are damaged or lost, or if a holder has any questions concerning this Solicitation, it may contact the Solicitation Agent at the address or phone number listed on the back cover of this Disclosure Statement.

 Voting Multiple Claims

  EACH BENEFICIAL INTEREST HOLDER WHICH HOLDS A CLAIM IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH BENEFICIAL INTEREST HOLDER HOLDS A CLAIM.

  A separate Ballot of the appropriate form should be used to vote on the Prepackaged Plan with respect to each Impaired Class of Claims. Votes must be made on the appropriate Ballot in order to be counted. A beneficial interest holder's vote on the Prepackaged Plan will be counted only once for each Class of Claims held by the holder, regardless of the number of Ballots submitted for such Class.

  A holder may not split its vote within a Class of Impaired Claims. For example, if a holder of the Old Subordinated Debentures is submitting a Ballot as to the Old Subordinated Debentures which such holder beneficially owns, such holder must vote all its Old Subordinated Debentures the same way (i.e., all "Accepts the Prepackaged Plan" or "Rejects the Prepackaged Plan"). If a holder of Claims in more than one Class executes one or more Ballots for only one such Class, such holder's vote will count as a vote only once with respect to such Class and will not count as a vote with respect to any Claims in other Classes held by such holder.

 Incomplete Ballots

  It is important that all holders of Impaired Claims vote to accept or reject the Prepackaged Plan, because under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received by an Impaired Class of Claims, the vote will be tabulated based on the ratio of accepting holders of Impaired Claims to all voting holders of Impaired Claims. Therefore, it is possible that the Prepackaged Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the entire Class of Claims. Failure by a holder of an Impaired Claim to submit a properly executed Ballot or Master Ballot (as appropriate) or to indicate acceptance or rejection of the Prepackaged Plan in accordance with the instructions set forth thereon and the procedures set forth herein shall be deemed to constitute an abstention by such holder with respect to a vote regarding the Prepackaged Plan, unless cured or waived. Abstentions as a result of failing to submit a properly executed Ballot or Master Ballot (when appropriate) or failing to indicate a vote either for acceptance or rejection of the Prepackaged Plan will not be counted as votes for or against the Prepackaged Plan. The Company, in its sole discretion, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting, and without notice. No assurance can be given, however, that the Bankruptcy Court will recognize any such waiver.

AGREEMENTS UPON FURNISHING BALLOTS

  The delivery of a Ballot or Master Ballot indicating a vote to accept the Prepackaged Plan by a holder of an Impaired Claim pursuant to the procedures set forth above will constitute an agreement between such holder and the Company to accept (i) all the terms of, and conditions to, this Solicitation and (ii) all the terms of the Prepackaged Plan.

METHOD OF DELIVERY OF BALLOTS

  THE METHOD OF DELIVERY OF BALLOTS AND MASTER BALLOTS TO BE DELIVERED TO THE SOLICITATION AGENT IS AT THE ELECTION AND RISK OF EACH HOLDER OF AN IMPAIRED CLAIM. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. DELIVERY OF A BALLOT BY FACSIMILE, E-MAIL OR ANY OTHER ELECTRONIC MEANS WILL NOT BE ACCEPTED. NO BALLOTS OR MASTER BALLOTS SHOULD BE SENT TO THE COMPANY, ANY INDENTURE TRUSTEE, OR THE COMPANY'S FINANCIAL OR LEGAL ADVISORS.

WITHDRAWAL OF BALLOTS; REVOCATION

  Any holder of Impaired Claims that has delivered a valid Ballot or Master Ballot, as appropriate, voting on the Prepackaged Plan may withdraw such vote by delivery of a written notice of withdrawal to the Solicitation Agent at any time prior to the earlier of (i) the commencement by the Company of the Prepackaged Chapter 11 Case or (ii) the Expiration Date. Thereafter, Ballots or Master Ballots may be revoked only with the approval of the Bankruptcy Court. Votes cast pursuant to a Master Ballot may be withdrawn or modified on an individual beneficial interest holder basis. In the case where more than one timely, properly completed Ballot or Master Ballot relating to a particular Class of Claims held by a particular holder is received, only the Ballot or Master Ballot, as the case may be, which bears the latest date will be counted for purposes of determining the vote.

  A notice of withdrawal, to be valid, must (i) contain the description of the Claim to which it relates and the aggregate principal amount represented by such Claim, (ii) be signed by the holder of such Claim in the same manner as the original Ballot or Master Ballot, (iii) contain a certification that the withdrawing party was the beneficial interest holder of the Claim on the Voting Record Date and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner as described above. Prior to the filing of the Prepackaged Plan, the Company intends to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received. The Company expressly reserves the absolute right to contest the validity of any such withdrawals of Ballots. See "--Waivers of Defects, Irregularities, Etc."

  Unless otherwise determined by the Company or directed by the Bankruptcy Court, a purported notice of withdrawal of a Ballot or Master Ballot which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously furnished Ballot or Master Ballot.

  THE COMPANY WILL PAY ALL REASONABLE AND CUSTOMARY COSTS, FEES AND EXPENSES RELATING TO THE SOLICITATION, INCLUDING WITHOUT LIMITATION, MAILING AND HANDLING COSTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTEES, INDENTURE TRUSTEES AND OTHER NOMINEES. THE COMPANY WILL NOT PAY ANY INCENTIVE OR ACCEPTANCE FEES IN CONNECTION WITH THE SOLICITATION.

SOLICITATION AGENT

  The Company has engaged Georgeson & Company Inc. as the Solicitation Agent in connection with the Solicitation. The Company expects that the Solicitation Agent will receive reasonable and customary compensation for services rendered in connection with the Solicitation, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith. All deliveries to the Solicitation Agent relating to the Solicitation should be directed to one of the addresses set forth on the back cover page of this Disclosure Statement. REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, BALLOTS OR MASTER BALLOTS SHOULD BE DIRECTED TO THE SOLICITATION AGENT AT (800) 223-2064.

NOTICE AGENT

  The Company intends to seek approval of the Bankruptcy Court to hire Poorman Douglas Corporation as the Notice Agent. The Notice Agent will process and deliver notices as required during the Prepackaged Chapter 11 Case. It may also assist the Company with other tasks.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

  Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of Ballots or Master Ballots will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which, in the opinion of the Company or its counsel, would not be in accordance with the provisions of the Bankruptcy Code. The Company further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Company's interpretation of the terms and conditions of the Prepackaged Plan (including the Ballot or Master Ballot and these respective Voting Instructions thereto), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as the Company (or the Bankruptcy Court) determines. Neither the Company nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots or Master Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

                                  MANAGEMENT

  The following tables set forth the name, age at November 12, 1998 and business experience of each of the current directors and executive officers of the Company. The composition of the Board following Consummation of the Prepackaged Plan has not yet been determined. The Company's By-Laws currently provide that the Board shall consist of the number of directors as determined from time to time by resolution of the Board. The Board has set the number of directors at eleven. The terms of office of all directors expire at the Annual Meetings of Stockholders. Successors to any directors whose terms are expiring are elected to one year terms and hold office until his or her successor is elected and qualified. The table captioned "Current Directors of the Company" sets forth the year in which each director first became a director of the Company. For information regarding the Old Common Stock ownership of the Company's current directors and executive officers, see "SECURITY OWNERSHIP-- Security Ownership of Certain Beneficial Owners." Following Confirmation, LGE will be the sole shareholder of New Zenith and will have the right to determine the composition of the Board of Directors of New Zenith.

CURRENT DIRECTORS OF THE COMPANY

                             DIRECTOR
NAME                     AGE  SINCE               BACKGROUND INFORMATION
----                     --- --------             ----------------------
T. Kimball Brooker......  59   1989   President, Barbara Oil Company (investments
                                      and oil and gas exploration) since 1989;
                                      Managing Director, Chicago Office, Morgan
                                      Stanley & Company, Incorporated, 1978-1988.
                                      Also Director of Cutler Oil & Gas Corporation,
                                      Arthur J. Gallagher & Company and Miami
                                      Corporation.
Ki-Song Cho.............  48   1995   Managing Director, Overseas Sales of Display
                                      Division of LG Electronics Inc. since December
                                      1997. Managing Director, President of North
                                      America Operation, LG Electronics Inc. from
                                      November 1996 to December 1997; Managing
                                      Director, Corporate Planning & Coordination,
                                      LG Electronics Inc. from March 1995 to October
                                      1996; Executive Director, Strategic Planning
                                      Division, LG Electronics Inc. from 1992 to
                                      1995. Employed by the Strategic Planning
                                      Division, LG Electronics Inc. from 1989 to
                                      1992.
Eugene B. Connolly......  66   1995   Chairman Emeritus and former President and
                                      Chief Executive Officer of USG Corporation and
                                      employed in varying capacities with USG
                                      Corporation and its affiliates since 1958;
                                      Director of the Pepper Companies, Inc. and
                                      LaSalle National Bank; Advisory Board member
                                      of Good Shepherd Hospital, Kellogg Graduate
                                      School of Management, Northwestern University
                                      and Indiana University School of Business.
Robert A. Helman........  64   1996   Partner in the law firm of Mayer, Brown &
                                      Platt since 1967; also Director, Northern
                                      Trust Corporation, Dreyer's Grand Ice Cream,
                                      Inc. and the Chicago Stock Exchange.
Cha Hong (John) Koo.....  51   1995   Vice-Chairman of the Board of Zenith
                                      Electronics Corporation since November 1,
                                      1996; President and Chief Executive Officer of
                                      LG Electronics Inc. since 1995; Executive Vice
                                      President from 1991 to 1994; Senior Managing
                                      Director from 1988 to 1991.

                         DIRECTOR
NAME                 AGE  SINCE               BACKGROUND INFORMATION
----                 --- --------             ----------------------
Seung Pyeong Koo...   56   1997   Executive Vice President of LG Electronics
                                  Inc. since 1996 and a Director of LG
                                  Electronics Inc. from 1996 to 1998; President
                                  of Display Division, LG Electronics Inc. since
                                  1992; Senior Managing Director of LG
                                  Electronics Inc. from 1995 to 1996; Managing
                                  Director of LG Electronics from 1991 to 1995,
                                  Vice President of TV Display Division 1990 to
                                  1992.
Hun Jo Lee.........   66   1995   Chairman of the Board of Zenith Electronics
                                  Corporation since 1995; Advisor to LG
                                  Electronics Inc. since 1998; Chairman of LG
                                  Academy from 1996 to 1998; Director of LG
                                  Electronics Inc. from 1989 to 1998; Chairman
                                  of LG Academy from 1996 to 1998; Chairman and
                                  Chief Executive Officer of LG Electronics Inc.
                                  from 1994 to 1995; Vice-Chairman and Chief
                                  Executive Officer of LG Electronics Inc. from
                                  1993 to 1994; President and Chief Executive
                                  Officer of LG Electronics Inc. from 1989 to
                                  1993.
Andrew McNally IV..   59   1990   Managing Director of Hammond, Kennedy, Whitney
                                  & Company, Inc. (private equity investments).
                                  Former Chairman and Chief Executive Officer
                                  and current Director of Rand McNally & Company
                                  (printing, publishing and map making);
                                  Director of Hubbell Incorporated, Mercury
                                  Finance Company, Borg-Warner Securities
                                  Corporation and Morgan Stanley Funds.
Yong Nam...........   50   1995   President, Chief Executive Officer and
                                  Chairman of the Board of LG Telecom., Ltd.
                                  since October 1998; Executive Vice President
                                  of LG Electronics Inc. and President of Multi-
                                  media Division, LG Electronics Inc. from
                                  December 1997 to October 1998; Executive Vice
                                  President of LG Group Chairman's Office from
                                  January 1997 to December 1997; Senior Managing
                                  Director of LG Group Chairman's Office in
                                  1996; Managing Director of LG Group Chairman's
                                  Office from 1993 to 1995.
Peter S. Willmott..   61   1990   President and Chief Executive Officer of
                                  Zenith Electronics Corporation from January
                                  1997 to January 1998; Interim Chief Executive
                                  Officer from July 1996 to January 1997;
                                  Chairman and Chief Executive Officer, Willmott
                                  Services, Inc. (retailing, consulting and
                                  investing) since 1989; Chairman, President and
                                  Chief Executive Officer, Carson Pirie Scott &
                                  Company (retail and food service industries),
                                  1983-1989. Also Director of Federal Express
                                  Corporation and Security Capital Group, Inc.

                        DIRECTOR
NAME                AGE  SINCE               BACKGROUND INFORMATION
----                --- --------             ----------------------
Nam Woo............  49   1995   Senior Managing Director of LG Electronics
                                 Inc. and President of North American
                                 Operations of LG Electronics Inc. since
                                 January, 1998; Executive Vice President of
                                 Zenith Electronics Corporation from October
                                 1997 to January 1998; Director of LG
                                 Electronics Inc. from 1997 to 1998; Senior
                                 Managing Director, Corporate Planning and
                                 Coordination, LG Electronics Inc. from
                                 November 1996 to October 1997; President of LG
                                 Electronics U.S.A. Inc. & North American
                                 Operations from February 1995 to November
                                 1996; President of European Operations of LG
                                 Electronics Inc. from 1990 to 1995; Managing
                                 Director of LG Electronics Inc. from 1994 to
                                 1996; Executive Director of LG Electronics
                                 Inc. from 1990 to 1994. Did not serve as a
                                 Director of the Company during 1996.

  Mr. Helman is a partner in the law firm of Mayer, Brown & Platt which has provided from time to time in the past and may continue to provide legal services to the Company and its Subsidiaries. Mayer, Brown & Platt also provides legal services to LGE. Messrs. Cho, C.H. Koo, S.P. Koo, Woo and Nam are employees of LGE, and Mr. Lee is a retired employee of LGE. Pursuant to the Stock Purchase Agreement under which LGE and LG Semicon acquired a majority stake in the Company in 1995, LGE and LG Semicon were provided with the right to designate six directors to the Board immediately following the stock purchase. At that time, LGE and LG Semicon designated Mr. Lee, Mr. C. H. Koo, Mr. Nam, Mr. Woo, Mr. Cho and Mr. Connolly as directors. Since 1995, candidates for the Board have been nominated by the sitting Board. With the exception of Mr. S. P. Koo and Mr. Woo, the current Board was nominated for election by the Board at its January 31, 1997 meeting. Mr. S. P. Koo and Mr. Woo were nominated and elected to the Board at its October 27, 1997 meeting. As the holder or beneficial owner of the majority of the Company's outstanding shares of Old Common Stock, LGE has the ability to elect all of the Company's directors. Together with LG Semicon, LGE collectively beneficially owns approximately 56.5% of the Company's stock including vested but unexercised options. LGE has been in the past and is expected to continue to be a significant customer and supplier of the Company. See "CERTAIN TRANSACTIONS." USG Corporation, of which Mr. Connolly was formerly the Chairman and Chief Executive Officer, implemented a "prepackaged" plan of reorganization under the federal bankruptcy laws on May 6, 1993. Mr. McNally is a director of Mercury Finance Company, against which an involuntary petition under chapter 11 of the Bankruptcy Code was filed on July 6, 1998 in the United States Bankruptcy Court for the Northern District of Illinois.

BOARD AND COMMITTEE MEETINGS AND DIRECTORS' COMPENSATION

  To permit the Board of the Company to more efficiently discharge its duties, the Company has four standing Board Committees: the Executive Committee, the Audit Committee, the Organization and Compensation Committee and the Stock Compensation Committee. In addition, in March 1998 the Board established the Special Committee. See "SPECIAL FACTORS--Events Leading to the Restructuring."

  Committee membership and functions are set out below. The Company does not have a nominating committee.

  The Executive Committee ("Executive Committee") currently consists of Messrs. Nam (Chairman), Brooker, Connolly, Helman, McNally and Willmott. When the Board is not in session, the Executive Committee has all of the authority of the Board except with respect to certain matters such as amendments of the Restated Certificate of Incorporation or By-Laws, mergers, dispositions of substantially all of the assets of the Company, dissolution of the Company, declaration of dividends or the election, compensation or removal of officers of the Company or members of the Committee.

  The Audit Committee of the Board currently consists of Messrs. McNally (Chairman), Brooker and Connolly. The Committee nominates the Company's independent auditors, reviews the auditing engagement, the fees charged by the independent auditors and the Company's internal auditing program. The Committee also reviews and monitors significant transactions between the Company and LGE. In 1997, of the six meetings held by the Audit Committee, two were special meetings in which the Audit Committee acted as a finance committee to consider various financing alternatives for the Company.

  The Organization and Compensation Committee ("Organization and Compensation Committee") currently consists of Messrs. Connolly (Chairman), Helman and McNally. The Committee establishes compensation policies, as well as salary ranges, salaries and annual incentive awards for executives and approves employment contracts.

  The Stock Compensation Committee ("Stock Compensation Committee"), which currently consists of Messrs. Connolly and McNally, authorizes grants of stock, stock options and other equity-based awards under the Long-Term Equity Compensation Plan.

  Directors of the Company who are also employees of the Company, of LGE or its affiliates receive no remuneration for serving on the Board or on any Committees. Other directors are compensated at the rate of $18,000 per year, payable in quarterly installments. The Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee each receives $2,000 annually for serving in those capacities. In addition, directors who are not employees of the Company, LGE or its affiliates receive $1,000 for each Board meeting and for each Committee meeting attended. All directors are entitled to be reimbursed for their expenses for attending Board or Committee meetings. Under the terms of the Company's Long-Term Equity Compensation Plan, approved by the stockholders in May 1997, directors are eligible to receive awards of stock options, stock appreciation rights, restricted stock and performance units/shares. Messrs. Brooker, Connolly, Helman and McNally were each granted an option to purchase 2,000 shares of Company stock on July 18, 1997, at the market price of the Company stock on that date. In 1987 the Company adopted a contingent compensation plan for non-employee directors ("Contingent Compensation Plan"). The number of phantom stock appreciation units granted to each named non-employee director in previous years under the Contingent Compensation Plan (all of which are vested) are as follows: Mr. Brooker, 3,000; Messrs. McNally and Willmott, 2,000 each. The units are valued at the closing price of the Company's common stock on the date of grant. Participants are paid for each unit the amount by which the average price of a share of the Company's common stock over the 20 trading days immediately preceding the distribution date exceeds the grant price. Distributions may be, at the election of the participant, in a lump sum, in five annual installments or ten annual installments commencing on the distribution date. Participants may elect a distribution date which is two years from the date of grant, or 30 days after the participant ceases to be a director, or a specified date not earlier than the participant's 65th birthday. Except for $143.75 distributed to Mr. McNally in exchange for 1,000 units, no amounts have been distributed to current directors pursuant to the Contingent Compensation Plan.

  Directors who are not employees of the Company, LGE or its affiliates participate in the retirement plan which provides for an annual retirement benefit of $11,000 for such directors who have served on the Board for five years and who retire after the age of 62 ("Directors' Retirement Plan"). For purposes of the Directors' Retirement Plan, years of service on the Board do not include periods during which the director is a salaried officer of the Company or a subsidiary. The benefit is payable in equal quarterly installments during the director's lifetime for a period equal to but not in excess of the number of years of service on the Board. In the event of a change in control of the Company, directors not continuing after a change in control but otherwise entitled to retirement benefits under the Directors' Retirement Plan are entitled to receive, in a lump sum, the discounted present value of those benefits.

CURRENT EXECUTIVE OFFICERS OF THE COMPANY

          NAME          AGE                     OFFICE HELD
          ----          --- ---------------------------------------------------
 Jeffrey P. Gannon.....  47 President and Chief Executive Officer, since
                            January 1998. Previously held a variety of senior
                            positions at General Electric during a 24-year
                            career, including Corporate Vice President,
                            International Business Development from October
                            1997 to January 1998 and President & Chief
                            Executive Officer of General Electric Lighting's
                            Asia Pacific Operations from 1994 to 1997.
 Edward J. McNulty.....  58 Senior Vice President and Chief Financial Officer
                            since June 1998. Previously Chief Financial Officer
                            of General Binding Corporation from 1984 to 1998.
 Richard F. Vitkus.....  59 Senior Vice President, General Counsel since 1994.
                            Secretary since 1995. Previously Senior Vice
                            President, General Counsel, and Director of
                            Corporate Development at Vanstar Corporation
                            (formerly ComputerLand Corporation) from 1991 to
                            1994.
 Robert N. Dangremond..  55 Senior Vice President, Restructuring since June
                            1998; Acting Chief Financial Officer from January
                            1998 to June 1998. Principal with Jay Alix &
                            Associates, a consulting and accounting firm
                            specializing in corporate restructurings and
                            turnaround activities, since August 1989.
                            Previously, beginning in August 1995, Mr.
                            Dangremond has held the position of interim Chief
                            Executive Officer and President of Forstmann &
                            Company, Inc. and was Chairman of the Board,
                            President and Chief Executive Officer of AM
                            International, Inc. from February 1993 to September
                            1994. Currently Mr. Dangremond is a Director of AM
                            International, Inc. and Viskase Companies, Inc.

 Executive Retention and Incentive Programs

  In connection with the Restructuring, in early 1998 the Company developed a retention program for 14 key executives and senior managers, not including the Chief Executive Officer. Under this executive retention program, the Company may be obligated to pay participants up to an aggregate of $1.2 million in retention bonuses. Such program was developed based on benchmarked, publicly available studies of similar programs. The short- and long-term incentive bonuses have been divided into two tiers, with seven key executives in tier 1 and eight key executives and senior managers in tier 2. The Company's Chief Executive Officer's incentive programs and bonuses are established under his employment contract. See "--Employment Agreements."

  The aggregate amount of retention bonuses payable to the fourteen key executives totals $1.2 million and is payable in two equal installments on or about December 31, 1998 and July 1, 1999. The short-term incentive program for tier 1 executives is targeted at 50% of base salary and has a maximum payment of 100% of base salary for any individual. For tier 2 executives, the short-term incentive program is targeted at 20 to 30% of base salary and has a maximum payment of 30 to 45% of base salary for any individual. Tier 1 and tier 2 short-term incentive programs have a maximum pay out value of approximately $1.6 million and $0.5 million, respectively, and are payable on March 31, 1999. The long-term incentive program for tier 1 level executives is targeted at 225% of base salary, with a maximum payment of 300% of base salary, and for tier 2 level executives, the long-term incentive program is targeted at 100% of base salary, with a maximum payment of 150% of base salary. Tier 1 and tier 2 long-term incentive programs have a maximum payout value of approximately $4.8 million and $1.7 million. All long-term incentive bonus payments are payable on March 31, 2001. Tier 1 and tier 2 short-term and long-term incentive programs cover 15 key executives and senior managers, not including the Chief Executive Officer. Those incentive programs are based on achieving certain performance goals in connection with the Restructuring. The Company could be required to make payments to 15 key executives and senior managers aggregating up to $2.1 million under the short-term incentive program and $6.5 million under the long-term incentive program. The following chart summarizes the retention bonuses and incentives the Company may be obligated to pay.

                                               MAXIMUM    MAXIMUM
                                              SHORT-TERM LONG-TERM
                                   RETENTION  INCENTIVE  INCENTIVE
EXECUTIVE GROUP                      BONUS     PAYMENT    PAYMENT     TOTAL
---------------                    ---------- ---------- ---------- ----------
Tier One Executives and Senior
 Managers......................... $  670,332 $1,615,680 $4,847,040 $7,133,052
Tier Two Executives and Senior
 Managers.........................    553,280    461,572  1,659,840  2,674,692
                                   ---------- ---------- ---------- ----------
Total............................. $1,223,612 $2,077,252 $6,506,880 $9,807,744
                                   ========== ========== ========== ==========

  The Company has also established retention bonus and stay bonus programs covering approximately 175 other key managers and employees, with these plans paying up to 33.3% of the base salaries of those employees. Stay bonuses are provided to employees in operations targeted for disposition or closing under the Operational Restructuring and are payable at the end of the relevant stay period. Retention bonuses are payable in two equal installments on or about December 31, 1998 and July 1, 1999. Certain employees in areas of ongoing operations will also be provided with limited short-term incentive programs. Those stay, retention and short-term incentive programs have an aggregate estimated cost of approximately $3.6 million to the Company. The Company has set salaries for its key executives at the 75th percentile of stand-alone companies which are the same or greater in size. Retention bonuses have been set at 50% of base salaries for tier 1 and tier 2 executives and senior managers. Short-term and long-term incentive bonuses are benchmarked at levels approximately equal to those available in similarly sized companies.

 Employment Agreements

  Mr. Jeffrey P. Gannon was elected President and Chief Executive Officer of the Company as of January 19, 1998. Mr. Gannon has entered into a three-year employment agreement with the Company which expires on January 18, 2001. Mr. Gannon's contract has been amended as part of plans relating to the Restructuring. The employment agreement provides for: (a) a base salary of $600,000 per year; (b) a guaranteed special annual bonus of $500,000, payable in equal installments at the end of each quarter; (c) an annual target bonus, $400,000 of which is guaranteed and which may be increased up to $600,000 for achieving specific target performance objectives, payable in equal installments at the end of each quarter; (d) long-term incentive plan cash payments equal to $6 million if target performance is achieved or up to $12 million if the maximum stated performance values are achieved; and (e) participation in various insurance and benefit plans of the Company. The stock and option grants provided under Mr. Gannon's original employment agreements were eliminated with the amendment.

  Upon termination of Mr. Gannon's employment other than for death, disability, retirement or by the Company for cause, he shall be entitled to receive (a) a lump sum cash payment equal to his base compensation and guaranteed bonuses for the remainder of the employment term; and (b) continuation of certain benefits for a one-year period following his termination. In addition, the Company has established a letter of credit for the benefit of Mr. Gannon permitting him to draw against it under certain circumstances for his base salary and guaranteed bonuses for the term of his employment agreement. A subsidiary of LGE has guaranteed Mr. Gannon's base salary and guaranteed bonuses in the event the letter of credit is unavailable.

  In connection with the Restructuring, the Company has entered into amended employment agreements (the "Employment Agreements") with a number of key executives, including Richard F. Vitkus (the "Key Executives"). The Employment Agreements generally provide for an employment period which ends on December 31, 2000. Each Employment Agreement provides for payment of a retention bonus payable in two installments, each in the amount of 25% of the Key Executives' salary, on each of January 1, 1999 and July 1, 1999, so long as the Key Executive remains continuously in the Company's employ through the date such installment is due. Upon either a non-renewal of the Employment Agreements by the Company or upon termination of employment by the Company without cause, a Key Executive will be entitled to receive (a) a lump sum severance payment equal to, if the termination occurs prior to January 1, 2000, an amount equal to one and one-half times the sum of the Key Executive's annual base compensation and annual incentive compensation for the year in which termination occurs, or if the termination occurs after January 1, 2000, an amount equal to one times the sum of the Key Executive's base compensation and annual incentive compensation for the year in which termination occurs; (b) a pro rata portion of the Key Executive's (i) targeted annual incentive compensation for the year in which termination occurs and (ii) long-term incentive compensation (based on the appropriate percentage of the Key Executive's aggregate base compensation earned from January 1, 1998 through the end of the month in which termination occurs, as determined by the Board after prorating the applicable performance criteria through the end of the month in which termination occurs on a straight-line basis over the three year period); (c) continued coverage, or substantially equivalent coverage (for either one and one-half years or one year, as determined according to the severance payment), under all welfare plans including group medical and dental, health and accident, long-term disability, short-term disability, group life insurance and executive insurance in which the Key Executives were participating at the time of termination (if the Company is unable to provide such continued coverage or substantially similar coverage, the Company will pay the Key Executive a lump sum cash amount equal to the present value of such benefits); and (d) outplacement services not to exceed 15% of the Key Executive's base compensation. Mr. Vitkus' Employment Agreement further provides that, upon at least 90 days notice, he may voluntarily terminate his contract effective December 31, 1999 and still be entitled to receive (i) his severance payment,
(ii) his actual annual incentive compensation for 1999 and (iii) the benefits described in (c) and (d) above.

  Upon termination of employment of any of the Key Executives within two years after a change in control of the Company ("Change in Control Period"), the Employment Agreements provide for various severance pay and benefits. Change in control is defined in the Employment Agreements to exclude any further acquisition by LGE and the Restructuring. During the Change in Control Period, severance pay and benefits will not be paid if employment is terminated because of death, disability or retirement, or by the Company for cause, or by the Key Executive other than for good reason. Upon termination of employment during a Change in Control Period, the Employment Agreements provide for (i) a pro rata portion of the Key Executive's annual incentive compensation and long-term incentive bonus, (ii) a lump sum payment equal to three times the highest annual base compensation during the three full fiscal years prior to termination, (iii) three times the greater of (A) the highest annual incentive compensation payable during the three full fiscal years prior to termination and (B) the target annual incentive compensation payable for the year in which termination occurs and (iv) any retention bonuses not previously paid, whether or not then due. Other provisions of the Employment Agreements require the Company to maintain for the benefit of the Key Executive for a period of three years after termination, all employee benefits including group medical and dental, health and accident, long term disability and group life insurance in which the Key Executive was participating at the time of termination. If the Company is unable to provide such continued coverage or substantially similar coverage, the Company will pay the Key Executive a lump sum cash amount equal to the present value of such benefits. The Company shall also pay for outplacement services not to exceed 15% of the Key Executive's base compensation.

  The Employment Agreements further provide for payment of an amount sufficient to put the Key Executive in the same after-tax position as if no excise taxes imposed by Section 4999 of the Internal Revenue Code had been imposed on any payments which are contingent on a change in control and which equal or exceed three times the average taxable compensation for the prior five years or their period of employment. The Company is obligated to reimburse the Key Executive for legal fees and expenses incurred in successfully enforcing the Employment Agreements.

  The Company intends to seek court authority to honor its obligations under the retention programs and to assume the employment contracts of Messrs. Gannon and Vitkus and other executives and managers after the filing of the Prepackaged Chapter 11 Case. See "THE PREPACKAGED PLAN--Intended Actions During the Prepackaged Chapter 11 Case--Provisions for Employees; Retention Programs; Employment Contracts."

  Other employees of the Company may be parties to employment agreements that will not be affected by the Restructuring or the Prepackaged Plan.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Old and New Common Stock as of September 26, 1998 and after the Restructuring by (i) all persons who are known by the Company to beneficially own more than 5% of the outstanding shares of the common stock of the Company; (ii) each director and Executive Officer of the Company; and
(iii) all directors and Executive Officers as a group:

                               SHARES BENEFICIALLY            SHARES
                                 OWNED PRIOR TO         BENEFICIALLY OWNED
                                RESTRUCTURING(1)       AFTER RESTRUCTURING
                              ------------------------ ----------------------
NAME                            NUMBER      PERCENT(2)  NUMBER      PERCENT
----                          ----------    ---------- ----------  ----------
LG Electronics Inc........... 12,059,800(3)    17.9%        1,000         100%
LG Semicon Company Ltd....... 26,095,200       38.6%            0           0
Richard F. Vitkus............     33,000(4)       *             0           0
Peter S. Willmott............     25,000          *             0           0
T. Kimball Brooker...........     11,000          *             0           0
Andrew McNally IV............      8,000          *             0           0
Eugene B. Connolly...........      2,000          *             0           0
Robert A. Helman.............      1,000          *             0           0
Michael Ahn..................          0          0             0           0
Ramesh G. Amin...............          0          0             0           0
Ki-Song Cho..................          0          0             0           0
Roger A. Cregg...............          0          0             0           0
Cha Hong (John) Koo..........          0          0             0           0
Seung Pyeong Koo.............          0          0             0           0
Hun Jo Lee...................          0          0             0           0
Yong Nam.....................          0          0             0           0
Dennis R. Winkleman..........          0          0             0           0
Nam Woo......................          0          0             0           0
Directors and All Executive
 Officers as group (16
 persons)....................     80,000          *             0           0

--------
   *Less than 1%

(1) The "Zenith Stock Fund," a fund available under the Zenith Salaried Retirement Savings Plan and the Zenith Hourly Profit-Sharing Retirement Plans, held 660,235 shares of Old Common Stock as of September 30, 1998.

(2) Percentage based on shares issued and outstanding on September 26, 1998.

(3) As of September 26, 1998, LGE beneficially owned 12,059,800 shares directly as to which it had sole voting and dispositive power. Such amount includes 1,586,000 shares obtainable through the exercise of stock options. LG Semicon has given LGE an irrevocable proxy to vote the 26,095,200 shares owned by LG Semicon as to which LG Semicon retains dispositive power.
(4) Includes 30,000 outstanding shares for Mr. Vitkus which are subject to conditions of vesting (one-third vests on the third, fourth and fifth anniversary of the May 21, 1996 grant date), forfeiture, restrictions on sales, transfer and other dispositions.

                         DESCRIPTION OF CAPITAL STOCK

OLD COMMON STOCK AND OLD PREFERRED STOCK

  The Company is presently authorized to issue 150,000,000 shares of Old Common Stock, par value $1.00 per share, and 8,000,000 shares of preferred stock, par value $1.00 per share (the "Old Preferred Stock"). As of September 26, 1998, there were issued and outstanding 67,525,447 shares of Old Common Stock and no shares of Old Preferred Stock. Except as may be otherwise required by applicable law, the holders of the Old Common Stock vote together as a Class and are entitled to one vote per share on any matter submitted to a vote of the Company's stockholders. The issuance, designations, preferences and voting rights of the Old Preferred Stock are as determined from time to time by the Board. The shares of Old Common Stock have no preemptive or other subscription rights and there are no conversion, redemption or sinking fund provisions with respect to such shares.

NEW COMMON STOCK

  Giving effect to the transactions contemplated by the Prepackaged Plan, the Old Common Stock will be cancelled and, pursuant to the Amended Certificate of Incorporation, the Company will be authorized to issue 1,000 shares of New Common Stock, par value $0.01 per share. Immediately after the Restructuring, there will be issued and outstanding 1,000 shares of New Common Stock, all of which will be owned by LGE. Holders of the New Common Stock will be entitled to one vote per share on any matter submitted to a vote of the Company's stockholders. The shares of New Common will have no preemptive or other subscription rights and there will be no conversion, redemption or sinking fund provisions with respect to such shares.

DELAWARE ANTI-TAKEOVER LAW

  The Company presently is (and, upon Consummation of the Restructuring, will be) subject to the provisions of section 203 (the "Delaware anti-takeover law") of the Delaware General Corporation Law (the "DGCL"). Under the Delaware anti-takeover law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless, among other conditions, (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law, (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or
(iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as any person who becomes the beneficial owner of 15% or more of a Delaware corporation's voting stock. The Delaware anti-takeover law could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

                             CERTAIN TRANSACTIONS

  The Company has several financings, supply and other arrangements with LGE and its affiliates. See "SPECIAL FACTORS--Events Leading to the Restructuring--Financing Transactions" and "--Other Transactions with LGE."

  In November 1995, a change in control of the Company occurred, in which LGE and LG Semicon purchased shares of the Company pursuant to a combined tender offer and purchase of newly issued shares of common stock from the Company. As of September 26, 1998, LGE beneficially owned or held an irrevocable proxy to vote 38,155,000 shares of common stock from the Company. As of September 26, 1998, LGE beneficially owned or held an irrevocable proxy to vote 38,155,000 shares of common stock of the Company which represents 56.5% of the outstanding common stock. Because LGE owns and/or has the ability to vote a majority of the issued and outstanding common stock, it effectively controls the outcome of any matter requiring action by a majority of the Company's stockholders, including the election of a majority of the Company's directors and any future change in control of the Company.

  LGE is a leading international brand-name manufacturer of five main groups of products: televisions; audio and video equipment; home appliances; computers and office automation equipment; and other products, including video displays, telecommunication products and components, and magnetic media. The Company and LGE engaged in the following material transactions in 1996 and 1997 and the first three quarters of 1998.

  Product purchases: In the ordinary course of business, the Company purchases VCRs, television-VCR combinations and components from LGE and LG Semicon. The Company purchased $93.3 million and $128.8 million of these items in 1997 and 1996, respectively. Sales of products purchased from LGE and LG Semicon contributed $112.3 million and $141.4 million to sales in 1997 and 1996, respectively, and $19.0 million and $12.6 million to gross margin in 1997 and 1996, respectively.

  In 1998, the Company and LGE entered into a direct shipment arrangement pursuant to which LGE sells and ships VCRs directly to the Company's two largest customers and pays the Company a license fee for the use of the Company's brand names on such products and the inclusion of the Company's patented tuner technology in such products. The license fee payable by LGE is comparable to royalty rates charged by the Company to unrelated parties. The Company believes that the direct shipment program is beneficial to the Company because it reduces the Company's inventory costs and maintains sales to customers that might not have continued to purchase products directly from the Company due to the Company's current financial difficulties. During the first three quarters of 1998, the Company received approximately $1.4 million in royalties for the use of the Company's brand names pursuant to this direct shipment program. A similar arrangement was entered into in April 1997 in Canada where LGE's Canadian affiliate sells Zenith branded VCRs under a license from the Company. Pursuant to that arrangement the Company received payment from LGE of less than $60,000 in 1997 and approximately $100,000 during the first three quarters of 1998.

  Following the Restructuring, it is expected that LGE will own and operate the Reynosa Assets, and the Company currently anticipates purchasing approximately $469 million in finished products and components produced at the Reynosa facility for its 1999 model year, a portion of which will occur following the transfer of the Reynosa Assets to LGE under the Restructuring.

  Equipment purchases: As contemplated when LGE became a majority stockholder in 1995, the Company purchased approximately $37 million of production machinery and equipment from LGE during 1997 and 1996. The machinery and equipment related primarily to new production lines for the manufacture of computer display tubes and the automation of existing production lines in the Company's Melrose Park picture tube plant. A portion of the purchased machinery and equipment was manufactured by LGE, with the balance procured by LGE on the Company's behalf from third party vendors. LGE acted as the coordinating purchasing agent for the Company because the equipment and machinery was part of an integrated production system based on a similar facility designed and owned by LGE.

  Product and other sales: The Company sells televisions, picture tubes, yokes and other manufactured subassemblies to LGE at prices that equate to amounts charged by the Company to its major customers. Sales in 1996, 1997 and the first three quarters of 1998 by the Company to LGE and to subsidiaries of LGE were $29.4 million, $55.1 million and $30.7 million, respectively.

  In December 1996, the Company closed its wholly-owned Canadian distributor and sold the remaining inventory to LGE at book value. The Company entered into a Distributor Agreement with an LGE subsidiary whereby such subsidiary became the Canadian distributor for the Company. During 1997, the Company entered into a similar agreement with an LGE subsidiary in Mexico to sell the Company's product in Mexico. The Company sold the inventory of its Canadian distributor to LGE after consideration of the business alternatives for continuing operation or a commercial presence in Canada. The determination of the selling price of such inventory took into consideration the cost to the Company (including customs and duties), the point in time within the model year, the costs associated with other methods of disposal of such inventory, and the requirement that the new Canadian distributor would require certain inventories in order to meet customer expectations for product support. There was no comparable sale of Mexican inventory as Zenith goods were sold in Mexico from the United States. During the first three quarters of 1998, the Company's sales to the LGE Canadian and Mexican subsidiaries were $16.2 million and $11.0 million, respectively. In 1997, an affiliate of LGE entered into an agreement with the Company concerning a license for the use of the Company's "Z-Tac" set-top box technology. Under that agreement, the Company has received $250,000 in an up-front license fee and approximately $850,000 from the sale of set-top box kits at its standard pricing schedule for such kits.

  Technical agreements: The Company and LGE are currently operating under several technology agreements and licenses related to HDTV, flat tension mask products, and the Company's patents on television tuners. Under a technical cooperation agreement entered into by the Company and LGE in 1990, the Company agreed to pay LGE 33% of the royalties received by the Company from the use in Korea of certain HDTV technologies and 1% of the royalties received from such technologies from all other countries. As of September 26, 1998, the Company had not received any such royalties, however, and accordingly no payments have been made to LGE pursuant to such agreement. Under a separate agreement, the Company has licensed its tuner patents to LGE. LGE's payments to the Company under tuner licenses were $1.0 million, $0.6 million, and $0.2 million in 1996, 1997 and the first three quarters of 1998, respectively. In September 1997, LGE agreed to provide the Company with $4.5 million in funding for the Company's HDTV receiver project. LGE is to be repaid the $4.5 million advance, without interest, from the royalties generated from future VSB licensing. Pursuant to the HDTV receiver project agreement, intellectual property developed jointly during the project will be jointly owned, and intellectual property developed solely by one party during the project will be owned exclusively by such party, provided that the other party will be granted a non-exclusive, non-transferable, royalty-free license to use such intellectual property.

  In May 1997, the Company and LGE entered into a patent collaboration agreement which provides that (a) LGE will assist the Company in identifying infringements of the Company's patents and technologies, in return for 10% of all royalties collected as a result of such efforts, and defending against third party intellectual property claims, and (b) LGE has the option to acquire patent rights the Company intends to abandon for nominal amounts and to acquire any other patent rights for mutually agreed upon prices plus the payment by LGE to the Company of 10% of all future royalty income, if any, received from such other patent rights. As of September 26, 1998, the Company had assigned to LGE or its affiliates for a total of approximately $6,000 one U.S. patent, one foreign patent and one foreign patent application relating to television and telecommunication technology. The Company retains a non-exclusive, royalty-free license to the use of any patents so assigned. The agreement also provides that LGE may file patent applications in respect of the Company's technologies in any foreign jurisdiction in which the Company does not intend to protect its potential patent rights, provided that LGE pays the Company 10% of all royalties received by LGE in respect of such rights. As of September 26, 1998, the Company believes that LGE had exercised its right to file foreign applications in respect of 35 of the Company's U.S. patented technologies. No royalty income from such foreign rights assignments had been realized by Zenith as of September 26, 1998. Additionally, under a separate agreement the Company assigned to LGE's telecommunications affiliate a patent relating to cordless telephone technologies for $75,000. The Company retained a royalty-free, non-exclusive license and 50% of all royalties collected by the LGE affiliate related to such patent.

  An affiliate of LGE has also licensed certain technological information from Zenith relating to the manufacture of VSB modulation equipment under a 1998 agreement. That agreement allows the LGE affiliate to use technical information and design schematics as the basis for further development of commercial products. Under the agreement, Zenith is to receive $300,000 in 1998 in up-front payments and additional royalty payments per unit sold by the LGE affiliate based on Zenith's designs. The agreement does not include a VSB patent license.

  Service Assistance: In 1996 and 1997, employees of LGE provided certain technical support services to the Company for which LGE was not compensated by the Company. LGE donated $2.2 million of such services in 1997. The services were not material in 1996. In addition, employees of LGE provided certain technical support services to the Company at cost in 1997 and 1998 that were covered under service agreements. The Company's obligations to LGE for such services totaled $4.8 million in 1997 and $1.3 million in the first three quarters of 1998. In addition, a U.S. affiliate of LGE has provided a guarantee of the Company's obligations under the employment agreement and indemnity agreement with Jeffrey P. Gannon, the Company's President and Chief Executive Officer.

  In late December 1997, the Company entered into an agreement with LG Software India Ltd. pursuant to which LG Software India Ltd. provides certain software development, design and support services to the Company. Projects under the agreement include the Company's Year 2000 Readiness support. The Company expects to pay $1.1 million to LG Software India Ltd. for its services during 1998.

  Financial Assistance: In 1997, the Company consummated $87 million in sale-leaseback transactions in which it sold and leased back new and existing manufacturing equipment in its Melrose Park, Illinois plant and the Reynosa, Mexico and Juarez, Mexico facilities pursuant to the Leveraged Leases. The term of the Leveraged Leases was 12 1/2 years and annual payments under the Leveraged Leases averaged approximately $10 million in the aggregate. The Company's payment obligations, along with certain other obligations under the Leveraged Leases, were fully guaranteed by LGE. On July 22, 1998, LGE made a negotiated settlement payment of $90.1 million under the guarantees of the Leveraged Leases. The Company is obligated under documents related to the Leveraged Leases for the repayment of this settlement amount. In March 1998, the Company entered into the LGE Demand Loan Facility, which provides for borrowings of up to $45 million. The interest rate is LIBOR plus 6.5% per annum. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after June 30, 1998. In June 1998, this facility was amended to provide that, in the absence of an event of default, demand for repayment may not occur prior to December 31, 1998. Repayment is due in full at the end of the term. The Company has borrowed $30 million under such facility through October 31, 1998 and has paid $1.2 million of interest through September 26, 1998. The facility is secured by a second lien on the assets that secure the Company's obligations under the Reimbursement Agreement and a second lien on the Company's VSB patents. In October 1997, in conjunction with amendments to the Citibank Credit Facility, LGE agreed to provide credit support for up to $160 million of third-party financing in consideration of a credit support fee of approximately 2% per annum of the facilities actually obtained by the Company and guaranteed by LGE (to be paid in cash or equity). With credit support from LGE, between November 1997 and February 1998, the Company entered into the Unsecured Bank Loans pursuant to which the Company borrowed approximately $102 million. In connection with the Unsecured Bank Loans, the Company entered into the Reimbursement Agreement pursuant to which the Company agreed to reimburse LGE for amounts paid pursuant to the guarantees (plus interest at the Reference Rate announced by Bank of America plus 2% per annum) and granted liens, junior to the liens securing the Citibank Credit Facility, in favor of LGE on the capital stock of the Company's domestic subsidiaries and the equipment, real property and certain intellectual property of the Company and its Subsidiaries. As of September 26, 1998, LGE had made payments pursuant to demands on its guarantees in connection with $72 million of the Unsecured Bank Loans. As of

September 26, 1998, $1.3 million of interest had accrued on amounts owed LGE under the Reimbursement Agreement. LGE has waived payment of such interest through November 30, 1998.

  In September 1997, the Company and LGE entered into an High Definition TV Receiver Project Agreement. As called for in the agreement, the Company received $4.5 million from LGE toward funding for the project. In return, LGE will receive a percentage of applicable royalties the Company anticipates receiving until such time as LGE has received $4.5 million. The $4.5 million is included in long-term liabilities.

  In August 1997, the Company received $30.0 million from subsidiaries of LGE representing payments in advance for 1997 sales from the Company to LGE. The amount was recorded as a liability and as sales were made to LGE, the liability balance was reduced. As of December 31, 1997, $0.6 million of the liability to subsidiaries of LGE remained and is included in other accrued expenses.

  In April 1997, the Company and LGE entered into an arrangement whereby LGE provided a vendor credit line to the Company to finance the Company's purchase of certain goods from LGE in the ordinary course of business. Prior to April 1997, the Company's accounts payables arising in the ordinary course of business to LGE were extended for certain periods of time, but no formal arrangement was in place. The amount of extended payables was $106.8 million, $144.3 million and $134 million as of December 31, 1996, 1997 and September 26, 1998, respectively. The Company is charged interest in respect of each vendor credit advance at varying rates equal to LIBOR plus an applicable margin, which has increased over the period during which such vendor credit remains outstanding. As a result, the interest rate per annum payable in respect of individual credit advances varies over time and has ranged from a low of 6% to a high of 20.7% in respect of advances that have been outstanding for the longest period. During 1997 and the first three quarters of 1998, the Company has accrued approximately $9.6 million and $12.3 million of interest, respectively, under this credit arrangement.

  As of December 31, 1997 and 1996, accounts payable included $145.9 million and $124.5 million, respectively, to LGE and its affiliates. The amount of receivables from LGE and its affiliates was not material as of December 31, 1997 and 1996.

  In return for LGE providing support for certain financing activities of the Company entered into in April 1997, the Company granted options to LGE to purchase approximately 3.9 million common shares of the Company at an exercise price of $0.01 per share, exercisable over time. The accounting for these stock options was based upon their fair value with that fair value being amortized on a straight-line basis over the term of the associated commitments. The related deferred financing charge, net of amortization, is recorded as follows: $30.1 million in noncurrent other assets and $5.1 million in current other assets. LGE's stock options will be cancelled under the Prepackaged Plan.

  Other Items: The Company currently leases space from an LGE subsidiary in
(i) Huntsville, Alabama, for its Parts and Service group, (ii) Ontario, California, for a warehouse and (iii) San Jose, California, for NWS. Zenith's rental payments in respect of the Huntsville, Ontario and San Jose properties totaled approximately $138,000, $135,000 and $59,000, respectively, in 1997 and approximately $218,000, $180,000, and $54,000, respectively, for the first three quarters of 1998.

  The Company and LGE are in discussions concerning the joint development of HDTV products, which may eventually be manufactured by LGE for the Company for resale by the Company in the United States.

  The Company believes that the transactions between the Company and LGE have been conducted on terms no less favorable to the Company than could have been obtained with unrelated third parties. Upon consummation of the Prepackaged Plan, New Zenith will be a wholly owned subsidiary of LGE. LGE has advised Zenith that no general policy has been established for intercompany transactions after New Zenith becomes a wholly owned subsidiary of LGE. Following the Restructuring, Zenith expects to continue purchasing some finished products from LGE, including VCRs. Additionally, Zenith expects to purchase mid-size televisions produced by LGE in its operation of the Reynosa Assets. Because the Company intends to outsource substantially all of its product lines following the Restructuring, the Company expects that it will continue to purchase some finished products, components and other technical services from LGE.

              APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
                         TO RESALES OF NEW SECURITIES

  Certain holders of Claims are offered securities under the Prepackaged Plan.
Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and licensing requirements of federal and state securities laws with respect to the distribution of securities pursuant to a plan of reorganization as well as resales of the securities by certain recipients thereof.

TRANSFERS OF NEW SUBORDINATED DEBENTURES

  The New Subordinated Debentures to be issued pursuant to the Prepackaged Plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the New Subordinated Debentures are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

    (i) persons who purchase a Claim against, an interest in, or a Claim for administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such a Claim or interest;

    (ii) persons who offer to sell securities offered or sold under the plan for the holders of such securities;

    (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan; and

    (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

  Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to the New Subordinated Debentures to be issued pursuant to the Prepackaged Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Company expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Prepackaged Plan.

  GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SUBORDINATED DEBENTURES TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN. THE COMPANY RECOMMENDS THAT POTENTIAL RECIPIENTS OF THE NEW SUBORDINATED DEBENTURES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH NEW SUBORDINATED DEBENTURES.

CERTAIN TRANSACTIONS BY STOCKBROKERS

  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Prepackaged Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

ISSUANCE OF NEW COMMON STOCK

  The New Common Stock to be issued to LGE is exempt from registration under federal and state securities law pursuant to section 1145 of the Bankruptcy Code as they are (i) being issued under a plan of reorganization, (ii) LGE holds a Claim against the Company, and (iii) the stock is being issued entirely in exchange for LGE's claim.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  Kirkland & Ellis, special counsel to the Company ("Tax Counsel"), has advised the Company that the following discussion, except as otherwise indicated, expresses its opinion (the "Tax Opinion") as to all material U.S. federal income tax consequences of the Prepackaged Plan to the Company and the holders of certain Claims and Equity Interests of the Company. This summary and the Tax Opinion are based upon the Tax Code, the United States Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and current administrative rulings and practice now in effect, all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. Prospective participants in the Prepackaged Plan should be aware that many of the tax consequences are unclear under existing law and, as a result, many alternative tax consequences are possible. This summary and the Tax Opinion do not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax), and this summary and the Tax Opinion do not discuss any aspects of state, local or foreign tax laws.

  Due to the complexity of certain aspects of the Prepackaged Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims (including Claims within the same Class), the holder's status and methods of accounting (including holders within the same Class) and the potential for disputes as to legal and factual matters with the Internal Revenue Service ("IRS"), the tax consequences described herein and in the Tax Opinion are subject to significant uncertainties.

  NO RULING WILL BE SOUGHT FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PREPACKAGED PLAN. UNLIKE A RULING FROM THE IRS, AN OPINION OF COUNSEL HAS NO BINDING EFFECT ON THE IRS. THE AUTHORITIES ON WHICH THIS SUMMARY AND THE TAX OPINION ARE BASED ARE SUBJECT TO VARIOUS INTERPRETATIONS, AND THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE THE CONCLUSIONS SET FORTH IN THIS SUMMARY AND THE TAX OPINION, OR THAT A COURT WOULD SUSTAIN SUCH CONCLUSIONS IF CHALLENGED BY THE IRS. EACH HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PREPACKAGED PLAN.

CONSEQUENCES TO HOLDERS OF THE OLD SUBORDINATED DEBENTURES

 General

  In general, a holder of an Old Subordinated Debenture will realize gain or loss on the exchange of an Old Subordinated Debenture for a New Subordinated Debenture in an amount equal to the difference between (i) the amount realized (i.e., the "issue price" of the New Subordinated Debenture as described under "Issue Price" below ("Issue Price")) in respect of the Old Subordinated Debenture and (ii) his or her adjusted tax basis in the Old Subordinated Debenture.

  Whether or not a holder of an Old Subordinated Debenture will be required or allowed to recognize the gain or loss realized on the exchange of such debenture for a New Subordinated Debenture depends on whether the exchange constitutes a tax-free recapitalization. This, in turn, depends upon whether the Old and New Subordinated Debentures constitute "securities" for federal income tax purposes. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances. Certain authorities have held that the length of the term of a debt instrument is a factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Since the Old Subordinated Debentures mature in 2011 and the New Subordinated Debentures mature in 2010, both debentures have terms greater than ten years, and it is likely that they will be treated as securities for federal income tax purposes.

  In general, if they are treated as securities, the exchange of the Old Subordinated Debentures for New Subordinated Debentures will constitute a recapitalization and a holder will not recognize any gain or loss on the exchange, except that a holder will recognize gain, but not loss, to the extent of the lesser of (i) the amount of gain realized or (ii) the amount of cash received (reduced by the amount of such cash that is allocated to accrued but unpaid interest, as discussed below). The tax basis of a holder of a New Subordinated Debenture received in the exchange generally will be equal to the adjusted tax basis of such holder in the Old Subordinated Debenture surrendered in the exchange therefor increased by the gain, if any, recognized, and reduced by the amount of cash received, by the holder. The holding period of a holder of a New Subordinated Debenture received in the exchange generally will include the holding period of such holder in the Old Subordinated Debenture surrendered in exchange therefor (provided such Old Subordinated Debenture was held as a capital asset at the time of the exchange).

  If the Old and New Subordinated Debentures do not constitute securities, the exchange will not constitute a recapitalization, and a holder will recognize the entire amount of gain or loss realized, as discussed above. The tax basis of a holder in a New Subordinated Debenture, in such case, will be equal to the issue price of the New Subordinated Debenture at the time of the exchange (as described in "--Issue Price" below). In such event, the holding period of a holder of a New Subordinated Debenture will begin on the day following the day of the exchange.

  Except for the amount of gain attributable to accrued market discount on an Old Subordinated Debenture that was purchased with market discount (as described in "--Accrued Market Discount" below), any gain or loss recognized on the exchange will be capital gain or loss if the Old Subordinated Debenture is a capital asset in the hands of the holder. Such gain or loss will be long-term capital gain or loss if the holder's holding period with respect to the Old Subordinated Debenture surrendered exceeds one year at the time of the exchange.

 Accrued Interest

  Regardless of whether a holder of the Old Subordinated Debentures recognizes gain on the exchange, such holder will be treated as receiving an interest payment to the extent that a portion of a New Subordinated Debenture received is allocable to accrued interest on an Old Subordinated Debenture exchanged therefor. Accordingly, a holder of the Old Subordinated Debentures who had not previously included such accrued interest in income would recognize taxable income with respect to such interest payment, and a holder who had previously included such accrued interest in income would recognize gain or loss (or, possibly, a write-off against a reserve for bad debts) equal to the difference between the holder's basis in such interest (i.e., the amount of such accrued interest recognized as income by such holder) and the amount of the payment.

 Original Issue Discount

  In general, a New Subordinated Debenture will be considered for federal income tax purposes to be issued with original issue discount ("OID") if the "stated redemption price at maturity" of the debenture exceeds its "issue price" by more than a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). OID with respect to a New Subordinated Debenture is includible in the income of a holder on a constant-yield-to-maturity basis, based on the original yield-to-maturity of the debenture calculated by reference to its issue price, regardless of the holder's method of accounting and regardless of when interest is actually paid in cash. Accordingly, if a New Subordinated Debenture is issued with OID, a holder of such a debenture may be required to take OID into income prior to the receipt of cash payments with respect to the New Subordinated Debenture.

  The stated redemption price at maturity of a New Subordinated Debenture is the aggregate of all payments due to the holder under such debenture at or before its maturity date, other than "qualified stated interest." Qualified stated interest is generally interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates. See "--Issue Price" below. It is unclear whether the stated redemption price at maturity of a New Subordinated Debenture will exceed its issue price by more than a de minimis amount at the time of its issuance.

  The amount of OID, if any, allocable to an accrual period is an amount equal to the excess, if any, of (a) the product of the New Subordinated Debenture's "adjusted issue price" at the beginning of such accrual period and its yield-to-maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest payments on the New Subordinated Debenture allocable to the accrual period. The "adjusted issue price" of a New Subordinated Debenture at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such debenture that were not qualified stated interest payments.

  If a New Subordinated Debenture is issued with OID, and if a holder's tax basis on the issue date in a New Subordinated Debenture exceeds its issue price, the debt instrument will be treated as having been acquired with "acquisition premium," and the holder may be allowed to reduce its OID accruals with respect to such debenture by the proportion of the aggregate amount of OID remaining to be accrued that is represented by the amount of such excess.

 Accrued Market Discount

  A debt instrument has "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. If the exchange of an Old Subordinated Debenture with market discount for a New Subordinated Debenture pursuant to the Prepackaged Plan does not qualify as a recapitalization, a holder generally will recognize ordinary income on the exchange equal to the lesser of (a) the holder's gain on the exchange and (b) the amount of market discount that accrued during the holder's period of ownership. This rule will not apply to a holder who had previously elected to include market discount in income as it accrued for federal income tax purposes.

 Amortizable Bond Premium

  If the tax basis of an exchanging holder's New Subordinated Debenture exceeds the debenture's stated redemption price at maturity, then such debenture will not be treated as issued with OID and such excess will be "amortizable bond premium." If the holder makes (or has made) a timely election under Section 171 of the Tax Code, such holder may amortize the bond premium, on a constant yield basis, by offsetting the interest income from the New Subordinated Debenture.

  If the holder of a New Subordinated Debenture makes an election to amortize bond premium, the tax basis of the debt instrument must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. Any such election to amortize bond premium would apply to all debt instruments held or subsequently acquired by the electing holder and cannot be revoked without permission from the IRS.

  This discussion of amortizable bond premium will not apply to a holder of a New Subordinated Debenture if such holder does not make an election under
Section 171 of the Tax Code. Thus, such holder will not be allowed to amortize bond premium (if any) and will thus not be allowed to offset its interest income on the New Subordinated Debenture. Such holder will also not be required to reduce its basis in the debt instrument as described in the preceding paragraph.

 Issue Price

  The "issue price" of a New Subordinated Debenture issued pursuant to the Prepackaged Plan is relevant in determining a holder's gain or loss on an exchange and whether the debt instrument is issued with OID. The issue price of a New Subordinated Debenture depends, in part, on whether the New Subordinated Debentures or the Old Subordinated Debentures are publicly traded. In general, the New Subordinated Debentures or the Old Subordinated Debentures will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the New Subordinated Debentures (the "60-Day Period"), a substantial amount of the New Subordinated Debentures or the Old Subordinated Debentures are traded on an established market, as defined in Treasury Regulations. Subject to certain exceptions, the New Subordinated Debentures or the Old Subordinated Debentures will be treated as traded on an established market if (1) either is listed on certain securities exchanges, interdealer quotation systems, or designated foreign exchanges or boards of trade, (2) either is traded on certain boards of trade that are designated as contract markets or on an interbank market, (3) either appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders, or actual prices of recent sales transaction, or (4) price quotations are readily available from brokers, dealers or traders. If the New Subordinated Debentures or the Old Subordinated Debentures are traded on an established market, the issue price of a New Subordinated Debenture will be the fair market value of the New Subordinated Debenture or the Old Subordinated Debenture for which it is issued, as the case may be, on the issue date as determined by such trading.

  The issue price of a New Subordinated Debenture that is neither publicly traded nor issued for an Old Subordinated Debenture so traded will be its stated principal amount if the New Subordinated Debenture provides for "adequate stated interest," and otherwise will be its "imputed principal amount." In general, a New Subordinated Debenture will have adequate stated interest so long as interest is payable on the instrument at a rate at least equal to the appropriate applicable federal rate ("AFR") published by the IRS. The "imputed principal amount" of a New Subordinated Debenture is computed by discounting all cash payments, including interest, required to be made under the New Subordinated Debenture at the AFR. Because the AFR that will apply in determining the issue price of a New Subordinated Debenture is presently unknown, the Company cannot predict with certainty whether a New Subordinated Debenture will have adequate stated interest. While the Company anticipates that the interest rate payable under the terms of the New Subordinated Debentures will exceed the AFR, it is possible that the interest rate will be less than the AFR as of the issue date and that, in such an event, the issue price of a New Subordinated Debenture will be its "imputed principal amount."

  If, however, the IRS were to contend successfully that either (i) the New Subordinated Debentures or the Old Subordinated Debentures are traded on an established securities market during the 60-Day Period or (ii) the New Subordinated Debentures do not bear adequate stated interest, then the issue price of a New Subordinated Debenture could be materially less than the issue price that would result if neither were publicly traded and the New Subordinated Debentures bore adequate stated interest. In that event, a New Subordinated Debenture could have OID or additional OID, as the case may be, that would be includible in a holder's income. Since the determination of whether (i) the New Subordinated Debentures and the Old Subordinated Debentures will be treated as publicly traded or (ii) the New Subordinated Debentures will have adequate stated interest will depend in large part upon facts as they exist in the future, Tax Counsel is unable to express an opinion on such issues.

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

 Backup Withholding

  A holder of a New Subordinated Debenture may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include payments in respect of interest or accrued OID, and the proceeds of a sale, exchange or redemption of a New Subordinated Debenture. The Company will be required to deduct and withhold the prescribed amount if (a) the holder fails to furnish a taxpayer identification number ("TIN") to the Company in the manner required, (b) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (c) there has been a failure of the holder to certify under penalty of perjury that the holder is not subject to withholding under Section 3406(a)(1)(C) of the Tax Code, or (d) the holder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to backup withholding.

  Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's U.S. federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the holders of New Subordinated Debentures and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities to any noncorporate holder other than an "exempt recipient."

CONSEQUENCES TO HOLDERS OF OTHER CLAIMS

  A holder of another Claim whose Claim is satisfied in full on the Effective Date will recognize gain or loss for federal income tax purposes on the exchange of such Claim for cash equal to the difference between (i) the amount realized (i.e., the amount of cash received) in respect of such Claim and (ii) his or her adjusted tax basis in such Claim.

  A holder of any such Claim which is restructured, provided that such restructuring does not result in a "significant modification" of the Claim for federal income tax purposes, will not realize gain or loss as a result of the Prepackaged Plan. However, a holder whose Claim is restructured or modified in a way that is considered a "significant modification" for federal income tax purposes, or who is treated as having received interest, damages, or other income in connection with a restructuring or modification, will realize gain or loss for U.S. federal income tax purposes. Such gain or loss will be recognized unless such restructuring or modification constitutes a tax-free recapitalization, which is unlikely.

  If a holder receives property in satisfaction of his or her Claim, he or she will be treated as receiving an interest payment to the extent that the amount received is allocable to interest that accrued while he or she held the Claim, regardless of whether the receipt of the property would otherwise result in recognition of gain or loss. Accordingly, a holder who had not previously included such accrual interest in income would recognize taxable income with respect to such interest payment, and a holder who had previously included such interest in income would recognize gain or loss (or, possibly, a write-off against a reserve for bad debts) equal to the difference between the holder's basis in such interest and the amount of the payment.

CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS IN THE COMPANY

  A holder of any Equity Interest in the Company cancelled under the Prepackaged Plan will be allowed a "worthless stock deduction" in an amount equal to the holder's adjusted basis in his or her Equity Interest. A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the holder held the Equity Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset.

CONSEQUENCES TO LGE

  LGE is a corporation not organized under the laws of the United States. The transactions contemplated in the Prepackaged Plan may consequently have tax ramifications to LGE under applicable U.S. and non-U.S. law.

CONSEQUENCES TO THE COMPANY

 Realization of Cancellation of Indebtedness Income:

  Generally, a debtor recognizes an amount of cancellation of debt ("COD") income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the amount of the indebtedness discharged, over (ii) the issue price of any new indebtedness issued, the amount of cash paid, and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Company in connection with the Prepackaged Plan.

  A debtor is not required to include COD income in gross income if the debt discharge occurs in a Title 11 case. However, under the Tax Code the debtor must, as of the first day of the next taxable year, reduce its tax attributes (in general, first its NOL carryover and then tax credits and capital loss carryovers, and then the tax basis of its assets) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryforwards.

  The Company believes that under the Prepackaged Plan it will realize approximately $63.5 million of COD income attributable to the exchange of New Subordinated Debentures for the Old Subordinated Debentures and possibly an additional amount of COD income attributable to satisfaction of certain other Claims. Because the COD income will be realized in a case filed under the Bankruptcy Code, the Company will not be required to include the COD income in taxable income, but will be required to reduce its NOL carryover by the amount of the COD income. The Company had an estimated $835.6 million NOL carryover as of December 31, 1997, which may be decreased by the amount of COD income realized as a result of the Restructuring.

 Section 382 Limitation

  Generally, pursuant to Section 382 of the Tax Code, if there is an "ownership change" with respect to a corporation with NOL carryovers, such corporation will be subject to limitation (the "Section 382 Limitation") on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned in any year after the ownership change. Except as discussed below, the Section 382 Limitation on such corporation's NOL carryover will be equal to the product of (i) the net equity value of all of the corporation's stock immediately before the ownership change and (ii) the long-term tax-exempt rate for the month in which the ownership change occurs. (The long-term tax exempt rate for November 1998 is 5.02%).

  If a corporation that undergoes an ownership change has a "net unrealized built-in loss," subject to certain limitations, any "recognized built-in loss" during the five-year period beginning with the date of the ownership change (the "recognition period") is generally treated as a pre-change loss and is subject to the Section 382 Limitation described above. If the corporation has a "net unrealized built-in gain," subject to certain limitations, the Section 382 Limitation for any taxable year within the recognition period will be increased by the "recognized built-in gain" for such taxable year. A net unrealized built-in gain or net unrealized built-in loss exists to the extent the fair market value of the corporation's assets is more or less, respectively, than the aggregate adjusted tax basis of the its assets immediately before an ownership change, provided the resulting net unrealized built-in gain or net unrealized built-in loss is greater than the lesser of
(i) 15% of the fair market value of the corporation's assets or (ii) $10 million. Under current IRS administrative policy, the amount of the COD income recognized upon an ownership change is treated as an item of income attributable to the pre-change period under Section 382(h)(6) of the Tax Code, and such COD income is added to the gross fair market value of the corporation's assets in determining whether the loss corporation has a net unrealized built-in loss.

  An "ownership change" occurs if the percentage of stock of the corporation owned actually or constructively by one or more "5-percent shareholders" increases by more than 50 percentage points on any "testing date" (taking into account all relevant adjustments as of the end of a "testing date") as compared to the lowest percentage of stock of the corporation owned by those 5% shareholders at any time during the statutory "testing period" (generally, the past three years or, if shorter, the period since the last ownership change). Generally, a "testing date" is any date on which there is any change in the ownership of stock that affects the percentage stock ownership of a 5% shareholder. A "5% shareholder" is one who owns at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% shareholders ("Public shareholders") is generally treated as being owned by one 5% shareholder.

  The Company believes that the implementation of the Prepackaged Plan will cause an ownership change for U.S. federal income tax purposes. As a result, to the extent not reduced by the amount of realized COD income as discussed above, the use of the remaining NOL carryover will be subject to the Section 382 Limitation unless the exception described below applies.

  Section 382(l)(5) of the Tax Code provides a special rule applicable in the case of a bankruptcy reorganization. If a corporation qualifies for and does not elect out of the application of Section 382(l)(5), Section 382 will not limit the use of the corporation's NOL carryover on account of the ownership change occurring as a result of the bankruptcy reorganization. The corporation will qualify if the corporation's pre-bankruptcy shareholders and holders of certain debt ("Qualifying Debt") own at least 50% of the stock of the corporation after the bankruptcy reorganization. Qualifying Debt is a Claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation's trade or business and has been owned at all times by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation's trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation's business. For the purpose of determining whether a Claim constitutes Qualifying Debt, special rules may apply to treat a subsequent transferee as the transferor creditor.

  The Company believes that the exchanges contemplated by the Prepackaged Plan will qualify for the bankruptcy reorganization exception under Section 382(l)(5). However, since rules relating to Section 382(l)(5) are extremely complicated, there can be no assurance that the exchanges will qualify for such tax treatment, that the IRS will not challenge the Company's conclusion or that a court will sustain such conclusion if challenged by the IRS. Tax Counsel consequently is unable to express an opinion as to this issue. The material tax consequences of both qualifying and not qualifying for the tax treatment under Section 382(l)(5) are discussed immediately below.

  If the exchanges contemplated by the Prepackaged Plan qualify for the tax treatment under Section 382(l)(5), the Company's NOL carryover will be available for future use without any Section 382 Limitation (subject to any pre-existing Section 382 Limitation and after reduction of the Company's NOL carryover by the aggregate amount of all interest deductions in respect of debt exchanged for Company stock during the three prior taxable years and a portion of the current taxable year ending on the Effective Date). However, under Section 382(l)(5), such NOL carryover will not survive a subsequent ownership change if such ownership change occurs during the 2-year period immediately following Consummation of the Prepackaged Plan.

  If the exchanges do not qualify for the tax treatment under Section 382(1)(5) or the Company elects not to utilize Section 382(l)(5), the Company's use of its NOL carryover to offset taxable income earned after the ownership change will be subject to the Section 382 Limitation. Since the Company will be in bankruptcy, however, Section 382(l)(6) of the Tax Code will generally apply. Under Section 382(l)(6), the Section 382 Limitation will be calculated by reference to the net equity value of the Company's stock immediately after the ownership change (rather than immediately before the ownership change, as is the case for non-bankruptcy ownership changes). In such case, since it is unclear what the net equity value of the Company immediately after the exchanges contemplated by the Prepackaged Plan will be, the Company's use of its NOL carryover may be substantially limited after the ownership change.

  The rules regarding ownership changes are very complicated, and although the Company believes there will be an ownership change upon consummation of the Prepackaged Plan, it is possible that such change will not constitute an ownership change. Tax Counsel consequently is unable to express an opinion as to this issue. If consummation of the Prepackaged Plan does not result in an ownership change, however, any change after the Effective Date that affects the percentage stock ownership of a 5% shareholder may trigger an ownership change upon such event. If the Company is not in bankruptcy at such time, neither the Section 382(l)(5) nor Section 382(l)(6) exception will be available, and the Company's use of its NOL carryover will be subject to the general Section 382 Limitation as described above.

 Applicable High Yield Discount Obligations

  In general, OID, if any, on the New Subordinated Debentures will not be deductible until paid by the Company if the New Subordinated Debentures are treated as "applicable high yield discount obligations" ("AHYDOs"). Under the AHYDO rules contained in Sections 163(e) and 163(i) of the Tax Code, if the New Subordinated Debentures have a term of more than five years, "significant" OID (as defined in the Tax Code), and a yield to maturity of 5% or more in excess of the AFR in effect for the month that includes the issue date, interest deductions in respect of OID accruing on such debenture will be deferred until amounts in respect of such OID are paid in cash. Moreover, to the extent the yield to maturity of an AHYDO exceeds the AFR in effect for the month that includes the issue date plus 6%, the deduction for a ratable portion of the OID will be permanently disallowed (the "Disqualified OID").

  It is not expected that the New Subordinated Debentures will be AHYDOs. However, if the Old Subordinated Debentures or New Subordinated Debentures are treated as traded on an established securities market within the 60-Day Period, it is possible that the New Subordinated Debentures may be treated as AHYDOs. Because the determination of whether the New Subordinated Debentures or the Old Subordinated Debentures will be treated as publicly traded depend in large part upon facts as they exist in the future, Tax Counsel cannot provide an opinion as to whether the New Subordinated Debentures will be AHYDOs. If the New Subordinated Debentures are treated as AHYDOs, the Company would not be permitted to deduct any OID in respect of the New Subordinated Debentures until such OID is paid. In addition, the Company will be denied OID deductions in respect of a ratable portion of the OID equal to any Disqualified OID.

  THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CERTAIN CLAIMS AND EQUITY INTERESTS IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

                          ESTIMATED FEES AND EXPENSES

  The estimated fees and expenses expected to be incurred by the Company and that LGE has advised the Company that it expects to incur in connection with the Restructuring are approximately $24.4 million.

                    ESTIMATED COSTS AND FEES OF THE COMPANY

      Investment banking fees and expenses......................... $ 5,700,000
      Bank transaction fees and expenses...........................   3,200,000
      Fees of other advisors.......................................   4,000,000
      Legal fees and expenses......................................   3,200,000
      Accounting fees and expenses.................................     500,000
      Printing and mailing fees....................................     500,000
      Fees relating to new securities..............................     250,000
      Miscellaneous................................................     250,000
                                                                    -----------
          Total.................................................... $17,600,000
                                                                    ===========

                        ESTIMATED COSTS AND FEES OF LGE

      Investment banking fees and expenses......................... $ 2,000,000
      Fees of other advisors.......................................     700,000
      Legal fees and expenses......................................   4,000,000
      Accounting fees and expenses.................................     100,000
                                                                    -----------
          Total.................................................... $ 6,800,000
                                                                    ===========

ADVISORS

  PJSC has been engaged by the Company in connection with the Restructuring. PJSC was chosen to act as financial advisor and investment banker in the Restructuring because of its experience in the restructuring of other public companies in similar types of transactions. For its services as financial advisor and investment banker, PJSC will receive (i) a fixed monthly cash advisory fee, a portion of which will be applied against future transaction fees, and (ii) transaction fees based upon (a) successful completion of a refinancing or new financing transaction ($2.25 million); (b) restructuring or replacement of certain existing debt ($1.0 million); and (c) other transactions, including asset dispositions or mergers (in which case the fee would be based on a graduated, decreasing percentage of total consideration). The Company currently estimates that the total fees payable to PJSC will be $5,700,000. The portion of the fees associated with the restructuring or replacement of the Old Subordinated Debentures ($1.0 million) is contingent on the effectiveness of the restructuring of the Old Subordinated Debentures. Through September 26, 1998, the Company had paid PJSC $2.4 million in fees and expenses, including $0.75 million in fees related to obtaining the Amended Citibank Credit Facility.

  Jay Alix was engaged by the Company based on its prior experience in the restructuring of other public companies in similar types of transactions. Robert N. Dangremond, a principal with Jay Alix, served as the Company's Acting Chief Financial Officer from January 1998 to June 1998, and currently serves as the Company's Senior Vice President, Restructuring. See "SPECIAL FACTORS--Events Leading to the Restructuring." For its services, Jay Alix receives a fixed monthly fee plus expenses, and upon successful completion of the Financial Restructuring, will receive a success fee ($1.0 million). The Company currently estimates that the total fees payable to Jay Alix in connection with the Restructuring will be $4.0 million of which $1.0 million is designated as a success fee, contingent on successful completion of the Financial Restructuring, which includes consummation of the Prepackaged Plan. Through September 26, 1998, the Company had paid $2.3 million in fees and expenses to Jay Alix. The Company will request approval of these fees through the filing of appropriate applications with the Bankruptcy Court.

  Following commencement of the Prepackaged Chapter 11 Case, the Company intends to seek authority to employ Jay Alix as its restructuring advisor, PJSC as its financial advisor and investment banker, Arthur Andersen LLP as its auditor and Kirkland & Ellis as its attorneys.

                                 LEGAL MATTERS

  Certain legal matters in connection with the New Subordinated Debentures offered hereby will be passed upon by Kirkland & Ellis, counsel to the Company.

                                    EXPERTS

  The Company's annual historical audited financial statements included in this Disclosure Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      INDEX OF CERTAIN DEFINED TERMS

60-Day Period..............................................................  147
Administrative Claims......................................................    2
AFR........................................................................  147
AHYDOs.....................................................................  151
Allowed....................................................................   70
Alternative Proposal.......................................................   61
Amended Certificate of Incorporation.......................................   65
Amended Citibank Credit Facility...........................................    3
ATSC.......................................................................   26
Audit Committee............................................................   43
Ballots....................................................................   19
Bank Lender Claims.........................................................    3
Bankruptcy Code............................................................    i
Bankruptcy Court...........................................................    6
Bankruptcy Rules...........................................................   21
Board......................................................................    v
Business Plan Projections..................................................   14
CDT........................................................................   42
CERCLA..................................................................... B-17
Change in Control Period...................................................  136
Citibank...................................................................    9
Citibank Credit Facility...................................................   43
Citibank Receivables Facility..............................................   43
Citibank Secured Claims....................................................    3
Claims.....................................................................    i
Class......................................................................    5
COD........................................................................  149
Commission.................................................................   vi
Company....................................................................    i
Company Peer Group.........................................................   58
Confirmation...............................................................    i
Confirmation Date..........................................................   69
Consumer Electronics.......................................................  B-4
Consummation...............................................................   iv
Contingent Compensation Plan...............................................  133
Crossroads.................................................................   51
D&O Releasees..............................................................    5
Delaware anti-takeover law.................................................  138
Debenture Committee........................................................   51
DGCL.......................................................................  138
DIP........................................................................   26
Directors' Retirement Plan.................................................  133
Disclosure Statement.......................................................    i
Disqualified OID...........................................................  151
Distribution Record Date...................................................   79
EBIT.......................................................................   60
EBITDA.....................................................................    7
Effective Date.............................................................    i
Employment Agreements......................................................  135
Equity Interests...........................................................   iv
ERISA......................................................................  114
Exchange Act...............................................................   vi
Executive Committee........................................................  132
Executive Officers......................................................... B-19
Expiration Date............................................................   21
Final Order................................................................   12
Financial Restructuring....................................................    i
GECC Credit Facility.......................................................  114
General Unsecured Claims...................................................    3
Impaired Claims............................................................    2

Implementation Program......................................................  61
Indenture Event of Default.................................................. 118
Investor Releasees..........................................................   5
IRS......................................................................... 144
Issue Price................................................................. 144
Jay Alix....................................................................  46
Key Executives.............................................................. 135
Lazard......................................................................  47
Leveraged Lease (Melrose Park).............................................. iii
Leveraged Lease (Mexico).................................................... iii
Leveraged Leases............................................................ iii
LG Semicon..................................................................  iv
LGE.........................................................................  ii
LGE Claims..................................................................  iv
LGE Demand Loan Claims......................................................  ii
LGE Demand Loan Facility....................................................  44
LGE Extended Payables Claims................................................ iii
LGE Guarantee Fee Claims.................................................... iii
LGE Leveraged Lease Claims.................................................. iii
LGE New Credit Facility..................................................... 122
LGE New Credit Facility Event of Default.................................... 123
LGE New Credit Support......................................................   7
LGE New Restructured Senior Note............................................ iii
LGE Reimbursement Claims....................................................  ii
LGE Restructured Notes Default.............................................. 121
LGE Stock Purchase Agreement................................................  42
LGE Technical Services Claims............................................... iii
LGE Tranche A Claims........................................................  iv
LGE Tranche B Claims........................................................  iv
Master Ballots..............................................................  19
Merrill Lynch...............................................................  42
NAFTA.......................................................................  28
New Bank Lender Note........................................................   3
New Common Stock............................................................  iv
New Indenture............................................................... 116
New Investor................................................................  64
New Subordinated Debentures.................................................   i
New Zenith..................................................................  iv
NOLs........................................................................   7
Nominee.....................................................................  22
Notice Agent................................................................  22
NWS.........................................................................  25
NYSE........................................................................  vi
OID......................................................................... 146
Old Common Stock............................................................  iv
Old Preferred Stock......................................................... 138
Old Subordinated Debenture Claims...........................................   4
Old Subordinated Debenture Indenture........................................   i
Old Subordinated Debentures.................................................   i
Operational Restructuring...................................................   i
Organization and Compensation Committee..................................... 133
Other Priority Claims.......................................................   2
Other Secured Claims........................................................   3
Petition Date...............................................................  82
PIK.........................................................................   7
PJSC........................................................................   8
Prepackaged Chapter 11 Case.................................................   5
Prepackaged Plan............................................................   i
Priority Tax Claims.........................................................   2
Professionals...............................................................  10

PRP........................................................................ B-17
Public shareholders........................................................  150
Qualifying Debt............................................................  150
Recognition Period.........................................................  149
Registration Statement.....................................................   vi
Reimbursement Agreement....................................................   44
Reorganization Period......................................................   14
Restructuring..............................................................    i
Restructuring Agreement....................................................   ii
Reynosa Assets.............................................................   iv
Sales Multiples Approach...................................................   58
Section 382 Limitation.....................................................   22
Securities Act.............................................................   vi
Senior Indebtedness........................................................  117
Solicitation...............................................................   iv
Solicitation Agent.........................................................   22
Solicitation Materials.....................................................   20

Special Committee..........................................................    v
Stock Compensation Committee...............................................  133
Subsidiaries...............................................................    1
Tax Code...................................................................   22
Tax Counsel................................................................  144
Tax Opinion................................................................  144
TIN........................................................................  148
Transaction Expenses.......................................................   64
Transaction Fee............................................................   65
Treasury Regulations.......................................................  144
Trustee....................................................................  119
Unimpaired Claims..........................................................   78
Unsecured Bank Loans.......................................................   ii
US EPA..................................................................... B-18
Voting Record Date.........................................................    i
VSB........................................................................   26
Zenith.....................................................................    i

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Condensed Consolidated Statements of Operations (Unaudited) for the Three
 and Nine Months Ended September 26, 1998 and September 27, 1997..........  F-2
Condensed Consolidated Balance Sheets (Unaudited) at September 26, 1998,
 December 31, 1997 and September 27, 1997.................................  F-3
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine
 Months Ended September 26, 1998 and September 27, 1997...................  F-4
Notes to Condensed Consolidated Financial Statements (Unaudited)..........  F-5
Statements of Consolidated Operations and Retained Earnings (Deficit) for
 the Years Ended December 31, 1997, 1996 and 1995......................... F-10
Consolidated Balance Sheets at December 31, 1997 and 1996................. F-11
Statements of Consolidated Cash Flows for the Years Ended December 31,
 1997, 1996 and 1995...................................................... F-12
Notes to Consolidated Financial Statements................................ F-13
Report of Independent Public Accountants.................................. F-30

                         ZENITH ELECTRONICS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                     IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                             THREE MONTHS ENDED           NINE MONTHS ENDED
                         --------------------------- ---------------------------
                         SEPTEMBER 26, SEPTEMBER 27, SEPTEMBER 26, SEPTEMBER 27,
                             1998          1997          1998          1997
                         ------------- ------------- ------------- -------------
Net sales...............    $ 230.4       $304.5        $ 675.1       $ 825.4
                            -------       ------        -------       -------
Costs, expenses and
 other:
  Cost of products
   sold.................      203.3        308.3          621.6         800.8
  Selling, general and
   administrative.......       31.5         44.6           93.4         122.7
  Engineering and
   research.............        9.8         10.6           32.0          31.4
  Other operating
   expense (income), net
   (Note 4).............       (9.2)         5.2          (24.3)         (5.0)
  Restructuring charges
   (Note 3).............      100.4          --           107.8           --
                            -------       ------        -------       -------
Operating income
 (loss).................     (105.4)       (64.2)        (155.4)       (124.5)
Gain (loss) on asset
 sales, net.............        --           1.1            0.1           0.2
Interest expense........       (4.1)        (3.5)         (12.2)        (11.8)
Interest expense--
 related party..........       (9.6)        (3.6)         (21.0)         (9.2)
Interest income.........        0.1           --            0.7           0.6
                            -------       ------        -------       -------
Income (loss) before
 income taxes...........     (119.0)       (70.2)        (187.8)       (144.7)
Income taxes (credit)...        --          (1.0)           --           (1.0)
                            -------       ------        -------       -------
Net income (loss).......    $(119.0)      $(69.2)       $(187.8)      $(143.7)
                            =======       ======        =======       =======
Net income (loss) per
 share of common stock
 (Note 5)...............    $ (1.76)      $(1.04)       $ (2.78)      $ (2.16)
                            =======       ======        =======       =======


     See accompanying Notes to Condensed Consolidated Financial Statements.

                         ZENITH ELECTRONICS CORPORATION

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                  IN MILLIONS

                                       SEPTEMBER 26, DECEMBER 31, SEPTEMBER 27,
                                           1998          1997         1997
                                       ------------- ------------ -------------
ASSETS
Current assets:
  Cash................................    $   --       $   --        $   --
  Receivables, net of allowance for
   doubtful accounts of $36.3, $-- and
   $--, respectively (Note 6).........      143.4         21.7          17.1
  Inventories (Note 7)................      164.8        165.5         275.4
  Transferor certificates.............        --          99.7         102.4
  Other...............................       14.5         26.3          29.0
                                          -------      -------       -------
    Total current assets..............      322.7        313.2         423.9
Property, plant and equipment, net....      155.1        171.1         243.5
Receivable from related party (Note
 8)...................................       21.3          --            --
Other.................................        5.3         43.4          39.9
                                          -------      -------       -------
    Total assets......................    $ 504.4      $ 527.7       $ 707.3
                                          =======      =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt (Note 8)............    $ 107.8      $  72.0       $  25.0
  Short-term debt with related party
   (Note 8)...........................      192.1          --            --
  Current portion of long-term debt
   (Note 8)...........................        5.8         15.3          14.7
  Accounts payable....................       87.8         92.9         119.1
  Accounts payable with related party
   (Note 9)...........................      134.9        144.3         140.2
  Income taxes payable................        0.6          0.7           0.8
  Cccrued expenses....................      143.4        141.7         172.3
                                          -------      -------       -------
    Total current liabilities.........      672.4        466.9         472.1
Long-term liabilities.................        --           8.8           9.0
Long-term liabilities with related
 party................................       11.0          8.2           --
Long-term debt (Note 8)...............       97.8        132.8         161.6
Stockholders' equity:
  Preferred stock.....................        --           --            --
  Common stock........................       67.6         67.1          67.1
  Additional paid-in capital..........      506.8        507.3         505.2
  Retained earnings (deficit).........     (849.5)      (661.7)       (506.0)
  Treasury stock......................       (1.7)        (1.7)         (1.7)
                                          -------      -------       -------
    Total stockholders' equity........     (276.8)       (89.0)         64.6
                                          -------      -------       -------
    Total liabilities and
     stockholders' equity.............    $ 504.4      $ 527.7       $ 707.3
                                          =======      =======       =======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                         ZENITH ELECTRONICS CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                  IN MILLIONS

                                                     INCREASE (DECREASE) IN CASH
                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1998          1997
                                                     ------------- -------------
Cash flows from operating activities:
  Net income (loss)................................     $(187.8)      $(143.7)
  Adjustments to reconcile net income (loss) to net
   cash used by operations:
    Depreciation...................................        24.4          26.4
    Employee retirement plan contribution made in
     stock.........................................         --            4.9
    Other..........................................        (1.8)         (0.2)
    Gain on asset sales, net.......................        (0.1)         (0.2)
    Non-cash restructuring charges.................        95.4           --
    Changes in assets and liabilities:
      Current accounts.............................       (18.3)         37.5
      Other assets.................................         3.0           1.4
      Other liabilities............................         3.1           --
                                                        -------       -------
  Net cash used by operating activities............       (82.1)        (73.9)
                                                        -------       -------
Cash flows from investing activities:
  Capital additions................................        (6.4)        (68.0)
  Proceeds from asset sales........................        36.2         161.8
  Distribution of investor certificates............       (41.0)         (5.0)
                                                        -------       -------
  Net cash provided (used) by investing
   activities......................................       (11.2)         88.8
                                                        -------       -------
Cash flows from financing activities:
  Short-term borrowings, net.......................       137.8         (22.0)
  Proceeds from issuance of long-term debt.........         --           45.0
  Proceeds from issuance of common stock, net......         --            1.3
  Principal payments on long-term debt.............       (44.5)        (39.2)
                                                        -------       -------
  Net cash provided (used) by financing
   activities......................................        93.3         (14.9)
                                                        -------       -------
Increase (decrease) in cash........................         --            --
Cash at beginning of period........................         --            --
                                                        -------       -------
Cash at end of period..............................     $   --        $   --
                                                        =======       =======
Increase (decrease) in cash attributable to changes
 in current accounts:
  Receivables, net.................................     $(121.7)      $ 191.2
  Transferor certificates..........................       110.7        (167.4)
  Income taxes, net................................        (0.1)         (0.5)
  Inventories......................................         0.7         (19.7)
  Other assets.....................................         6.8         (12.4)
  Accounts payable and accrued expenses............       (14.7)         46.3
                                                        -------       -------
  Net change in current accounts...................     $ (18.3)      $  37.5
                                                        =======       =======
Supplemental disclosure of cash flow information:
  Cash paid (refunded) during the period for:
    Interest.......................................     $  28.4       $  18.9
    Income taxes...................................        (0.8)         (8.1)
  Non-cash activity:
    Asset and additional paid-in capital recorded
     related to guarantee fee......................     $   --        $  39.7
    Liability recorded related to deferred gain on
     sale leaseback................................         --           10.2

     See accompanying Notes to Condensed Consolidated Financial Statements.

                        ZENITH ELECTRONICS CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE ONE--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements ("financial statements") have been prepared in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. The accuracy of the amounts in the financial statements is in some respects dependent upon facts that will exist, and procedures that will be performed by the company, later in the year. In the opinion of management, all adjustments necessary for a fair presentation of the financial statements have been included and are of a normal, recurring nature. For further information, refer to the consolidated financial statements and notes thereto included in the company's Form 10-K for the year ended December 31, 1997.

NOTE TWO--SUBSEQUENT EVENTS

  Subsequent to September 26, 1998, the company announced plans to close its Melrose Park, Illinois, color picture tube plant in December 1998. This decision is consistent with the company's restructuring plan announced earlier this year, which disclosed plans to sell or close the plant by the end of 1998 unless operations improved considerably. Costs associated with the plant closure are included in the potential 1998 restructuring and reorganization charges discussed in "Note Three--Restructuring charges".

  Subsequent to September 26, 1998, the company completed the sale of its headquarters building in Glenview, Illinois. As a result of the sale, the company's fourth-quarter financial statements will reflect a significant gain on the sale of the building.

NOTE THREE--RESTRUCTURING CHARGES

  During the first nine months of 1998, the company recorded $107.8 million of restructuring charges. Of this total amount, $100.4 million was recorded during the third quarter of 1998 and related to (i) a $68.8 million loss on the termination of the company's leveraged lease (as discussed in "Note Eight--Short-term debt and credit arrangements; Long-term debt"), (ii) $32.3 million of deferred charges (bank, attorney and guarantee fees) that were written off (as discussed in "Note Six--Receivables" and "Note Eight--Short-term debt and credit arrangements; Long-term debt"), (iii) accelerated amortization of the remaining deferred gain ($9.1 million) related to the 1997 sale of the assets into the leveraged lease (as discussed in "Note Eight-- Short-term debt and credit arrangements; Long-term debt"), (iv) $7.0 million of professional fees (associated with work performed by outside consultants to support the development of the operational and financial restructuring plans and the pre-packaged plan of reorganization) and financing charges (relative to amending the Citicorp credit agreement), and (v) $1.4 million of other charges, related primarily to the company's exiting of its analog set-top box product line.

                        ZENITH ELECTRONICS CORPORATION

  A summary of the restructuring charges for the first nine months of 1998 is as follows:

                                                                  RESTRUCTURING
                                  RESTRUCTURING                    RESERVE AT
                                   CHARGES AT    ASSET    CASH    SEPTEMBER 26,
                                    INCEPTION   WRITEOFF PAYMENT      1998
                                  ------------- -------- -------  -------------
   Loss on termination of
    leveraged lease.............     $ 68.8      $(68.8) $  --        $--
   Deferred finance charges.....       32.3       (32.3)    --         --
   Accelerated amortization of
    deferred gain...............       (9.1)        9.1     --         --
   Professional fees and
    financing charges...........       11.6        (1.5)   (9.5)       0.6
   Severance costs..............        1.4         --     (0.9)       0.5
   Other........................        2.8        (1.9)   (0.3)       0.6
                                     ------      ------  ------       ----
   Total restructuring charges..     $107.8      $(95.4) $(10.7)      $1.7
                                     ======      ======  ======       ====

  On August 10, 1998, the company filed a Registration Statement on Form S-4 which contains information relating to the company's proposed financial and operational restructuring plans along with information regarding a pre-packaged plan of reorganization. The Registration Statement discusses potential 1998 restructuring, reorganization and special one-time charges that are projected to be approximately $242 million for the full year. The $242 million of potential restructuring, reorganization and special one-time charges are composed of (i) non-cash asset impairments ($70 million), (ii) the non-cash loss on termination of a lease ($69 million) which was recorded in the third quarter and is shown above, (iii) severance and costs for staff reductions ($47 million), (iv) plant closure and business exit costs ($18 million), (v) professional fees ($17 million) (vi) non-cash inventory writedowns ($9 million) and (vii) other costs associated with the restructuring effort. The 1998 restructuring and reorganization charges are partially offset by a potential extraordinary gain on debt retirement of approximately $64 million.

NOTE FOUR--OTHER OPERATING EXPENSE (INCOME)

  Royalty income accrued in relation to tuning system patents was $7.7 million and $20.4 million for the three and nine months ended September 26, 1998, respectively, and $5.7 million and $16.9 million for the three and nine months ended September 27, 1997, respectively. These amounts are included in other operating expense (income).

  During the third quarter of 1997, the company recorded a charge of $10.0 million related to the impairment of certain long-lived assets to be disposed of. The charge related primarily to (i) assets that were sold or scrapped as a result of the company's decision to phase out of its printed circuit board operation, (ii) assets were sold or scrapped as a result of the company's decision not to develop the proposed large-screen picture tube plant in Woodridge, Illinois, and (iii) a building in Canada that was sold in December 1997. The amount of the charge is included in other operating expense (income).

NOTE FIVE--EARNINGS PER SHARE

  In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the company computed earnings per share by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share, assuming conversion of the 6 1/4 percent convertible subordinated debentures and outstanding stock options are not presented because the effect of the assumed conversion is antidilutive. The weighted average number of shares was 67.5million for

                         ZENITH ELECTRONICS CORPORATION
both the three and nine months ended September 26, 1998, and 66.6 million and
66.5 million for the three and nine months ended September 27, 1997, respectively.

NOTE SIX--RECEIVABLES

  During the third quarter of 1998, the company's trade receivables securitization (which was provided through a Citicorp commercial paper conduit) was terminated. As a result, the company's third quarter financial statements reflect the following: (i) receivables are no longer sold and transferor certificates (which represented the company's retained interest in the pool of receivables that were sold) do not exist, and (ii) a non-cash restructuring charge of $3.9 million was made to write-off deferred charges (bank, attorney and guarantee fees) related to the receivable securitization.

NOTE SEVEN--INVENTORIES

  Inventories consisted of the following (in millions):

                                     SEPTEMBER 26, DECEMBER 31, SEPTEMBER 27,
                                         1998          1997         1997
                                     ------------- ------------ -------------
      Raw materials and work-in-
       process......................    $ 71.2        $ 96.9       $144.6
      Finished goods................      93.6          68.6        130.8
                                        ------        ------       ------
      Total inventories.............    $164.8        $165.5       $275.4
                                        ======        ======       ======

NOTE EIGHT--SHORT-TERM DEBT AND CREDIT ARRANGEMENTS; LONG-TERM DEBT

  In January 1998, the company redeemed its 8.5 percent Senior Subordinated Convertible Debentures due January 2001. There was $0.5 million principal amount of such debentures outstanding and the redemption price of such debentures was 104 percent of such principal amount plus accrued interest through the redemption date. The loss on extinguishment of this debt was not material.

  Between November 1997 and February 1998 the company entered into a series of financing transactions designed to enhance the company's liquidity and financial flexibility. The company obtained a total of $110 million in unsecured and uncommitted credit facilities through four lines of credit with Bank of America ($30 million), First Chicago NBD ($30 million), Societe Generale ($20 million) and Credit Agricole ($30 million). The credit lines are guaranteed by LG Electronics Inc. ("LGE") for which LGE is entitled to receive a fee in an amount up to 2 percent of the outstanding amount of the loans. As of September 26, 1998, only the Credit Agricole loan remains outstanding, in the amount of $30.0 million. During the second and third quarter of 1998, LGE made payments under demands against guarantees on $72.0 million of the facilities and the company is obligated to LGE for these payments plus interest. The company's obligations to LGE are secured by a second lien on certain assets of the company.

  In March 1998, the company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. As of September 26, 1998, $30.0 million was outstanding under the facility. See Note Nine for further discussion.

  During the third quarter of 1998, the company's existing Citicorp credit facility (initially composed of a $45.0 million amortizing term loan and a $65.0 million revolving credit line) was amended and restated. The amended Citibank credit facility provides for up to $125 million of revolving loans, subject to borrowing base restrictions. The revolving loans must be repaid on or before the earlier of (a) the company's court filing for a pre-packaged plan of reorganization or (b) December 31, 1998. In addition, the company is required to make

                         ZENITH ELECTRONICS CORPORATION
repayments: (i) to the extent of the excess of borrowings over the borrowing base and (ii) with the proceeds of most sales of capital stock or assets. The obligations of the company under the amended Citibank credit facility are secured by certain of the company's assets. The amended Citibank credit facility requires the company, among other things, to meet certain financial tests regarding the amount of tuner patent royalties and the average outstanding payable to LGE for products purchased in the ordinary course of business. The facility also contains covenants which, among other things, restrict the ability of the company and its subsidiaries to incur indebtedness, issue guarantees, incur liens, declare dividends or pay management or consulting fees to affiliates, make loans and investments, engage in transactions with affiliates, liquidate, sell assets or engage in mergers. Interest on borrowings is based on market rates.

  In April 1997, the company entered into a sale-leaseback transaction whereby the company sold and leased back manufacturing equipment in its Melrose Park, Illinois, plant and in its Reynosa and Juarez, Mexico, facilities. The company's payment obligations, along with certain other items under the lease agreement were fully guaranteed by LGE. In July 1998, LGE made payment under the guarantees of the leases in the amount of $90.1 million under a negotiated settlement with the lessor. As a result, the company's third quarter financial statements reflect a $90.1 million current liability to LGE (included in "Short-term debt with related party" on the balance sheet), a $21.3 million Other Receivable from LGE, and a loss on termination of the lease of $68.8 million. The receivable from LGE represents the fair value of the manufacturing equipment receivable from LGE as a result of their performance under the terms of the guarantee and negotiated settlement with the lessor. In addition, the financial statements reflect a non-cash restructuring charge of $28.3 million to write-off deferred charges (bank, attorney and guarantee fees) related to the lease, offset by a non-cash restructuring gain of $9.1 million which represents the accelerated amortization of the deferred gain on the 1997 sale of the assets into the lease.

NOTE NINE--RELATED PARTY

  In November 1995, a change in control of the company occurred, in which LGE and an affiliate purchased shares of the company pursuant to a combined tender offer and purchase of newly issued shares of common stock from the company. As of September 26, 1998, LGE "beneficially" owned 36,569,000 shares of common stock of the company which represents 54.2 percent of the outstanding common stock. Because LGE owns a majority of the issued and outstanding common stock, it effectively controls the outcome of any matter requiring action by a majority of the company's stockholders, including the election of a majority of the company's directors and any future change in control of the company.

  On August 7, 1998, the company entered into a restructuring agreement with LGE which sets forth the terms and conditions pursuant to which LGE has agreed to participate in and assist the company with its proposed financial and operational restructuring plans. The agreement is listed as exhibit 10 under "Item 6. Exhibits and Reports on Form 8-K".

  LGE is a leading international brand-name manufacturer of five main groups of products: televisions; audio and video equipment; home appliances; computers and office automation equipment; and other products, including video displays, telecommunication products and components, and magnetic media. The following represent the most significant transactions between the company and LGE during the three and nine months ended September 26, 1998 and September 27, 1997.

  Product purchases: In the ordinary course of business, the company purchases VCRs, TV-VCR combinations and components from LGE and its affiliates. The company purchased $11.6 million and $34.7 million of these items during the three and nine months ended September 26, 1998, and $38.1 million and $64.8 million during the three and nine months ended September 27, 1997, respectively. Sales of products purchased

                        ZENITH ELECTRONICS CORPORATION
from LGE and its affiliates contributed $11.2 million and $46.5 million to sales during the three and nine months ended September 26, 1998, respectively, and $31.7 million and $75.5 million to sales during the three and nine months ended September 27, 1997, respectively.

  Product and other sales: The company sells TVs, picture tubes, yokes and other manufactured subassemblies to LGE and its affiliates. Sales by the company to LGE and its affiliates were $8.2 million and $30.7 million during the three and nine months ended September 26, 1998, respectively, and $18.6 million and $32.0 million during the three and nine months ended September 27, 1997, respectively.

  Other Items: In March 1998, the company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after December 31, 1998 (as amended). Repayment is due in full at the end of the term. The first such borrowing occurred in May 1998, and as of September 26, 1998, $30.0 million was outstanding under the facility. The facility is secured by a second lien on certain of the company's assets, including its VSB technology and is subject to certain terms and conditions.

  Accounts payable included $134.9 million and $140.2 million to LGE and its affiliates as of September 26, 1998 and September 27, 1997, respectively. In April 1997, the company and LGE entered into an arrangement whereby LGE provided a vendor credit line to the company to finance the company's purchases of certain goods from LGE in the ordinary course of business. Prior to April 1997, the company's accounts payables arising in the ordinary course of business to LGE were extended for certain periods of time, but no formal arrangement was in place. The amount of extended payables was $134.0 million and $133.5 million as of September 26, 1998 and September 27, 1997, respectively. The company is charged interest on the extended period at rates reflecting then-current market conditions in Korea.

                        ZENITH ELECTRONICS CORPORATION

     STATEMENTS OF CONSOLIDATED OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                   (IN MILLIONS, EXCEPT PER
                                                        SHARE AMOUNTS)
Revenues
  Net sales...................................... $1,173.1  $1,287.9  $1,273.9
                                                  --------  --------  --------
Costs, Expenses and Other
  Cost of products sold..........................  1,180.5   1,257.0   1,188.8
  Selling, general and administrative (Note
   Four).........................................    178.3     167.8     128.8
  Engineering and research.......................     42.9      46.7      43.5
  Other operating expense (income), net (Notes
   One, Three and Ten)...........................     42.4     (26.3)    (30.1)
  Restructuring and other charges (Note Seven)...      --        9.3      21.6
                                                  --------  --------  --------
Income
  Operating income (loss)........................   (271.0)   (166.6)    (78.7)
  Gain (loss) on asset sales, net................     (4.6)      0.3      (1.7)
  Interest expense...............................    (11.9)    (12.5)    (19.1)
  Interest expense--related party (Note Six).....    (13.6)     (2.6)     (0.8)
  Interest income................................      0.9       3.6       1.8
                                                  --------  --------  --------
  Income (loss) before income taxes..............   (300.2)   (177.8)    (98.5)
  Income taxes (credit) (Note Eight).............     (0.8)      0.2      (7.7)
                                                  --------  --------  --------
  Net income (loss).............................. $ (299.4) $ (178.0) $  (90.8)
                                                  ========  ========  ========
Per Share
  Income (loss) per common share (Note
   Eighteen)..................................... $  (4.49) $  (2.73) $  (1.85)
                                                  ========  ========  ========
Retained Earnings (Deficit)
  Balance at beginning of year................... $ (362.3) $ (184.3) $  (93.5)
  Net income (loss)..............................   (299.4)   (178.0)    (90.8)
                                                  --------  --------  --------
  Retained earnings (deficit) at end of year..... $ (661.7) $ (362.3) $ (184.3)
                                                  ========  ========  ========


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ZENITH ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                               (IN MILLIONS,
                                                               EXCEPT SHARE
                                                               AND PER SHARE
                                                                   DATA)
ASSETS
Current Assets
  Cash (Note One)............................................ $   --   $   --
  Receivables, net of allowance for doubtful accounts of $--
   and $6.2..................................................    21.7    208.3
  Inventories (Note Eleven)..................................   165.5    255.7
  Transferor Certificates (Note Twelve)......................    99.7      --
  Other......................................................    26.3     11.1
                                                              -------  -------
    Total current assets.....................................   313.2    475.1
Noncurrent Assets
  Property, plant and equipment, net (Note Thirteen).........   171.1    278.3
  Other (Note Six)...........................................    43.4     11.9
                                                              -------  -------
    Total assets............................................. $ 527.7  $ 765.3
                                                              =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt (Note Fifteen)............................. $  72.0  $  47.0
  Current portion of long-term debt (Note Sixteen)...........    15.3     17.8
  Accounts payable...........................................    91.3    109.6
  Accounts payable to related party (Note Six)...............   145.9    124.5
  Compensation and retirement benefits (Note Nineteen).......    41.2     43.2
  Product warranties.........................................    18.3     32.1
  Co-op advertising and merchandising programs...............    30.6     20.5
  Income taxes payable.......................................     0.7      1.3
  Other accrued expenses.....................................    51.6     54.6
                                                              -------  -------
    Total current liabilities................................   466.9    450.6
Noncurrent Liabilities
  Long-term liabilities (Note Six)...........................     8.8      --
  Long-term liabilities to related party (Note Six)..........     8.2      --
  Long-term debt (Note Sixteen)..............................   132.8    152.7
Stockholders' Equity
  Preferred stock, $1 par value; 8,000,000 shares authorized;
   none outstanding..........................................     --       --
  Common stock, $1 par value; 150,000,000 shares authorized;
   67,130,628 and 66,564,119 shares issued...................    67.1     66.6
  Additional paid-in capital.................................   507.3    459.4
  Retained earnings (deficit)................................  (661.7)  (362.3)
  Cost of 105,181 common shares in treasury..................    (1.7)    (1.7)
                                                              -------  -------
    Total stockholders' equity (Note Seventeen)..............   (89.0)   162.0
                                                              -------  -------
    Total liabilities and stockholders' equity............... $ 527.7  $ 765.3
                                                              =======  =======

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                         ZENITH ELECTRONICS CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                      INCREASE (DECREASE) IN
                                                               CASH
                                                       YEAR ENDED DECEMBER
                                                               31,
                                                      ------------------------
                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (IN MILLIONS)
Cash Flows from Operating Activities
  Net income (loss).................................. $(299.4) $(178.0) $(90.8)
  Adjustments to reconcile net income (loss) to net
   cash used by operations:
    Depreciation.....................................    38.0     35.0    32.1
    Charge for asset impairment......................    63.7      --      --
    Employee retirement plan contribution in stock...     4.9      5.3     --
    (Gain) loss on asset sales, net..................     4.6      (.3)    1.7
    Charge for donated services......................     2.2      --      --
    Other............................................      .5      1.6      .5
    Changes in assets and liabilities:
      Current accounts...............................   149.4    116.4    19.9
      Other assets...................................     3.6     (3.9)    3.4
      Other liabilities..............................     7.6      --      --
                                                      -------  -------  ------
  Net cash used by operating activities..............   (24.9)   (23.9)  (33.2)
                                                      -------  -------  ------
Cash Flows from Investing Activities
  Capital additions..................................   (69.5)  (105.0)  (51.9)
  Capital additions purchased from related party.....   (13.0)   (24.0)    --
  Proceeds from asset sales..........................   187.7      4.3     2.9
  Distribution of Investor Certificates..............   (84.0)     --      --
                                                      -------  -------  ------
  Net cash provided (used) by investing activities...    21.2   (124.7)  (49.0)
                                                      -------  -------  ------
Cash Flows from Financing Activities
  Short-term borrowings, net.........................    25.0     47.0     --
  Proceeds from issuance of long-term debt...........    45.0      --     40.0
  Proceeds from issuance of common stock, net........     1.1     15.7   170.7
  Principal payments on long-term debt...............   (67.4)    (7.3)  (44.2)
                                                      -------  -------  ------
  Net cash provided by financing activities..........     3.7     55.4   166.5
                                                      -------  -------  ------
Cash
  Increase (decrease) in cash........................     --     (93.2)   84.3
  Cash at beginning of year..........................     --      93.2     8.9
                                                      -------  -------  ------
  Cash at end of year................................ $   --   $   --   $ 93.2
                                                      =======  =======  ======
Changes in Current Assets and Liabilities
  Increase (decrease) in cash attributable to changes
   in:
    Receivables, net.................................   186.6  $  (7.5) $ 10.2
    Transferor Certificates..........................  (110.7)     --      --
    Income taxes, net................................    (0.6)      .1    (6.0)
    Inventories......................................    90.2    (53.1)   51.4
    Other assets.....................................    (9.7)    (3.3)    2.2
    Accounts payable and accrued expenses............    (6.4)   180.2   (37.9)
                                                      -------  -------  ------
    Net change in current accounts................... $ 149.4  $ 116.4  $ 19.9
                                                      =======  =======  ======
Supplemental Disclosure
  Supplemental disclosure of cash flow information--
    Cash paid (refunded) during the period for:
      Interest....................................... $  24.8  $  14.1  $ 20.6
      Income taxes...................................    (9.3)      .9     (.1)
    Non-cash activity:
      Asset and additional paid-in capital recorded
       related to guarantee fee                       $  39.7  $   --   $  --
      Liability recorded related to deferred gain on
       sale leaseback................................    10.2      --      --

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        ZENITH ELECTRONICS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE--SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation: The consolidated financial statements include the accounts of Zenith Electronics Corporation and all domestic and foreign subsidiaries (the company). All significant intercompany balances and transactions have been eliminated.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Statements of consolidated cash flows: The company considers time deposits, certificates of deposit and all highly liquid investments purchased with an original maturity of three months or less to be cash.

  Inventories: Inventories are stated at the lower of cost or market. Costs are determined for all inventories using the first-in, first-out (FIFO) method.

  Properties and depreciation: Property, plant and equipment is stated at cost. Additions of machinery and equipment with lives of eight years or more are depreciated by the straight-line method over their useful lives, which range between 8 to 12 years. Accelerated methods are used for depreciation of all other machinery and equipment items, including high technology equipment that may be subject to rapid economic obsolescence. Useful lives for these items range from 4 to 5 years. Additions of buildings are depreciated by the straight-line method over their useful lives, which range from 10 to 33 years.

  Property held for disposal is reported at the lower of carrying amount or fair value, less cost to sell, and is included in Other noncurrent assets. This property includes certain facilities and land no longer used in the company's operations.

  Rental expenses under operating leases were $20.7 million, $12.8 million, and $15.3 million in 1997, 1996 and 1995, respectively. The 1997 increase in rental expense was due to the sale-leaseback transaction that was entered into in April 1997. See Note Fourteen for additional information on the sale-leaseback transaction.

  The company capitalizes interest on major capital projects. The company capitalized $4.1 million and $2.3 million of interest in 1997 and 1996, respectively. The amount was not material in 1995.

  Engineering, research, product warranty and other costs: Engineering and research costs are expensed as incurred. Estimated costs for product warranties are provided at the time of sale based on experience factors. The costs of co-op advertising and merchandising programs are also provided at the time of sale.

  Foreign currency: The company uses the U.S. dollar as the functional currency for all foreign subsidiaries. Foreign exchange gains and losses are included in Other operating expense (income) and were not material in 1997, 1996 and 1995.

  Stock options: During 1996, the company adopted Statement of Financial Accounting Standards ("FAS") No. 123, "Accounting for Stock-Based Compensation". The accounting standard requires the company to value all stock-based compensation based on the estimated fair value at the grant date and spread the deemed cost over the vesting period. The standard permits a choice of whether to charge operations or disclose the calculated cost, as pro forma information. The company has chosen to disclose the calculated cost, as pro forma information (see Note Seventeen).

                        ZENITH ELECTRONICS CORPORATION

  Impairment of Long-lived Assets: The company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived assets may not be recoverable. When such events or circumstances indicate the carrying value of an asset may be impaired, the company uses an estimate of the future undiscounted cash flows to be derived from the remaining useful life of the asset to assess whether or not the asset is recoverable. If the future undiscounted cash flows to be derived over the life of the asset do not exceed the asset's net book value, the company recognizes an impairment loss for the amount by which the net book value of the asset exceeds its estimated fair market value. See Note Three for additional information.

NOTE TWO--FINANCIAL RESULTS AND LIQUIDITY:

  The company has incurred net losses of $299.4 million, $178.0 million, and $90.8 million in 1997, 1996 and 1995, respectively. For many years the company's major competitors, many with greater resources, have aggressively lowered their selling prices in an attempt to increase market share. Although the company has benefited from cost reduction programs, these lower color television prices together with inflationary cost increases have more than offset such cost reduction benefits.

  Since joining the company in January 1998, the new Chief Executive Officer, along with the rest of the company's management team has been developing a broad operational and financial restructuring plan. A broad outline of that plan has been presented to the company's Board of Directors in March 1998. The plan, which is designed to leverage the company's brand, distribution and technology strengths, includes reducing costs, outsourcing of certain components and products, disposition of certain assets and capitalizing on the company's patented digital television technologies. Restructuring costs must be incurred to implement the plan.

  Despite its negative cash flow, the company has been able to secure financing to support its operations to date, based on credit support from LGE. Between November 1997 and February 1998, the company (with the guarantee of LGE) entered into a series of new lending agreements with commercial lenders for unsecured lines of credit totaling more than $100 million, all of which has been drawn as of March 31, 1998.

  Going forward, significant amounts of additional cash will be needed to pay the restructuring costs to implement the proposed business plan and to fund losses until the company has returned to profitability. Based on management's proposed plan, the company estimates that at least $225 million would be required to fund the company's restructuring costs and operations through the end of 1998 and that additional amounts could be required thereafter.

  While there is no assurance that funding will be available to execute the plan, the company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard. LGE has agreed to provide up to $45 million in additional funding for one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after June 30, 1998, and is secured by certain assets of the company. The company believes that this additional short-term financing, along with its current credit facilities, will be sufficient to support the company's liquidity requirements through June 30, 1998, depending on operating results and the level of continued trade support. In addition, the company is engaged in ongoing discussions with LGE concerning the company's business plan, and LGE is considering whether to provide additional long-term financial support. However, LGE has no obligation to do so. Any such support by LGE would be subject to a number of conditions, including the operating results of the company, third-party consents, Republic of Korea regulatory approvals and other conditions. No decision has been made at this time by LGE or the company regarding additional financial support, and there can be no assurance that any additional financial support will be forthcoming from LGE.

  In the absence of long-term financial support from LGE, there can be no assurance that additional financing can be obtained from conventional sources. Management is exploring alternatives that include seeking strategic

                        ZENITH ELECTRONICS CORPORATION
investors, lenders and/or technology partners, selling substantial company assets or pursuing other transactions that could result in diluting LGE to a less than majority position. There can be no assurance that management's efforts in this regard will be successful.

  To implement the proposed business plan and to fund associated restructuring costs and operating losses, the company will be required to restructure certain of its outstanding debt and other financing arrangements (See Notes Six, Fourteen, Fifteen and Sixteen for a description of certain debt and financing arrangements.) A number of alternatives, including out-of-court and in-court financial restructurings, are being considered. Management believes that, under any restructuring scenario, the company's common stock would likely be subject to massive dilution as a result of the conversion of debt to equity or otherwise. There can be no assurances as to what value, if any, would be ascribed to the common stock in a restructuring. In addition, the company's subordinated debentures could suffer substantial impairment in a restructuring. Due to a number of uncertainties, many of which are outside the control of the company, there can be no assurance that the company will be able to consummate any operational or financial restructuring.

  The company's independent public accountants have included a "going concern" emphasis paragraph in their audit report accompanying the 1997 financial statements. The paragraph states that the company's recurring losses and negative working capital raise substantial doubt about the company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

  Existing credit facilities are not expected to be sufficient to cover liquidity requirements after June 30, 1998, and the company is currently facing the prospect of not having adequate funds to operate its business. There can be no assurance that additional credit facilities can be arranged or that any long-term restructuring alternative can be successfully initiated or implemented by June 30, 1998, in which case the company may be compelled to pursue a bankruptcy filing in the absence of a proposed or pre-approved financial restructuring. The company will be required to obtain waivers under its financing arrangements for periods subsequent to June 30, 1998 and the lenders thereunder are under no obligation to provide such waivers.

  Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development a business plan that, if successfully funded and executed as part of a financial restructuring, can significantly improve operating results. The support of the company's vendors, customers, lenders, stockholders and employees will continue to be key to the company's future success.

NOTE THREE--IMPAIRMENT OF LONG-LIVED ASSETS:

  During the fourth quarter of 1997, an impairment was recognized for the Consumer Electronics business since the future undiscounted cash flows of assets were estimated to be insufficient to recover their related carrying values. As such, the company recognized an expense of $53.7 million and established a valuation reserve for the write-down of the excess carrying value over fair market value. The fair market value used in determining the impairment loss was based upon management and third party valuations, including estimates of potential environmental liabilities. This FAS 121 charge is included in Other operating expense (income).

  The impairment related primarily to the company's assets associated with its color picture tube (CPT), and computer display tube (CDT) plant at Melrose Park, Illinois, and certain assembly plant operations in Reynosa, Mexico. An accumulation of many adverse circumstances during 1997 called into question the recovery of the carrying values of Melrose Park including: the company's decision to exit from 19/209 tube production; unrecoverable new capital costs significantly in excess of plans ($118 million v. $81 million) for partial plant automation and new CDT production capability; the inability to produce the new CDTs either technologically or

                         ZENITH ELECTRONICS CORPORATION
economically; sudden adverse market developments in 159-CDT demand, and 15/179 CDT pricing; and persistent historic and projected operating cash flow losses along with the need for continuing maintenance capital investment. Further, at the Reynosa, Mexico, assembly plant, certain facts indicated potential impairment: its exit from small TV assembly; the relocation of certain parts/service operations to Huntsville, Alabama; and the planned vacating certain buildings on site. These factors during 1997, coupled with historic and projected operating cash flow losses, the need for continuing maintenance capital, and uncertainties discussed in Note Two indicated that an impairment existed in the company's Consumer Electronics manufacturing assets.

  During the third quarter of 1997, the company recorded a charge of $10.0 million related to the impairment of certain long-lived assets to be disposed of. The charge relates primarily to (i) assets that will be sold or scrapped as a result of the company's decision to phase out of its printed circuit board operation (ii) assets that will be sold or scrapped as a result of the company's decision not to develop the proposed large-screen picture tube plant in Woodridge, Illinois and (iii) a building in Canada that was sold in December 1997. The amount of the charge is included in Other operating expense (income).

  The impairment charges discussed above are based upon management's best estimates of the recoverability of long-lived assets and the fair value of the related assets. It is reasonably possible that the company's estimates of the recoverability of long-lived assets and the fair value will change. See Note Two for additional information.

NOTE FOUR--CHARGE FOR BAD DEBTS:

  In November 1995 the company entered into a contract with a customer in Brazil to purchase TVs and TV kits and to assemble and distribute Zenith brand TVs in that country. In early 1997, this customer discontinued timely payments of its obligations, and sought to renegotiate both the timing and the amount of the obligations to the company. While the company and this customer continued to negotiate in an attempt to reach a business solution, litigation was commenced by both parties in Brazil. The company had also initiated litigation against this customer in the United States. In late 1997, this matter was settled. The agreement provides that the company will make certain parts and components available to this customer, and will receive an $11.0 million settlement payable in installments over eleven months. As a result of the above problems, the company recorded a $21.3 million bad debt charge during 1997 related to this customer, which reflects the company's estimated loss as of December 31, 1997. The bad debt charge affected the transferor certificate valuation allowance.

NOTE FIVE--ACCOUNTING CHANGES:

  During 1997 the company changed its accounting policy for most tooling expenditures. The old policy was to charge most tooling expenditures to expense in the period acquired. The new policy is to defer the tooling charges incurred subsequent to March 29, 1997, over a 20-month period in order to more appropriately match the costs with their period of benefit. The accounting policy for picture tube tooling remains the same, which is to amortize that tooling over a four-year period. This change was accounted for as a change in accounting estimate effected by a change in accounting principle and will be accounted for on a prospective basis. The change decreased tooling expense by $8.9 million, and decreased the loss per share by $.13 in 1997.

  Effective January 1, 1996, the company changed its inventory costing method for its picture tube inventories from LIFO to FIFO. There has been a strategic marketing shift in the company toward selling more larger-screen television sets and less smaller-screen sets. The picture tubes for the smaller-screen television sets are manufactured by the company and have been costed using LIFO. It is expected that the LIFO picture tube inventory pool will decrease and this decrease would create a LIFO liquidation resulting in a poor matching of current costs with current revenues. As a result, the company believes that the FIFO method is preferable as it will provide a more appropriate and consistent matching of costs against revenues. This change in accounting

                        ZENITH ELECTRONICS CORPORATION
had no material impact on quarterly results and as a result, quarterly information is not restated. The effect of this change in accounting principle was to reduce the net loss reported for 1996 by $2.7 million, or $.04 per share, retroactively restating the financial statements. The effect of this change for 1995 was to reduce the net loss reported by $1.6 million, or $.03 per share.

NOTE SIX--RELATED PARTY:

  In November 1995, a change in control of the company occurred, in which LGE purchased shares of the company pursuant to a combined tender offer and purchase of newly issued shares of common stock from the company. As of December 31, 1997, LGE owned 36,569,000 shares of common stock of the company which represents 55 percent of the outstanding common stock. Because LGE owns a majority of the issued and outstanding common stock, it effectively controls the outcome of any matter requiring action by a majority of the company's stockholders, including the election of a majority of the company's directors and any future change in control of the company.

  LGE is a leading international brand-name manufacturer of five main groups of products: televisions; audio and video equipment; home appliances; computers and office automation equipment; and other products, including video displays, telecommunication products and components, and magnetic media. The following represent the most significant transactions between the company and LGE during 1997 and 1996.

  Product purchases: In the ordinary course of business, the company purchases VCRs, TV-VCR combinations and components from LGE and its affiliates. The company purchased $93.3 million and $128.8 million of these items in 1997 and 1996, respectively. Sales of products purchased from LGE and its affiliates contributed $112.3 million and $141.4 million to sales in 1997 and 1996, respectively, and $19.0 million and $12.6 million to gross margin in 1997 and 1996, respectively.

  Equipment purchases: The company purchased approximately $37 million of production machinery and equipment from LGE during 1997 and 1996. The machinery and equipment related primarily to new production lines in the company's picture tube plant for the manufacture of computer display tubes.

  Product and other sales: The company sells TVs, picture tubes, yokes and other manufactured subassemblies to LGE and its affiliates at prices that equate to amounts charged by the company to its major customers. Sales in 1997 and 1996 by the company to LGE and its affiliates were $55.1 million and $29.4 million, respectively.

  In December 1996, the company closed its wholly-owned Canadian distributor and sold the remaining inventory to LGE at book value. The company entered into a Distributor Agreement with an LGE subsidiary whereby LGE will be the Canadian distributor for the company. During 1997, the company entered into a similar agreement with an LGE subsidiary in Mexico to sell the company's product in Mexico.

  Technical agreements: The company and LGE are currently operating under several technology agreements and licenses, including: LGE engineering support for HDTV development and related technical and intellectual property; technology and patent licenses to LGE to develop flat tension mask products; and agreements granting LGE the right to use the company's patents on TV tuners. LGE's payment in 1997 and 1996 to the company under these agreements and licenses was $.6 million and $1.0 million, respectively.

  Service Assistance: In 1997, employees of LGE provided certain services to the company for which LGE was not compensated. These donated services were valued at $2.2 million and the accounting treatment was to

                        ZENITH ELECTRONICS CORPORATION
recognize the value of these expenses in the company's income statement and in additional paid-in capital. In 1996, employees of LGE provided certain services to the company for which LGE was not compensated. The value of these services was not material in 1996.

  In 1997, employees of LGE provided certain services to the company that were covered under service agreements. The company's payments ($1.1 million) and payable ($3.7 million) to LGE for such services totaled $4.8 million. The payable is included in Long-term liabilities.

  Other Items: In March 1998, the company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after June 30, 1998. Repayment is due in full at the end of the term. The facility is secured by liens on certain of the company's assets and is subject to certain terms and conditions.

  In September 1997, the company and LGE entered into an High Definition TV Receiver Project Agreement. As called for in the agreement, the company received $4.5 million from LGE toward funding for the project. In return, LGE will receive a percentage of applicable royalties the company anticipates receiving until such time as LGE has received $4.5 million. The $4.5 million is included in Long-term liabilities.

  In August 1997, the company received $30.0 million from LGE representing payments in advance for 1997 sales from the company to LGE. The amount was recorded as a liability and as sales were made to LGE, the liability balance was reduced. As of December 31, 1997, $.6 million of the liability to LGE remained and is included in Other accrued expenses.

  In April 1997, the company and LGE entered into an arrangement whereby the company's accounts payables arising in the ordinary course of business to LGE would be extended for certain periods of time. Prior to April 1997, the company's accounts payables arising in the ordinary course of business to LGE were extended for certain periods of time, but no formal arrangement was in place. The amount of extended payables was $144.3 million and $106.8 million as of December 31, 1997 and 1996, respectively. Interest expense related to the extended payables was $9.6 million, $2.6 million and $0.8 million in 1997, 1996 and 1995, respectively.

  In return for LGE providing support for certain financing activities of the company entered into in April 1997, the company granted options to LGE to purchase approximately 3.9 million common shares of the company at an exercise price of $0.01 per share. These options are exercisable over a 12 1/2 year period with 793,000 options vesting in each of the first three years, 175,000 options vesting in years 4 through 12 and 11,000 options vesting in the last half year. The accounting for these stock options was based upon their fair value with that fair value being amortized straight-line over the term of the associated commitments. The quoted market price of the stock at the time of issuance was $10.00 per share. The market price was used as the fair value of the options as the company believed this provided the best representation of the options fair value. The related deferred financing charge, net of amortization, is recorded as follows: $30.1 million in Noncurrent other assets and $5.1 million in Current other assets.

  As of December 31, 1997 and 1996, accounts payable included $145.9 million and $124.5 million, respectively, to LGE and its affiliates. The amount of receivables from LGE and its affiliates was not material as of December 31, 1997 and 1996.

  The company currently leases space from an LGE subsidiary in (i) Huntsville, Alabama, for its Parts & Service group, (ii) Ontario, California, for a warehouse and (iii) San Jose, California, for its Network Systems group.

                        ZENITH ELECTRONICS CORPORATION

NOTE SEVEN--RESTRUCTURING AND OTHER CHARGES:

  During the fourth quarter of 1996, the company recorded $9.3 million of restructuring charges. The restructuring was composed of $5.2 million of charges related to severance costs associated with employment reductions (mostly in the company's U.S. salaried workforce) and $4.1 million of charges associated with the shutdown of the company's wholly-owned Canadian distributor. Substantially all of the provisions were related to cash expenditures made during 1997. A summary of the restructuring reserve activity related to the restructuring is as follows:

                              RESTRUCTURING                            RESTRUCTURING
                               RESERVE AT                               RESERVE AT
                              DECEMBER 31,   ASSET     CASH   RESERVE  DECEMBER 31,
                                  1996      WRITEOFF PAYMENTS RELEASES     1997
                              ------------- -------- -------- -------- -------------
     Severance costs.........     $5.2       $ --     $(5.2)   $ --        $--
     Canadian distributor
      shutdown...............      4.1        (0.3)    (2.7)    (1.1)       --
                                  ----       -----    -----    -----       ----
     Total restructuring
      charges..                   $9.3       $(0.3)   $(7.9)   $(1.1)      $--
                                  ====       =====    =====    =====       ====

  During the fourth quarter of 1995, the company recorded charges totaling $3.6 million that were incurred as a consequence of the LGE purchase of common stock as described in Note Six. During the second quarter of 1995, the company recorded a charge of $18.0 million primarily to restructure its core Consumer Electronics and Network Systems business. The major elements of the restructuring related to severance expenses associated with employment reductions, primarily in the company's U.S. salaried workforce and costs associated with realigned distribution activities as the company changed to direct-to-retail distribution on a nationwide basis. The remaining charges related to other non-recurring items, including certain environmental, legal and other regulatory matters, along with trade receivable write-offs (primarily for accounts in Mexico as a result of the December 1994 peso devaluation). A summary of the restructuring and other reserves activity is as follows:

                           BEGINNING                              RESTRUCTURING
                         RESTRUCTURING                             RESERVE AT
                           AND OTHER    ASSET     CASH   RESERVE  DECEMBER 31,
                            RESERVE    WRITEOFF PAYMENTS RELEASES     1996
                         ------------- -------- -------- -------- -------------
Restructuring charges:
  Severance costs.......     $ 9.6      $ --     $ (9.6)   $--        $--
  Realigned distribution
   costs................       2.7        --       (2.7)    --         --
                             -----      -----    ------    ----       ----
  Total restructuring
   charges..............      12.3        --      (12.3)    --         --
                             -----      -----    ------    ----       ----
Other charges:
  Environmental, legal
   and regulatory
   costs................       4.8       (0.3)     (4.5)    --         --
  LGE transaction
   costs................       3.6       (2.3)     (1.3)    --         --
  Trade receivable
   write-offs...........       0.9       (0.9)      --      --         --
                             -----      -----    ------    ----       ----
  Total other charges...       9.3       (3.5)     (5.8)    --         --
                             -----      -----    ------    ----       ----
Total restructuring and
 other charges..........     $21.6      $(3.5)   $(18.1)   $--        $--
                             =====      =====    ======    ====       ====

                        ZENITH ELECTRONICS CORPORATION

NOTE EIGHT--INCOME TAXES:

  The components of income taxes (credit) were:

                                                                YEAR ENDED
                                                                DECEMBER 31
                                                              ----------------
                                                              1997  1996 1995
                                                              ----  ---- -----
                                                               (IN MILLIONS)
      Currently payable (refundable):
        Federal.............................................. $ .1  $--  $(7.8)
        State................................................  (.9)   .2    .1
                                                              ----  ---- -----
        Total income taxes (credit).......................... $(.8) $ .2 $(7.7)
                                                              ====  ==== =====

  The $7.7 million income tax credit in 1995 included a $7.5 million tax refund (including interest) due the company as a result of certain foreign tax credit issues in audits of prior years. The company received this tax refund during 1997.

  The statutory federal income tax rate and the effective tax rate are compared below:

                                                          YEAR ENDED
                                                          DECEMBER 31
                                                       ---------------------
                                                       1997    1996    1995
                                                       -----   -----   -----
      Statutory federal income tax rate............... (35.0)% (35.0)% (35.0)%
      State income taxes, net.........................   --      --       .1
      Foreign tax effects.............................   2.2     1.0     1.5
      Tax benefits not recognized subject to future
       realization....................................  32.8    34.0    33.5
      Net operating loss carryback/refund.............   --      --     (8.4)
                                                       -----   -----   -----
      Effective tax rate..............................   (--)%   (--)%  (8.3)%
                                                       =====   =====   =====

  Deferred tax assets (liabilities) are comprised of the following:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                                (IN MILLIONS)
      Loss carryforwards...................................... $ 353.5  $ 228.2
      Inventory valuation.....................................    22.6     23.8
      Transferor certificate valuation reserve................    14.6      --
      PP&E valuation reserve..................................    22.9      --
      Product warranty........................................     9.4     11.5
      Co-op advertising.......................................     3.7      6.3
      Merchandising...........................................     2.6      3.8
      Other...................................................    35.6     38.0
                                                               -------  -------
        Deferred tax assets...................................   464.9    311.6
                                                               -------  -------
      Depreciation............................................     3.4     (6.6)
      Other...................................................    (1.3)     5.5
                                                               -------  -------
        Deferred tax liabilities..............................     2.1     (1.1)
                                                               -------  -------
      Valuation allowance.....................................  (467.0)  (310.5)
                                                               -------  -------
        Net deferred tax assets............................... $   --   $   --
                                                               =======  =======

  The valuation allowance was established since the realization of these assets cannot be reasonably assured, given the company's recurring losses.

                        ZENITH ELECTRONICS CORPORATION

  As of December 31, 1997, the company had $835.6 million of total net operating loss carryforwards (NOLs) available for federal income tax purposes (which expire from 2004 through 2011) and unused tax credits of $3.9 million (which expire from 2000 through 2002).

  The stock purchase by LGE described in Note Six created an "ownership change" of the company for federal income tax purposes, with the effect that the company's annual usage of its NOLs will be limited to approximately $27 million, which represents the product of (i) a tax-exempt rate of return announced monthly by the Internal Revenue Service (5.75 percent for ownership changes occurring in the month of November 1995) and (ii) the value of the company immediately before the ownership change, as determined under applicable tax regulations. This limitation applies to approximately $481 million of the company's available NOL carryovers, which represents the losses generated prior to the "ownership change". The company's remaining loss carryovers are not subject to this limitation. In addition, this limitation, appropriately modified, will also apply to the company's utilization of most of its tax credit carryovers. The effect of this annual limit will depend upon the generation of sufficient taxable income in the future and certain other factors.

NOTE NINE--GEOGRAPHIC SEGMENT DATA:

  The company's operations involve a dominant industry segment -- the design, development, manufacture and distribution of video products, including color TV sets, VCRs and other consumer electronics products, color picture tubes, cable TV products and parts and accessories for these products.

  Financial information, summarized by geographic area, is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1997      1996      1995
                                                 --------  --------  --------
                                                       (IN MILLIONS)
      Net sales:
        Domestic companies...................... $1,144.9  $1,221.4  $1,212.7
        Foreign companies.......................     28.2      66.5      61.2
                                                 --------  --------  --------
        Total net sales......................... $1,173.1  $1,287.9  $1,273.9
                                                 ========  ========  ========
      Income (loss) before income taxes:
        Domestic companies...................... $ (295.3) $ (171.5) $  (94.5)
        Foreign companies.......................     (4.9)     (6.3)     (4.0)
                                                 --------  --------  --------
        Total income (loss) before income
         taxes.................................. $ (300.2) $ (177.8) $  (98.5)
                                                 ========  ========  ========
      Identifiable assets:
        Domestic companies...................... $  405.1  $  615.5  $  548.5
        Foreign companies.......................    122.6     149.8     152.2
                                                 --------  --------  --------
        Total identifiable assets............... $  527.7  $  765.3  $  700.7
                                                 ========  ========  ========

  Foreign operations consist of manufacturing and sales subsidiaries in Mexico, a distribution subsidiary in Canada (which was closed in December
1996) and a purchasing office in Taiwan. Sales to affiliates are principally accounted for at amounts based on local costs of production plus a reasonable return.

  Sales to a single customer, Circuit City Stores, Inc., amounted to $138.6 million (12 percent) in 1997, $187.2 million (15 percent) in 1996, and $172.1 million (14 percent) in 1995. Sales to a second customer, Sears, Roebuck and Company, accounted for $132.4 million (11 percent) in 1997 and $140.9 million (11 percent) in 1996. No other customer accounted for 10 percent or more of net sales.

                        ZENITH ELECTRONICS CORPORATION

NOTE TEN--OTHER OPERATING EXPENSE (INCOME):

  Major manufacturers of TVs and VCRs agreed during 1992 to take licenses under some of the company's U.S. tuning system patents (the licenses expire in 2003). Royalty income related to the tuning system patents was $26.0 million, $26.6 million, and $25.9 million in 1997, 1996 and 1995, respectively, and is included in Other operating expense (income). See Note Three for further discussion on Other operating expense (income).

NOTE ELEVEN--INVENTORIES:

  Inventories consisted of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      Raw materials and work-in-process.......................... $ 96.9 $152.1
      Finished goods.............................................   68.6  103.6
                                                                  ------ ------
      Total inventories.......................................... $165.5 $255.7
                                                                  ====== ======

NOTE TWELVE--TRANSFEROR CERTIFICATES:

  The Financial Accounting Standards Board issued FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in 1996. The accounting standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement was adopted by the company during the second quarter of 1997 in connection with the three-year trade receivables securitization that was entered into in April 1997. Pursuant to the new statement, the trade receivable securitization was accounted for as a sale of receivables.

  Transferor certificates represent the company's retained interest in the pool of saleable receivables that have been sold by the company to a special-purpose trust, but can not or have not yet been sold to outside investors in the commercial paper market via a multi-seller conduit pursuant to the trade receivables securitization agreement. Outside investors hold investor certificates which evidence their ownership of a portion of the assets contained in the special multi-purpose trust. Transferor certificates are valued at historical cost not to exceed their net realizable value. This cost approximates the value of the previous carrying amount (prior to transfer), allocated between the assets sold and the retained interest, based on their relative fair values at the date of the transfer, as required by FAS 125.

NOTE THIRTEEN--PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                                                                (IN MILLIONS)
      Land                                                     $   2.7  $   9.9
      Buildings...............................................   147.9    135.5
      Machinery and equipment.................................   640.9    696.6
                                                               -------  -------
                                                                 791.5    842.0
      Less accumulated depreciation...........................  (562.0)  (563.7)
      Less valuation reserve..................................   (58.4)     --
                                                               -------  -------
      Total property, plant and equipment, net................ $ 171.1  $ 278.3
                                                               =======  =======

                        ZENITH ELECTRONICS CORPORATION

  At December 31, 1997, the company reclassed $8.7 million of property pending disposal out of Property, Plant and Equipment into Other Noncurrent Assets. Included in this amount is $6.0 million of land, which is the primary reason for the 1997 decrease in land, when compared to 1996.

NOTE FOURTEEN--SALE LEASEBACK TRANSACTION:

  In April 1997 the company entered into an $87 million sale-leaseback transaction whereby the company sold and leased back new and existing manufacturing equipment in its Melrose Park, Ill., plant and in its Reynosa and Juarez, Mexico, facilities. The result of the sale was a $10.2 million gain for the company, which was deferred and is being amortized over the 12 1/2 year lease term.

  The related lease is being accounted for as an operating lease. The rental expense under this lease in 1997 was $8.1 million. The minimum lease payments required by the lease over the next five years are as follows (in million):

             Year ending December 31:
               1998............................  $12.3
               1999............................   10.6
               2000............................    9.6
               2001............................    9.7
               2002............................    9.7
               Thereafter......................   78.6
                                                ------
               Total minimum lease payments.... $130.5
                                                ======

  The company's payment obligations, along with certain other items under the lease agreement are fully guaranteed by LGE (see discussion in Note Six). The sale-leaseback agreement contains financial penalties which would be triggered if the company was to terminate the lease early.

NOTE FIFTEEN--SHORT-TERM DEBT AND CREDIT ARRANGEMENTS:

  In April 1997, the company obtained a $65 million revolving credit line with Citicorp. This facility replaces the company's previous credit agreement with General Electric Capital Corporation. Under the revolving credit line, the maximum commitment of funds available for borrowing is limited by a defined borrowing base formula related to eligible inventory. The facility is secured by the company's inventory, domestic fixed assets, stock of the company's subsidiaries and tuner patent royalties, along with the related patents, licenses and other general intangibles. Interest on borrowings is based on market rates.

  The credit line contains certain covenants that must be met in order to remain in compliance with the facility, including financial covenants that must be maintained as of the end of each fiscal quarter. During 1997, the company amended the credit facility to relax certain financial covenants. As amended, the financial covenants include a minimum EBITDA amount, a current ratio test, a funded debt/total capitalization ratio test, a tuning patent royalties test and an LGE payable test. As a result of waivers obtained from Citicorp, N.A., in December 1997 and March 1998, only the tuning patent royalties test and the LGE payable test were in effect as of December 31, 1997 and March 31, 1998, and the company was in compliance with both of these covenants. In addition, there are restrictions regarding investments, acquisitions, guaranties, transactions with affiliates, sales of assets, mergers and additional borrowings, along with limitations on liens. The credit agreement prohibits dividend payments on the company's common stock, restricts dividend payments on any of its preferred.

  Between November 1997 and February 1998 the company entered into a series of new financing transactions designed to enhance the company's liquidity and financial flexibility. The company obtained a total

                        ZENITH ELECTRONICS CORPORATION
of $110 million in unsecured and uncommitted credit facilities through four lines of credit with Bank of America ($30 million), the First Chicago NBD ($30 million), Societe Generale ($20 million) and Credit Agricole ($30 million). As of December 31, 1997, a total of $72.0 million was outstanding under these credit lines.

  The credit lines are guaranteed by LGE for which LGE will receive a fee in an amount up to 2 percent of the face amount of the loan, in the form of cash or the company's equity and subject to the approval of the Finance Committee of the company's Board of Directors and in the case of equity, the approval of the company's shareholders. The company granted liens in favor of LGE on the capital stock of the company's domestic subsidiaries and on the company's intellectual property (other than tuning patents, tuning patent royalties and related license agreements) to secure the guaranties of LGE for borrowings under these credit lines.

  In March 1998, the company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. See Note Six for further discussion.

  Borrowings and interest rates on short-term debt were:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
                                                           (IN MILLIONS)
      Maximum month-end borrowings...................   $72.0    $72.6    $69.5
      Average daily borrowings.......................    26.4     18.3     37.2
      Weighted average interest rate.................     9.1%     8.8%    10.5%

NOTE SIXTEEN--LONG-TERM DEBT:

  The components of long-term debt were:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      6 1/4 percent convertible subordinated debentures due
       2011.....................................................  $109.3 $115.0
      8.5 percent senior subordinated convertible debentures due
       2000.....................................................     --    23.8
      8.5 percent senior subordinated convertible debentures due
       2001.....................................................      .5     .5
      Term Loan.................................................    38.3   31.2
                                                                  ------ ------
                                                                   148.1  170.5
      Less current portion......................................    15.3   17.8
                                                                  ------ ------
      Total long-term debt......................................  $132.8 $152.7
                                                                  ====== ======

  The 6 1/4 percent convertible subordinated debentures are unsecured general obligations, subordinate in right of payment to certain other debt obligations, and are convertible into common stock at $31.25 per share. Terms of the debenture agreement include annual sinking-fund payments of $5.8 million beginning in April 1997 and provisions which could result in the acceleration of their payment in the event the company is in default on provisions of other debt agreements. The debentures are redeemable at the option of the company, in whole or in part, at specified redemption prices at par or above.

  In December 1997 the company redeemed the 8.5 percent Senior Subordinated Convertible Debentures due November 2000. There was $23.8 million principal amount of such debentures outstanding and the redemption price of such debentures was 104 percent of such principal amount plus accrued interest through the redemption date. The loss on extinguishment of this debt was not material.

                        ZENITH ELECTRONICS CORPORATION

  The 8.5 percent debentures due 2001 are unsecured general obligations, subordinate in right of payment to certain other debt obligations, and are convertible into shares of common stock at an initial conversion price of $10.00 per share. Subsequent to December 31, 1997, the company redeemed the
8.5 percent Senior Subordinated Convertible Debentures due January 2001. There was $.5 million principal amount of such debentures outstanding and the redemption price of such debentures was 104 percent of such principal amount plus accrued interest through the redemption date. The loss on extinguishment of this debt was not material.

  In April 1997 the company entered into a $45 million term loan with Citicorp. This facility replaces the company's previous credit term loan with General Electric Capital Corporation. The term loan requires scheduled quarterly principal payments of $2.3 million with a balloon payment of $20.3 million at maturity. The facility is secured by the company's inventory, domestic fixed assets, stock of the company's subsidiaries and tuner patent royalties, along with the related patents, licenses and other general intangibles. Interest on borrowings is based on market rates.

  The term loan contains certain covenants that must be met in order to remain in compliance with the facility, including financial covenants that must be maintained as of the end of each fiscal quarter. During 1997, the company amended the credit facility to relax certain financial covenants. As amended, the financial covenants include a minimum EBITDA amount, a current ratio test, a funded debt/total capitalization ratio test, a tuning patent royalties test and an LGE payable test. As a result of waivers obtained from Citicorp, N.A., in December 1997 and March 1998, only the tuning patent royalties test and the LGE payable test were in effect as of December 31, 1997 and March 31, 1998, and the company was in compliance with both of these covenants. The long-term portion of the term loan has been classified in the accompanying balance sheet based on the company's intention to seek additional waivers or amendments for any future noncompliance prior to the expiration of the March 1998 waiver in June 1998 that extent to a period subsequent to January 1, 1999. There are no assurances that such waivers or amendments will be granted.

  In addition, the term loan contains restrictions regarding investments, acquisitions, guaranties, transactions with affiliates, sales of assets, mergers and additional borrowings, along with limitations on liens. The term loan prohibits dividend payments on the company's common stock and restricts dividend payments on any of its preferred stock.

  The fair value of long-term debt is $90.8 million as of December 31, 1997, as compared to the carrying amount of $132.8 million. The fair value of the 6 1/4 percent convertible subordinated debentures is based on the quoted market price from the New York Stock Exchange. The fair value of the 8.5 percent convertible senior subordinated debentures is based on the quoted price obtained from third party financial institutions. The fair value of the term loan approximates the carrying value as interest on the loan is based on market rates. As of December 31, 1997, the company's credit agreement and term loan would not allow the company to extinguish the long-term debt through purchase and thereby realize the gain.

                        ZENITH ELECTRONICS CORPORATION

NOTE SEVENTEEN--STOCKHOLDERS' EQUITY:

  Changes in stockholders' equity accounts are shown below:

                                                             ADDITIONAL
                                                     COMMON   PAID-IN   TREASURY
                                                     STOCK    CAPITAL    SHARES
                                                     ------  ---------- --------
                                                           (IN MILLIONS)
      Balance, December 31, 1994.................... $45.7     $285.4    $ (.5)
        Sales of common stock.......................  17.8      152.6      --
        Stock issued for stock options..............   --          .3      --
        Other.......................................   --         1.7     (1.2)
                                                     -----     ------    -----
      Balance, December 31, 1995....................  63.5      440.0     (1.7)
        Stock issued for benefit plans..............    .8        4.5      --
        Stock issued for stock options..............   1.9       13.9      --
        Other.......................................    .4        1.0      --
                                                     -----     ------    -----
      Balance, December 31, 1996....................  66.6      459.4     (1.7)
        Stock issued for benefit plans..............    .5        4.4      --
        Stock issued for stock options..............    .1        1.0      --
        Paid in capital--LGE guarantee..............   --        39.7      --
        Paid in capital--LGE services...............   --         2.2      --
        Other.......................................   (.1)        .6      --
                                                     -----     ------    -----
      Balance, December 31, 1997.................... $67.1     $507.3    $(1.7)
                                                     =====     ======    =====

  During 1997, the company entered into certain transactions with LGE that effected paid in capital. These transaction dealt with the granting of stock options and donated services. See Note Six for further discussion on these items.

  During 1996, the company sold 1.9 million shares of authorized but unissued common stock to employees of the company via the exercise of previously issued stock options. During 1995, the company sold 16.5 million shares of authorized but unissued common stock to LGE for a price of $10 per share (see Note Six for further discussion). Also during 1995 the company sold 1.3 million shares of authorized but unissued shares of common stock to investors under registration statements that had been filed with the Securities and Exchange Commission.

  The company has authorized 8 million shares of preferred stock of which none are issued or outstanding as of December 31, 1997. The Board of Directors of the company is authorized to issue the preferred stock from time to time in one or more series and to determine all relevant terms of each such series, including but not limited to the following (i) whether and upon what terms, the shares of such series would be redeemable; (ii) whether a sinking fund would be provided for the redemption of the shares of such series and, if so, the terms thereof; and (iii) the preference, if any, to which shares of such series would be entitled in the event of voluntary or involuntary liquidation of the company.

NOTE EIGHTEEN--STOCK OPTIONS AND AWARDS:

  Stock Options: The 1987 Stock Incentive Plan, which expired in April 1997, and the Long Term Equity Compensation Plan, approved by the company's shareholders in May 1997, authorize the granting of incentive and non-qualified stock options and restricted stock awards to key management personnel. The purchase price of shares under option is the market price of the shares on the date of grant. Options expire 10 years from the date granted. The company accounts for employee stock options under APB Opinion No. 25, under which no

                        ZENITH ELECTRONICS CORPORATION
compensation cost has been recognized. Had compensation cost been determined based on the fair value of options at their grant dates consistent with the method of FAS 123, the company's net income (loss) and earnings (loss) per share would have been increased to the following pro forma amounts:

                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (IN MILLIONS)
      Net income (loss):
        As reported.................................. $(299.4) $(178.0) $(90.8)
        Pro forma....................................  (301.1)  (179.1)  (92.5)
      Earnings (loss) per share:
        As reported.................................. $ (4.49) $ (2.73) $(1.85)
        Pro forma....................................   (4.52)   (2.75)  (1.88)

  Because the FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of the pro forma cost to be expected in future years.

  A summary of the status of the company's outstanding stock options at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

                          NON-EMPLOYEES                       EMPLOYEES
                         ---------------- ---------------------------------------------------
                               1997             1997             1996              1995
                         ---------------- ---------------- ----------------- ----------------
                                 WEIGHTED         WEIGHTED          WEIGHTED         WEIGHTED
                                 AVERAGE          AVERAGE           AVERAGE          AVERAGE
                         SHARES  EXERCISE SHARES  EXERCISE SHARES   EXERCISE SHARES  EXERCISE
                         (000'S)  PRICE   (000'S)  PRICE   (000'S)   PRICE   (000'S)  PRICE
                         ------- -------- ------- -------- -------  -------- ------- --------
Options outstanding at
 January 1..............    --    $ --       968   $ 9.92   2,588    $8.25    2,027   $8.66
Options granted.........  3,965    0.01      952    11.10     456    12.54      738    7.16
Options exercised.......    --      --      (154)    7.80  (1,889)    8.33      (38)   7.69
Options canceled........    --      --      (260)   11.20    (187)    9.30     (139)   8.66
                          -----   -----    -----   ------  ------    -----    -----   -----
Options outstanding at
 December 31............  3,965   $0.01    1,506   $10.66     968    $9.91    2,588   $8.25
                          =====   =====    =====   ======  ======    =====    =====   =====
Options exercisable at
 December 31............    793   $0.01      486   $ 9.05     427    $8.27    2,081   $8.34
Shares available for
 grant at
 December 31............    N/A            1,340            1,329             1,269

  The non-employee stock options were granted to LGE during 1997. See Note Six for further discussion.

  Of the employee options outstanding at December 31, 1997, 516,300 had exercise prices between $6.25 and $10.69, with a weighted average exercise price of $8.30 and a weighted average remaining contractual life of 6.52 years. The remaining 989,500 had exercise prices between $11.00 and $14.75, with a weighted average exercise price of $11.90 and a weighted average remaining contractual life of 9.05 years.

  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model, using the following assumptions; weighted average risk-free interest rates of 5.76 percent, 6.25 percent and
6.83 percent for grants in 1997, 1996, and 1995, respectively; zero expected dividend yields, and expected volatility of 43.69 percent for 1997 and 62.35 percent for years 1996 and 1995. A 3.5 year estimated life was used for all employee grants. The weighted average fair value of employee options granted during 1997, 1996 and 1995 was $11.16, $13.93 and $7.16, respectively.

                        ZENITH ELECTRONICS CORPORATION

  Restricted stock awards: The company had 234,500 and 270,090 restricted stock awards issued and outstanding as of December 31, 1997 and 1996, respectively. The market value of the restricted shares is deferred in the additional paid-in capital account and is generally amortized over the years the restrictions lapse. The 1996 increase in restricted stock was caused by issuances to new members of the company's management. Total compensation expense in 1997 and 1996, related to these awards, was not material.

NOTE NINETEEN--RETIREMENT PLANS AND EMPLOYEE BENEFITS:

  Virtually all employees in the United States are eligible to participate in noncontributory defined contribution retirement plans after completing one full year of service. The plans provide for an annual minimum contribution of between 3 and 6 percent of employees' eligible compensation, based partially on employees' contribution to the plans. Contributions above the minimum could be required based upon profits in excess of a specified return on net worth. Retirement plan expenses were $7.8 million, $8.6 million, $8.8 million and in 1997, 1996 and 1995, respectively. The company's 1997 contribution to the retirement plans will be made during 1998. The company's 1996 and 1995 contributions to the retirement plans were partially funded through the issuance of approximately 466,535 and 782,000 shares, respectively, of the company's common stock.

  Employees in Mexico are covered by government-mandated plans, the costs of which are accrued by the company.

  Benefits payable to employees when they leave the company other than by reason of retirement did not have a material effect on the financial statements of the company.

NOTE TWENTY--EARNINGS PER SHARE:

  In accordance with FAS 128, "Earnings Per Share", the company computed earnings per share by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings
(loss) per share, assuming conversion of the 6 1/4 percent convertible subordinated debentures, the 8.5 percent Senior Subordinated Convertible Debentures due 2001 and outstanding stock options are not presented because the effect of the assumed conversion is antidilutive.

                                                        FOR THE YEAR ENDED
                                                      ------------------------
                                                       1997     1996     1995
                                                      -------  -------  ------
      Net Income (Loss).............................. $(299.4) $(178.0) $(90.8)
      Weighted average common shares outstanding.....    66.6     65.2    49.2
      Earnings per share............................. $ (4.49) $ (2.73) $(1.85)

NOTE TWENTY ONE--CONTINGENCIES:

  The company is involved in various legal actions, environmental matters, patent claims, and other proceedings relating to a wide range of matters that are incidental to the conduct of its business. In addition, the company remains liable for certain retained obligations of a discontinued business, principally income and other taxes prior to the closing of the sale. Furthermore, the company has been named as a defendant in certain cases which relate to keyboards allegedly manufactured or designed by the company for the discontinued business.

  In 1994, the company notified its 15 independent distributors of its intent to change to direct-to-retail distribution on a nationwide basis during 1995. A suit arising in connection with this change in distribution was filed in April 1995 by an independent distributor. The lawsuit sought approximately $13 million in damages under the Wisconsin Fair Dealership Law. In January 1996 the court denied the company's motion for summary judgment and granted the plaintiff's motion for summary judgment, finding the company liable. A jury trial on

                        ZENITH ELECTRONICS CORPORATION
damages was held in May 1996, and the jury awarded the plaintiff $2.37 million. The company has appealed the judgment, contesting both the summary judgment finding of liability and the damages awarded and is awaiting the appellate court's decision.

  The company believes that, after reviewing such matters with the company's counsel, any liability that may ultimately be incurred with respect to these matters is not expected to have a material effect on either the company's consolidated financial position or results of operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Zenith Electronics Corporation:

  We have audited the accompanying consolidated balance sheets of Zenith Electronics Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zenith Electronics Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note Two to the financial statements, the Company has suffered recurring losses from operations and has negative working capital that raises substantial doubt about the ability to continue as a going concern. Management's plans in regards to these matters are also described in Note Two. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As explained in Note Five to the financial statements, the Company changed its methods of accounting for tooling costs in 1997, and picture tube inventories in 1996.

                                                /s/ Arthur Andersen LLP
                                          -------------------------------------
                                                   Arthur Andersen LLP

Chicago, Illinois
March 27, 1998

                       ANNEX A--THE PREPACKAGED PLAN

                   [Important: A Bankruptcy Case Has Not Been
         Commenced as of the Date of the Distribution of this Document]

                     IN THE UNITED STATES BANKRUPTCY COURT

IN RE:


                                               CHAPTER 11
ZENITH ELECTRONICS CORPORATION,


                                               CASE NO. 98-      (     )
                         DEBTOR.
----------------------------------

--------------------------------------------------------------------------------

                       PREPACKAGED PLAN OF REORGANIZATION
                       OF ZENITH ELECTRONICS CORPORATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

                                          James H.M. Sprayregen
                                          Matthew N. Kleiman
                                          Anup Sathy
                                          KIRKLAND & ELLIS
                                          200 E. Randolph Drive
                                          Chicago, Illinois 60601
                                          (312) 861-2000

                                          Counsel to
                                          ZENITH ELECTRONICS CORPORATION,
                                          debtor and debtor-in-possession

Dated: [           ]

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I.
    DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
     GOVERNING LAW.......................................................   4
    A. Rules of Interpretation, Computation of Time and Governing Law...    4
    B. Defined Terms....................................................    4
 ARTICLE II.
    ADMINISTRATIVE AND PRIORITY TAX CLAIMS...............................   9
    A. Administrative Claims............................................    9
    B. Priority Tax Claims..............................................    9
 ARTICLE III.
    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY
     INTERESTS...........................................................   9
    A. Summary..........................................................    9
    B. Classification and Treatment.....................................   12
    C. Special Provision Governing Unimpaired Claims....................   14
 ARTICLE IV.
    ACCEPTANCE OR REJECTION OF THE PLAN..................................  15
    A. Voting Classes...................................................   15
    B. Acceptance by Impaired Classes...................................   15
    C. Presumed Acceptance of Plan......................................   15
    D. Presumed Rejection of Plan.......................................   15
    E. Non-Consensual Confirmation......................................   15
 ARTICLE V.
    MEANS FOR IMPLEMENTATION OF THE PLAN.................................  15
       Continued Corporate Existence and Vesting of Assets in the
    A. Reorganized Debtor...............................................   15
       Cancellation of Notes, Instruments, Debentures, Common Stock and
    B. Stock Options....................................................   16
    C. Issuance of New Securities; Execution of Related Documents.......   16
       Corporate Governance, Directors and Officers, and Corporate
    D. Action...........................................................   16
    E. LGE New Credit Support...........................................   17
    F. Sources of Cash for Plan Distribution............................   17
 ARTICLE VI.
    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................  17
    A. Assumption of Executory Contracts and Unexpired Leases...........   17
       Claims Based on Rejection of Executory Contracts or Unexpired
    B. Leases...........................................................   17
       Cure of Defaults for Executory Contracts and Unexpired Leases
    C. Assumed..........................................................   18
    D. Indemnification of Directors, Officers and Employees.............   18
    E. Compensation and Benefit Programs................................   18
 ARTICLE VII.
    PROVISIONS GOVERNING DISTRIBUTIONS...................................  18
    A. Distributions for Claims Allowed as of the Effective Date........   18
       Distributions by the Reorganized Debtor; Distributions with
    B. Respect to Debt Securities.......................................   18
       Delivery and Distributions and Undeliverable or Unclaimed
    C. Distributions....................................................   18
    D. Distribution Record Date.........................................   18
    E. Timing and Calculation of Amounts to be Distributed..............   20
    F. Minimum Distribution.............................................   20

                                                                            PAGE
                                                                            ----
    G. Setoffs............................................................   20
    H. Surrender of Canceled Instruments or Securities....................   20
    I. Lost, Stolen, Mutilated or Destroyed Debt Securities...............   20
 ARTICLE VIII.
    PROCEDURES FOR RESOLVING DISPUTED CLAIMS...............................  21
    A. Prosecution of Objections to Claims................................   21
    B. Estimation of Claims...............................................   21
    C. Payments and Distributions on Disputed Claims......................   22
 ARTICLE IX.
    CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE P.........  22
    A. Condition Precedent to Confirmation................................   22
    B. Conditions Precedent to Consummation...............................   22
    C. Waiver of Conditions...............................................   22
    D. Effect of Non-occurrence of Conditions to Consummation.............   22
 ARTICLE X.
    RELEASE, INJUNCTIVE AND RELATED PROVISIONS.............................  23
    A. Subordination......................................................   23
    B. Limited Releases by the Debtor.....................................   23
    C. Limited Releases by Holder of Claims...............................   23
    D. Preservation of Rights of Action...................................   23
    E. Exculpation........................................................   24
    F. Injunction.........................................................   24
 ARTICLE XI.
    RETENTION OF JURISDICTION..............................................  24
 ARTICLE XII.
    MISCELLANEOUS PROVISIONS...............................................  25
    A. Dissolution of Committee(s)........................................   25
    B. Payment of Statutory Fees..........................................   25
    C. Discharge of Debtor................................................   25
    D. Modification of Plan...............................................   25
    E. Revocation of Plan.................................................   25
    F. Successors and Assigns.............................................   26
    G. Reservation of Rights..............................................   26
    H. Section 1146 Exemption.............................................   26
    I. Further Assurances.................................................   26
    J. Service of Documents...............................................   26
    K. Filing of Additional Documents.....................................   26

-------------------------------------------------------------------------------

                      PREPACKAGED PLAN OF REORGANIZATION
                       OF ZENITH ELECTRONICS CORPORATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

-------------------------------------------------------------------------------

  Pursuant to chapter 11, title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq., Zenith Electronics Corporation, debtor and debtor-in-possession in the above-captioned and numbered case, hereby respectfully proposes the following Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

                                  ARTICLE I.

                    DEFINED TERMS, RULES OF INTERPRETATION,
                     COMPUTATION OF TIME AND GOVERNING LAW

A. Rules of Interpretation, Computation of Time and Governing Law

  1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

  2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

  3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

B. Defined Terms

  Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

    1. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. (S)(S) 1911-1930.

    2. "Allowed" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtor or other party in interest has not Filed an objection by the Effective Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed:
  (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtor of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or
  (e) a Claim that is allowed pursuant to the terms of this Plan.

    3. "Allowed . . . Claim" means an Allowed Claim in the particular Class described.

    4. "Amended Certificate of Incorporation" means the Certificate of Incorporation of the Reorganized Debtor, as restated as described in
  Article V.D.1 of the Plan, the form of which shall be Filed on or before the Confirmation Date.

    5. "Amended Citibank Credit Agreement" means that certain Amended and Restated Credit Agreement dated June 29, 1998 among the Corporation, the Lenders designated therein, Citibank, N.A., as Issuing Bank, and Citicorp North America, Inc., as Agent for the Issuing Bank and the Lenders, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

    6. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

    7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

    8. "Bank Lender Claims" means the Claims of the Bank Lender arising from or relating to the Bank Loan.

    9. "Bank Lender" means Credit Agricole Indosuez, Seoul Branch.

    10. "Bank Loan" means the financial accommodations provided by the Bank Lender to the Corporation, including, but not necessary limited to, pursuant to that certain Loan Agreement dated December 31, 1997 by and between the Corporation and Credit Agricole Indosuez, Seoul Branch.

    11. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

    12. "Bankruptcy Court" means the United States District Court having jurisdiction over the Prepackaged Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

    13. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Prepackaged Chapter 11 Case, promulgated under 28 U.S.C. (S) 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

    14. "Bar Date" means the Bar Date for Filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code.

    15. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

    16. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

    17. "By-Laws" mean the By-Laws of the Reorganized Debtor, the form of which shall be Filed on or before the Confirmation Date.

    18. "Cash" means cash and cash equivalents.

    19. "Causes of Action" mean all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

    20. "Citibank Secured Claims" means all Claims arising from or relating to the Amended Citibank Credit Agreement.

    21. "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
  Code) against the Debtor, including, but limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

    22. "Claim Holder" or "Claimant" means the Holder of a Claim.

    23. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

    24. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Prepackaged Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, if any.

    25. "Common Stock" means the authorized common stock of the Corporation.

    26. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX.A of the Plan having been (i) satisfied or (ii) waived pursuant to Article IX.C.

    27. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

    28. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

    29. "Consummation" means the occurrence of the Effective Date.

    30. "Corporation" means Zenith Electronics Corporation, a Delaware corporation.

    31. "Creditor" means any Holder of a Claim.

    32. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtor and its subsidiaries who served in such capacity on or after January 1, 1998, in each case in their capacity as such.

    33. "Debtor" means the Corporation, as debtor in the Prepackaged Chapter 11 Case.

    34. "Debtor in Possession" means the Corporation, as debtor in possession in the Prepackaged Chapter 11 Case.

    35. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

    36. "Disclosure Statement" means the Disclosure Statement and Proxy Statement-Prospectus for the Solicitation of Votes for the Prepackaged Plan
  of the Corporation dated [          ], as amended, supplemented, or
  modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

    37. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; or (b) as to which the Debtor or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

    38. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

    39. "Effective Date" means the date selected by the Corporation which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both
  Article IX.A and IX.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article IX.C.

    40. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

    41. "Equity Interest" means any equity interest of the Corporation, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

    42. "Estate" means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Prepackaged Chapter 11 Case.

    43. "File" or "Filed" means file or filed with the Bankruptcy Court in the Prepackaged Chapter 11 Case.

    44. "Final Decree" means the decree contemplated under Bankruptcy Rule
  3022.

    45. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

    46. "General Unsecured Claim" means any Unsecured Claim that is not a Bank Lender Claim, Old Subordinated Debenture Claim, LGE Tranche A Claim or LGE Tranche B Claim.

    47. "Holder" means a Person or Entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

    48. "Impaired Claim" means a Claim classified in an Impaired Class.

    49. "Impaired Class" means each of Classes 4, 6, 7 and 8 as set forth in
  Article III of the Plan.

    50. "Investor Releasees" means LGE and LG Semicon Co., Ltd. and their current and former parents, subsidiaries and affiliates and their respective officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives, in each case in their capacity as such.

    51. "Leveraged Lease (Melrose Park)" means that certain Lease Agreement dated as of March 26, 1997 by and among Fleet Bank as Owner Trustee for Zenith Electronics Equipment Owner Trustee 1997-I, as Lessor, and the Corporation, as Lessee, as supplemented by that certain Lease Supplement dated April 2, 1997 by and between Fleet Bank, as Lessor, and the Corporation, as Lessee, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, including, but not limited to, that certain Participation Agreement dated as of March 26, 1997 by and among the Corporation, as Lessee, General Foods Credit Corporation, as Owner Participant, Fleet Bank, as Owner Trustee, the Lenders designated therein, and First Security Bank, National Association, as Indenture Trustee.

    52. "Leveraged Lease (Mexico)" means that certain Lease Agreement dated as of March 26, 1997 by and among Fleet Bank as Owner Trustee for Zenith Electronics Equipment Owner Trustee 1997-II, as Lessor, and Zenith Electronics Corporation of Texas, as Lessee, as supplemented by that certain Lease Supplement dated April 2, 1997 by and between Fleet Bank, as Lessor, and Zenith Electronics Corporation of Texas, as Lessee, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, including, but not limited to, that certain Participation Agreement dated as of March 26, 1997 by and among Zenith Electronics Corporation of Texas, as Lessee, General Foods Credit Corporation, as Owner Participant, Fleet Bank, as Owner Trustee, the Lenders designated therein, and First Security Bank, National Association, as Indenture Trustee, and, that certain Parent Guaranty dated March 26, 1997 by and among the Debtor, the Owner Trustee, and Owner Participant, the Indenture Trustee and the Lenders.

    53. "Leveraged Leases" means the Leveraged Lease (Melrose Park) and the Leveraged Lease (Mexico).

    54. "LGE" means LG Electronics Inc., a corporation organized under the laws of the Republic of Korea.

    55. "LGE Bank Guarantee" means the guarantee from LGE to the Bank Lender issued in connection with the Bank Loan.

    56. "LGE Claims" means the LGE Tranche A Claims and the LGE Tranche B Claims, to be restructured as provided in the Restructuring Agreement.

    57. "LGE Demand Loan Claims" means any and all Claims of LGE against the Debtor relating to that certain $45,000,000 Demand Note issued by the Debtor to LGE on March 31, 1998, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

    58. "LGE Extended Payables Claims" means any and all Claims of LGE against the Debtor arising under or relating to that certain vendor credit line extended by LGE to the Debtor pursuant to that certain Financial Support Agreement dated March 31, 1997 by and between the Debtor and LGE.

    59. "LGE Guaranty Fee Claims" means any and all Claims of LGE against the Debtor arising from or relating to any and all fees payable by the Debtor to LGE on account of LGE issuing the LGE Bank Guarantee.

    60. "LGE Leveraged Lease Claims" means any and all Claims of LGE against the Debtor relating to the Leveraged Leases, including, but not limited to, Claims relating to (a) that certain Guaranty dated as of March 26, 1997 from LGE to the parties designated therein, relating to the Leveraged Lease (Melrose Park), (b) that certain Guaranty dated as of March 26, 1997 from LGE to the parties designated therein, relating to the Leveraged Lease (Mexico), (c) those certain Guaranty Payment Agreements each dated as of July 17, 1998, by and between LGE, the Indenture Trustee, the Lenders, the Owner Participant and the Owner Trustee, as acknowledged and agreed to by the Debtor.

    61. "LGE New Credit Support" means, at the option of LGE and Debtor, either (a) a line of credit to be made available to the Debtor by LGE on or after the Effective Date, (b) a guarantee or other credit support to be provided by LGE to a third-party lender to support credit provided by such lender to the Debtor on or after the Effective Date, or (c) a combination of both (a) and (b), in all cases in an aggregate amount not to exceed $60,000,000, to be provided to the Debtor, if at all, on the terms and conditions of the Restructuring Agreement.

    62. "LGE Reimbursement Claims" means any and all claims of LGE against the Debtor arising from or relating to the Reimbursement Agreement or the LGE Bank Guarantee, other than the LGE Guaranty Fee Claims.

    63. "LGE New Restructured Senior Note" means that certain new secured note in a principal amount equal to the aggregate amount of the LGE Tranche A Claims minus $32,379,300, bearing interest at LIBOR plus 6.5%, and maturing on November 1, 2008 to be issued to LGE on account of the LGE Tranche A Claims in Class 7, as provided in the Restructuring Agreement, the form of which shall be Filed on or before the Confirmation Date. Interest on the LGE New Restructured Senior Note will be paid in cash only to the extent that the Debtor's ratio of EBITDA to cash interest expense for the immediately preceding four fiscal quarters exceeds 1.5; if such test is not met, interest will be payable by the issuance of additional LGE New Restructured Senior Notes.

    64. "LGE Technical Services Fee Claims" means any and all Claims of LGE against the Debtor relating to servicing fees resulting from LGE's provision of certain technical and other related services to the Debtor in connection with the Debtor's research and development activities.

    65. "LGE Tranche A Claims" means those Claims against the Debtor held by LGE arising from or relating to (a) the LGE Leveraged Lease Claims, (b) the LGE Technical Services Fee Claims, and (c) that portion of the LGE Reimbursement Claims and the LGE Demand Loan Claims not classified as LGE Tranche B Claims.

    66. "LGE Tranche B Claims" means Claims against the Debtor equal to $200,000,000 held by LGE arising from or relating to (a) the LGE Extended Payables Claims (but not to exceed $140,000,000), (b) the LGE Reimbursement Claims (but not to exceed $50,000,000), (c) the LGE Guaranty Fee Claims, and (d) the LGE Demand Loan Claims in an amount sufficient when aggregated with the Claims described in items (a) through (c) to equal $200,000,000.

    67. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate the acceptance or rejection of the Plan in accordance with the Voting Instructions.

    68. "New Bank Lender Note" means that certain term note issued by the Reorganized Debtor to be distributed to the Holder of Allowed Claims in Class 4, with a maturity of one year from the Effective Date, the form of which shall be Filed on or before the Confirmation Date.

    69. "New Common Stock" means the 1000 shares of Common Stock of the Reorganized Debtor, par value $0.01 per share, authorized pursuant to the Amended Certificate of Incorporation.

    70. "New Subordinated Debentures" means those certain $40,000,000 of new 6 1/4% Subordinated Debentures due 2010 issued by the Reorganized Debtor, offered to the Holders of Allowed Claims in Class 6, the form of which shall be Filed on or before the Confirmation Date.

    71. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

    72. "Old Subordinated Debenture Claims" means all Claims arising from or related to the Old Subordinated Debentures or the Old Subordinated Debenture Indenture.

    73. "Old Subordinated Debentures" mean the 6 1/4% Convertible
  Subordinated Debentures due 2011, issued by the Corporation under the Old Senior Subordinated Debenture Indenture.

    74. "Old Subordinated Debenture Indenture" means the Indenture, dated as of April 1, 1986 between the Corporation and State Street Bank & Trust Company, as trustee, relating to the Old Subordinated Debentures.

    75. "Other Priority Claims" mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

    76. "Other Secured Claims" mean, collectively, all Secured Claims against the Debtor held by any Person or Entity, other than Claims classified in Class 2 or Class 7.

    77. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

    78. "Petition Date" means the date on which the Debtor filed its petition for relief commencing the Prepackaged Chapter 11 Case.

    79. "Plan" or "Prepackaged Plan" means this Chapter 11 Prepackaged Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

    80. "Prepackaged Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code, commenced by the Debtor in the Bankruptcy Court.

    81. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

    82. "Pro Rata" means proportionately so that with respect to an Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of a particular Allowed Claim to (ii) the amount of the Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to (ii) the amount of all Allowed Claims in that Class.

    83. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or
  (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

    84. "Reimbursement Agreement" means that certain Reimbursement Agreement dated as of November 3, 1997 by and between the Debtor and LGE, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, pursuant to which the Debtor agreed to reimburse LGE for amounts paid pursuant to the LGE Bank Guarantees.

    85. "Reorganized Debtor" means the Debtor and the Debtor in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

    86. "Restructuring Agreement" means that certain Restructuring Agreement dated as of August 7, 1998 by and between the Debtor and LGE (as amended on November 16, 1998 and as thereafter amended and supplemented from time to time), a copy of which is set forth as an exhibit to the Disclosure
  Statement.

    87. "Reynosa Assets" means that certain property, plant and equipment owned by a subsidiary or subsidiaries of the Debtor located in Reynosa, Tamaulipas, Mexico, as specifically set forth in the Restructuring Agreement.

    88. "Reynosa Purchase Agreement" means that certain agreement, dated the Effective Date, among LGE, Zenith Electronics Corporation of Texas and Partes de Television de Reynosa, pursuant to which the Reynosa Assets will be transferred to LGE or its affiliate, as specifically set forth in the Restructuring Agreement.

    89. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

    90. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

    91. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

    92. "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

    93. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

    94. "Unsecured Claim" means any Claim against the Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

    95. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled
  "SOLICITATION; VOTING PROCEDURES" and in the Ballots and the Master
  Ballots.

    96. "Voting Record Date" means [          ].

                                  ARTICLE II.

                    ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A. Administrative Claims

  Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtor or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B. Priority Tax Claims

  On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtor. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Prepackaged Chapter 11 Case had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Prepackaged Chapter 11 Case had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                 ARTICLE III.

                         CLASSIFICATION AND TREATMENT
                   OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A. Summary

  The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

  The classification of Claims and Equity Interests pursuant to this Plan is as follows:

                     Class                       Status       Voting Rights
   Class 1--Other Priority Claims              Unimpaired --not entitled to vote
   Class 2--Citibank Secured Claims            Unimpaired --not entitled to vote
   Class 3--Other Secured Claims               Unimpaired --not entitled to vote
   Class 4--Bank Lender Claims                 Impaired   --entitled to vote
   Class 5--General Unsecured Claims           Unimpaired --not entitled to vote
   Class 6--Old Subordinated Debenture Claims  Impaired   --entitled to vote


   Class 7--LGE Claims:                        Impaired   --entitled to vote
       LGE Tranche A Claims
       LGE Tranche B Claims
   Class 8--Equity Interests                   Impaired   --not entitled to vote

B. Classification and Treatment

  1. Class 1--Other Priority Claims

    (a) Classification: Class 1 consists of all Other Priority Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

      (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or
    (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

  2. Class 2--Citibank Secured Claims

    (a) Classification: Class 2 consists of the Citibank Secured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. On the Effective Date, unless the Holder of such Claim and the Debtor agree to a different treatment, at the election of the Debtor, the Allowed Class 2 Claims (i) will be paid in full in Cash by the Reorganized Debtor or (ii) will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

    (c) Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

  3. Class 3--Other Secured Claims

    (a) Classification: Class 3 consists of the Other Secured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

      (ii) the Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtor or the Reorganized Debtor; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 3 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

  4. Class 4--Bank Lender Claims

    (a) Classification: Class 4 consists of the Claims of the Holder of Bank Lender Claims.

    (b) Treatment: On the Effective Date, unless the Holder of such Claims and the Debtor agree to a different treatment, the Holder of the Bank Lender Claims shall receive the New Bank Lender Note in full satisfaction of its Claims.

    (c) Voting: Class 4 is impaired and the Holder of Allowed Class 4 Claims is entitled to vote to accept or reject the Plan.

  5. Class 5--General Unsecured Claims

    (a) Classification: Class 5 consists of the Claims of Holders of General Unsecured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 5 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 5 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

      (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or
    (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 5 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 5 is not impaired and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.

  6. Class 6--Old Subordinated Debenture Claims

    (a) Classification: Class 6 consists of the Claims of Holders of Old Subordinated Debentures.

    (b) Treatment: If Class 6 accepts the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed Old Subordinated Debenture Claim shall receive, in full and final satisfaction of such Claim, a pro rata distribution of the New Subordinated Debentures; provided, however, if Class 6 rejects the Plan, the Holders of Old Subordinated Debentures will not receive or retain any property on account of their Old Subordinated Debentures.

    (c) Voting: Class 6 is impaired and the Holders of Allowed Class 6 Claims are entitled to vote to accept or reject the Plan.

  7. Class 7--LGE Claims

    (a) Classification: Class 7 consists of the LGE Claims (but excluding any other Claim or any Equity Interests held by LGE).

    (b) Treatment:

      (i) LGE Tranche A Claims--On the Effective Date, or as soon thereafter as practicable, LGE shall receive (A) the LGE New Restructured Senior Note, and (B) the Reynosa Assets, in full and complete satisfaction of the Allowed LGE Tranche A Claims. In connection with the delivery of the Reynosa Assets, on or before the Effective Date, the Reorganized Debtor shall cause its subsidiaries, Zenith Electronics Corporation of Texas and Partes de Television de Reynosa, to enter into the Reynosa Purchase Agreement.

      (ii) LGE Tranche B Claims-On the Effective Date, or as soon thereafter as practicable, LGE shall receive 100% of the New Common Stock, in full and complete satisfaction of the Allowed LGE Tranche B Claims.

    (c) Voting: Class 7 is impaired and the Holder of the Allowed Class 7 Claims is entitled to vote to accept or reject the Plan.

  8. Class 8--Equity Interests

    (a) Classification: Class 8 consists of all Equity Interests.

    (b) Treatment: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

    (c) Voting: Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

  C. Special Provision Governing Unimpaired Claims

  Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect the Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                  ARTICLE IV.

                      ACCEPTANCE OR REJECTION OF THE PLAN

A. Voting Classes

  Each Holder of an Allowed Claim in Classes 4, 6, and 7 shall be entitled to vote to accept or reject the Plan.

B. Acceptance by Impaired Classes

  An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C. Presumed Acceptance of Plan

  Classes 1, 2, 3, and 5 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D. Presumed Rejection of Plan

  Class 8 is impaired and shall receive no distributions, and, therefore, is presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E. Non-Consensual Confirmation

  The Debtor will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 8. In the event that any Impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with Article XII.D of the Plan. In addition, as set forth in Article III.B.6(b), if Class 6 rejects the Plan, the Holders of Old Subordinated Debentures will not receive or retain any property on account of their Old Subordinated Debentures.

                                  ARTICLE V.

                     MEANS FOR IMPLEMENTATION OF THE PLAN

A. Continued Corporate Existence and Vesting of Assets in the Reorganized
Debtor

  The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Restructuring Agreement, the LGE New Restructured Senior Note, the New Subordinated Debentures, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this
Article V shall preclude any party in interest from appearing and being heard on any issue in the Prepackaged Chapter 11 Case.

B. Cancellation of Notes, Instruments, Debentures, Common Stock and Stock
Options

  On the Effective Date, except to the extent provided otherwise in the Plan,
(i) all notes, instruments, certificates, and other documents evidencing the Citibank Secured Claims, LGE Claims, Other Secured Claims, and Bank Lender Claims, (ii) the Old Subordinated Debentures, and (iii) all Equity Interests, including all Common Stock, shall be canceled and deemed terminated. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Subordinated Debenture Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

C. Issuance of New Securities; Execution of Related Documents

  On the Effective Date, the Reorganized Debtor shall issue all securities, notes instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Subordinated Debentures, and the New Common Stock, each of which shall be distributed as provided in the Plan. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan or the Restructuring Agreement.

D. Corporate Governance, Directors and Officers, and Corporate Action

  1. Amended Certificate of Incorporation

  On the Effective Date, the Reorganized Debtor will file its Amended Certificate of Incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. The Amended Certificate of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Common Stock to 1,000, change the par value of the New Common Stock to $0.01 and eliminate the authorization of preferred stock. After the Effective Date, the Reorganized Debtor may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law.

  2. Directors and Officers of the Reorganized Debtor

  Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of the Reorganized Debtor shall be the officers of the Debtor immediately prior to the Effective Date. On the Effective Date, LGE will be the sole shareholder of the Reorganized Debtor, and will have the right to determine the composition of the board of directors of the Reorganized Debtor. Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtor, and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the board of directors shall be consistent with the Amended Certificate of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, other constituent documents and the Delaware General Corporation Law.

  3. Corporate Action

  On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the amendment of the By-laws, the selection of directors and officers for the Reorganized Debtor, and all actions contemplated by the Plan and the Restructuring Agreement shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan and the Restructuring Agreement involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

E. LGE New Credit Support

  On or after the Effective Date, pursuant to the terms and conditions of the Restructuring Agreement, LGE will provide the Debtor with the LGE New Credit Support.

F. Sources of Cash for Plan Distribution

  All Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtor or Reorganized Debtor, or post-confirmation borrowing under other available facilities of the Debtor or Reorganized Debtor, including, without limitation, to the extent available, the LGE New Credit Support. The Reorganized Debtor may also make such payments using Cash received from its subsidiaries through the Reorganized Debtor's consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course.

                                  ARTICLE VI.

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

  Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that
(1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

  Notwithstanding anything to the contrary contained herein, on the Effective Date, the Leveraged Leases shall be deemed rejected pursuant to section 365(a) of the Bankruptcy Code. Any Claim arising from such rejection, including, but not limited to, those Claims arising under section 502 of the Bankruptcy Code, shall be part of and are included in the LGE Leveraged Lease Claims. Other than on account of the LGE Leveraged Lease Claims, LGE shall not receive any property or distribution arising from or related to such rejection. Except as provided in the Restructuring Agreement, on the Effective Date, all property that is the subject of the Leveraged Leases shall be vested in the Reorganized Debtor free and clear of all liens, claims and encumbrances.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

  All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D. Indemnification of Directors, Officers and Employees

  The obligations of the Debtor to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E. Compensation and Benefit Programs

  Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                 ARTICLE VII.

                      PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions for Claims Allowed as of the Effective Date

  1. Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles VII.C and VIII.C below.

  2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Subordinated Debentures, and the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities

  The Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of Article V.B above regarding the cancellation of the Old Subordinated Debenture Indenture, the Old Subordinated Debenture Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtor to receive and make distributions pursuant to the Plan on account of the Old Subordinated Debentures. Each indenture trustee providing services related to distributions to the Holders of Allowed Old Subordinated Debenture Claims shall receive, from the Reorganized Debtor, with such approval as the Bankruptcy Court may require, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtor.

C. Delivery and Distributions and Undeliverable or Unclaimed Distributions

  1 Delivery of Distributions in General

  Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtor. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Citibank Secured Claims, LGE Claims, Bank Lender Claims, and Old Subordinated Debenture Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

  2.  Undeliverable Distributions

  (a) Holding of Undeliverable Distributions. If any Allowed Claim Holder's distribution is returned to Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable cash (including interest and maturities on the New Subordinated Debentures) shall not be entitled to any interest, dividends or other accruals of any kind.

  (b) After Distributions Become Deliverable. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtor shall make all distributions that become deliverable during the preceding calendar quarter.

  (c) Failure to Claim Undeliverable Distributions. The Company will file with the Bankruptcy Court, from time to time, a listing of the Holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree concluding the Prepackaged Chapter 11 Case. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtor, free of any restrictions thereon; and (ii) any New Subordinated Debentures held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim.

  (d) Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D. Distribution Record Date

  As of the close of business on the Distribution Record Date, the transfer register for the Old Subordinated Debentures as maintained by the Debtor, the trustee of the Old Subordinated Debenture Indenture, or their respective agents, shall be closed and the transfer of Old Subordinated Debentures, or any interest therein, will be prohibited. Moreover, the Reorganized Debtor shall have no obligation to recognize the transfer of any Old Subordinated Debentures occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E. Timing and Calculation of Amounts to be Distributed

  On the Effective Date, each Holder of an Allowed Claim against the Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C below, to Holders of Disputed Claims in any such Class whose Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F. Minimum Distribution

  The New Subordinated Debentures will be issued in denominations of $1,000 and integral multiples thereof. No New Subordinated Debenture will be issued in a denomination of less than $1,000. In the event a Holder of an Allowed Class 6 Claim is entitled to distribution of New Subordinated Debentures that is not an integral multiple of $1,000, such distribution shall be aggregated by the Company (or its agent), and as soon as practicable after the Effective Date, such interests shall be sold by the Company (or its agent) in a commercially reasonable manner and, upon the completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata to the Holders of Allowed Class 6 Claims based upon the fraction of New Subordinated Debentures each such Holder would have been entitled to receive or deemed to hold had the Company issued New Subordinated Debentures in integral multiples smaller than $1,000, such distribution being in lieu of any other distribution thereon.

G. Setoffs

  The Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such Holder.

H. Surrender of Canceled Instruments or Securities

  As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtor. Any New Bank Lender Note, New Subordinated Debentures or New Common Stock to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C above.

  1. Notes and Debentures

  Each Holder of an Old Subordinated Debenture Claim shall tender its Old Subordinated Debenture relating to such Claim to the Reorganized Debtor in accordance with written instructions to be provided to such Holders by the Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Subordinated Debenture will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Debentures with a letter of transmittal in accordance with such instructions. All surrendered Old Subordinated Debentures shall be marked as canceled.

  2. Failure to Surrender Canceled Instruments

  Any Holder of Old Subordinated Debentures that fails to surrender or is deemed to have failed to surrender the applicable Old Subordinated Debentures required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Subordinated Debenture discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its respective property. In such cases, any New Subordinated Debentures held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VII.C.

I. Lost, Stolen, Mutilated or Destroyed Debt Securities

  In addition to any requirements under the Old Subordinated Debenture Indenture, or any related agreement, any Holder of a Claim evidenced by an Old Subordinated Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Subordinated Debenture, deliver to the Reorganized Debtor: (1) evidence satisfactory to the Reorganized Debtor of the loss, theft, mutilation or destruction; and (2) such security or indemnity as may be required by the Reorganized Debtor to hold the Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VII.I by a Holder of a Claim evidenced by an Old Subordinated Debenture, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

                                 ARTICLE VIII.

                   PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A. Prosecution of Objections to Claims

  After the Confirmation Date, the Debtor and the Reorganized Debtor shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtor and the Reorganized Debtor may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B. Estimation of Claims

  The Debtor or the Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C. Payments and Distributions on Disputed Claims

  Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

                                  ARTICLE IX.

                     CONDITIONS PRECEDENT TO CONFIRMATION
                         AND CONSUMMATION OF THE PLAN

A. Condition Precedent to Confirmation

  It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan: approval of all provisions, terms and conditions of the Prepackaged Plan in the Confirmation Order.

B. Conditions Precedent to Consummation

  It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan:

    1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Prepackaged Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

    2. the Confirmation Order shall be a Final Order;

    3. a revolving credit facility and letter of credit subfacility shall be available to the Debtor in an amount not less than $100 million and on such terms and conditions as set forth in the Restructuring Agreement; and

    4. all conditions precedent to the "Closing," as defined in the Restructuring Agreement, shall have been satisfied or waived pursuant to the terms thereof.

C. Waiver of Conditions

  Other than the condition precedent to Consummation set forth in Article IX.B.4, which may not be waived without the consent of LGE, the Debtor, in its sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles IX.A and IX.B of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D. Effect of Non-occurrence of Conditions to Consummation

  If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:
(1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respects.

                                  ARTICLE X.

                  RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A. Subordination

  The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this
Article X.A.

B. Limited Releases by the Debtor

  Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of the Investor Releasees to provide the financial support necessary for consummation of the Plan, including the financial accommodations reflected in the LGE New Credit Support, the obligations and undertakings of the Investor Releasees set forth in the Restructuring Agreement, including LGE's agreement to the treatment of its Claims and Equity Interests as provided in the Plan, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Investor Releasees and the D&O Releasees are released by the Debtor and the Reorganized Debtor and its subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtor or its subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtor or its subsidiaries.

C. Limited Releases by Holder of Claims

  On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, (ii) whose Claim is in a Class that has accepted or is deemed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code, or
(iii) who is entitled to receive a distribution of property under the Plan, shall be deemed to have unconditionally released the Investor Releasees and the D&O Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (x) the Debtor or the Reorganized Debtor, (y) the Debtor's Prepackaged Chapter 11 Case, or
(z) the negotiation, formulation and preparation of the Plan, the Restructuring Agreement or any related agreements, instruments or other documents.

D. Preservation of Rights of Action

  Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtor or Estate may hold against any Person or Entity. The Reorganized Debtor may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

E. Exculpation

  The Debtor, the Reorganized Debtor, the Investor Releasees, the D&O Releasees, and the Committee(s) and its members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Restructuring Agreement, or any other act taken or omitted to be taken in connection with the Debtor's Prepackaged Chapter 11 Case; provided, however, that the foregoing provisions of this Article X.E shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

F. Injunction

  From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to this Article X.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Prepackaged Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

    A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

    B. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

    C. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

    D. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII;

    E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

    F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

    G. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

    H. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

    I. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

    J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

    K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

    L. Enter an order and/or final decree concluding the Prepackaged Chapter 11 Case.

                                 ARTICLE XII.

                           MISCELLANEOUS PROVISIONS

A. Dissolution of Committee(s)

  On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Prepackaged Chapter 11 Case.

B. Payment of Statutory Fees

  All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C. Discharge of Debtor

  Except as otherwise provided herein or in the LGE New Restructured Senior Note, the New Bank Lender Note or the New Subordinated Debentures, (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession, or any of its assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtor, its successors or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

D. Modification of Plan

  Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E. Revocation of Plan

  The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

F. Successors and Assigns

  The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G. Reservation of Rights

  Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

H. Section 1146 Exemption

  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

I. Further Assurances

  The Debtor, the Reorganized Debtor, LGE and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J. Service of Documents

  Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

      Zenith Electronics Corporation
      1000 Milwaukee Avenue
      Glenview, Illinois 60025-2493
      Attn: General Counsel

    with copies to:

      Kirkland & Ellis
      200 E. Randolph Drive
      Chicago, Illinois 60601
      Attn: James H.M. Sprayregen, Esq.

K. Filing of Additional Documents

  On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                          Respectfully Submitted,

                                          Zenith Electronics Corporation

                                          By: _________________________________
                                            Name:
                                            Title:

           ANNEX B--CERTAIN HISTORICAL INFORMATION REGARDING ZENITH

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  Management's discussion and analysis of the Company's results of operations and financial condition for the first nine months of 1998 compared with the first nine months of 1997, set forth below, have largely been excerpted from the Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 1998. Management's discussion and analysis of the Company's results of operations and financial condition for the fiscal years 1997, 1996 and 1995, also set forth below, have largely been excerpted from the Company's 1997 Annual Reports on Form 10-K. Accordingly, such discussions generally do not reflect the financial impact of the Restructuring and should therefore be read in conjunction with the information contained in "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION," "SELECTED CONSOLIDATED FINANCIAL DATA" and the Company's Consolidated Financial Statements and related notes thereto contained elsewhere in this Disclosure Statement. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA."

RESULTS OF OPERATIONS: THIRD QUARTER OF 1998 COMPARED TO THIRD QUARTER OF 1997

  The Company's third-quarter net loss, excluding restructuring and asset impairment charges, was $18.6 million in 1998 compared to $59.2 million a year ago. Including a $100.4 million restructuring charge, the Company reported a third-quarter net loss of $119.0 million or $1.76 per share. In the 1997 third quarter, including a $10 million asset impairment charge, the Company reported a net loss of $69.2 million or $1.04.

  The third-quarter 1998 restructuring charge related to (i) a $68.8 million loss on the termination of the Leveraged Leases, (ii) $32.3 million of deferred charges (bank, attorney and guarantee fees) that were written off,
(iii) accelerated amortization of the remaining deferred gain ($9.1 million) related to the 1997 sale of the assets into the Leveraged Leases, (iv) $7.0 million of professional fees (associated with work performed by outside consultants to support the development of the Operational and Financial Restructuring and the Prepackaged Plan) and financing charges (relative to amending the Citibank Credit Facility), and (v) $1.4 million of other charges, related primarily to the Company's exiting of its analog set-top box product line.

   Total third-quarter sales were $230.4 million in 1998 compared with $304.5 million in 1997. Consumer electronics sales declined in the 1998 quarter compared with the same period last year, driven largely by planned sales reductions in lower-margin color TV products and a change in distribution strategy whereby certain VCRs are sold directly from the manufacturer (LGE) rather than through the Company's direct sales organization. The Company receives a royalty for these sales. Sales of NWS products increased significantly in the third quarter of 1998 compared with a year ago due to shipments of digital set-top boxes.

  The Company's 1998 third-quarter gross margin was $27.1 million compared to the prior year of $(3.8) million. This was primarily the result of (i) significant 1997 third-quarter excess and obsolete inventory charges, (ii) decreased 1998 third-quarter raw material costs, (iii) lower depreciation expense in the 1998 third quarter (due to the asset impairment charges the Company recorded in December 1997) and (iv) large 1997 third-quarter losses in color picture tube operations which resulted from high operating costs and performance difficulties associated with new product start-up and new automated production processes.

  Selling, general and administrative expenses were $31.5 million in the third quarter of 1998, compared with $44.6 million in the previous year. The decrease was primarily caused by (i) the 1997 third quarter bad debt charge of $6.0 million related to a Brazilian customer's receivable, (ii) lower advertising costs in the 1998 third quarter compared to the prior year and
(iii) expense savings related to lower sales.

  Other operating expense (income) for the third quarter of 1998 includes $7.7 million of accrued royalty income from tuner patent licenses. This income was $5.7 million in the third quarter of 1997. During the third quarter of 1997, the Company recorded a charge of $10.0 million related to the impairment of certain long-lived assets to be disposed. The charge related primarily to (i) assets that were sold or scrapped as a result of the Company's decision to phase out of its printed circuit board operation, (ii) assets that were sold or scrapped as a result of the Company's decision not to develop the proposed large-screen picture tube plant in Woodridge, Illinois, and (iii) a building in Canada that was sold in December 1997. The amount of the charge is included in other operating expense (income).

  Interest expense was $13.7 million in the third quarter of 1998, compared with $7.1 million in the previous year. The change resulted from higher funding requirements (at generally higher interest rates) for Company operations and the Company began accruing interest to LGE on the $90.1 million the Company owes LGE for LGE's payment under the guarantee of the Company's obligation under the sale-leaseback agreement.

  For the first nine months of 1998 the Company reported a net loss of $187.8 million, or $2.78 per share, compared with a net loss of $143.7 million, or $2.16 per share for the first nine months of 1997. Nine-month sales were $675.1 million in 1998 compared with $825.4 million in 1997.

NINE MONTHS OF 1998 COMPARED TO NINE MONTHS OF 1997

  The Company's 1998 nine-month net loss, excluding restructuring and asset impairment charges, was $80.0 million compared to $133.7 million a year ago. Including a $107.8 million restructuring charge, the Company reported a 1998 nine-month net loss of $187.8 million or $2.78 per share. In the 1997 nine-month period, including a $10 million asset impairment charge, the Company reported a net loss of $143.7 million or $2.16.

  The 1998 restructuring charge related to (i) a $68.8 million loss on the termination of the Leveraged Leases, (ii) $32.3 million of deferred charges (bank, attorney and guarantee fees) that were written off, (iii) accelerated amortization of the remaining deferred gain ($9.1 million) related to the 1997 sale of the assets into the Leveraged Leases, (iv) $11.6 million of professional fees (associated with work performed by outside consultants to support the development of the Operational and Financial Restructuring and the Prepackaged Plan) and financing charges (relative to amending the Citibank Credit Facility), (v) $1.4 million of severance costs and (vi) $2.8 million of other charges, related primarily to the Company's exiting of its analog set-top box product line.

  Total nine-month sales were $675.1 million in 1998 compared with $825.4 million in 1997. Consumer electronics sales declined in the 1998 period compared with the same period last year, driven largely by planned sales reductions in lower-margin color TV products and a change in distribution strategy whereby certain VCRs are sold directly from the manufacturer (LGE) rather than through the Company's direct sales organization. The Company receives a royalty for these sales. Sales of NWS products increased significantly in the nine-month period of 1998 compared with a year ago due to shipments of digital set-top boxes.

  The Company's 1998 nine-month gross margin was $53.5 million compared to the prior year of $24.6 million. This was primarily the result of (i) significant 1997 excess and obsolete inventory charges, (ii) decreased 1998 raw material costs, (iii) lower depreciation expense in the 1998 period (due to the asset impairment charges the Company recorded in December 1997) and (iv) large 1997 losses in color picture tube operations which resulted from high operating costs and performance difficulties associated with new product start-up and new automated production processes.

  Selling, general and administrative expenses were $93.4 million in the nine-month period of 1998, compared with $122.7 million in the previous year. The decrease was primarily caused by (i) the 1997 bad debt charge of $21.0 million related to a Brazilian customer's receivable, (ii) lower advertising costs in the 1998 period compared to the prior year and (iii) expense savings related to lower sales.

  Other operating expense (income) for the nine-month period of 1998 includes $20.4 million of accrued royalty income from tuner patent licenses. This income was $16.9 million in the same period of 1997. During the nine-month period of 1997, the Company recorded a charge of $10.0 million related to the impairment of certain long-lived assets to be disposed. The charge related primarily to (i) assets that were sold or scrapped as a result of the Company's decision to phase out of its printed circuit board operation, (ii) assets that were sold or scrapped as a result of the Company's decision not to develop the proposed large-screen picture tube plant in Woodridge, Illinois, and (iii) a building in Canada that was sold in December 1997. The amount of the charge is included in other operating expense (income).

  Interest expense was $33.2 million in the first nine months of 1998, compared with $21.0 million in the previous year. The change resulted from higher funding requirements (at generally higher interest rates) for Company operations and the Company began accruing interest to LGE on the $90.1 million the Company owes LGE for LGE's payment under the guarantee of the Company's obligation under the sale-leaseback agreement.

LIQUIDITY AND CAPITAL RESOURCES

  During the nine months ended September 26, 1998, $82.1 million of cash was used by operating activities principally to fund $67.0 million of net losses from operations, as adjusted for $94.8 million of non-cash restructuring charges and $24.4 million of depreciation. In addition, $17.7 million of cash was used to fund the change in current accounts, which was principally composed of a $121.7 million increase in receivables and a $14.1 million decrease in accounts payable and accrued expenses, offset by a $110.7 million decrease in transferor certificates and a $6.8 million decrease in other assets. The increase in receivables and the decrease in transferor certificates were mainly due to the Citibank Receivables Facility being terminated during the third quarter of 1998. As a result, receivables are no longer sold and transferor certificates (which represented the Company's retained interest in the pool of receivables that were sold) do not exist.

  During the nine months ended September 26, 1998, $11.2 million of cash was used by investing activities. This was composed of $30.0 million of cash received from the sale of receivables under the now terminated Citibank Receivables Facility and $6.2 million of cash received from the sale of certain property held for disposal, offset by $6.4 million of cash used for capital additions and $41.0 million used to pay off the investor certificates upon the termination of the Citibank Receivables Facility. The capital additions during the first nine months of 1998 were significantly lower than the $68.0 million spent during the same period in 1997. The 1997 capital additions were the result of spending related to projects primarily in the color picture tube area, which included new automated production processes and the addition of new production lines for computer display tubes.

  During the nine months ended September 26, 1998, $93.3 million of cash was provided by financing activities. This was composed of $77.8 million of borrowings under the Amended Citibank Credit Facility, $30.0 million of borrowings under the Company's remaining unsecured and uncommitted credit facilities, $30.0 million of borrowings under the secured credit facility with LGE, offset by cash used to pay the current portion ($5.8 million) of the Subordinated Debentures, cash used to pay off the old term loan ($38.2 million) and cash used to redeem the Company's 8.5 percent Senior Subordinated Convertible Debentures due January 2001 ($0.5 million).

  As of September 26, 1998, the Company had $537.4 million of interest-bearing obligations which consisted of: (i) $134.0 million of extended-term payables with LGE, (ii) $103.5 million of Old Subordinated Debentures (the current portion of which is $5.8 million), (iii) $30.0 million currently payable under the remaining unsecured and uncommitted credit facilities, (iv) $77.8 million currently payable under the Amended Citibank Credit Facility, (v) $30.0 million outstanding under a secured credit facility with LGE, (vi) $90.1 million owed to LGE as a result of LGE's payment under the guarantees of the Leveraged Leases and (vii) $72.0 million owed to LGE as a result of LGE's payments under demands against guarantees on the unsecured and uncommitted credit facilities.

  Between November 1997 and February 1998, the Company obtained a total of $110.0 million in unsecured and uncommitted credit facilities through lines of credit with Bank of America ($30.0 million), First Chicago NBD ($30.0 million), Societe Generale ($20.0 million) and Credit Agricole Indosuez ($30.0 million). The credit lines are guaranteed by LGE for which LGE is entitled to receive a fee in an amount up to 2 percent of the outstanding amount of the loans. The Company granted liens in favor of LGE on the capital stock of the Company's domestic subsidiaries, on the Company's intellectual property (other than tuning patents, tuning patent royalties and related license agreements) and certain other Company assets to secure the guarantees of LGE for borrowings under these credit lines. As of September 26, 1998, only the Credit Agricole loan remains outstanding in the amount of $30.0 million. During the second and third quarter of 1998, LGE made payments under demands against guarantees on $72.0 million of the facilities and the Company is obligated to LGE for these payments plus interest.

  In March 1998, the Company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at anytime after December 31, 1998 (as amended). Repayment is due in full at the end of the term. The first such borrowing occurred in May 1998, and as of September 26, 1998, $30.0 million was outstanding under the facility. The facility is secured by liens on certain of the Company's assets and is subject to certain terms and conditions.

  During the third quarter of 1998, the Citicorp Credit Facility (initially composed of a $45.0 million amortizing term loan and a $65.0 million revolving credit line) was amended and restated. The Amended Citibank Credit Facility provides for up to $125.0 million of revolving loans, subject to borrowing base restrictions. The revolving loans must be repaid on or before the earlier of (a) the Company's court filing for the Prepackaged Plan or (b) December 31, 1998. The Company is in discussions with lenders regarding debtor-in-possession financing to cover the period during the court proceeding related to the Prepackaged Plan and a new credit facility to cover the period following consummation of the Prepackaged Plan. In addition, pursuant to the Restructuring Agreement, LGE has agreed to provide additional credit support. LGE's obligation to provide such financing is subject to the conditions set forth in the Restructuring Agreement.

  In April 1997, the Company entered into a sale-leaseback transaction whereby the Company sold and leased back manufacturing equipment in its Melrose Park, Illinois, plant and in its Reynosa and Juarez, Mexico, facilities. The Company's payment obligations, along with certain other items under the lease agreement were fully guaranteed by LGE. In July 1998 LGE made payment under the guarantees of the lease in the amount of $90.1 million as a result of a demand made under the guarantees by the lessor.

  Following the filing of the 1997 Form 10-K, the New York Stock Exchange ("NYSE") contacted the Company regarding the continuing listing status of the Old Common Stock. On May 21, 1998, the Company announced the terms of the Financial Restructuring, and on May 22, 1998, the NYSE suspended trading of the Old Common Stock. The Old Common Stock has traded in the over-the-counter market since that time.

RESULTS OF OPERATIONS FOR 1995-1997

 Revenues

  Sales in 1997 were $1,173 million down 9% from 1996 sales of $1,288 million. Sales in 1996 increased 1% as compared to 1995 sales of $1,274 million.

  The Company's core business--the development, manufacture and distribution of a broad range of products for the delivery of video entertainment--is composed of two major product areas, Consumer Electronics (which includes color picture tube operations) ("Consumer Electronics") and NWS.

  In Consumer Electronics, the color television market remains extremely competitive. Price competition continued during 1997 and 1996 forcing the Company to reduce color television prices in each year to maintain sales volumes and market share. This price competition may continue to adversely affect the Company's performance.

  Consumer Electronics sales decreased 7% in 1997 from 1996 primarily due to soft demand for direct-view color television sets (particularly during the traditionally strong fourth quarter) and lower VCR sales. In addition, sales continued to be negatively impacted as the Company suffered delays in production of new high-margin Consumer Electronics products. Because of picture tube availability problems, the Company's domestic direct-view color television unit sales declined compared with 1996, but the Company gained market share in key large-screen categories. The industry color television unit sales to dealers (including projection television) decreased by 4% in 1997 to 24.5 million units (following a decrease of 3% to 25.5 million units in 1996 and a decrease of 4% to 26.2 million units in 1995). The Zenith brand remains one of the top three U.S. color television brands.

  Sales in 1997 were negatively impacted as a result of a dispute the Company had with a Brazilian customer. The Company shipped dramatically less to this customer during 1997, and as a result the Company's international sales have been lower than expected.

  Consumer Electronics sales increased 3% in 1996 from 1995, driven largely by higher VCR sales. The Company's domestic direct-view color television unit sales in 1996 were flat compared with 1995, while industry color television unit sales to dealers declined. As a result, the Company's market share increased slightly during 1996. The industry color television unit sales to dealers (including projection televisions) decreased by 3% to 25.5 million units in 1996 (following a decrease of 4% to 26.2 million units in 1995 and an increase of 10% to 27.4 million units in 1994).

  Sales in 1996 were negatively impacted as the Company suffered delays in production of new high-margin Consumer Electronics products.

  In NWS, which includes the design and manufacture of digital and analog set-top boxes, along with data modems sold primarily to cable television operators, 1997 sales were down significantly compared with 1996 due to slowing industry-wide demand for analog set-top boxes as cable operators prepare to launch digital networks. Industry and the Company's shipments of cable modems, while still relatively small, rose during 1997. During 1996, the Company signed a multi-year agreement with the Americast programming venture to provide digital set-top boxes to a consortium of telecommunications companies. Initial shipments under this contract began in 1997. NWS 1996 sales were down significantly compared with 1995 for the reasons discussed above.

 Costs and Expenses

  In light of the Company's net losses, the competitive environment and inflationary cost pressures, the Company has undertaken major cost reduction programs in each of the last three years. These programs included cost control and profit improvement initiatives; design, manufacturing, logistics and distribution improvements; and business consolidations. The Company continues to seek ongoing additional cost reduction opportunities.

  The 1997 results included large losses in color picture tube operations along with significant charges related to inventory valuation (approximately $44 million) and bad debts (approximately $25 million) which are significantly higher that last year. The large losses in the Company's color picture tube plant resulted from high operating costs and performance difficulties associated with new product start-up and new automated production processes. These product and process problems created a large amount of rework inventory that necessitated significant charges for excess and obsolete inventory. These items combined to negatively impact the Company's gross margin. The charges for bad debts affected selling, general and administrative expenses and are discussed below.

  The 1996 results also included significant charges. The majority of these charges related to selling, general and administrative expenses, but a significant amount of the charges were included in costs of products sold and negatively impacted the Company's gross margin. The charges included in costs of products sold were primarily associated with inventories (particularly write-offs of excess and obsolete inventory), and also included charges for hourly employees severance.

  Selling, general and administrative expenses were $178 million in 1997, $168 million in 1996 and $129 million in 1995. These expenses as a percent of revenues were 15% in 1997, 13% in 1996 and 10% in 1995. The increase in 1997, as compared to 1996, was primarily the result of a $21 million bad debt charge related to a dispute the Company had with a Brazilian customer. See Note Four to the Company's Consolidated Financial Statements for further information. The increase in 1996, as compared to 1995, was the result of the unusual charges which included severance charges for salaried employees (including executive severance), consulting fees and provisions for bad debts.

  Amounts that the Company spends each year on engineering and research relating to new products and services and to improvements of existing products and services are expensed as incurred. These amounts were $43 million in 1997, $47 million in 1996 and $44 million in 1995. These expenses as a percentage of revenues were approximately 4% in each year during the three years ended December 31, 1997.

 Other Operating Expense (Income)

  Other Operating Expense (Income) contains royalty income received from manufacturers of television sets and VCRs who have taken licenses under some of the Company's U.S. tuning system patents. Royalty income from tuning system patents was $26 million in 1997, $27 million in 1996 and $26 million in 1995. Also included in Other operating expense (income) are foreign exchange gains and losses. These amounts have traditionally not been material.

  In 1997, Other Operating Expense (Income) was significantly impacted as the Company recorded $64 million in charges for asset impairments. As required by Statement of Financial Accounting Standards (FAS) No. 121, long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. During the fourth quarter of 1997, an impairment was recognized for the Consumer Electronics business since the future undiscounted cash flows of assets were estimated to be insufficient to recover their related carrying values. As such, the Company recognized an expense of $54 million and established a valuation reserve for the write-down of the excess carrying value over fair market value. The fair market value used in determining the impairment loss was based upon management and third party valuations.

  Also in accordance with FAS 121, certain long-lived assets to be sold are reported at the lower of carrying amount or fair value less cost to sell. During the third quarter of 1997, the Company recorded a charge of $10 million related to the impairment of certain long-lived assets to be sold. The charge relates primarily to (i) assets that will be sold or scrapped as a result of the Company's decision to phase out of its printed circuit board operation
(ii) assets that will be sold or scrapped as a result of the Company's decision not to develop the proposed large-screen picture tube plant in Woodridge, Illinois and (iii) a building in Canada that was sold in December 1997.

  The impairment charges discussed above are based upon management's best estimates of the recoverability of long-lived assets and the fair value of the related assets. It is reasonably possible that the Company's estimates of the recoverability of long-lived assets and the fair value will change. See the Outlook section of Management's Discussion and Analysis of Financial Condition and Results of Operations for further information.

 Restructuring and Other Charges

  There were no Restructuring and Other Charges during 1997, however, if the Company executes its business plan for 1998, significant restructuring charges are expected to be incurred during 1998. See the Outlook section of Management's Discussion and Analysis of Financial Condition and Results of Operations for further information.

  During the fourth quarter of 1996, the Company recorded $9 million of restructuring charges. The restructuring was composed of $5 million of charges related to severance costs associated with employment reductions (mostly in the Company's U.S. salaried workforce) and $4 million of charges associated with the shutdown of the Company's wholly-owned Canadian distributor. Substantially all of the provisions are related to cash expenditures that were made during 1997.

  During 1995, the Company recorded $22 million of restructuring and other charges. The main component of this was a second-quarter charge of $18 million primarily to restructure its core Consumer Electronics and NWS business. The charge was mainly comprised of provisions made in anticipation of cash expenditures that were paid in the second half of 1995 or in the first half of 1996. The major elements of the restructuring related to severance expenses ($10 million) associated with employment reductions (mostly in the Company's U.S. salaried workforce) and costs associated with realigned distribution activities ($3 million) as the Company changed to direct-to-retail distribution on a nationwide basis. The remaining charges related to other non-recurring items, including certain environmental, legal and other regulatory matters, and trade receivable write-offs (primarily for accounts in Mexico as a result of the peso devaluation).

  The remainder of the 1995 charges related to fourth-quarter charges totaling $4 million that were incurred as a consequence of the LGE purchase of Old Common Stock.

 Interest Expense

  Interest expense was $26 million in 1997, $15 million in 1996 and $20 million in 1995. The increased amounts in 1997 and 1995, when compared to 1996, resulted from higher funding requirements for Company operations. To assist in funding these requirements, the Company entered into various financing transactions.

 Income Taxes

  Due to the Company's continuing losses, provisions made for income taxes during the last three years have not been material. In 1995, the Company recorded an income tax credit of $8 million (including interest) that related to a tax refund due the Company as a result of certain foreign tax credit issues in audits of prior years.

 Net Income

  As a result of the factors described above, net losses were $299 million in 1997, $178 million in 1996 and $91 million in 1995. Corresponding per share losses were $4.49 in 1997, $2.73 in 1996 and $1.85 in 1995.

  In recent years, the Company has announced product initiatives based on its digital set-top box and cable modem technologies. The Company has not yet recognized any significant revenues from these product initiatives. Whether the Company will achieve significant revenues or profits from these product initiatives in the near term or ever will depend largely on market acceptance of the products and the existence of competitive products. The Company expects from time to time in the future to announce other product initiatives. The ultimate contribution of any such initiatives to the financial performance of the Company will similarly depend on such factors.

CASH FLOWS

 Operating Activities

  A principal use of the Company's liquidity is the cash used by operating activities which consists of the Company's net loss as adjusted for non-cash operating items and the changes in current assets and liabilities such as receivables, inventories and payables.

  In 1997, $25 million of cash was used by operating activities principally to fund $193 million of net losses from operations as adjusted for depreciation, charges for asset impairments and losses on asset sales. The change in current accounts provided $149 million of cash and was principally composed of a $187 million decrease in receivables and a $90 million decrease in inventories, offset by a $111 million increase in transferor certificates. The decrease in receivables and the increase in transferor certificates were mainly due to the receivable securitization agreement with Citicorp being put in place during 1997 which accounts for transactions under this agreement as the sale of receivables. The net effect of the decrease in receivables and the increase in transferor certificates was a decrease of $76 million which was primarily related to the lower sales levels, particularly in the fourth quarter of 1997, the $21 million bad debt charge related to a dispute the Company had with a Brazilian customer, and the sale of receivables to outside investors under the receivable securitization agreement. The decrease in inventories was related to reduced amounts of purchases in anticipation of the lower fourth quarter sales. In addition, the Company reduced cash used by operating activities by issuing Old Common Stock to the retirement savings plans to fulfill the 1996 obligation to salaried employees. This issuance increased stockholders' equity by $5 million.

  In 1996, $24 million of cash was used by operating activities principally to fund $143 million of net losses from operations as adjusted for depreciation. The change in current accounts provided $116 million of cash and was principally composed of a $180 million increase in accounts payable and accrued expenses offset by a $53 million increase in inventories and an $8 million increase in receivables. The increase in accounts payable and accrued expenses was mainly due to increased amounts of accounts payable, composed of
(i) contracts with LGE which permit the Company to elect interest-bearing extended-payment terms ($107 million at December 31, 1996, and $9 million at December 31, 1995) and (ii) all other accounts payable ($110 million at December 31, 1996 and $63 million at December 31, 1995). The increase in the LGE Extended Payables Claims is due to a lengthening of the terms, while the increase in the other accounts payable is due mainly to the increased levels of inventory. In addition, the Company reduced cash used by operating activities by issuing common stock to the profit-sharing retirement plans to fulfill the 1995 obligation to salaried employees and some hourly employees. This issuance increased stockholders' equity by $5 million.

  In 1995, $33 million of cash was used by operating activities principally to fund $57 million of net losses from operations as adjusted for depreciation and a loss on asset sales. The change in current accounts provided $20 million of cash and was principally composed of a $51 million decrease in inventories offset by a $38 million decrease in accounts payable and accrued expenses. The decreases in inventories and accounts payable were due in part to lower levels of color television production caused by lower sales levels. Inventories also were reduced as a result of process improvements implemented during 1995.

 Investing Activities

  The principal recurring investing activity is the addition of property, plant and equipment. These expenditures are primarily for equipment and tooling related to product improvements, more efficient production methods and replacement for normal wear. Beginning in 1997, another major investing activity became the distribution of investor certificates that were generated under the receivable securitization with Citibank.

  In 1997, investing activities provided $21 million of cash, which consisted of $188 million of proceeds from asset sales offset by capital additions of $83 million and the distribution of $84 million of investor certificates. The proceeds from asset sales were primarily composed of $95 million of cash received from the sale of receivables (sold via the Citibank Receivables Facility) and $87 million of cash received in connection with a sale-leaseback transaction whereby the Company sold and leased back new and existing manufacturing equipment in its Melrose Park, Illinois, picture tube plant and in its Reynosa and Juarez, Mexico, facilities. Capital additions in 1997 included expenditures related to projects primarily in the color picture tube area, which include new automated production processes and the addition of new production lines for computer display tubes.

  In 1996, investing activities used $125 million of cash, which consisted of capital additions of $129 million offset by $4 million of proceeds from asset sales. The level of capital additions in 1996 was significantly higher than other years primarily to support the expansion and modernization of the Company's Melrose Park, Illinois, picture tube plant, and its Chihuahua, Mexico, plant for digital set-top boxes.

  In 1995, investing activities used $49 million of cash, which consisted of capital additions of $52 million offset by $3 million of proceeds from asset sales. Capital additions in 1995 included a new production line for projection television picture tubes in the Company's Juarez, Mexico, plant and new industrial robotics to perform labor-intensive production processes in the Melrose Park, Illinois, picture tube plant.

  The Company is planning a significant reduction in capital investment projects during 1998.

 Financing Activities

  In 1997, financing activities provided $4 million of cash, which included $45 million provided as a result of borrowings under the Company's new term loan, $25 million of increased borrowings under the Company's short-term debt agreements and $1 million provided from sales of the Company's Old Common Stock to employees of the Company via the exercise of previously issued stock options. This was offset by $31 million of cash used to pay off the old term loan, $24 million of cash used to redeem the 8.5% senior subordinated convertible debentures due November 2000, $7 million of cash used to pay maturities of the new term loan and $6 million of cash used to pay maturities of the 6 1/4% convertible subordinated debentures due 2011.

  In 1996, financing activities provided $55 million of cash, which included $47 million provided as a result of borrowings under the Company's credit agreement and $15 million provided from sales of the Company's Old Common Stock to employees of the Company via the exercise of previously issued stock options. This was offset by $7 million of cash used to pay maturities of the GECC Term Loan.

  The 1995 increase in cash provided was due to the Company selling $171 million of Old Common Stock to investors, principally the sale at $10 per share of 16.5 million shares to LGE in November. In addition, the Company sold
1.3 million shares to investors under a shelf registration statement. Cash also was provided during 1995 as the Company entered into a Term Loan Agreement for $40 million. Cash was used during 1995 as the Company repurchased $43 million principal amount of its 8.5% Convertible Senior Subordinated Debentures due 2000 and 2001, at par plus accrued interest. This repurchase resulted from the exercise by certain holders of the debentures of the right to require repurchase of all or a portion of the debentures following a change of control of the Company, which occurred upon the purchase of a controlling interest in the Company by LGE.

FINANCIAL CONDITION

  As of March 28, 1998, the Company had $377.5 million of interest-bearing obligations which consisted of: (i) $133.7 million of extended-term payables with LGE; (ii) $103.5 million of the Old Subordinated Debentures due 2011 (the current portion of which was $5.8 million); (iii) $102 million payable under various unsecured and uncommitted credit facilities; and (iv) a $38.3 million term loan with Citicorp (the current portion of which was $9 million). In addition, the Company had $1 million aggregate principal amount of 8.5% Senior Subordinated Convertible Debentures due 2001 which are classified as current as they were redeemed subsequent to December 31, 1997.

  In April 1997, the Company obtained several financing commitments. One of the commitments is a three year $110 million credit facility composed of a $45 million term loan and a $65 million revolving credit line. This facility replaces the Company's previous credit agreement and term loan with GECC. The term loan requires scheduled quarterly principal payments of $2 million with a balloon payment of $20 million at maturity in the year 2000. Under the revolving credit line, the maximum commitment of funds available for borrowing is limited by a defined borrowing base formula related to eligible inventory. The facility is secured by the Company's inventory, domestic fixed assets, stock of the Company's subsidiaries and tuner patent royalties, along with the related patents, licenses and other general intangibles. Interest on borrowings is based on market rates.

  The facility contains certain covenants that must be met in order to remain in compliance with the facility, including financial covenants that must be maintained as of the end of each fiscal quarter. During 1997, the Company amended its credit facility to relax certain financial covenants. As amended, the financial covenants include a minimum EBITDA amount, a current ratio test, a funded debt/total capitalization ratio test, a tuning patent royalties test and an LGE payable test. As a result of waivers obtained from the bank group, in December 1997 and March 1998, only the tuning patent royalties test and the LGE payable test were in effect as of December 31, 1997 and March 31, 1998, and the Company was in compliance with both of these covenants.

  A second commitment is a three year trade receivables securitization which is provided through a Citibank commercial paper conduit. The availability of funds under this receivable securitization is subject to receivables eligibility based on such items as agings, concentrations, dilution and loss history, subject to a maximum amount that was $165 million as of December 31, 1997, but can be increased to $200 million, assuming additional bank commitments. LGE provides support for this facility through a performance undertaking and a letter of credit. This trade receivable securitization was accounted for as a sale of receivables.

  Also, in April 1997, the Company entered into an $87 million sale-leaseback transaction whereby the Company sold and leased back new and existing manufacturing equipment in its Melrose Park, Illinois, picture tube plant and in its Reynosa and Juarez, Mexico, facilities. The term of the lease is 12 1/2 years and annual payments under the lease will average approximately $10 million. The Company's payment obligations, along with certain other items under the lease agreement are fully guaranteed by LGE. The lease of the manufacturing equipment was accounted for as an operating lease.

  Upon the closing of the new financing agreements described above, the Company received $142 million of which $77 million was used to pay off outstanding balances under the credit agreement and term loan agreement with GECC. The remainder of the funds was used to pay certain vendors, to pay fees related to the new financing agreements and for general corporate purposes.

  Additionally in April 1997 the Company and LGE entered into an arrangement whereby certain of the Company's accounts payables arising in the ordinary course of business with LGE will be extended for certain periods of time with interest being charged on the amounts extended at negotiated rates.

  In return for LGE providing support for the securitizations and the sale-leaseback transaction and the extended-term payables arrangement, the Company has granted options to LGE to purchase approximately 3.9 million common shares of the Company at an exercise price of $0.01 per share, exercisable over time. The accounting for these stock options is based upon their fair value with that fair value being amortized straight-line over the term of the associated commitments.

  In August 1997 the Company received $30 million from LGE representing payments in advance for 1997 sales from the Company to LGE. The amount was recorded as a liability and as sales were made to LGE, the liability balance was reduced. As of December 31, 1997, $0.6 million of the liability to LGE remained and is included in accrued expenses.

  Between November 1997 and February 1998 the Company entered into a series of new financing transactions designed to enhance the Company's liquidity and financial flexibility. The Company obtained a total of $110 million in unsecured and uncommitted credit facilities through four lines of credit with Bank of America ($30 million), First National Bank of Chicago--NBD ($30 million), Societe Generale ($20 million) and Credit Agricole Indosuez ($30 million). The credit lines are guaranteed by LGE for which LGE will receive a fee in an amount up to 2% of the face amount of the loan, in the form of cash or the Company's equity and subject to the approval of the Finance Committee of the Company's Board of Directors and in the case of equity, the approval of the Company's shareholders. The Company granted liens in favor of LGE on the capital stock of the Company's domestic subsidiaries and on the Company's intellectual property (other than tuning patents, tuning patent royalties and related license agreements) to secure the guarantees of LGE for borrowings under these credit lines. As a result of this financing, the Company redeemed, in December 1997, its 8.5% senior subordinated convertible debentures due November 2000. There was $24 million principal amount of such debentures outstanding and the redemption price of such debentures was 104% of such principal amount plus accrued interest through the redemption date. The Company also called for redemption, in January, 1998 its 8.5% senior subordinated convertible debentures due January 2001. There was $1 million principal amount of such debentures outstanding.

  In March 1998, the Company entered into a secured credit facility with LGE which provides for borrowings of up to $45 million. The term of the facility is one year from the date of the first borrowing, subject to LGE's right to demand repayment at any time after June 30, 1998. The facility was amended June 30, 1998 to allow demand for repayment any time after December 31, 1998. Repayment is due in full at the end of the term. The facility is secured by liens on certain of the Company's assets and is subject to certain terms and conditions.

READINESS FOR THE YEAR 2000

  The Company is employing a combination of internal resources and outside consultants to coordinate and implement its Year 2000 Readiness initiatives. The Company has established a Company-wide Year 2000 Task Force, led by the Company's technology group, with representation from its major business segments, to evaluate and address Year 2000 issues. The Year 2000 Task Force's responsibilities include, without limitation, (i) conducting an evaluation of the Company's computer-based systems, facilities and products (and those of dealers, vendors and other third parties with which the Company does business) to determine their Year 2000 Readiness, (ii) coordinating the replacement and/or upgrade of non-compliant systems, as necessary, (iii) promoting the Company-wide awareness of Year 2000 issues through education and training, and
(iv) developing, and overseeing the implementation of all of the Company's other Year 2000 Readiness initiatives.

  The Company has completed its evaluation of its computer-based systems, facilities and products to determine whether they are "Year 2000 Ready." The Company has identified certain information and computer systems that are not Year 2000 Ready and is in the process of purchasing software and hardware upgrades and replacements for these systems. The Company anticipates that each of these upgrades and replacements will be implemented prior to the Year 2000. Additionally, the Company believes that its material non-information technology systems will be Year 2000 Ready prior to the Year 2000. The Company believes that most of its currently manufactured products are Year 2000 Ready. The Company has sent Year 2000 Readiness Questionnaires to its existing key vendors and suppliers to assess the Year 2000 Readiness of their systems and products. The responses to these Questionnaires have indicated that the Company's vendors or suppliers are addressing their Year 2000 issues and expect to be Year 2000 Ready by the Year 2000. While the Company is working to achieve Year 2000 Readiness, there can be no assurance that it will successfully achieve all of its goals. At this time, and based on the Company's current implementation plan, the Company does not believe that its Year 2000 related issues will have a material adverse effect on the Company's business. As a result, no contingency plan has been deemed to be necessary.

  In connection with the Operational Restructuring, the Company plans to discontinue substantially all of its manufacturing operations and to outsource substantially all components and products. The Company believes its principal exposure to Year 2000 risks are related to the ability of its vendors to provide the Company with Year 2000 Ready components and products and to assure that such vendors otherwise are Year 2000 Ready so that they are able to provide the Company with components and products in a timely manner. The Company has not yet determined those vendors on which it will rely following completion of the Operational Restructuring. The Company is aware, however, that Year 2000 issues may exist with respect to vendors with which they have or will have a material relationship, and Year 2000 Readiness will be a material consideration in the Company's selection of, and contract negotiations with, such third-party vendors.

  Prior to 1998, the Company spent in the aggregate approximately $1.8 million on software and hardware upgrades and replacements and approximately $200,000 in other costs (i.e., labor, consulting fees and other expenses) in connection with Year 2000 Readiness. The Company has budgeted a total of $2 million for 1998 (approximately $400,000 for software and hardware upgrades and approximately $1.6 million for other costs) and $2.1 million for 1999 (approximately $1 million for software and hardware upgrades and approximately $1.1 million for other expenses) with respect to Year 2000 Readiness. Most of the costs incurred by the Company in addressing Year 2000 Readiness are expected to be expensed as incurred, in compliance with generally accepted accounting principles. The Company continues to evaluate the estimated costs associated with its Year 2000 Readiness efforts. While the Year 2000 transition efforts may involve costs in addition to those currently budgeted or anticipated to be budgeted, at this time, the Company has not yet determined the full costs of the modifications that may be necessary to address all Year 2000 issues.

                                   BUSINESS

  The following discussion of the business of the Company has largely been excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. Accordingly, the following discussion does not reflect the Restructuring and should therefore be read in conjunction with the information contained in "PURPOSES AND EFFECTS OF THE RESTRUCTURING." For financial information with respect to the Company's industry segments, see "INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA--Significant Accounting Policies and Practices."

GENERAL

  The Company was founded in 1918 and has been a leader in consumer electronics, first in radio and later in monochrome and color television and other video products. The Company's operations involve a dominant industry segment, the design, development, manufacture and marketing of video products (including color television sets and other consumer products) along with parts and accessories for such products. These products, along with purchased VCRs, are sold principally to retail dealers in the United States and to retail dealers and wholesale distributors in foreign countries. The Company also sells directly to buying groups, private label customers and customers in the lodging, health care and rent-to-own industries. The Company's video products also include color picture tubes that are produced for and sold to other manufacturers and NWS products which include digital and analog set-top boxes and cable modems, interactive television and data communication products which are sold primarily to cable television operators, telecommunications companies and other commercial users of these products.

  The Company has incurred losses in all but one of the years since 1985. These results reflected the cumulative effect of frequent and significant color television price reductions during the 1980s and 1990s, and also reflected earlier recessionary conditions in the United States. In addition, the Company has invested significant amounts in engineering and research in recent years, which amounts have been expensed as incurred.

  In November 1995, a change in control of the Company occurred, in which LGE purchased shares of the Company pursuant to a combined tender offer and purchase of newly issued shares of Old Common Stock from the Company. As of September 26, 1998, LGE and LG Semicon owned 38,155,000 shares, including vested but unexercised options, of Old Common Stock of the Company, which represents 56.5% of the outstanding Old Common Stock.

RAW MATERIALS

  Many materials, such as copper, plastic, steel, wood, glass, aluminum and zinc, are essential to the business. Adequate sources of supply exist for these materials.

PATENTS

  The Company holds many patents and is licensed under a number of patents which are of importance to its business. The Company has patents and patent applications for numerous HDTV and digital television related inventions. To the extent these inventions are incorporated into the HDTV standard adopted by the Federal Communications Commission, the Company expects to receive royalties from these patents. In addition, royalties have been and may be received from these patents for non-HDTV applications as well. Major manufacturers of television sets and VCRs agreed during 1992 to take licenses under some of the Company's U.S. tuner system patents. Based on 1997 U.S. industry unit sales levels and technology, more than $25 million royalty income is expected for each of the years 1998-2002 and $14 million in 2003, when the last of these patents expire. The loss of any substantial portion of the Company's patent royalties would have a material adverse effect on the Company's business, financial condition, results of operations, ability to implement the Operational Restructuring and ability to meet its creditor obligations.

SEASONAL VARIATIONS IN BUSINESS

  Sales of the Company's consumer electronics products are generally at a higher level during the second half of the year. Sales of consumer electronics products typically increase in the fall, as the summer vacation season ends and people spend more time indoors with the new fall programming on television and during the Christmas holiday season. During each of the last three years, approximately 55% of the Company's net sales were recorded in the second half of the year and approximately 30% of the Company's net sales were recorded in the fourth quarter of the year.

MAJOR CUSTOMERS

  Sales to a single customer, Circuit City Stores, Inc., amounted to $138.6 million (12%) in 1997, $187.2 million (15%) in 1996, and $172.1 million (14%)
in 1995. Sales to a second customer, Sears, Roebuck and Company, accounted for $132.4 million (11%) in 1997 and $140.9 million (11%) in 1996. No other customer accounted for 10% or more of net sales.

COMPETITIVE CONDITIONS

  Competitive factors in North America include price, performance, quality, brand strength and reputation, variety of products and features offered, marketing and sales capabilities, manufacturing costs, and service and support. The Company's major product areas, including the color television market, are highly competitive. The Company's major competitors are significantly larger, 100% foreign-owned companies, generally with greater worldwide television volume and overall resources. In efforts to increase market share or achieve higher production volumes, the Company's major competitors have aggressively lowered their selling prices in the past several years.

RESEARCH AND DEVELOPMENT

  During 1997 expenditures for Company-sponsored research and engineering relating to new products and services and to improvements of existing products and services were $42.9 million. Research and engineering expenditures were $46.7 million in 1996 and $43.5 million in 1995.

ENVIRONMENTAL MATTERS

  Compliance with federal, state and local environmental protection provisions is not expected to have a material effect on capital expenditures, earnings or the competitive position of the Company. Further information regarding environmental compliance is set forth in "--Legal Proceedings."

EMPLOYEES

  At September 30, 1998, the Company employed approximately 9,900 people, of whom approximately 6,950 were hourly workers covered by collective bargaining agreements.

  At September 30, 1998, approximately 2,950 of the Company's employees were located in the Chicago, Illinois, area, of whom approximately 1,825 were represented by unions. Approximately 6,950 of the Company's employees are located in Mexico, of whom approximately 5,110 were represented by unions. Mexican labor contracts expire every two years and wages are renegotiated annually or more frequently under rapid devaluation or high inflation periods. The Company believes that it has good relations with its employees.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

  Financial information regarding foreign and domestic operations is summarized as follows:

                                                    YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                    (DOLLARS IN MILLIONS)
   Net Sales:
     Domestic companies.......................... $1,144.9  $1,221.4  $1,212.7
     Foreign companies...........................     28.2      66.5      61.2
                                                  --------  --------  --------
     Total net sales............................. $1,173.1  $1,287.9  $1,273.9
                                                  ========  ========  ========
   Income (loss) before income taxes:
     Domestic companies.......................... $ (195.3) $ (171.5)   $(94.5)
     Foreign companies...........................     (4.9)     (6.3)     (4.0)
                                                  --------  --------  --------
     Total income (loss) before income taxes..... $ (200.2) $ (177.8) $  (98.5)
                                                  ========  ========  ========
   Identifiable assets:
     Domestic companies.......................... $  405.1  $  615.5  $  548.5
     Foreign companies...........................    122.6     149.8     152.2
                                                  --------  --------  --------
     Total identifiable assets................... $  527.7  $  765.3  $  700.7
                                                  ========  ========  ========

  Foreign operations consist of manufacturing and sales subsidiaries in Mexico, a distribution subsidiary in Canada (which was closed in December
1996) and a purchasing office in Taiwan. Sales to affiliates are principally accounted for at amounts based on local costs of production plus a reasonable return. Export sales are less than 10% of consolidated net sales.

  Sales to a single customer, Circuit City Stores, Inc., amounted to $138.6 million (12%) in 1997, $187.2 million (15%) in 1996, and $172.1 million (14%)
in 1995. Sales to a second customer, Sears, Roebuck and Company, accounted for $132.4 million (11%) in 1997 and $140.9 million (11%) in 1996. No other customer accounted for 10% or more of net sales.

  The Company's product lines are dependent on the continuing operations of the Company's manufacturing and assembly facilities located in Mexico.

PROPERTIES OF THE COMPANY

  The Company utilizes a total of approximately 5.2 million square feet for manufacturing, warehousing, engineering and research, administration and distribution, as described below.

                       LOCATION                           NATURE OF OPERATION      SQUARE FEET
                       --------                           -------------------     -------------
                                                                                  (IN MILLIONS)
 DOMESTIC:
 Chicago, Illinois                                     Five locations--                1.9
  (including suburban locations)                       production of color
                                                       picture tubes, parts and
                                                       service; engineering and
                                                       research, marketing and
                                                       administration
                                                       activities; and assembly
                                                       of electronic components
                                                       (approximately 1.0
                                                       million square feet is
                                                       leased by the Company)
 Fort Worth, El Paso, McAllen,                         Eight locations--               0.9
  Brownsville and Dallas, Texas;                       warehouses/offices (0.8
  Huntsville, Alabama; Ontario                         million square feet is
  and San Jose, California                             leased by the Company)
 FOREIGN:
 Mexico                                                Four locations (twelve          2.4
                                                       manufacturing and
                                                       warehouse buildings)--
                                                       production of plastic
                                                       and wooden cabinets for
                                                       color television, sub-
                                                       assembly production of
                                                       television chassis,
                                                       tuners and other
                                                       components and final
                                                       assembly of color
                                                       television and NWS
                                                       products
 Taiwan                                                One location--purchasing        --
                                                       office
                                                                                       ---
                                                                          Total        5.2
                                                                                       ===

  The Company's facilities are suitable and adequate to meet current and anticipated requirements. Mortgages exist on domestic real property as collateral for certain of the Company's financing agreements.

SUBSIDIARIES

  The companies listed below are the significant subsidiaries of the Company.

                                                         ORGANIZED
                      NAME OF COMPANY                  UNDER LAWS OF
                      ---------------                  --------------
      DOMESTIC
      Interocean Advertising Corporation of Illinois   Illinois
      Zenith Distributing Corporation of Illinois      Illinois
      Zenith Electronics Corporation of Arizona        Arizona
      Zenith Electronics Corporation of Pennsylvania   Pennsylvania
      Zenith Electronics Corporation of Texas          Texas
      Zenith/Inteq, Inc.                               Delaware
      Zenith Video Tech Corporation                    Delaware
      Zenith Video Tech Corporation-Florida            Delaware
      INTERNATIONAL
      Zenith Radio Canada, Ltd.                        Canada
      Zenith Taiwan Corporation                        Taiwan
      Zenith Electronics (Ireland), Ltd.               Ireland
      Zenith Electronics (Europe), Ltd.                United Kingdom
      Cableproductos de Chihuahua, S.A. de C.V.        Mexico
      Zenith Partes De Matamoras, S.A. de C.V.         Mexico
      Productos Magneticos de Chihuahua, S.A. de C.V.  Mexico
      Partes de Television de Reynosa, S.A. de C.V.    Mexico
      Telson, S.A. de D.V.                             Mexico
      Zenco de Chihuahua, S.A. de C.V.                 Mexico
      Radio Componentes de Mexico, S.A. de C.V.        Mexico

LEGAL PROCEEDINGS

  Summarized below are the significant legal matters to which the Company is a party. There is a range of possible outcomes for these matters. The Company believes that some of the potential outcomes may have a materially adverse effect on the Company.

 Litigation

  In June 1998, Funai Electric Co., Ltd., a licensee of the Company's tuner patents, filed suit against the Company seeking a declaratory judgment that the Company's tuner patents were invalid and unenforceable, or that the plaintiff's use of certain technologies in its current products did not infringe on the Company's tuner patents. The complaint seeks the return of previously paid royalties. The plaintiff is also seeking a preliminary injunction precluding the Company from terminating its licensing agreement and allowing it to pay future royalties into an escrow. The court has denied the plaintiff's request for a temporary restraining order against the Company. The case was filed in the U.S. District Court in Los Angeles.

  In June 1998, the Company's president and chief executive officer, its directors, and an affiliate of LGE were named as defendants in a suit filed by a shareholder in a state court in New Jersey entitled Vengrove v. Gannon, et al. The suit alleges breach of fiduciary duties by the directors, the officer and the LGE affiliate arising out of the Company and the Board's actions related to the Financial Restructuring and Prepackaged Plan. The plaintiff seeks to be certified as a class representative and the suit designated as a class action. The suit seeks to enjoin the defendants from proceeding with the cancellation of the Old Common Stock held by minority shareholders or compensation for such cancellation.

  In May 1997, the Company's directors were named as defendants and the Company was named as a nominal defendant in a stockholder derivative suit entitled Fisher v. Zenith Electronics Corporation. The suit alleges breach of fiduciary duties by the directors resulting from the issuance of stock options to LGE to purchase Company stock for its support of certain of the Company's financing transactions. The suit seeks to void the stock option grants and to recover unspecified damages and attorneys' fees from the directors and LGE. A second derivative suit entitled Lazar v. Zenith Electronics Corporation was also filed in May 1997 alleging identical Claims of breach of fiduciary duties by the Company's directors and requesting the identical relief as sought in the Fisher case. Both cases were filed in the Court of Chancery, New Castle County, Delaware. Both cases are currently inactive.

  Lawsuits against major computer and peripheral equipment manufacturers are pending in the U.S. District Court, Eastern District of New York, the U.S. District Court of New Jersey and the New York State courts, as well as other federal courts. These lawsuits seek several billion dollars in damages from various defendants for repetitive stress injuries claimed to have been caused by the use of word processor equipment. The Company had been named as a defendant in twenty-seven of these cases which relate to keyboards allegedly manufactured or designed by the Company for its former subsidiary, Zenith Data Systems Corporation, which the Company sold in 1989. Of the twenty-seven cases originally filed, only twelve remain pending against the Company. The Company believes it has meritorious defenses to these cases. All the other cases have been dismissed without payment of any damages by the Company.

 Environmental Litigation

  WVP Income III, LP has brought a legal action in the federal court for the Northern District of California under RCRA, CERCLA and several state causes of action, asserting that the Company caused contamination on property owned by the plaintiff in Menlo Park, California. A wholly-owned subsidiary of the Company, Zenith Radio Research Corporation, purchased the Menlo Park facility newly constructed in 1959. The subsidiary ceased operations at the facility in 1972 and the property was sold in 1974. Following the Company's sale of the property, the primary occupant was Raychem Corporation, from approximately 1976 until 1993. Plaintiff's lawsuit has named the Company and Raychem as defendants. No work plan has yet been adopted and no estimates on the cost to clean up the property have yet been provided to the Company. The Company has notified its insurance carriers of the claim.

  The Company has been named as one of several dozen defendants in a tort suit filed on behalf of several hundred plaintiffs. The suit alleges exposure to various chemicals linked to a former television manufacturing plant in Texas. The case entitled Aaron v. Akzo et al., No. D-0157586, 136(th) Judicial District Court, Jefferson City, Texas, was filed on November 30, 1997. The case is in the early stages of discovery.

  During the three months ended September 26, 1998, no other reportable events or material developments occurred regarding the legal proceedings of the Company.

 Environmental Matters

  The Company and/or one of its subsidiaries are currently named as Potentially Responsible Parties ("PRP"s) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), as a generator of allegedly hazardous waste disposed of at eight contaminated sites in the United States. These are: the Rocky Flats Industrial Park Superfund Site in Jefferson County, Colorado, the Liquid Dynamics Superfund Site in Chicago, Illinois, the Midwest Solvent Recovery Superfund Sites in Gary, Indiana, the Galaxy/Spectron, Inc. Superfund Site in Elkton, Maryland, the Master Metals Superfund Site in Cleveland, Ohio, the Fisher-Calo Superfund Site in Kingsbury, Indiana, the North Penn Area 7 Superfund Site in Lansdale, Pennsylvania and the Boarhead Farms Superfund Site in Bridgeton Township, Pennsylvania.

  Based on information available to the Company at this time, the Company believes its share of liability at each of these Sites (other than North Penn & Boarhead) will not be material. At the North Penn and Boarhead sites, no cost estimates are available nor has liability been imposed. The Company has finalized a Consent Decree with the United States of America regarding the Moyer Landfill matter in Collegeville, Pennsylvania. Under the Consent Decree, the Company has resolved its alleged liability for hazardous wastes disposed of at Moyer Landfill for $300,000.

  In a letter dated August 13, 1997, the United States Environmental Protection Agency ("US EPA") gave notice to Zenco de Chihuahua and, subsequently, Zenith Electronics Corporation of Texas, wholly-owned subsidiaries of the Company, of their alleged liability as PRPs at the Rocky Flats Industrial Park Superfund Site under CERCLA. The US EPA issued an order to perform a "Non-Time Critical Removal" and established the framework for an investigation. The total cost to perform the investigation is currently estimated not to exceed $850,000 of which the Company paid $85,000 in 1998. In the event the investigation costs exceed $850,000, the Company may be required to contribute an additional sum equal to 10% of the such excess costs. No allocation has been established for future response costs. In addition, the liability for US EPA past costs and any remedial work that may be required has not been determined.

  On September 17, 1997 the US EPA served the Company with a General Notice of Potential Liability pursuant to Section 107(a) of CERCLA with regard to the Liquid Dynamics, Inc., Superfund Site in Chicago, Illinois. The US EPA advised PRPs that it would perform a preliminary investigation. US EPA advised the PRPs that it believes the entire Liquid Dynamics portion of the investigation will not exceed $200,000. Future US EPA response costs incurred performing the investigation and the cost of any remedial work have not yet been determined but will be allocated among the members of the PRP group. However, based on information currently available, the Company believes it will be allocated a significant share of the cost of investigation and future response costs, if any.

  The Master Metals, Inc. Superfund site is located in Cleveland, Ohio. The Company received notice from US EPA in 1996 that it was identified as a PRP under CERCLA and would be held responsible for a portion of the clean up costs associated with the site. A PRP group was formed to conduct Phase I remedial activities which the company joined and contributed $24,936 out of the total amount of $1,700,000 assessed to finance the estimated cost of conducting the Phase I remedial activities. This was an interim allocation based on the estimated cost of conducting the Phase I remedial activities. At this early stage, the estimated cost of Phase II remedial activities is not expected to exceed a total amount of $500,000 which will be allocated among the PRP group in accordance with the previously established allocation.

  Pursuant to the terms of a lease agreement, the Company is obligated to conduct an investigation and possible remediation of a former manufacturing facility located in Chicago, Illinois. The Company will share the cost of the investigation with the property's owner but will be obligated to pay the entire cost of any remedial activities at the site.

  The Company is currently conducting a closure of a hazardous waste incinerator and is required to conduct long-term groundwater monitoring and post-closure care at a former manufacturing facility located in Springfield, Missouri.

  In 1997, the Company entered into an agreement with the Illinois Attorney General to settle violations of various air permit regulations. The total penalty imposed was $458,000, which was paid in two installments ending in 1998.

  In 1997, the Company settled a lawsuit in which it was named as a potentially responsible party at a hazardous waste site located in New Jersey. The total settlement of $140,000 is payable over 5 years. The first payment of $27,000 was made in January 1998. The last payment of $32,000 is due in January 2002.

 Employment Cases

  The Company has a number of employment Claims, charges or lawsuits alleging various types of discrimination. There are eleven age discrimination lawsuits in Texas and one in Illinois arising out of restructurings that took place in 1995 and 1996. The remaining matters are charges filed with various state and federal agencies.

 Product Liability

  The Company is the defendant in a number of products liability cases, including cases alleging wrongful death or severe injury resulting from alleged defects in the Company's products. The Company has undertaken defenses in such cases. The Company is self-insured for a portion of its products liability claims and has established reserves at a level that it believes are appropriate to the cases commenced.

  In October 1998 the Company became aware of potential problems with certain projection television sets manufactured by the Company. The Company is implementing a customer notification and retrofit program, and believes it has adequate reserves to cover the cost of such program.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following Summary Compensation Table sets forth, for the periods indicated, the cash compensation and certain other components of compensation of those persons who were, at December 31, 1997, the chief executive officer of the Company and the other four most highly compensated executive officers of the Company. The table includes the former Chief Executive Officer of the Company, Peter S. Willmott, who left the Company in January, 1998, and two former executive officers of the Company, Ramesh Amin and Dennis Winkleman, who left the Company in 1997, whose compensation would have placed them in the group of the four other most highly compensated officers of the Company had they been executive officers as of December 31, 1997. Those listed in the table are hereinafter referred to as the "Executive Officers."

                          SUMMARY COMPENSATION TABLE

                                                              OTHER         RESTRICTED    SECURITIES
                                                              ANNUAL          STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)    COMPENSATION($)(1) AWARDS($)(2) OPTIONS/SARS(#) COMPENSATION(3)
---------------------------  ---- --------- --------    ------------------ ------------ --------------- ---------------
Peter S. Willmott.......     1997  775,000        0              0          1,612,500       100,000           4,800
 Former President and        1996  539,192        0              0                  0         2,000               0
 Chief Executive Officer     1995        0        0              0                  0         2,000               0
Michael Ahn.............     1997  337,992        0              0                  0             0               0
 Former Senior Vice          1996  118,040        0              0                  0             0               0
 President                   1995        0        0              0                  0             0               0
Ramesh G. Amin..........     1997  333,340  200,000              0                  0        60,000         329,381(5)
 Former Executive Vice       1996   25,000  120,000(4)           0                  0             0               0
 President                   1995        0        0              0                  0             0               0
Roger A. Cregg..........     1997  300,000   37,500              0                  0        35,000           6,682
 Former Executive Vice       1996  190,909  150,000(4)           0            525,000        37,500               0
 President and Chief         1995        0        0              0                  0             0               0
  Financial Officer
Richard F. Vitkus.......     1997  229,999   23,000              0                  0        25,000           9,600
 Senior Vice President,      1996  218,333   14,000              0            420,000        30,000           9,000
 General Counsel and         1995  191,000   60,000(4)           0                  0        22,500           4,335
  Secretary
Dennis R. Winkleman.....     1997  130,004   15,000              0                  0        25,000               0
 Former Vice President       1996  118,750    8,500(4)           0                  0        35,000               0
                             1995        0        0              0                  0             0               0

--------
(1) Other Annual Compensation does not reflect the value of perquisites and other personal benefits since such compensation does not exceed minimum disclosure thresholds.
(2) The share unit and restricted stock values shown in the table are based on the closing price of the Company's Old Common Stock on the date of grant. As of December 31, 1997, Mr. Cregg held an aggregate of 37,500 shares of restricted stock valued at $203,887, Mr. Vitkus held an aggregate of 30,000 shares of restricted stock valued at $163,110 and Mr. Willmott held an aggregate of 37,500 share units valued at $203,887. Mr. Cregg's restricted stock was not vested when he left the Company, and, therefore, the restricted stock was forfeited. Mr. Willmott's share units were forfeited as part of his negotiated separation payment. See "Employment Agreements."

(3) The amount reflects the annual contribution to the Company's defined contribution plan for Messrs. Cregg, Vitkus and Willmott. Since Messrs. Cregg and Willmott were not fully vested at the time of their termination of employment, the Company contributions were forfeited.
(4) Pursuant to separate agreements, Messrs. Amin, Cregg, Vitkus and Winkleman were guaranteed bonuses relating to their initial employment.
(5) In connection with Mr. Amin's termination of employment with the Company, he entered into a Termination Agreement which provides for severance payments in lieu of those set forth in his employment agreement. The amount represents 1997 payments of $15,384 of accrued vacation pay, severance pay of $66,667, $2,834 of imputed income for Company paid term life insurance premiums, $102,500 for loss of sale of residence, $105,190 tax gross-up for relocation related expenses and $36,806 for relocation expenses. The Termination Agreement provides for three 1998 severance payments of $200,000 each, payment on January 1, 1998, March 1, 1998 and June 1, 1998. Mr. Amin is also entitled to outplacement service not to exceed $25,000 and continued group health benefits until the earlier of December 31, 1998, or the date when Mr. Amin becomes covered under another health benefit plan.

EMPLOYMENT AGREEMENTS

  Of the Executive Officers listed above, the only Executive Officer who is currently an employee of the Company is Mr. Vitkus, who has a three year employment agreement which was amended effective as of October 2, 1998 and which expires on December 31, 2000, provided that it may be automatically extended for additional one year periods. See "MANAGEMENT--Current Executive Officers of the Company."

                           OPTION/SAR GRANTS IN 1997

  Shown below is information regarding 1997 grants of stock options to the Executive Officers. No stock appreciation rights (SARs) were granted to the Executive Officers during 1997.

                                          PERCENT OF
                            NUMBER OF       TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO   EXERCISE OR              GRANT DATE
                          OPTIONS/SARS    EMPLOYEES    BASE PRICE   EXPIRATION    PRESENT
NAME                     GRANTED (#) (1)   IN 1997    ($/SHARE) (2)    DATE    VALUE ($) (3)
----                     --------------- ------------ ------------- ---------- -------------
Peter S. Willmott.......     100,000         10.5%       $11.00      4/22/07     $916,000
Michael Ahn.............           0            0           --           --           --
Ramesh G. Amin..........      60,000          6.3%       $11.25      4/22/07     $558,600
Roger A. Cregg..........      35,000          3.6%       $11.25      4/22/07     $325,850
Richard F. Vitkus.......      25,000          2.6%       $11.25      4/22/07     $232,750
Dennis R. Winkleman.....      25,000          2.6%       $11.25      4/22/07     $232,750

--------
(1) Except for Mr. Willmott, all options granted and reported in this table have the following terms: each option vests over a three year period, with one-third of the shares each becoming exercisable on the first, second and third anniversary after the date of grant. 50% of Mr. Willmott's options vested on January 1, 1998, and the remaining 50% were to be vested on December 31, 1998. Since Mr. Willmott has left the Company, all of his stock options have now been forfeited.
(2) Exercise price is the fair market value of the shares of the Company's Old Common Stock on the date of grant.
(3) The Black-Scholes option pricing model has been used to calculate the present value of the options as of the date of grant. In calculating grant date present values for options granted January 2, 1997 and April 22, 1997 as set forth in the table, factors of 75% and 73% respectively, have been assigned to the volatility of the Old Common Stock based on weekly closing stock market quotations for the three years preceding the date of grant, no dividend yield on the Old Common Stock has been assumed, the risk-free rate of return has been fixed at 6.54% and 6.84%, respectively, the rate for a ten year U.S. Treasury Note on the date of grant and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the actual value, if any, that an executive may realize will depend on the Old Common Stock price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION/SAR EXERCISES IN 1997 AND YEAR-END OPTION/SAR VALUES

  Shown below is information concerning the exercise in 1997 of options to purchase Company Old Common Stock by the Executive Officers and the unexercised options to purchase Company Old Common Stock held by the Executive Officers at December 31, 1997. No Executive Officers exercised SARs in 1997 and no such Officer currently holds any SARs.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT FISCAL   IN-THE-MONEY OPTIONS/SARS AT
                         SHARES ACQUIRED    VALUE           YEAR-END (#)             FISCAL YEAR-END ($)
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE (1)
----                     --------------- ------------ ------------------------- -----------------------------
Peter S. Willmott.......          0              0               60,000/0                    0/0
Michael Ahn.............          0              0                      0                    0/0
Ramesh G. Amin..........          0              0                      0                    0/0
Roger A. Cregg..........          0              0                      0                    0/0
Richard F. Vitkus.......          0              0          18,000/30,000                    0/0
Dennis R. Winkleman.....     11,667        $61,981                    0/0                    0/0

--------
(1) The exercise price of options held by the Executive Officers exceeds $5,437 (the closing price of the Company's Old Common Stock on December 31, 1997).

           ANNEX C--REPORTS OF PETER J. SOLOMON COMPANY LIMITED

                              PROJECT ELECTRO

                      SPECIAL COMMITTEE PRESENTATION

                             November 16, 1998

                         PETER J. SOLOMON COMPANY

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

  This presentation has been prepared by Peter J. Solomon Company Limited ("PJSC") from materials and information supplied (whether orally or in writing) by Zenith Electronics Corporation ("Zenith" or the "Company").

  This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company and certain potential strategic alternatives. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by Company management ("Management"). These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized. PJSC has not attempted to verify any such statements, estimates and projections, and as such, PJSC makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness or for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation.

  Except where otherwise indicated, this analysis speaks as of the date hereof. Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date.

  THIS REPORT HAS BEEN ISSUED FOR THE BENEFIT OF THE SPECIAL COMMITTEE OF THE COMPANY. IT IS NOT INTENDED TO BE USED, AND SHOULD NOT BE RELIED UPON, BY ANY OTHER PERSON.

  THIS REPORT IS CONFIDENTIAL AND SHOULD NOT, WITHOUT PRIOR WRITTEN CONSENT OF PJSC, BE COPIED OR MADE AVAILABLE TO ANY PERSON OTHER THAN THE DIRECTORS OF THE COMPANY.

  PJSC SHALL NOT HAVE LIABILITY, WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, TO ANY PERSON IN CONNECTION WITH THIS PRESENTATION.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                             TABLE OF CONTENTS

 TAB
 ---
   I. Going Concern Valuation..............................................
  II. Business Plan Comparison.............................................
 III. One-Time Adjustments.................................................
  IV. Domestic VSB Value Adjustments.......................................
   V. S-4 Plan Analysis....................................................
  VI. Liquidation Analysis.................................................

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS

GOING CONCERN IMPLIED EQUITY VALUATION UNDER S-4 PROPOSAL (11-12-98 BUSINESS
PLAN)
-------------------------------------------------------------------------------

(Dollars in Millions)

                     SUMMARY GOING CONCERN VALUATIONS

                                                    JULY 22    NOVEMBER 16
                                                  PRESENTATION PRESENTATION
                                                  VALUATION AT VALUATION AT
                                                   1/1/99 (A)   1/1/99 (B)
                                                  ------------ ------------
Enterprise Value (c).............................    $125.0       $125.0
VSB Technology Value.............................     180.0(d)     130.6(e)(i)
                                                     ======       ======
  Total Value....................................    $305.0       $255.6
REORGANIZED ELECTRO DEBT PER LG PROPOSAL
Working Capital Facility.........................    $ 84.5(f)    $ 68.2(g)(ii)
Indo Suez........................................       0.0         30.0
Restructured LG Notes (h)........................     148.7        118.8
Subordinated Debentures (h)......................      40.0         40.0
LGE New Credit Support...........................       0.0          0.0
                                                     ------       ------
  Total..........................................    $273.2       $257.0
                                                     ======       ======
Implied Equity of Reorganized Electro............    $ 31.8       $ (1.4)


-------------------------------------------------------------------------------

(a) Per Electro Business Plan, dated June 26, 1998. Reflected in Electro Board Presentation dated July 22, 1998.

(b) Per Electro Business Plan, dated November 12, 1998.

(c) Business plan adjusted to exclude projected VSB royalties. Enterprise value at 1/1/99 is based on a discounted cash flow analysis utilizing a terminal value derived by applying a multiple to LTM sales and values Tuner Patent cash flows separately. Sales multiple based on the low-end of an illustrative comparable company sales multiple range (see Electro Discounted Cash Flow Analysis).

(d) VSB valuation assumes a $2.50 PC royalty fee, 25.0% discount rate applied to Domestic royalty fee cash flows through 2011 and availability of Company NOLs to shelter VSB and operating cash flow. Excludes any potential value for International VSB royalties. Includes present value of Sony settlement per Electro management.

(e) VSB valuation assumes a $5.00 PC royalty fee, 25.0% discount rate applied to Domestic royalty fee cash flows, a 40.0% discount rate applied to International (Adopted) royalty fee cash flows and a 55.0% discount rate applied to International (Likely to Adopt) royalty fee cash flows through 2011 and availability of Company NOLs to shelter VSB and operating cash flow. Includes present value of Sony settlement per Electro management.

(f) Revolver balance based on average revolver balance for Q-3 1998 ($110.5MM), Q-4 1998 ($54.6MM), Q-1 1999 ($91.2MM) and Q-2 1999 ($81.7MM).

(g) Revolver balance based on average revolver balance for Q-1 1999 ($34.2MM), Q-2 1999 ($63.6MM), Q-3 1999 ($84.2MM) and Q-4 1999 ($90.8MM).

(h) Does not reflect accruals of unpaid interest, if any. Assumes par value. Market value may be lower.

-------------------------------------------------------------------------------

Comments:

(i) Reflects adjustments in projected Domestic PC market and addition of International VSB revenues.

(ii) Reflects debt balance reduction due to improvement in working capital.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO

                        I. GOING CONCERN ANALYSIS

ELECTRO DISCOUNTED CASH FLOW ANALYSIS (VALUE AT JANUARY 1, 1999)
-------------------------------------------------------------------------------

(Dollars in Millions)

 EBIT EXCLUDES VSB AND TUNER PATENT INCOME AND COSTS & EXPENSES (A)

                         PROJECTED FISCAL YEAR ENDED DECEMBER
                                         31,                          NORMALIZED
                         -------------------------------------------   TERMINAL
                          1999     2000     2001     2002     2003    CASH FLOW
                         ------   ------   ------   ------  --------  ----------
Net Revenue............. $876.1   $889.3   $935.1   $987.6  $1,018.3
 --% Growth.............   (9.3%)    1.5%     5.2%     5.6%      3.1%
Gross Margin %..........    8.4%     9.2%    10.4%    10.8%     11.3%
EBITDA..................  (30.1)   (16.1)     1.7     13.2      23.6
 --% of Revenues........   (3.4%)   (1.8%)    0.2%     1.3%      2.3%
EBIT....................  (36.2)   (19.3)    (1.9)     9.3      19.4
 --% of Sales...........   (4.1%)   (2.2%)   (0.2%)      1%        2%
AMT.....................    0.0      0.0      0.0      0.2       0.4
                         ------   ------   ------   ------  --------
Tax-Adjusted EBIT.......  (36.2)   (19.3)    (1.9)     9.1      19.0    $19.0
Depreciation and
 Amortization...........    6.1      3.2      3.6      3.9       4.2      4.2
Capital Expenditures....   (4.9)    (4.5)    (4.5)    (4.5)     (4.5)    (4.5)
Change in Working
 Capital................   10.7     17.0    (13.1)    (3.3)     (5.7)    (5.7)
Proceeds from Asset
 Sales..................   47.9      0.0      0.0      0.0       0.0      0.0
Restructuring Costs.....  (55.5)    (2.4)     0.0      0.0       0.0      0.0
                         ------   ------   ------   ------  --------    -----
Free Cash Flow.......... ($31.9)   ($6.0)  ($15.9)  $  5.2  $   13.0    $13.0
                         ======   ======   ======   ======  ========    =====
   Growth in Free Cash
    Flow................     NM       NM       NM       NM       150%

ILLUSTRATIVE SALES
MULTIPLE (B)                     12.5%                   15.0%                   17.5%

Discount Rate...........   12.0%   14.0%   16.0%   12.0%   14.0%   16.0%   12.0%   14.0%   16.0%
                             --------------------------------------------------------------------
Present Value of Free
 Cash Flow..............  ($33.9) ($33.5) ($33.1) ($33.9) ($33.5) ($33.1) ($33.9) ($33.5) ($33.1)
Present Value of
 Terminal Value.........    72.2    66.1    60.6    86.7    79.3    72.7   101.1    92.6    84.8
                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Total Terminal Value &
 Free Cash Flow Value...  $ 38.3  $ 32.6  $ 27.5  $ 52.8  $ 45.8  $ 39.7  $ 67.2  $ 59.1  $ 51.8

Discount Rate...........   18.0%   20.0%   22.0%   18.0%   20.0%   22.0%   18.0%   20.0%   22.0%
                             --------------------------------------------------------------------
Present Value of Tuner
 Patent (c).............  $ 70.5  $ 67.7  $ 65.0  $ 70.5  $ 67.7  $ 65.0  $ 70.5  $ 67.7  $ 65.0

Total Enterprise Value..  $108.9  $100.3  $ 92.6  $123.3  $113.5  $104.7  $137.8  $126.8  $116.8

                            Projected Fiscal Year Ended
                                   December 31,
                           ---------------------------------  NET PRESENT VALUE
                           1999   2000   2001   2002   2003   OF TUNER PATENT @
                           -----  -----  -----  -----  -----  -----------------
  Tuner Patent Cash Flows
   (a).................... $25.0  $25.0  $25.0  $25.0  $14.0  18.0% 20.0% 22.0%
                                                              ----- ----- -----
  Tuner Patent Costs and
   Expenses (d)...........  (0.2)  (0.2)  (0.2)  (0.2)  (0.2) $70.5 $67.7 $65.0
  Assumed Reduction (e)...   0.0    0.0    0.0   (3.0)  (1.5)
                           -----  -----  -----  -----  -----
  TUNER PATENT CASH FLOWS
   (INCL. REDUCTIONS)
   (C).................... $24.8  $24.8  $24.8  $21.8  $12.3

-------------------------------------------------------------------------------

Source: Electro 1998-2003 Business Plan dated November 12, 1998.

(a) Cash flow analysis excludes VSB and Tuner Patent income and certain R&D/engineering costs associated with these technology patents. VSB related costs include Licensing, Advanced Product Development, Transmission Technology, Broadcast Technology, Technology Adoption, Digital Business Development, Legal and R&D and Engineering. Electro EBIT includes approximately $2.0MM a year in royalties related to the use of the Zenith trademark and name deemed to be recurring, $1.5MM in international royalty income for Mexican and Canadian LG products and income from ELO Touch and other Accessories.

(b) Illustrative LTM sales multiple range is based on the lowest comparable company discounted at 50.0%-66.6%.

(c) Assumes Tuner Patent expires June 30, 2003 and a successful defense of patent in current litigation.

(d) Per Electro management.

(e) Assumed reduction Per Electro Management. Reflects settlement with Sony.

-------------------------------------------------------------------------------

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS

VSB VALUATION ASSUMING USE OF NOLS

(DOLLARS IN MILLIONS)

 VALUE AT JANUARY 1, 1999

                  1996 1997 1998 1999  2000   2001  2002  2003  2004  2005  2006  2007   2008   2009   2010    2011
                  ---- ---- ---- ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
 DOMESTIC
Aggregate         0.0  0.0  0.0   2.2   6.1   14.3  26.6  35.5  43.8  57.8  78.6  102.9  119.2  147.5  176.8   181.6
Royalty Income..
VSB Associated                                                                     (2.7)                        (2.7)
Costs(a)........  0.0  0.0  0.0  (8.0) (8.0)  (8.0) (8.0) (8.0) (5.6) (3.9) (2.7)         (2.7)  (2.7)  (2.7)
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty                                                                       100.2
Income..........  0.0  0.0  0.0  (5.8) (1.9)   6.3  18.6  27.5  38.2  53.9  75.9         116.5  144.8  174.1   178.9
Unsheltered                                                                         0.0
Earnings........  0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0          82.2  117.8  147.1   178.9
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0    0.1   0.4   0.5   0.8   1.1   1.5    2.0   20.5   35.3   55.9    68.0
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY                                                                    98.2
INCOME..........  0.0  0.0  0.0  (5.8) (1.9)   6.1  18.2  26.9  37.5  52.8  74.4          95.9  109.5  118.2   110.9

 INTERNATIONAL ADOPTED
Aggregate         0.0  0.0  0.0   0.5   2.3    7.3  17.0  31.9  35.9  40.6  46.2   52.4   59.7   83.0   92.5   100.5
Royalty Income..
VSB Associated    0.0  0.0  0.0  (0.8) (2.1)  (2.1) (2.1) (2.1) (1.5) (1.0) (0.7)  (0.7)  (0.7)  (0.7)  (0.7)   (0.7)
Costs(a)........
Withholding(c)    0.0  0.0  0.0   0.0  (0.0)  (0.6) (1.6) (3.3) (3.8) (4.4) (5.0)  (5.7)  (6.5)  (9.0) (10.1)  (11.0)
11.0%...........
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty       0.0  0.0  0.0  (0.3)  0.2    4.6  13.3  26.5  30.7  35.2  40.4   46.0   52.5   73.2   81.6    88.8
Income..........
Unsheltered       0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0    0.0   52.5   73.2   81.6    88.8
Earnings........
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0    0.1   0.3   0.5   0.6   0.7   0.8    0.9   13.1   22.0   31.0    33.7
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY   0.0  0.0  0.0  (0.3)  0.2    4.5  13.0  26.0  30.0  34.5  39.6   45.1   39.3   51.3   50.6    55.0
INCOME..........

 INTERNATIONAL LIKELY TO ADOPT
Aggregate         0.0  0.0  0.0   0.0   0.0    2.9   7.7  33.1  40.0  48.6  59.2   72.4   88.8  120.0  148.2   183.7
Royalty Income..
VSB Associated    0.0  0.0  0.0  (1.2) (3.2)  (3.2) (3.2) (3.2) (2.2) (1.6) (1.1)  (1.1)  (1.1)  (1.1)  (1.1)   (1.1)
Costs(a)........
Withholding(c)    0.0  0.0  0.0   0.0   0.0    0.0  (0.5) (3.3) (4.2) (5.2) (6.4)  (7.8)  (9.6) (13.1) (16.2)  (20.1)
11.0%...........
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
Net Royalty       0.0  0.0  0.0  (1.2) (3.2)  (0.3)  4.0  26.6  33.6  41.8  51.7   63.4   78.0  105.8  130.9   162.5
Income..........
Unsheltered       0.0  0.0  0.0   0.0   0.0    0.0   0.0   0.0   0.0   0.0   0.0    0.0   78.0  105.8  130.9   162.5
Earnings........
AMT Due(b)......  0.0  0.0  0.0   0.0   0.0   (0.0)  0.1   0.5   0.7   0.8   1.0    1.3   19.5   31.7   49.7    61.7
                  ---  ---  ---  ----  -----  ----  ----  ----  ----  ----  ----  -----  -----  -----  -----  ------
NET VSB ROYALTY   0.0  0.0  0.0  (1.2) (3.2)  (0.3)  3.9  26.1  33.0  41.0  50.7   62.2   58.5   74.0   81.2   100.7
INCOME..........

-------------------------------------------------------------------------------

(a) Per Electro Management. Costs include Licensing, Advanced Product Development, Transmission Technology, Broadcast Technology, Technology Adoption, Digital Business Development, Legal and R&D and Engineering and Capital Expenditures. VSB costs are assumed to decrease by 30% in 2004, 2005 and 2006 and remain constant thereafter. In 1999 approximately 80.0% of the costs of VSB are allocated to Domestic VSB and 20.0% of the costs of VSB are allocated to International VSB. In years beyond 1999, 60.0% of the costs of VSB are allocated to Domestic VSB and 40.0% are allocated to International VSB. In all years, 40.0% of the International VSB costs are allocated to International Adopted countries and 60.0% are allocated to International Likely to Adopt countries.

(b) Per guidance from Arthur Andersen, the Valuation assumes the Company pays an AMT in the years after 2000. In the years in which the Company has available NOLs, it pays an effective AMT of 2.0%. In the years in which there is no available NOL, the Valuation assumes the Company pays an AMT adjusted, effective tax rate of 25.0% in 2008, 30.0% in 2009 and 38.0% thereafter. The Valuation assumes no foreign tax credits, but treats assumed foreign witholding as a deduction.

(c) The witholding tax rate is equal to the weighted average of the countries' treaty defined witholding rate. For those countries where there is no treaty defined rate, the country's internal witholding rate was used. Assumed witholding rates per Arthur Andersen.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                        I. GOING CONCERN ANALYSIS
                        -------------------------

VSB VALUATION ASSUMING USE OF NOLS

(DOLLARS IN MILLIONS)

                  1996 1997  1998     1999    2000    2001    2002    2003    2004     2005     2006     2007     2008    2009
                  ---- ---- -------  ------  ------  ------  ------  ------  -------  -------  -------  -------  ------  ------
Calculation of
Remaining
NOLs(a)
----------------
Pre-LG NOLs
(Year-End)(b)...            $ 481.0  $481.0  $481.0  $473.8  $431.4  $344.1  $ 241.6  $ 211.0  $ 184.0  $ 157.0  $130.0  $103.0
Utilizable
Beginning.......  27.0 54.0    81.0   108.0   135.0   162.0   181.8   166.4    106.1     30.6     27.0     27.0    27.0    27.0
Pre-LG NOLs
Utilized........   0.0  0.0     0.0     0.0     0.0    (7.2)  (42.3)  (87.3)  (102.5)   (30.6)   (27.0)   (27.0)  (27.0)  (27.0)
                  ---- ---- -------  ------  ------  ------  ------  ------  -------  -------  -------  -------  ------  ------
Utilizable End..  27.0 54.0    81.0   108.0   135.0   154.8   139.4    79.1      3.6      0.0      0.0      0.0     0.0     0.0
Post LG NOL
(beginning).....            $ 354.6  $373.0  $407.3  $431.3  $431.3  $431.3  $ 431.3  $ 431.3  $ 330.9  $ 189.9  $  7.3  $  0.0
Post LG NOL
Utilized........                0.0     0.0     0.0     0.0     0.0     0.0      0.0   (100.4)  (141.0)  (182.6)   (7.3)    0.0
NOL Generated...               18.4    34.3    24.0     0.0     0.0     0.0      0.0      0.0      0.0      0.0     0.0     0.0
                            -------  ------  ------  ------  ------  ------  -------  -------  -------  -------  ------  ------
Post LG NOL
(ending)........            $ 373.0  $407.3  $431.3  $431.3  $431.3  $431.3  $ 431.3  $ 330.9  $ 189.9  $   7.3  $  0.0  $  0.0
                  2010   2011
                  ------ ----
Calculation of
Remaining
NOLs(a)
-----------------
Pre-LG NOLs
(Year-End)(b)...  $76.0  $0.0
Utilizable
Beginning.......   27.0   0.0
Pre-LG NOLs
Utilized........  (27.0)  0.0
                  ------ ----
Utilizable End..    0.0   0.0
Post LG NOL
(beginning).....  $ 0.0  $0.0
Post LG NOL
Utilized........    0.0   0.0
NOL Generated...    0.0   0.0
                  ------ ----
Post LG NOL
(ending)........  $ 0.0  $0.0

1998 Net Income...........  ($283.4)
Cancellation of Debt
Income(c).................    265.0
                            -------
1998 NOL..................  ($ 18.4)
1998 Net Income...........

 NET INCOME ADJUSTED FOR     1998     1999    2000    2001    2002    2003
           VSB              -------  ------  ------  ------  ------  ------
Business Plan EBIT........  ($105.1) ($16.7) $  4.1  $ 29.7  $ 53.2  $ 61.2
Domestic VSB Income (net
of costs).................      0.0    (5.8)   (1.9)    6.3    18.6    27.5
                            -------  ------  ------  ------  ------  ------
Business Plan EBIT (Excl.
VSB)......................   (105.1)  (10.9)    6.0    23.4    34.6    33.7
EBIT Differential.........      0.0     5.8     1.9    (6.3)  (18.6)  (27.5)
                            -------  ------  ------  ------  ------  ------
Incremental Debt..........      0.0    (5.8)   (7.7)   (1.5)   17.1    44.6
Incremental Interest
Expense @ 9.5%............      0.0    (0.3)   (0.6)   (0.4)    0.7     2.9
Business Plan Net
Income....................  ($283.4) ($33.1) ($21.6) $  2.5  $ 25.8  $ 37.1
                            -------  ------  ------  ------  ------  ------
New Net Income (Excl.
VSB)......................   (283.4)  (27.0)  (19.0)   (3.3)    6.4     6.7

                              1998     1999    2000    2001    2002    2003
    CALCULATION OF NOL       -------  ------  ------  ------  ------  ------
New Net Income (Excl.
VSB)......................   (283.4)  (27.0)  (19.0)   (3.3)    6.4     6.7
Net VSB royalty before
AMT
(Int'l and Domestic)......      0.0    (7.3)   (5.0)   10.6    35.9    80.6
                            -------  ------  ------  ------  ------  ------
Total Net Income..........   (283.4)  (34.3)  (24.0)    7.2    42.3    87.3
NOL
(Generated)/Utilized......      --    (34.3)  (24.0)    7.2    42.3    87.3

                                   TOTAL
                                  PRESENT           NET PRESENT VALUE OF
                                   VALUE          DOMESTIC VSB TECHNOLOGY @
                                    OF         -------------------------------
                                    VSB         25.0%   30.0%   35.0%   40.0%
                                TECHNOLOGY     ------- ------- ------- -------
                                 $130.6(d)
                                               $94.0   $67.2   $48.9   $36.1
                                                    NET PRESENT VALUE OF
                                               INT'L (ADOPTED) VSB TECHNOLOGY @
                                               --------------------------------
                                                35.0%   40.0%   45.0%   50.0%
                                               ------- ------- ------- -------
                                                $33.6   $26.1   $20.6   $16.5
                                                    NET PRESENT VALUE OF
                                                 INT'L (LIKELY TO ADOPT) VSB
                                                        TECHNOLOGY @
                                               -------------------------------
                                                 45%     50%     55%     60%
                                               ------- ------- ------- -------
                                                $18.3   $13.8   $10.5   $8.1

-------------------------------------------------------------------------------

(a) Assumes that after 2003 NOLs are used exclusively to shelter VSB income.


(b) Source: Electro 1997 10-K. Utilizable at a maximum rate of $27MM per year up until 2010.

(c) Based on Arthur Andersen analysis and an assumed implied equity value of reorganized Electro.

(d) Assumes a 25.0% discount rate for Domestic VSB royalty fee income cash flow, a 40.0% discount rate for International (Adopted) VSB royalty fee income cash flows and a 55.0% discount rate for International (Likely to Adopt) VSB royalty fee income cash flows.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                       II. BUSINESS PLAN COMPARISON

                           (DOLLARS IN MILLIONS)

                                                           FY ENDED DECEMBER 31,
                                                BUDGET          PROJECTED
                                BUSINESS PLAN   ------ ----------------------------
                                     DATE        1998  1999  2000  2001  2002  2003
                               ---------------  ------ ----  ----  ----  ----  ----
INCOME STATEMENT ITEMS
SALES................... 11/12 $ 965.6  $876.1  $889.3  $935.1  $  987.6  $1,018.3
                          6/26   989.7   916.0   917.8   961.9   1,013.9   1,039.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($ 24.1) ($39.9) ($28.5) ($26.8) ($  26.3) ($  21.6)
                               =======  ======  ======  ======  ========  ========
GROSS MARGIN............ 11/12 $  72.2  $ 74.0  $ 81.7  $ 97.4  $  106.9  $  115.3
                          6/26    60.6    57.2    77.6    92.3     101.6     108.4
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $  11.6  $ 16.8  $  4.1  $  5.1  $    5.3  $    6.9
                               =======  ======  ======  ======  ========  ========
SELLING................. 11/12 $  78.0  $ 59.0  $ 65.9  $ 69.0  $   72.5  $   73.7
                          6/26    72.5    63.0    65.3    68.7      72.6      75.1
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   5.5  ($ 4.0) $  0.6  $  0.3  ($   0.1) ($   1.4)
                               =======  ======  ======  ======  ========  ========
G&A..................... 11/12 $  51.4  $ 46.9  $ 30.1  $ 26.5  $   22.5  $   20.8
                          6/26    45.2    34.4    26.3    24.8      25.4      25.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   6.2  $ 12.5  $  3.8  $  1.7  ($   2.9) ($   5.1)
                               =======  ======  ======  ======  ========  ========
R&D..................... 11/12 $  45.9  $ 11.2  $  8.7  $  8.1  $    7.5  $    7.0
                          6/26    38.4     7.6     4.3     4.4       4.4       4.6
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   7.5  $  3.6  $  4.4  $  3.7  $    3.1  $    2.4
                               =======  ======  ======  ======  ========  ========
OPERATING INCOME........ 11/12 ($103.1) ($43.1) ($23.0) ($ 6.2) $    4.4  $   13.8
                          6/26   (95.5)  (47.8)  (18.3)   (5.6)     (0.8)      2.8
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($  7.6) $  4.7  ($ 4.7) ($ 0.6) $    5.2      11.0
                               =======  ======  ======  ======  ========  ========
ROYALTY INCOME.......... 11/12 $   0.0  $  4.7  $  5.2  $  5.8  $    6.4  $    7.2
                          6/26     2.0     2.0     2.0     2.0       2.0       1.9
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($  2.0) $  2.7  $  3.2  $  3.8  $    4.4  $    5.3
                               =======  ======  ======  ======  ========  ========
OTHER EXPENSE (Income)
 (a).................... 11/12 ($  3.5) ($ 2.3) $  1.5  $  1.5  $    1.5  $    1.5
                          6/26     9.5     7.0     7.0     7.0       7.0       7.0
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       ($ 13.0) ($ 9.3) ($ 5.5) ($ 5.5) ($   5.5) ($   5.5)
                               =======  ======  ======  ======  ========  ========
EBIT.................... 11/12 ($ 99.6) ($36.2) ($19.3) ($ 1.9) $    9.3  $   19.4
                          6/26  (103.0)  (52.8)  (23.3)  (10.6)     (5.8)     (2.3)
                               -------  ------  ------  ------  --------  --------
  Difference (11/12 vs.
   6/26)................       $   3.4  $ 16.6  $  4.0  $  8.7  $   15.1      21.7
                               =======  ======  ======  ======  ========  ========

--------------------------------------------------------------------------------

(a) Other Expense in 1998 @ 6/26 excludes non-cash restructuring charge of $35.2MM

  Years 2000-2003 of 11/12 plan reflect bank financing fees. Per Electro management.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                       II. BUSINESS PLAN COMPARISON

                           (DOLLARS IN MILLIONS)

                                                     FY ENDED DECEMBER 31,
                                          BUDGET          PROJECTED
                           BUSINESS PLAN  ------ ----------------------------
                               DATE        1998  1999  2000  2001  2002  2003
                           -------------  ------ ----  ----  ----  ----  ----
CASH FLOW ITEMS

DEPRECIATION &
 AMORTIZATION........... 11/12 $  35.8  $  6.1  $  3.2  $  3.6  $  3.9  $ 4.2
                          6/26    35.7     9.1     2.8     3.3     3.7    4.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $   0.1  ($ 3.0) $  0.4  $  0.3  $  0.2    0.2
                               =======  ======  ======  ======  ======  =====
CAPITAL EXPENDITURES.... 11/12 ($ 99.8) ($ 4.9) ($ 4.5) ($ 4.5) ($ 4.5) ($4.5)
                          6/26   (13.2)   (4.5)   (4.5)   (4.5)   (4.5)  (4.5)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 86.6) ($ 0.4) $  0.0  $  0.0  $  0.0    0.0
                               =======  ======  ======  ======  ======  =====
CHANGE IN NET WORKING
 CAPITAL................ 11/12 ($  4.3) $ 10.7  $ 17.0  ($13.1) ($ 3.3) ($5.7)
                          6/26    16.8     1.6    36.0    (2.0)   (3.5)  (0.5)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 21.1) $  9.1  ($19.0) ($11.1) $  0.2   (5.2)
                               =======  ======  ======  ======  ======  =====
PROCEEDS FROM ASSET
 SALES.................. 11/12 $  70.3  $ 47.9  $  0.0  $  0.0  $  0.0  $ 0.0
                          6/26    31.9    93.2     0.0     0.0     0.0    0.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $  38.4  ($45.3) $  0.0  $  0.0  $  0.0    0.0
                               =======  ======  ======  ======  ======  =====
RESTRUCTURING COSTS..... 11/12 ($ 38.7) ($55.5) ($ 2.4) $  0.0  $  0.0  $ 0.0
                          6/26   (29.0)  (61.5)   (9.1)   (6.6)   (4.2)  (2.8)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($  9.7) $  6.0  $  6.7  $  6.6  $  4.2    2.8
                               =======  ======  ======  ======  ======  =====
TAXES................... 11/12 $   0.0  $  0.0  $  0.0  $  0.0  $  0.2  $ 0.4
                          6/26     0.0     0.0     0.0     0.0     0.0    0.0
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       $   0.0  $  0.0  $  0.0  $  0.0  $  0.2  $ 0.4
                               =======  ======  ======  ======  ======  =====
FREE CASH FLOW (A)...... 11/12 ($136.3) ($31.9) ($ 6.0) ($15.9) $  5.2  $13.0
                          6/26   (60.8)  (14.9)    1.9   (20.4)  (14.3)  (6.1)
                               -------  ------  ------  ------  ------  -----
  Difference (11/12 vs.
   6/26)................       ($ 75.5) ($17.0) ($ 7.9) $  4.5  $ 19.5  $19.1
                               =======  ======  ======  ======  ======  =====

--------------------------------------------------------------------------------

(a) Free cash flow defined as EBIT plus all cash flow items.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                         III. ONE-TIME ADJUSTMENTS

                                                   VALUE ADJUSTMENT
                                                   ----------------
 ***                                  ***
 SALE OF GLENVIEW PROPERTY            6/26 Valuation assumed the sale of
                                      Glenview in Q1 1999. Sale occurred in
                                      October of 1998.
 SALE OF MELROSE PARK EQUIPMENT       6/26 Valuation assumed the sale of
                                      Melrose Park equipment in Q1 1999. Sale
                                      occurred in Q4 1998.
 VSB ADJUSTMENTS                      VSB Technology cash flows have been
                                      revised to reflect (i) updated input from
                                      Forrester Research in respect to Domestic
                                      VSB Technology and (ii) cash flow from
                                      international markets based upon report
                                      from GartnerConsulting.
 TAX ADJUSTMENTS                      Tax Treatment revised per discussions
                                      with Arthur Andersen to reflect impact of
                                      alternative minimum tax and foreign tax
                                      payments.
 TRADEMARK & DISTRIBUTION ADJUSTMENTS 6/26 Valuation assumed all warranty expenses against finished goods. Current
                                      Valuation assumes a reduction in
                                      Trademark & Distribution on account of
                                      warranty claims of $33.3MM discounted for
                                      8 quarters.
 LIQUIDATION PROCEEDS ADJUSTMENTS     Valuation assumes distribution of net
                                      liquidation proceeds will occur over the
                                      course of 2 to 4 years. Accordingly, a
                                      10% discount rate was applied to
                                      aggregate net proceeds for 3 years.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                  IV. DOMESTIC VSB VALUE ADJUSTMENTS (A)

 TVS                   Percent digital has been reduced for 1999-2005 due to
                       higher than expected retail pricing and slower price
                       reduction assumptions. Percent digital figures for 2006-
                       2011 have been increased due to an anticipated erosion
                       in the price disparity between analog and digital
                       televisions.
 PCS                   The decrease in the percent using VSB for PCs reflects
                       the rapid transition to the low-end market in PCs and
                       the assumption that the low-end PC will not have VSB
                       capability. Earlier more aggressive assumptions were
                       predicated on the market power of the Wintel duopoly.
                       The Wintel duopoly's ability to dictate to the market
                       has not been demonstrated by recent market events.
                       Notwithstanding the foregoing, there will still be a
                       small market dominated by enthusiasts. Accordingly, the
                       royalty rate assumed for PCs is $5.00.
 ADD-IN CARDS          Assumed market share is based on 200,000 add-in cards
                       being sold for analog televisions in the past year.
                       Valuation assumes a $5.00 royalty rate for add-in cards.
 VIDEO RECORDERS/DVD-R The reduction in percent digital in the early years of
                       VSB adoption reflects new market data which indicates
                       that the majority of products sold in this group during
                       that time period will be VCRs with lower VSB/digital
                       penetration rates than will be experienced by the DVD-R
                       product.
 DVD-P                 The increase in the DVD-P market size in the early years
                       reflects updated market data. The decrease in the market
                       size in the later years reflects the new assumption that
                       the price disparity between DVD-R and DVD-P will
                       sufficiently erode to encourage a market shift to DVD-R.
 ATSC CONVERTERS       The decrease in total VSB demodulation in years 2009-
                       2011 reflects updated market data indicating a projected
                       reduction in the number of analog televisions in use.

(a) All adjustments to Domestic VSB Valuation per Forrester Research, Inc.

PETER J. SOLOMON COMPANY

                              PROJECT ELECTRO
--------------------------------------------------------------------------------

                         V. S-4 PROPOSAL ANALYSIS

ANALYSIS OF S-4 PROPOSAL (BASED ON 11-12-98 BUSINESS PLAN)
--------------------------------------------------------------------------------

                         ESTIMATED
                           CLAIM
                          AMOUNT
                         12/31/98        PROPOSED TREATMENT UNDER S-4 PROPOSAL          $ RECOVERY     % RECOVERY
                         ---------       -------------------------------------          ----------     ----------
CITIBANK SECURED DEBT
 (A)....................  $ 68.2                        $125.0                                   $68.2   100.0%
LG CLAIMS AND INTERESTS
 SECURED
                  --------
 Secured Guarantee of
  Demand Notes..........    72.0
 Secured Guarantee of
  Leveraged Lease (b)...    33.7
 Direct Loans...........    45.0
                          ------
   Subtotal.............  $150.7   Exchanged for (i) $118.8 in restructured                    Secured   100.0%
SENIOR UNSECURED                   Notes (c), (ii) 100.0% of the equity of                  $159.2 (d)
 LG Extended Payable....   140.0   reorganized Zenith, (iii) ownership of             Senior Unsecured     6.1%
GENERAL UNSECURED                  Reynosa plant ($32.4MM credit against claims),
 Leveraged Lease                   (iv) $8.0 in leverage lease equipment retained by
  Deficiency Claim......    56.4   LG and (v) general release.                       General Unsecured     0.0%
 Service Fees...........    10.5
 Guarantee Fees.........     1.6
                          ------
   Subtotal.............    68.5
                          ------
 Total LG Claims........  $359.2
                  --------
 GENERAL UNSECURED
  CLAIMS
                  --------
 General Unsecured
  (Trade)...............    55.8   Unimpaired.......................................             $55.8   100.0%
 General Unsecured
  (Accruals)............   122.4                                                                $122.4   100.0%
                  --------
 Indo Suez..............    30.0   Modified Terms...................................             $30.0   100.0%
 6 1/4 Subordinated
  Convertible                      $40.0 million new 6 1/4% subordinated
  Debentures (f)........   105.1    debentures due 2010.............................          $40.0(e)    38.1%
 Common Equity..........      NA   Cancelled........................................

--------------------------------------------------------------------------------

(a) S-4 Proposal assumes $125.0 million working capital facility.

(b) Represents the amount paid by LGE to purchase claims, not legal contract amount. Claim amount at appraised value of equipment, per Electro management. Excludes impact, if any, of sale of certain Melrose Park equipment to Philips.

(c) Assumes treatment of Indo Suez obligations consistent with other guaranteed demand obligations. Trading value may be lower.

(d) Excludes value of release, if any. Assumes an equity value of $0.0 million at 12/31/98.

(e) Assumes face value. Trading value may be lower.

(f) Principal amount plus assumed accrued interest at 12/31/98.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                         VI. LIQUIDATION ANALYSIS

-------------------------------------------------------------------------------

(DOLLARS IN MILLIONS)

                                           ESTIMATED               ESTIMATED
                                           VALUE AT  ESTIMATED   ASSET RECOVERY
                                           1/99 (A)  % RECOVERY FROM LIQUIDATION
                                           --------- ---------- ----------------
ASSETS
MARKETABLE ASSETS
  VSB Technology (tax-affected) (b).......                           $ 39.4
  Trademark & Distribution (c)............                             12.1
  Tuner Patent (d)........................                             38.0
  Other Intangibles (e)...................                              0.7
  Flat Tension Mask (e)...................                              2.1
CURRENT ASSETS
  Cash....................................  $  0.0     100.0%           0.0
  Accounts Receivable (f).................   158.3      65.0%         102.9
  Inventories (g).........................
    Finished Goods........................    43.1      75.0%          32.3
  Less: Warranty (i)......................                             (0.4)
                                                                     ------
    Net Finished Goods....................                             31.9
    Work in Process.......................    10.5       5.0%           0.5
    Raw Materials.........................    24.4      20.0%           4.9
FIXED ASSETS
  Real Estate (h).........................
    Domestic..............................                              4.4
    Mexican (j)...........................                              0.0
  Furniture, Fixture and Equipment (h)....
    Domestic (k)..........................                             13.4
    Mexican (j)...........................                             18.9
                                                                     ------
      Gross Asset Recovery................                           $269.3
                                                                     ======

-------------------------------------------------------------------------------

Note: Excludes "Other Assets" which represents the book gain on sale of certain assets.

(a) All estimated values subject to substantial due diligence and review.

(b) Represents present value discounted to 1/1/99. Assumes 38.0% tax rate. Value assumes a 35.0% discount rate for Domestic VSB, a 50% discount rate for International (Adopted) VSB and zero value for International (Likely to Adopt VSB) and royalty rates lower than the Company base case. Reflects decrease in income related to Sony and cross licenses.

(c) Assumes liquidation will result in a 50.0% decrease in market share to 5.0%, a 2.0% market share contraction, a 25 million domestic television market, a $300/television unit price, and a discount rate equal to the historical weighted average cost of capital of the comparable company's and the majority shareholder's internal cost of capital of 12.0% and an incremental tax rate of 38.0% also includes a reduction of $33.3 million in warranty expenses discounted over 8 quarters at 12.0%.

(d) Tuner Patent cash flows are net of cost and expenses associated with them and assume settlement with Sony. Cash flows are tax affected at 38.0% and are discounted at 25.0%.

(e) Per Company senior patent counsel. Other intangibles relates primarily to touch-screen technology. Represents 50.0% of management's estimate of fair market value.

(f) Excludes receivables on account of sale of equipment to Philips.

(g) Estimated value at 1/1/99 net of reserves per Electro management.

(h) Estimated value at 1/1/99 per Electro management.

(i) Per Electro management. Payment assumed to be necessary to achieve liquidation value. Includes future warranty claims associated with net finished goods in inventory.

(j) Mexican real estate and furniture, fixture and equipment have been reduced by $38.8MM in Mexican claims per Electro management. Real estate has been reduced first.

(k) Does not reflect pending sale of certain equipment from Melrose Park to Philips. Accordingly, actual recoveries may be lower.

PETER J. SOLOMON COMPANY

                             PROJECT ELECTRO
-------------------------------------------------------------------------------

                         VI. LIQUIDATION ANALYSIS

-------------------------------------------------------------------------------

(DOLLARS IN MILLIONS)

GROSS ASSET RECOVERY...............................            $269.3
LESS: LIQUIDATION EXPENSES, & ADMINISTRATIVE AND
 PRIORITY TAX CLAIMS
Administrative Costs
--------------------
  Professional Fees(a).............................            $ 24.0
  Corporate Overhead(b)............................              24.8
  Trustee Fees(c)..................................               4.7
  Brokerage Fees(d)................................              10.1
  Wind Down Costs(e)...............................               5.6
  WARN Act(b)......................................              21.0
  Environmental(b).................................              23.8
                                                               ------
    Subtotal.......................................             113.9
                                                               ------
AGGREGATE NET PROCEEDS.............................            $155.3
LIQUIDATION PROCEEDS AVAILABLE FOR DISTRBUTION(F)..            $116.7
                                                     CLAIM            % RECOVERY
                                                     ------           ----------
SECURED DEBT
  Citibank.........................................  $ 26.9(g) $ 26.9   100.0%
Proceeds available for secured creditors after
 Citibank..........................................            $ 89.8
  LG Guarantee of Demand Notes.....................   102.0      57.0    55.9%
  LG Guarantee of Leveraged Lease..................    13.6(h)    7.6    55.9%
  LG Direct Loans..................................    45.0      25.2    55.9%
                                                     ------    ------
Total Secured Debt.................................  $187.5    $116.7
                                                     ======    ======
Liquidation Proceeds Available for Priority Claims and
 Unsecured Creditors and Equity...........................     $  0.0

-------------------------------------------------------------------------------

(a) Assumes 4 year liquidation. Assumes fees of $2.0MM each month the first 6 months, $1.5MM for each of the next 6 months, $1.2MM for the entire second year, $1.2MM for the entire third year, and $.6MM for the fourth and final year.

(b) Per Electro management.

(c) Assumed as 3.0% of net liquidation proceeds.

(d) Brokerage fees assume 6.0% of gross asset recovery excluding Accounts Receivables and Inventory. Includes $38.8MM on account of Mexican Real Estate and Furniture, Fixture and Equipment sold to offset Mexican priority claims.

(e) Real estate taxes plus on-site security and wind down teams at each location during an average twelve month disposition period.

(f) Assumes distribution of net proceeds of asset sales will occur over the course of 2 to 4 years. Accordingly, a 10.0% discount rate was applied for three years.

(g) Revolver balance based on the 12/31/98 balance plus Q4 cash restructuring costs including Melrose Park idle costs ($6.3MM), engineering severance ($2.5MM) and Q4 professional fees ($5.1MM).

(h) Secured claim reflecting LG's guarantee of the leveraged lease equals the value of the leveraged lease equipment in a liquidation per Greenwich Industrial. Any deficiency claim is treated as unsecured.

                      ZENITH ELECTRONICS CORPORATION

                                IMPORTANT

  Any Holder of Old Subordinated Debentures, Bank Lender Claims or LGE Claims who wishes to vote with respect to the Prepackaged Plan should complete and sign the applicable Ballot or Master Ballot in accordance with the instructions set forth in this Disclosure Statement and return such Ballot or Master Ballot in accordance with the instructions set forth thereon. See "SOLICITATION; VOTING PROCEDURES."

                         The Solicitation Agent:

                         GEORGESON & COMPANY INC.

By Hand Delivery or Overnight Courier:              By Mail:

                                            Georgeson & Company Inc.

     Georgeson & Company Inc.               Wall Street Plaza

        Wall Street Plaza                   New York, NY 10005

        New York, NY 10005

                         Facsimile Transmission:

                              (212) 440-9009

                          Confirm by Telephone:

                              (800) 223-2064

                            ADDITIONAL COPIES

  Requests for additional copies of this Disclosure Statement should be directed to the Solicitation Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Solicitation.

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  Article VI of the Certificate of Incorporation, as amended and restated, of the Company provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders to the fullest extent permitted by the Delaware General Corporation Law. However, unless and except permitted by applicable law, such provisions of Article VI shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date Article VI became effective.

  Article VII of the Certificate of Incorporation, as amended and restated, further provides that the Company shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (advancement of expenses); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

  Article VII of the Certificate of Incorporation, as amended and restated, further provides that if a Claim is not paid in full by the corporation within thirty days after a written Claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the Claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such Claim. It shall be a defense to any such action (other than an action brought to enforce a Claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Article VII of the Certificate of Incorporation, as amended and restated, further provides that the corporation may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

  All of the directors and officers of the Company are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS

     EXHIBIT
     NO.       DESCRIPTION
     -------   -----------
      (3a)     Restated Certificate of Incorporation of the Company, as amended
               (incorporated by reference to Exhibit 3(a) to the Company's
               Annual Report on Form 10-K for the year ended December 31, 1992)
      (3b)     Certificate of Amendment to Restated Certificate of
               Incorporation of the Company dated May 4, 1993 (incorporated by reference to Exhibit 4(l) of the Company's Quarterly Report on
               Form 10-Q for the quarter ended April 3, 1993)
      (3c)     By-Laws of the Company, as amended (incorporated by reference to
               Exhibit (3c) to the Company's Annual Report on Form 10-K for the
               year ended December 31, 1997)

     +(4a)     Amended and Restated Credit Agreement dated as of June 29, 1998, among Zenith Electronics Corporation, Citibank N.A., Citicorp
               North America, Inc. and the other lenders named
      (4c)     Indenture dated as of April 1, 1986 between Zenith Electronics
               Corporation and The First National Bank of Boston as Trustee
               with respect to the 6 1/4% Convertible Subordinated Debentures due 2011 (incorporated by reference to Exhibit 1 of the
               Company's Quarterly Report on Form 10-Q for the quarter ended
               March 30, 1991)
      (4d)     Note Agreement dated as of March 31, 1998, between Zenith
               Electronics Corporation and LG Electronics Inc. (incorporated by reference to Exhibit (4a) to the Company's Quarterly Report on
               Form 10-Q for the period ended March 28, 1998)
     ++(4e)    Form of Indenture with respect to New Subordinated Debentures
     ++(4f)    Form of LGE Secured Notes
     ++(4g)    Form of LGE New Restructured Senior Note
     ++5(a)    Opinion of Kirkland & Ellis
     ++8(a)    Opinion of Kirkland & Ellis as to Tax Matters
     *(10a)    1987 Zenith Stock Incentive Plan (as amended) (incorporated by reference to Exhibit A of the Company's definitive Proxy
               Statement dated March 13, 1992)
     *(10b)    Form of Indemnification Agreement with Officers and Directors
               (incorporated by reference to Exhibit 8 of the Company's Report on Form 10-K for the year ended December 31, 1989)
     *(10c)    Form of Directors 1989 Stock Units Compensation Agreement with
               T. Kimball Brooker (1,000 units) (incorporated by reference to
               Exhibit 9 of the Company's Report on Form 10-K for the year ended December 31, 1989)
     *(10d)    Form of Directors 1990 Stock Units Compensation Agreement with
               T. Kimball Brooker, Andrew McNally IV and Peter S. Willmott
               (1000 units each) (incorporated by reference to Exhibit 6 of the
               Company's Report on Form 10-K for the year ended December 31,
               1990)
     *(10e)    Form of Directors 1991 Stock Units Compensation Agreement with
               T. Kimball Brooker, Andrew McNally IV and Peter S. Willmott
               (1,000 units each) (incorporated by reference to Exhibit 10d of the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1991)
     *(10f)    Form of Amendment, dated as of July 24, 1991, to Directors Stock
               Units Compensation Agreements for 1990 and 1991 (incorporated by reference to Exhibit 10e of the Company's Quarterly Report on
               Form 10-Q for the quarter ended June 29,1991)
     *(10g)    Directors Retirement Plan and form of Agreement (incorporated by reference to Exhibit 10 of the Company's Report on Form 10-K for
               the year ended December 31, 1989)
     *(10h)    Form of Amendment, dated as of July 24, 1991, to Directors
               Retirement Plan and form of Agreement (incorporated by reference to Exhibit 10f of the Company's Quarterly Report on Form 10-Q
               for the quarter ended June 29, 1991)
     *(10i)    Supplemental Executive Retirement Income Plan effective as of
               January 1, 1994 (incorporated by reference to Exhibit 10ab to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1994)
     *(10j)    Restated and Amended Zenith Salaried Retirement Savings Plan
               (incorporated by reference to Exhibit (10j) to the Company's
               Annual Report on Form 10-K for the year ended December 31, 1997)
     *(10k)    Long-Term Equity Compensation Plan (incorporated by reference on
               Form S-8 filed June 6, 1997)

     *(10l)    Form of Employee Stock Option Agreement (incorporated by
               reference to Exhibit 10e of the Company's Quarterly Report on
               Form 10-Q for the quarter ended April 1, 1995)
     *(10m)    Form of Employee Stock Option Agreement, Long-Term Equity
               Compensation Plan (incorporated by reference to Exhibit (10m) to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1997)
     (10n)     Stock Purchase Agreement dated July 17, 1995, between Zenith
               Electronics Corporation and LG Electronics, Inc. (incorporated by reference to Exhibit 2 of the Company's Report on Form 8-K dated July 17, 1995)
     *(10o)    Employment Agreement, dated January 1, 1997, between Roger A.
               Cregg and Zenith Electronics Corporation (incorporated by
               reference to Exhibit 10p to the Company's Annual Report on Form
               10-K for the year ended December 31, 1996)
     *(10p)    Employment Agreement, dated January 1, 1997, between Richard F.
               Vitkus and Zenith Electronics Corporation (incorporated by reference to Exhibit 10q to the Company's Annual Report on Form
               10-K for the year ended December 31, 1996)
     *(10q)    Employment Agreement, dated January 1, 1997, between Peter S.
               Willmott and Zenith Electronics Corporation (incorporated by reference to Exhibit 10r to the Company's Annual Report on Form
               10-K for the year ended December 31, 1996)
     *(10r)    Employment Agreement, dated January 1, 1997, between Dennis R.
               Winkleman and Zenith Electronics Corporation (incorporated by reference to Exhibit 10s to the Company's Annual Report on Form
               10-K for the year ended December 31,1996)
      (10s)    Agreement between Jay Alix & Associates and Zenith Electronics
               Corporation, as amended (incorporated by reference to Exhibit
               (10s) to the Company's Annual Report on Form 10-K for the year ended December 31, 1997)
      (10t)    Receivables Purchase Agreement dated as of March 31, 1997, among
               Zenith Electronics Corporation and Zenith Finance Corporation
               (incorporated by reference to Exhibit 10a to the Company's
               Quarterly Report on Form 10-Q for the quarter ended March 29,
               1997)
      (10u)    Letter amendment, dated October 15, 1997, to Receivables
               Purchase Agreement dated as of March 31, 1997, among Zenith
               Electronics Corporation and Zenith Finance Corporation and to
               Zenith Trade Receivable Master Trust Pooling and Servicing
               Agreement dated as of March 31, 1997, among Zenith Finance
               Corporation, Zenith Electronics Corporation and Bankers Trust
               Company (incorporated by reference to Exhibit (10u) to the
               Company's Annual Report on Form 10-K for the year ended December
               31, 1997)
      (10v)    Receivables Purchase Agreement dated as of March 31, 1997, among
               Zenith Microcircuits Corporation and Zenith Finance Corporation
               (incorporated by reference to Exhibit 10b to the Company's
               Quarterly Report on Form 10-Q for the quarter ended March 29,
               1997)
      (10w)    Zenith Trade Receivable Master Trust Pooling and Servicing
               Agreement dated as of March 31, 1997, among Zenith Finance
               Corporation, Zenith Electronics Corporation and Bankers Trust
               Company (incorporated by reference to Exhibit 10c to the
               Company's Quarterly Report on Form 10-Q for the quarter ended
               March 29, 1997)
      (10x)    Lease Agreement dated as of March 26, 1997, by and among Fleet
               National Bank and Zenith Electronics Corporation (incorporated by reference to Exhibit 10d to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 29, 1997)
      (10y)    Lease Agreement dated as of March 26, 1997, by and among Fleet
               National Bank and Zenith Electronics Corporation of Texas
               (incorporated by reference to Exhibit 10e to the Company's
               Quarterly Report on Form 10-Q for the quarter ended March 29,
               1997)

      (10z)    Participation Agreement dated as of March 26, 1997, by and among
               Zenith Electronics Corporation, General Foods Credit
               Corporation, Fleet National Bank and other lenders named, and
               First Security Bank, National Association (incorporated by reference to Exhibit 10f to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 29, 1997)
      (10aa)   Participation Agreement dated as of March 26, 1997, by and among
               Zenith Electronics Corporation of Texas, General Foods Credit
               Corporation, Fleet National Bank and other lenders named, and
               First Security Bank, National Association (incorporated by reference to Exhibit 10g to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 29, 1997)
      (10ab)   Financial Support Agreement as of March 31, 1997, between LG
               Electronics Inc. and Zenith Electronics Corporation
               (incorporated by reference to Exhibit 10h to the Company's
               Quarterly Report on Form 10-Q for the quarter ended March 29,
               1997)
      (10ac)   Subordination Agreement, dated as of November 3, 1997, among
               Zenith Electronics Corporation, Citicorp North America, Inc. and
               LG Electronics Inc., (incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997)
     *(10ad)   Performance Optimization Plan Agreement, dated April 7, 1997, between Richard F. Vitkus and Zenith Electronics Corporation
               (incorporated by reference to Exhibit (10ad) to the Company's
               Annual Report on Form 10-K for the year ended December 31, 1997)
     *(10ae)   Employment Agreement, dated January 12, 1998, between Jeffrey P.
               Gannon and Zenith Electronics Corporation (incorporated by reference to Exhibit (10) to the Company's Quarterly Report on
               Form 10-Q for the period ended March 27, 1998)
     *(10af)   Stock Option Agreement, Dated January 12, 1998, between Jeffrey
               P. Gannon and Zenith Electronics Corporation (incorporated by reference to Exhibit (10a) to the Company's Quarterly Report on
               Form 10-Q for the period ended March 27, 1998)
     *(10ag)   Restricted Stock Award Agreement, Dated January 12, 1998,
               between Jeffrey P. Gannon and Zenith Electronics Corporation
               (incorporated by reference to Exhibit (10b) to the Company's
               Quarterly Report on Form 10-Q for the period ended March 27,
               1998)
     +(10ah)   Restructuring Agreement, dated August 7, 1998, between Zenith
               Electronics Corporation and LG Electronics, Inc.
     *(10ai)   Amended and Restated Employment Agreement, dated October 2,
               1998, between Zenith Electronics Corporation and Richard F.
               Vitkus
     *(10aj)   Amendment dated August 7, 1998 to Employment Agreement between
               Zenith Electronics Corporation and Jeffrey P. Gannon
      (10ak)   Reimbursement Agreement dated November 3, 1997, between LG
               Electronics Inc. and Zenith Electronics Corporation
      (10al)   First Amendment to Reimbursement Agreement, dated January 27,
               1998, between LG Electronics Inc. and Zenith Electronics
               Corporation
      (10am)   Amendment No. 1 and Waiver to the Restructuring Agreement, dated
               November 16, 1998, between Zenith Electronics Corporation and LG
               Electronics, Inc.
      (18)     Letter re change in accounting principle (incorporated by
               reference to Exhibit 18 to the Company's Quarterly Report on
               Form 10-Q for the quarter ended June 28, 1997)
     +(21)     Subsidiaries of the Company
      (23a)    Consent of Independent Public Accountants

     ++(23b)   Consents of Kirkland & Ellis (included in Exhibits 5a and 8a)

      (24a)    Power of Attorney appointing Nam Woo as attorney-in-fact for certain directors.
      (24b)    Power of Attorney appointing Richard Vitkus and Wayne Koprowski as attorneys-in-fact for certain directors.
      (27a)    Financial Data Schedule for the nine months ended September 26,
               1998
     +(27b)    Financial Data Schedule for the twelve months ended December 31,
               1997
     +(99a)    Valuation Report, dated May 21, 1998, prepared by Peter J.
               Solomon Company, Ltd.
      (99b)    Valuation Report, dated July 22, 1998, prepared by Peter J.
               Solomon Company, Ltd. (Confidential Treatment Requested)
      (99c)    Complete Appraisal of Real Property, Partes Television de
               Reynosa, S.A. de C.V., dated May 28, 1998, prepared by Cushman &
               Wakefield of Arizona, Inc.
      (99d)    Property Summary and Value Estimates, Mexico Owned Facilities,
               dated February, 1998, prepared by Bermudez-Binswanger
      (99e)    Appraisal, Zenith Electronics Corporation, Reynosa Mexico, dated
               April 1, 1998, prepared by Greenwich Industrial Services, LLC.
      (99f)    Valuation Report, dated November 16, 1998, prepared by Peter J.
               Solomon Company, Ltd. (Confidential Treatment Requested)
      (99g)    Forms of Ballots
      (99h)    Form of Master Ballot
      (99i)    International VSB Market Forecast prepared by Gartner
               Consulting, including addendums thereto. (Confidential Treatment
               Requested)
      (99j)    Form of letter to Securityholders

--------
*  Represents a management contract, compensation plan or arrangement.

  +Previously filed.

 ++To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a Claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first Class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF GLENVIEW, STATE OF ILLINOIS, ON THE 19TH DAY OF NOVEMBER, 1998.

                                          Zenith Electronics Corporation

                                               /s/ Jeffrey P. Gannon

                                          By: ____________________________
                                                     Jeffrey P. Gannon
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 19TH DAY OF NOVEMBER, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Jeffrey P. Gannon              President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
             Jeffrey P. Gannon

         /s/ Edward J. McNulty              Chief Financial Officer
___________________________________________   (Principal Financial Officer)
             Edward J. McNulty

        /s/ Lawrence D. Panozzo             Director of Corporate Accounting and
___________________________________________   Planning
            Lawrence D. Panozzo               (Principal Accounting Officer)

                     *                      Chairman of the Board
___________________________________________
                Hun Jo Lee

                    **                      Director
___________________________________________
            T. Kimball Brooker

                     *                      Director
___________________________________________
                Ki-Song Cho

                    **                      Director
___________________________________________
            Eugene B. Connolly

          /s/ Robert A. Helman              Director
___________________________________________
             Robert A. Helman

                     *                      Director
___________________________________________
            Cha Hong (John) Koo

                     *                      Director
___________________________________________
             Seung Pyeong Koo

                 SIGNATURE                                     TITLE
                 ---------                                     -----


                    **                      Director
___________________________________________
             Andrew McNally IV

                     *                      Director
___________________________________________
                 Yong Nam

                    **                      Director
___________________________________________
             Peter S. Willmott

              /s/ Nam Woo                   Director
___________________________________________
                  Nam Woo


        /s/ Nam Woo

*By_____________________________

        Attorney-in-fact


      /s/ Richard Vitkus

**By____________________________

         Attorney-in-fact